As filed with the Securities and Exchange Commission on July 28, 2009
Registration No. 333-152513
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Globe Specialty Metals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3330	20-2055624
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Penn Plaza
250 West 34th Street, Suite 2514
New York, NY 10119
(212) 798-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff Bradley, Chief Executive Officer
One Penn Plaza
250 West 34th Street, Suite 2514
New York, NY 10119
(212) 798-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Jeffrey E. Jordan, Esq. Arent Fox LLP 1050 Connecticut Avenue Washington DC 20036 (202) 857-6000	Michael Kaplan, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
                     (Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 28, 2009
PRELIMINARY PROSPECTUS

14,000,000 Shares

Common Stock

We are selling 5,600,000 shares of common stock and the selling stockholders are selling 8,400,000 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

The underwriters have an option to purchase a maximum of 2,100,000 additional shares of common stock from certain selling stockholders to cover over-allotments of shares. The underwriters can exercise this right at any time within 30 days from the date of this prospectus. The initial public offering price of the common stock is expected to be between $7.00 and $9.00 per share.

Our common stock has been approved for listing on The NASDAQ Global Select Market under the symbol “GSM.” Prior to this offering, our common stock and warrants have traded on the AIM market of the London Stock Exchange under the symbols “GLBM” and “GLBW,” respectively.

Investing in our common stock involves risks. See “Risk Factors” on page 12.

Underwriting
	Price to	Discounts and	Proceeds to	Proceeds to
	Public	Commissions	Us	Selling Stockholders

Per Share	$	$	$	$
Total	$	$	$	$

Delivery of the shares of common stock will be made on or about       , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Jefferies & Company	J.P.Morgan

The date of this prospectus is          , 2009

You should rely only on the information contained in this document or any free writing prospectus we provide to you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

Until          , 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements including the pro forma financial statement and the related notes included in this prospectus, before investing. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Globe Specialty Metals, Inc. and its subsidiaries. In addition, references to “MT” mean metric tons, each of which equals 2,204.6 pounds. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

Our Business

Overview

We are one of the world’s largest and most efficient producers of silicon metal and silicon-based alloys, with approximately 156,400 MT of silicon metal capacity and 72,800 MT of silicon-based alloys capacity at our principal operating facilities located in the U.S., Argentina and Brazil, and are also a leading developer of upgraded metallurgical silicon (UMG) for photovoltaic (solar) cells. The capital expenditure required to reopen our Niagara Falls, New York facility was substantially completed in fiscal 2009 and will bring our silicon metal capacity to 186,400 MT. According to CRU International Limited (CRU), a leading independent research firm on the metals industry, we currently have approximately 77% of total U.S. capacity, approximately 61% of total North American capacity, and approximately 18% of total “Western World” capacity for silicon metal. CRU defines “Western World” as all countries supplying or consuming silicon metal with the exception of China and the former republics of the Soviet Union, including Russia. In addition to our principal silicon metal products, we produce high-grade silicon-based alloys including magnesium-ferrosilicon-based alloys used to make ductile iron by increasing iron’s strength and resilience, ferrosilicon-based alloys used to increase the strength and castability of grey and ductile iron, and calcium silicon used in steel manufacturing, particularly in modern continuous casting processes. Our silicon metal and silicon-based alloys are important inputs to manufacture a wide range of industrial products, including aluminum, silicone compounds used in the chemical industry, ductile iron, automotive parts, photovoltaic (solar) cells, semiconductors and steel. Finally, we capture, recycle and sell the majority of the by-products generated in our production processes which not only reduces manufacturing costs, but also significantly reduces the environmental impact of our operations.

Our flexible manufacturing capabilities allow us to optimize production and focus on products that improve profitability. We also benefit from the lowest average operating costs of any large Western World producer, as estimated by CRU. CRU defines operating costs as raw materials, energy, labor, other supplies used in the actual production and its immediate management, interest on working capital, freight, property taxes, other indirect taxes, royalties and licenses. We achieve this by, among other things, alternating production of some of our furnaces among silicon-based alloy products and between silicon-based alloys and silicon metal. We enter into multi-year, annual, semi-annual or quarterly contracts on a period or calendar, semi-annual or quarterly basis, respectively, for the majority of our silicon metal production, allowing us to fix our sales price under these contracts and to improve the visibility of our earnings. We have grown our business through strategic acquisitions since 2006, and for the nine months ended March 31, 2009 we had net sales, an operating loss and a net loss of approximately $344,610,000, $33,792,000 and $43,619,000, respectively. Our operating results for the nine months ended March 31, 2009 include a $69,704,000 goodwill and intangible asset impairment charge.

During the ongoing global recession, we have remained profitable (excluding goodwill and intangible asset impairment charges) while many metals companies have experienced losses. We believe that our performance is a result of our market position as low cost leader, the recognized quality of our products, the strength of our contracts and our flexible manufacturing capabilities. Despite a 49% decline in volume (from the quarter ended September 30, 2008 to the quarter ended March 31, 2009), we generated $975,000 of operating income in the quarter ended March 31, 2009. Additionally, we achieved a gross margin percentage of 19% in the quarter ended March 31, 2009, as compared to 24% in the quarter ended December 31, 2008 and 29% in the quarter ended September 30, 2008. For the quarter ended March 31, 2009, selling, general and administrative expenses were 46% lower than the quarter ended December 31, 2008 and 25% lower than the quarter ended September 30, 2008.

Pursuant to a decline in customer demand in November and December 2008, we evaluated our production schedule and began selectively idling individual furnaces and reducing our workforce. Our flexible manufacturing capabilities allow us to turn furnaces on and off in a matter of days with little cost. When volume declined further in January and February 2009, we decided to suspend operations at our Selma, Alabama facility in April 2009 and we continued to reduce our workforce and curtail discretionary expenditures. We developed a model of best staffing practices on a per furnace basis and are implementing it at all of our facilities which will lead to further headcount reductions and allow us to reopen individual furnaces without substantially increasing headcount.

The continuing increase in our average silicon metal selling prices, which have risen in seven of the last eight quarters through March 31, 2009, has provided for significant revenue growth and profitability. Silicon-based alloy prices increased even more significantly over such eight quarters than silicon metal prices, and declined only modestly, 3%, in the most recent quarter. Specifically, over such eight quarters, since our major acquisitions were completed, the average selling price of our silicon metal and silicon-based alloys increased by a total of 41% and 94%, respectively, for a compounded quarterly growth rate of 5% and 10%, respectively.

We sell silicon metal and silicon-based alloys to a diverse base of customers worldwide. During the nine months ended March 31, 2009, we had over 580 customers engaged primarily in the production of silicone chemicals (24% of revenue), aluminum (22% of revenue), foundry alloys (17% of revenue), photovoltaic (solar) cells/semiconductors (12% of revenue) and steel (12% of revenue). Our customer base is geographically diverse, and includes customers in North America, Europe, South America and Asia, which for the nine months ended March 31, 2009, represented 65%, 21%, 10% and 4% of our revenue, respectively.

We operate our business through five principal subsidiaries, each of which, unless otherwise noted, is wholly owned by us.

Globe Metallurgical, Inc. (GMI), one of the world’s largest and most efficient manufacturers of silicon metal and silicon-based alloys, currently operates two production facilities in the United States, located in Beverly, Ohio and Alloy, West Virginia. In addition, through GMI we operate a quartzite mine in Billingsley, Alabama for which we have mine leasing rights that, together with additional leasing opportunities in the vicinity, we believe will cover our needs well into the future. GMI expects to reopen its idle silicon metal production facility in Niagara Falls, New York, depending on customer demand, in fiscal 2010. GMI also owns a production facility in Selma, Alabama that suspended operations in April 2009 in response to the recent decline in demand. This production facility could be reopened with minimal expense. In the nine months ended March 31, 2009, GMI manufactured and sold silicon metal and silicon-based alloys to more than 250 customers, predominantly in North America. Our production facilities in the United States have a combined silicon metal capacity of approximately 112,800 MT and our Beverly production facility has approximately 46,800 MT of silicon-based alloy capacity. Our Niagara Falls production facility is expected to be reopened in fiscal 2010, and when operating at full capacity is expected to increase our U.S. silicon metal production capacity by over 19%, or approximately 30,000 MT annually, bringing total U.S. production capacity to 142,800 MT.

Globe Metales S.A. (Globe Metales), previously known as Stein Ferroaleaciones S.A., a producer of silicon-based alloys, operates a production facility in Mendoza, Argentina and two cored-wire fabrication facilities in San Luis, Argentina and Police, Poland. Globe Metales also owns minority interests in two hydroelectric power facilities located in Mendoza, Argentina. Globe Metales specializes in producing silicon-based alloy products, either in lump form or in cored-wire, a delivery method preferred by some manufacturers of steel, ductile iron, machine parts, auto parts and industrial pipe. In the nine months ended March 31, 2009, we sold Globe Metales’ products to over 50 customers, about 82% of which are export customers located in 18 countries. Approximately one-fourth of our Argentine output is shipped to North America and another one-third to Europe, with the remainder sold in South America and Asia.

Globe Metais Industria e Comercio S.A. (Globe Metais), previously known as Camargo Correa Metais S.A., one of the largest producers of silicon metal in Brazil, operates a production facility located in Breu

Branco, Para, Brazil. Globe Metais has a number of leased quartzite mining operations throughout the state of Para, including one in Breu Branco. We believe our leased quartzite mining operations, together with additional leasing opportunities in the vicinity, will cover our quartzite supply needs well into the future. Additionally, Globe Metais has forest reserves in Breu Branco, which are farmed utilizing environmentally sensitive forestry management techniques to obtain the wood necessary for woodchips and charcoal, both of which are critical supplies in our production process. Our electric power is provided by the Tucurui hydroelectric plant, the fifth largest in the world, which is situated only a few kilometers away from our production facility. In the nine months ended March 31, 2009, we exported about 61% of our Brazilian output to Europe, primarily to customers located in Germany, with other sales to customers in the Middle East and East Asia.

Solsil, Inc. (Solsil) is continuing to develop its technology to produce upgraded metallurgical grade silicon (UMG) through a proprietary metallurgical process. Solsil has historically supplied its silicon to global manufacturers of photovoltaic (solar) cells, ingots, and wafers. Solsil remains focused on research and development and is not presently producing material for commercial sale. As market demand increases, and assuming successful development of our UMG product, we plan to expand Solsil’s operations by adding new furnaces and by implementing new technologies under development. These steps will permit us to become a significant supplier in the photovoltaic (solar) cell market. In April 2008, Solsil and GMI entered into a joint development and supply agreement with BP Solar International Inc., a leading global designer, manufacturer and marketer of solar technology and a subsidiary of BP p.l.c., for the sale of UMG to the photovoltaic (solar) cell market and further metallurgical process development. Solsil’s operations are currently located within our production facility at Beverly, Ohio. In conjunction with the expansion and expected reopening of our Niagara Falls production facility in fiscal 2010, a portion of the production facility may be used for Solsil operations and, when completed, would permit us to produce approximately 4,000 MT of UMG annually. Additionally, subject to market demand, we may open a new production facility in Waterford, Ohio, adjacent to our Beverly production facility, specifically for our Solsil operations. This production facility may include additional research and development capabilities, and would add an additional 4,000 MT of UMG capacity. We own an 81% interest in Solsil.

Ningxia Yonvey Coal Industrial Co., Ltd. (Yonvey), a producer of carbon electrodes, an important input in our production process, was formed in May 2008 through a business combination. Pursuant to the terms of our agreements, we hold an approximate 70% ownership interest in Yonvey. Yonvey’s operations are located in Chonggang Industrial Park, Shizuishan in the Ningxia Hiu Autonomous Region of China. We currently consume the majority of the output of electrodes from Yonvey internally.

Industry

Silicon-based products, primarily silicon metal and silicon-based alloys, are used in the manufacture of various key consumer and industrial products in the metallurgical, chemical, photovoltaic (solar) and semiconductor markets. Silicon metal is produced by smelting quartz with carbon substances (typically low ash coal and/or charcoal) and wood chips. Silicon metal and silicon-based alloys are classified by their purity ranging from 50% up to 99.999% (5-9’s) and 99.999999999% (11-9’s).

The demand for silicon in metallurgical applications has increased in recent years, due mainly to increased demand for silicones and photovoltaic (solar) cells in the case of silicon, and in the case of ferrosilicon, the continuing infrastructure spending in emerging economies. Although demand, and as a result supply, has contracted in recent months, the expected rise in worldwide demand beyond 2010 would require a substantial expansion of global silicon production capacity. According to estimates included in the CRU Silicon Market and Industry Analysis, dated March 2009 (“CRU Analysis”), global silicon demand is projected to increase from 2010 through 2013 as industrial activity rebounds following 2009’s decline at a compounded annual rate of approximately 11.5%. This is driven, in part, by the expected increase in demand of polysilicon in the U.S. and European Union and shifting dynamics in the automotive industry globally. Polysilicon production capacity was expanded by manufacturers determined to capture accelerated demand from the photovoltaic (solar) industry. Additionally, while most of the new polysilicon capacity scheduled for completion in the next 4-5 years will be added at existing facilities and/or will be built by established producers, the polysilicon industry continues to attract new entrants focused on solar energy, increasing the demand for silicon metal as a raw material and of UMG as an alternative material.

While we believe near-term demand from the automotive sector in the U.S. will be soft, regulatory and consumer pressures are requiring automobiles to be more fuel-efficient, thus continuing the trend of incorporating a higher proportion of aluminum in each automobile. Furthermore, demand for automobiles is growing in certain regions, including Eastern Europe, Brazil, Russia, India and China. Auto production is shifting from Western Europe and Japan to Eastern Europe, China and South Asia with newer technologies and greater utilization of highly engineered metals. We also believe that the Middle East will be a significant source of demand for aluminum as that region’s countries diversify their economies away from energy and develop significant infrastructure to support other industrial pursuits. We believe that a significant driver of the steel industry will be renewed infrastructure spending both domestically and from emerging economies. Other drivers of increased steel and aluminum use include the machining and aerospace industries. Furthermore, significant growth in the photovoltaic (solar) and semiconductor industries over the past several years has resulted in greater demand for UMG. We believe that the photovoltaic (solar) market will have the highest growth rate of all silicon end-markets, driven by the increasing demand for clean and renewable energy sources. We further believe that UMG, which our Solsil subsidiary has produced and is further developing, will achieve stronger growth than polysilicon as the necessary material used in the production of silicon-based photovoltaic (solar) cells due to its continuing development, decreasing cost, and increasing acceptance with customers.

Aluminum producers use silicon metal as a strengthener and alloying agent in both the primary and secondary production of aluminum alloys as it improves castability and minimizes shrinkage and cracking. We believe there is currently no viable substitute for silicon, which improves the castability, hardness, corrosion resistance, tensile strength, wear resistance and weldability of the end products for which it is used.

Silicon-based alloys are essential in the production of ductile iron and other specialty irons, which are replacing iron in sophisticated applications requiring a stronger, lighter material, including the manufacture of intricate machine parts, critical automotive components and industrial pipe. Silicon metal is also an essential raw material used by the chemical industry to produce silicones, which are basic ingredients used in numerous consumer products, including lubricants, cosmetics, shampoos, gaskets, building sealants, automotive hoses, water repellent fluids and high temperature paints and varnishes. Furthermore, silicones are substitutes in many applications for petroleum-based compounds, and as such, the demand for silicone benefits from the volatility in price and supply of petroleum.

Worldwide economic conditions have been extremely volatile in the last several quarters, leading to recessionary conditions in many countries, and in particular in the United States, Western Europe and Japan. In addition, many commodity prices have declined significantly and the U.S. dollar has strengthened against most other currencies. Due to these adverse changes and generally slower industrial activity, silicon metal prices have declined from their 2008 peak although they have not experienced the significant negative change of many other commodities largely due to a sharp supply correction as producers reduced output to levels commensurate with demand. Although we have experienced significant demand reductions for our silicon metal products, we believe our industry-leading cost position, control over our raw materials and flexibility to switch between products provide substantial advantages relative to many of our peers, especially during these challenging times.

Competitive Strengths

We believe that we possess a number of competitive strengths that position us well to continue as one of the leading global suppliers of silicon metal and silicon-based alloys.

•	Leading Market Positions. We hold leading market shares in a majority of our products. We believe that, should our Niagara Falls facility operate at full production, we will achieve a capacity of approximately 186,400 MT of silicon metal annually, which we believe will represent approximately 18% of total Western World capacity and 61% of North American capacity. We estimate that we have approximately 20% of Western World capacity for magnesium ferrosilicon, including 50% of capacity in North America, and are one of only six suppliers of calcium silicon in the Western World (with estimated 18% of capacity). As a result of our market leadership and breadth of products, we possess critical insight into market demand allowing for more efficient use of our resources and operating capacity. We believe that we are also a leader in the development and commercialization of UMG, which is becoming an important material in the production of photovoltaic (solar) cells. Our potential expansions at our Niagara Falls and Beverly facilities would enable us to become one of the largest producers globally of UMG.

•	Low Cost Producer. We have been recognized by CRU as the lowest average operating cost large silicon metal producer in the Western World. Currently, CRU lists four of our silicon metal manufacturing facilities as being among CRU’s eight most cost efficient silicon metal manufacturing facilities in the Western World, including three of the top four. We believe that our low cost position is a result of many strategic initiatives including our control over raw materials (which include captive sources), the implementation of best-practices across all production facilities, aggressive management of labor and overhead costs and our proximity to customers which results in lower freight costs. We continually search for ways to lower our production costs. For example, we are working to expand our partnership with Recycled Energy Development, LLC to include a material upgrade to our existing furnaces at our Alloy, West Virginia facility. This would allow us not only to achieve the recovery of hot exhaust and its conversion to electricity, but we expect would also result in a more modern and efficient manufacturing platform. We also expect to lower the cost of UMG production through our research and development programs conducted with BP Solar International and other solar power researchers.

•	Highly Variable Cost Structure. We operate with a largely variable cost of production and have the ability to rapidly turn furnaces on and off to react to changes in customer demand. In response to the recent drop in demand associated with worldwide economic conditions, we were able to quickly idle our Selma, Alabama facility operations and idle certain furnaces at other facilities. We also implemented a major cost reduction program which reduced headcount by approximately 26% and cut other operating costs. As a result of these cost initiatives, and certain price increases, we experienced only approximately a 500 basis point decline in gross margin percentage from the quarter ended December 31, 2008 to the quarter ended March 31, 2009. We have the ability to quickly re-start furnaces as customer demand returns. We also have the ability, should demand unexpectedly continue to decline, to idle additional furnaces and further reduce costs. Additionally, we have the capability to switch production and mix between facilities to capture the best margins.

•	Long-Term Power Contracts. We believe that we have a cost advantage in our long-term power supply contracts which provide a significant portion of our power needs. These power supply contracts result in stable, favorably priced, long-term commitments of power at reasonable rates. Power represents approximately 30% of our total production costs. Certainty and stability with respect to power supply and costs are critical.

•	Stable Raw Material Supply Through Captive Mines and Forest Reserves. We have two mining operations, located at Billingsley, Alabama and in the state of Para, Brazil, for which we currently possess long-term lease mining rights. These mines supply our plants with the majority of our requirements for quartzite, the principal raw material used in the manufacturing of our products. We believe that these mines, taken together with additional leasing opportunities in the vicinity, will cover our quartzite supply needs well into the future. In Brazil, we own a forest reserve which can supply our Brazilian operations with the wood necessary for woodchips and a majority of our charcoal. We have also obtained a captive supply of electrodes, an important input in our manufacturing process, through the formation of Yonvey. We also obtain raw materials from a variety of other sources.

•	Efficient and Environmentally Sensitive By-Product Usage. We utilize or sell most of the by-products of our manufacturing process, which reduces the cost and limits the environmental impact of our operations. We have developed markets for the by-products generated by our production processes and have transformed our manufacturing operations so that little solid waste disposal is required. By-products not recycled in the manufacturing process are generally either sold to our 50%-owned affiliate, Norchem, Inc., or other companies, which process the material for use in a variety of other applications. Silica fume (also known as microsilica) is used as a concrete additive, refractory material and oil well conditioner. Fines, the fine material resulting from crushing, and dross, which results from the purification process during smelting, are typically recycled into our production process or are sold to customers who utilize these products in other manufacturing processes, including steel production.

•	Diverse Products and Markets. We sell our diverse product mix to a broad range of industries and to companies in over 40 countries. We believe that our end-market diversification provides us with a variety of growth opportunities. We expect our end-markets will become more diverse as we increase our sales to the photovoltaic (solar) market, which constituted approximately 7% of our sales in the nine months ended March 31, 2009. We also believe our diversification should help insulate us from economic downturns focused in any individual industry or geographic region.

•	Experienced, Highly Qualified Management Team. We have assembled a highly qualified management team with approximately 80 years of combined experience in the metals industry among our top three executives. Alan Kestenbaum, our Executive Chairman, Jeff Bradley, our Chief Executive Officer and Arden Sims, our Chief Operating Officer, have over 20, 25 and 35 years of experience, respectively, in metals industries. We believe that our management team has the operational and technical skill to continue to operate our business at world class levels of efficiency and to consistently produce silicon metal and silicon-based alloys.

Business Strategy

•	Focus on Core Businesses. In this difficult economic environment we are focused on retaining existing business and executing on existing take or pay customer contracts. We differentiate ourselves on the basis of our technical expertise and high product quality and use these capabilities to retain existing accounts and cultivate new business by demonstrating a willingness to work with our customers. As part of this strategy, we seek to sell our silicon metals and silicon-based alloys to end-markets where we may achieve the highest profitability and change our product mix accordingly. When customer demand increases, we intend to invest in areas that allow us to expand our capacity or improve cost efficiencies in those core markets. We seek to evaluate our core business strategy and may divest certain non-core and lower margin businesses to improve our financial and operational results.

•	Continue to Rationalize Costs to Meet Current Levels of Demand. We are focused on further reducing costs in order to maintain our profitability. Despite a significant decline in volumes sold we are seeking to sustain our gross margin percentage through cost reductions and price increases. We are watching demand very closely to determine when to re-start furnaces, or if volumes unexpectedly continue to decline, to idle furnaces. To date our largely variable cost of production has allowed us to remain profitable (excluding goodwill and intangible asset impairment charges) during periods of reduced demand.

•	Pursue Attractive Growth Opportunities. Depending on customer demand, we intend to reopen our Niagara Falls facility in fiscal year 2010. This increased production capacity should allow us to take advantage of any increases in customer demand for our products and should also increase the manufacturing flexibility across our system. We have negotiated a power supply agreement at a discount to local market prices with the State of New York which will provide low cost power for our Niagara Falls facility. This will enable us to continue to pursue our goal of being a low cost producer by making Niagara Falls among our lowest cost operations and bringing our average cost of production down. Subject to market demand, we are planning for a major expansion of Solsil, including possible dedicated capacity within our Niagara Falls facility as well as the opening of a new facility in Waterford, Ohio. These two new operations may include new furnaces and additional research and development facilities, and would add up to 8,000 MT of UMG production capacity.

•	Maintain Low Cost Position While Controlling Inputs. We intend to maintain our position as one of the most cost-efficient producers of silicon metal in the world. We intend to achieve this objective by continuing to improve production efficiency from our existing furnaces while, at the same time, controlling raw material costs from both our captive sources and via competitive long-term supply contracts. We have reduced our fixed costs and, as volume returns, could spread the remaining fixed costs over the resulting increased production volume to further reduce costs per MT of silicon metal and silicon-based alloy sold. We are expending resources on the further development of our UMG production technology with the goal of reducing the cost of production.

•	Continue Pursuing Strategic Acquisition Opportunities. The current economic downturn may present a significant opportunity to pursue complementary acquisitions at distressed valuations. Certain users of silicon metal and silicon alloys and certain suppliers have been adversely affected by the current environment and may present attractive opportunities. We are actively reviewing several possible opportunities to expand our strategic capabilities and leverage our products and operations. We intend to build on our history of successful acquisitions by continuing to identify and evaluate acquisition opportunities for the purpose of increasing our capacity, increasing our access to raw materials and other inputs and acquiring further refined products for our customers. We intend to continue to evaluate opportunities globally that will complement and diversify our current business offerings and strategy. In particular, we will consider acquisitions or investments that will enable us to leverage our expertise in silicon metal and silicon-based alloy products, including for photovoltaic (solar) applications and other vertically integrated activities, to grow in these markets as well as enable us to enter new markets or sell new products. Our overall metallurgical expertise and skills in lean production technologies position us well for future growth. Consistent with this strategy, we continually evaluate potential acquisition opportunities, some of which could be material.

•	Leverage Flexible Manufacturing and Expand Other Lines of Business. Our size and geographic diversity enable us to produce specific metals in the most appropriate facility/region. Besides our principal silicon metal products, we have the capability to produce silicon-based alloys, such as ferrosilicon and silicomanganese, using the same facilities. We intend to continue to allocate our furnace capacity to the products that we believe will improve profitability, taking into account the costs of switching between products.

•	Leverage Synergies Among Units. According to CRU, we have four of the eight, and three of the four, lowest cost silicon metal manufacturing facilities in the Western World. We seek to leverage each of our facilities’ best practices and apply them across our system in order to maintain our leadership position as a low cost producer.

Recent Developments

Although our financial statements for the year ended June 30, 2009 are not yet complete, the following information reflects our results based on currently available information.

We currently anticipate net sales for the quarter ended June 30, 2009 to be in the range of $78,000,000 to $83,000,000, compared to $76,146,000 for the prior quarter ended March 31, 2009. This increase in sequential quarterly revenues resulted primarily from an increase in sales volume and a modest improvement in the average selling price of silicon metal.

We currently anticipate cost of goods sold for the quarter ended June 30, 2009 to be in the range of $65,000,000 to $68,000,000, compared to $61,875,000 for the prior quarter ended March 31, 2009.

We currently anticipate operating income for the quarter ended June 30, 2009 to exceed the operating income recorded in the prior quarter ended March 31, 2009. This estimated increase is primarily related to higher sales and reduced restructuring costs.

Our estimates for net sales, cost of goods sold, and operating income are not yet final and are subject to further review and could change materially. We are currently performing our annual close procedures for the fiscal year ended June 30, 2009, and accordingly, the audited results for our fiscal year ended June 30, 2009 may be materially different from the aggregate of the anticipated results outlined above and our unaudited results for the nine months ended March 31, 2009.

Subsequent to March 31, 2009, we have not experienced any material adverse changes to our financial condition or results of operations.

Risks Associated with our Business

Please read the section entitled “Risk Factors” for a discussion of the risk factors you should carefully consider before deciding to invest in our common stock.

Other Information

Globe Specialty Metals, Inc. was incorporated in December 2004 pursuant to the laws of the State of Delaware under the name “International Metal Enterprises, Inc.” for the initial purpose of serving as a vehicle for the acquisition of companies operating in the metals and mining industries. In November 2006, we changed our name to “Globe Specialty Metals, Inc.” Prior to this offering, our common stock and warrants have traded on the AIM market, under the symbols “GLBM” and “GLBW,” respectively. Our web site is www.glbsm.com. The information on our web site does not constitute part of this prospectus.

The Offering

Issuer	Globe Specialty Metals, Inc.

Common stock offered by Globe Specialty Metals, Inc	5,600,000 shares

Common stock offered by the selling stockholders	8,400,000 shares

Over-allotment option	Up to 2,100,000 shares to be sold by certain selling stockholders.

Common stock to be outstanding after the offering	72,544,254 shares

Use of Proceeds	We expect to use approximately $20,000,000 to $30,000,000 of the net proceeds from this offering for capital expenditures. The remaining proceeds will be used for working capital and other general corporate purposes, which may include the acquisition of other businesses, products or technologies. We do not, however, have agreements or commitments for any specific acquisitions at this time. See “Use of Proceeds” on page 26 for a more detailed description of our intended use of the proceeds from this offering.

We will not receive any proceeds from sales by the selling stockholders.

Risk Factors	Please read “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to purchase shares of our common stock.

NASDAQ Global Select Market symbol	“GSM”

The information above is based on the number of shares of common stock outstanding as of June 30, 2009. It does not include:

•	4,315,000 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2009 at a weighted-average exercise price of $5.12 per share;

•	201,453 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2009 at a weighted-average exercise price of $5.00 per share;

•	1,325,414 unit purchase options which represent the right to purchase, at an exercise price of $7.50 per unit purchase option, one share of common stock and two warrants, or an aggregate of 1,325,414 shares of common stock and warrants to purchase 2,650,828 shares of common stock at an exercise price of $5.00 per share; and

•	685,000 shares of common stock reserved for future awards under our stock plan.

Except as otherwise indicated, all of the information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize certain consolidated financial data, which should be read in conjunction with our audited and unaudited consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Successor entity refers to Globe Specialty Metals, Inc. (GSM), formerly known as International Metal Enterprises, Inc. (IME). IME, which was a special purpose acquisition vehicle, acquired Globe Metallurgical, Inc. (GMI), the Predecessor, on November 13, 2006 and IME changed its name to Globe Specialty Metals, Inc. The operations of GSM were insignificant compared with our subsequent acquisitions. Therefore, GMI is the Predecessor because it was the first and most significant acquisition, some of the founding investors in GSM were also investors in GMI, and GMI is the entity that has the most influence on the group of entities that have been acquired by GSM since November 13, 2006. The financial statements for the Successor periods are not comparable to the Predecessor periods, because the Predecessor periods do not include results of subsequent acquisitions, including Globe Metais and Globe Metales.

					Predecessor
	Successor				Period from
	(Unaudited)				July 1 to	Year Ended
	Nine Months Ended March 31,		Year Ended June 30,		November 12,	June 30,
	2009	2008	2008	2007	2006	2006	2005

	(Dollars in thousands except per share data and shipments)
Statement of operations data:
Net sales	$344,610	316,751	$452,639	221,928	$73,173	$173,008	132,223
Cost of sales	257,714	251,378	345,165	184,122	66,683	147,682	103,566
Selling, general and administrative	48,475	34,303	49,610	18,541	7,409	14,261	9,180
Research and development	1,122	407	901	120	—	—	—
Restructuring charges	1,387	—	—	—	—	—	—
Goodwill and intangible asset impairment	69,704	—	—	—	—	—	—

Operating (loss) income	(33,792)	30,663	56,963	19,145	(919)	11,065	19,477
Interest and other (expense) income	(5,559)	(5,103)	(5,285)	504	(7,579)	(6,010)	(5,291)

(Loss) income before income taxes, deferred interest subject to redemption and minority interest	(39,351)	25,560	51,678	19,649	(8,498)	5,055	14,186
Provision for (benefit from) income taxes	7,290	7,343	15,936	7,047	(2,800)	1,914	4,968

Net (loss) income before deferred interest subject to redemption and minority interest	(46,641)	18,217	35,742	12,602	(5,698)	3,141	9,218
Deferred interest subject to redemption	—	—	—	(768)	—	—	—
Minority interest, net of tax	3,022	26	721	—	—	—	—

Net (loss) income attributable to common stock	$(43,619)	18,243	$36,463	11,834	$(5,698)	$3,141	9,218

Net (loss) income per common share — basic	$(0.68)	0.32	$0.62	0.25	$(2,947.26)	$2,067.04	9,218.06

Net (loss) income per common share — diluted	$(0.68)	0.26	$0.50	0.24	$(2,947.26)	$2,067.04	9,218.06

Cash dividends declared per common share	$—	—	$—	0.07	$—	$—	—

Other financial data:
EBITDA(1)	$(16,623)	45,144	$78,764	29,667	$(2,670)	$16,199	22,807
Capital expenditures	46,507	13,098	22,357	8,629	2,273	4,884	3,841
Silicon metal and related alloys:
Shipments (MT)(2)	127,833	157,948	214,406	133,916	48,470	126,465	102,074
Average selling price per MT(2)	$2,520	1,930	$2,027	1,596	$1,453	$1,306	1,254

	Successor			Predecessor
	March 31,	June 30,	June 30,	June 30,	June 30,
Balance Sheet Data:	2009	2008	2007	2006	2005

	(Dollars in thousands)

Cash and cash equivalents	$45,022	$73,994	67,741	$—	—
Total assets	471,388	548,174	389,343	140,572	99,660
Total debt including current portion	69,895	89,205	75,877	50,431	54,055
Total stockholders’ equity	304,202	342,281	222,621	58,425	20,309

(1)	EBITDA represents net (loss) income attributable to common stock before the deduction of net interest expense, the provision for (benefit from) income taxes, and depreciation and amortization expense. We have included EBITDA in this prospectus to provide investors with a supplemental measure of our operating performance. We believe EBITDA is an important measure of operating performance because it eliminates items that have less bearing on our operating performance and highlights trends in our business that may not otherwise be apparent when relying solely on generally accepted accounting principles in the United States of America (U.S. GAAP) financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results.

EBITDA is not a presentation made in accordance with U.S. GAAP. When evaluating our results, you should not consider EBITDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with U.S. GAAP, such as net (loss) income. EBITDA has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA differently than we do, EBITDA, as presented in this prospectus, may not be comparable to similarly-titled measures reported by other companies.

The following table reconciles net (loss) income attributable to common stock to EBITDA for the periods presented:

	Successor				Predecessor
	Nine Months				Period from
	Ended		Year Ended		July 1 to	Year Ended
	March 31,		June 30,		November 12,	June 30,
	2009	2008	2008	2007	2006	2006	2005

	(Dollars in thousands)
EBITDA reconciliation:
Net (loss) income attributable to common stock	$(43,619)	18,243	$36,463	11,834	$(5,698)	$3,141	9,218
Provision for (benefit from) income taxes	7,290	7,343	15,936	7,047	(2,800)	1,914	4,968
Net interest expense(a)	4,966	5,303	7,026	145	3,066	5,677	5,099
Depreciation and amortization(b)	14,740	14,255	19,339	10,641	2,762	5,467	3,522

EBITDA(c)(d)	$(16,623)	45,144	$78,764	29,667	$(2,670)	$16,199	22,807

(a)	Net interest expense excludes interest income earned on common shares subject to redemption of $768,000 for the year ended June 30, 2007.

(b)	Amortization expense during the year ended June 30, 2006 excludes amortization of deferred financing fees of $564,000.

(c)	EBITDA includes non-cash share-based compensation expense of $4,704,000 and $6,617,000 for the nine months ended March 31, 2009 and March 31, 2008, respectively, and expense of $8,176,000 and $512,000 for the year ended June 30, 2008, and the year ended June 30, 2007, respectively.

(d)	For the nine months ended March 31, 2009, EBITDA also includes $1,387,000 of restructuring charges, an inventory write-down of $5,061,000 and $69,704,000 of goodwill and intangible asset impairment charges.

(2)	Shipments and average selling price per MT do not include shipments and sales of by-products and electrodes.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the consolidated financial statements and the related notes appearing at the end of this prospectus before deciding to invest in our common stock. If any of the following events actually occur, our business, business prospects, financial condition, results of operations or cash flows could be materially affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Associated with our Business and Industry

The metals industry, including silicon-based metals, is cyclical and has been subject in the past to swings in market price and demand which could lead to volatility in our revenues.

Our business has historically been subject to fluctuations in the price of our products and market demand for them, caused by general and regional economic cycles, raw material and energy price fluctuations, competition and other factors. Historically, GMI has been particularly affected by recessionary conditions in the end-markets for its products. In April 2003, GMI sought protection under Chapter 11 of the United States Bankruptcy Code following its inability to restructure or refinance its indebtedness in light of the confluence of several negative economic and other factors, including an influx of low-priced, dumped imports, which caused it to default on then-outstanding indebtedness. A recurrence of such economic factors could have a material adverse effect on our business prospects, condition (financial or otherwise) and results of operations.

The world silicon metals industry has recently suffered from unfavorable market conditions. The weakened economic environment of national and international metals markets may continue or worsen; any decline could have a material adverse effect on our business prospects, condition (financial or otherwise), and results of operations. In addition, our business is directly related to the production levels of our customers, whose businesses are dependent on highly cyclical markets, such as the automotive, residential and non-residential construction, consumer durables, polysilicon, and chemical markets. In response to unfavorable market conditions, customers may request delays in contract shipment dates or other contract modifications. If we grant modifications, they could adversely affect our anticipated revenues and results of operations. In view of the current economic conditions, we cannot assure you that we will not grant contract modifications in the future. Also, many of our products are internationally traded products with prices that are significantly affected by worldwide supply and demand. Consequently, our financial performance will fluctuate with the general economic cycle, which could have a material adverse effect on our business prospects, condition (financial or otherwise) and results of operations.

Worldwide economic conditions have been extremely volatile in the last several months, leading to slowing economic activity, particularly in the United States, Western Europe and Japan. In addition, many commodity prices have declined significantly. There is a risk that silicon metal market conditions will weaken further due to the economic environment, which could materially adversely affect our results of operations.

Our business is particularly sensitive to increases in energy costs which could materially increase our cost of production.

Electricity is one of our largest production cost components, comprising approximately 30% of cost of sales. The level of power consumption of our electric production furnaces is highly dependent on which products are being produced and typically fall in the following ranges: (i) silicon-based alloys require between 3.5 and 8 megawatt hours to produce one MT of product and (ii) silicon metal requires approximately 11 megawatt hours to produce one MT of product. Accordingly, consistent access to low cost, reliable sources of electricity is essential to our business.

Electrical power to our U.S. facilities is supplied mostly by AEP, Alabama Power and Brookfield Power through dedicated lines. Our Alloy, West Virginia facility obtains approximately 45% of its power needs under a 15-year fixed-price contract with a nearby hydroelectric facility. This facility is over 70 years old and any breakdown could result in the Alloy facility having to pay much higher rates for electric power from third parties. Our energy supply for our facilities located in Argentina is supplied through the Edemsa hydroelectric facilities located in Mendoza, Argentina under a contract expiring in October 2009; we expect prices to increase under a new contract. Our energy needs for our facility in Brazil comes from the Tucurui hydroelectric plant, the fifth largest in the world, situated only a few kilometers away from our manufacturing facility. Because energy constitutes such a high percentage of our production costs, we are particularly vulnerable to cost fluctuations in the energy industry. Accordingly, the termination or non-renewal of any of our energy contracts, or an increase in the price of energy could materially adversely affect our future earnings, if any, and may prevent us from effectively competing in our markets.

Losses caused by disruptions in the supply of power would reduce our profitability.

Our operations are heavily dependent upon a reliable supply of electrical power. We may incur losses due to a temporary or prolonged interruption of the supply of electrical power to our facilities, which can be caused by unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events, including failure of the hydroelectric facilities that currently provide power under contract to our West Virginia, Argentina and Brazil facilities. Large amounts of electricity are used to produce silicon metal and silicon-based alloys, and any interruption or reduction in the supply of electrical power would adversely affect production levels and result in reduced profitability. Our insurance coverage may not be sufficient to cover any or all losses, and such policies do not cover all events. Certain of our insurance policies will not cover any losses that may be incurred if our suppliers are unable to provide power during periods of unusually high demand.

Investments in Argentina’s and Brazil’s electricity generation and transmission systems have been lower than the increase in demand in recent years. If this trend is not reversed, there could be electricity supply shortages as the result of inadequate generation and transmission capacity. Given the heavy dependence on electricity of our manufacturing operations, any electricity shortages could adversely affect our financial results.

Government regulations of electricity in Argentina give priority access of hydroelectric power to residential users and subject violators of these restrictions to significant penalties. This preference is particularly acute during Argentina’s winter months due to a lack of natural gas. We have previously successfully petitioned the government to exempt us from these restrictions given the demands of our business for continuous supply of electric power. If we are unsuccessful in our petitions or in any action we take to ensure a stable supply of electricity, our production levels may be adversely affected and our profitability reduced.

Any decrease in the availability, or increase in the cost, of raw materials or transportation could materially increase our costs.

Principal components in the production of silicon metal and silicon-based foundry alloys include metallurgical-grade coal, charcoal, carbon electrodes, quartzite, wood chips, steel scrap, and other metals, such as magnesium. We buy some raw materials on a spot basis. We are dependent on certain suppliers of these products, their labor union relationships, mining and lumbering regulations and output and general local economic conditions in order to obtain raw materials in a cost efficient and timely manner. An increase in costs of raw materials or transportation, or the decrease in their production or deliverability in a timely fashion, or other disruptions in production, could result in increased costs to us and lower productivity levels. We may not be able to obtain adequate supplies of raw materials from alternative sources on terms as favorable as our current arrangements or at all. Any increases in the price or shortfall in the production and delivery of raw materials, could materially adversely affect our business prospects, condition (financial or otherwise) or results of operation.

Cost increases in raw material inputs may not be passed on to our customers with fixed contracts, which could negatively impact our profitability.

The availability and prices of raw material inputs may be influenced by supply and demand, changes in world politics, unstable governments in exporting nations and inflation. The market prices of our products and raw material inputs are subject to change. We may not be able to pass a significant amount of increased input costs on to our customers. Additionally, we may not be able to obtain lower prices from our suppliers should our sale prices decrease.

We make a significant portion of our sales to a limited number of customers, and the loss of a portion of the sales to these customers could have a material adverse effect on our revenues and profits.

In the nine months ended March 31, 2009, we made approximately 50% of our consolidated net sales to our top ten customers and approximately 26% to our top two customers. We expect that we will continue to derive a significant portion of our business from sales to these customers. If we were to experience a significant reduction in the amount of sales we make to some or all of these customers and could not replace these sales with sales to other customers, it could have a material adverse effect on our revenues and profits.

Our U.S.-based businesses benefit from U.S. antidumping duties and laws that protect U.S. companies by taxing imports from foreign companies. If these laws change, foreign companies will be able to compete more effectively with us. Conversely, our foreign operations are adversely affected by these U.S. duties and laws.

Antidumping duties are currently in place covering silicon metal imports from China and Russia. The orders imposing these duties benefit our U.S. operations by constraining supply and increasing U.S. market prices and sales of domestic silicon metal. Rates of duty can change as a result of “administrative reviews” and “new shipper reviews” of antidumping orders. These orders can also be revoked as a result of periodic “sunset reviews,” which determine whether the orders will continue to apply to imports from particular countries. A sunset review of the order covering imports from China will be initiated in 2011. Thus, the current orders may not remain in effect and continue to be enforced from year to year, the goods and countries now covered by antidumping orders may no longer be covered, and duties may not continue to be assessed at the same rates. Changes in any of these factors could adversely affect our business and profitability. Finally, at times, in filing trade actions, we find ourselves acting against the interests of our customers. Some of our customers may not continue to do business with us because of our having filed a trade action. Antidumping rules may, conversely, also adversely impact our foreign operations.

The European Union, like the U.S., can provide antidumping relief from imports sold at unfairly low prices. Our Brazilian facility is our primary source to supply most of our European demand. The European Union responded to claims of dumping by Chinese silicon metal suppliers in 1997 by imposing a 49% duty. Our Brazilian facility would be adversely affected if these duties were revoked or if antidumping measures were imposed against imports from Brazil.

We may be unable to successfully integrate and develop our prior and future acquisitions.

We acquired four private companies between November 2006 and February 2008, and entered into a business combination in May 2008. We expect to acquire additional companies in the future. Integration of our prior and future acquisitions with our existing business is a complex, time-consuming and costly process requiring the employment of additional personnel, including key management and accounting personnel. Additionally, the integration of these acquisitions with our existing business may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Unanticipated problems, delays, costs or liabilities may also be encountered in the development of these acquisitions. Failure to successfully and fully integrate and develop these businesses and operations may have a material adverse effect on our business, financial condition, results of operations and cash flows. The difficulties of combining the acquired operations include, among other things:

•	operating a significantly larger combined organization;

•	coordinating geographically disparate organizations, systems and facilities;

•	consolidating corporate technological and administrative functions;

•	integrating internal controls and other corporate governance matters;

•	the diversion of management’s attention from other business concerns;

•	unexpected customer or key employee loss from the acquired businesses;

•	hiring additional management and other critical personnel;

•	negotiating with labor unions;

•	a significant increase in our indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

In addition, we may not realize all of the anticipated benefits from any prior and future acquisitions, such as increased earnings, cost savings and revenue enhancements, for various reasons, including difficulties integrating operations and personnel, higher and unexpected acquisition and operating costs, unknown liabilities, inaccurate reserve estimates and fluctuations in markets. If these benefits do not meet the expectations of financial or industry analysts, the market price of our shares may decline.

We are subject to the risk of union disputes and work stoppages at our facilities, which could have a material adverse effect on our business.

Hourly workers at our Alabama and West Virginia facilities are covered by collective bargaining agreements with the Industrial Division of the Communications Workers of America, under a contract running through July 2010 and with The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union under a contract running through April 24, 2011. Our union employees in Brazil are working under a contract running through October 2009. Our union employees in Argentina are working under a contract running through April 2010. New labor contracts will have to be negotiated to replace expiring contracts from time to time. If we are unable to satisfactorily renegotiate those labor contracts on terms acceptable to us or without a strike or work stoppage, the effects on our business could be materially adverse. Any strike or work stoppage could disrupt production schedules and delivery times, adversely affecting sales. In addition, existing labor contracts may not prevent a strike or work stoppage, and any such work stoppage could have a material adverse effect on our business.

We are dependent on key personnel.

Our operations depend to a significant degree on the continued employment of our core senior management team. In particular, we are dependent on the skills, knowledge and experience of Alan Kestenbaum, our Executive Chairman, Jeff Bradley, our Chief Executive Officer, Arden Sims, our Chief Operating Officer, Malcolm Appelbaum, our Chief Financial Officer, and Stephen Lebowitz, our Chief Legal Officer. If these employees are unable to continue in their respective roles, or if we are unable to attract and retain other skilled employees, our results of operations and financial condition could be adversely affected. We currently have employment agreements with Alan Kestenbaum, Jeff Bradley, Arden Sims, Malcolm Appelbaum and Stephen Lebowitz, each of which contains non-compete provisions. Such provisions may not be enforceable by us. Additionally, we are substantially dependent upon key personnel in our financial and information technology staff who enable us to meet our regulatory and contractual financial reporting obligations, including reporting requirements under our credit facilities.

Metals manufacturing is an inherently dangerous activity.

Metals manufacturing generally, and smelting, in particular, is inherently dangerous and subject to fire, explosion and sudden major equipment failure. This can and has resulted in accidents resulting in the serious injury or death of production personnel and prolonged production shutdowns. We have experienced fatal accidents and equipment malfunctions in our manufacturing facilities in recent years and may experience fatal accidents or equipment malfunctions again, which could materially affect our business and operations.

Unexpected equipment failures may lead to production curtailments or shutdowns.

Many of our business activities are characterized by substantial investments in complex production facilities and manufacturing equipment. Because of the complex nature of our production facilities, any interruption in manufacturing resulting from fire, explosion, industrial accidents, natural disaster, equipment failures or otherwise could cause significant losses in operational capacity and could materially and adversely affect our business and operations.

We depend on proprietary manufacturing processes and software. These processes may not yield the cost savings that we anticipate and our proprietary technology may be challenged.

We rely on proprietary technologies and technical capabilities in order to compete effectively and produce high quality silicon metals and silicon-based alloys. Some of these proprietary technologies that we rely on are:

•	computerized technology that monitors and controls production furnaces;

•	production software that monitors the introduction of additives to alloys, allowing the precise formulation of the chemical composition of products; and

•	flowcaster equipment, which maintains certain characteristics of silicon-based alloys as they are cast.

We are subject to a risk that:

•	we may not have sufficient funds to develop new technology and to implement effectively our technologies as competitors improve their processes;

•	if implemented, our technologies may not work as planned; and

•	our proprietary technologies may be challenged and we may not be able to protect our rights to these technologies.

Patent or other intellectual property infringement claims may be asserted against us by a competitor or others. Our intellectual property may not be enforceable and it may not prevent others from developing and marketing competitive products or methods. An infringement action against us may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to operations. A successful challenge to the validity of any of our proprietary intellectual property may subject us to a significant award of damages or we may be enjoined from using our proprietary intellectual property and which could have a material adverse effect on our operations.

We also rely on trade secrets, know-how and continuing technological advancement to maintain our competitive position. We may not be able to effectively protect our rights to unpatented trade secrets and know-how.

We are subject to environmental, health and safety regulations, including laws that impose substantial costs and the risk of material liabilities.

We are subject to extensive foreign, federal, national, state, provincial and local environmental, health and safety laws and regulations governing, among other things, the generation, discharge, emission, storage, handling, transportation, use, treatment and disposal of hazardous substances; land use, reclamation and remediation; and the health and safety of our employees. We are also required to obtain permits from governmental authorities for certain operations. We may not have been and may not be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be subject to penalties, fines, restrictions on operations or other sanctions. Under these laws, regulations and permits, we could also be held liable for any and all consequences arising out of human exposure to hazardous substances or environmental damage we may cause or that relates to our operations or properties.

Under certain environmental laws, we could be required to remediate or be held responsible for all of the costs relating to any contamination at our or our predecessors’ past or present facilities and at third party waste disposal sites. We could also be held liable under these environmental laws for sending or arranging for hazardous substances to be sent to third party disposal or treatment facilities if such facilities are found to be contaminated. Under these laws we could be held liable even if we did not know of, or were not responsible for, such contamination, or even if we never owned or operated the contaminated disposal or treatment facility.

There are a variety of laws and regulations in place or being considered at the international, federal, regional, state and local levels of government that restrict or are reasonably likely to restrict the emission of carbon dioxide and other greenhouse gases. These legislative and regulatory developments may cause us to incur material costs if we are required to reduce or offset greenhouse gas emissions and may result in a material increase in our energy costs due to additional regulation of power generators.

Environmental laws are complex, change frequently and are likely to become more stringent in the future. Therefore, our costs of complying with current and future environmental laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances may adversely affect our business, results of operations and financial condition.

We operate in a highly competitive industry.

The silicon-based alloy and silicon metal markets are capital intensive and competitive. Our primary competitors are Elkem AS, owned by Orkla ASA, a large Norwegian public company, Grupo Ferroatlantica S.L. and various producers in China. Our competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities; and as a result, they may be better positioned to adapt to changes in the industry or the global economy. The advantages that our competitors have over us could have a material adverse effect on our business. In addition, new entrants may increase competition in our industry, which could materially adversely affect our business. An increase in the use of substitutes for certain of our products also could have a material adverse effect on our financial condition and operations.

We have historically operated at near the maximum capacity of our operating facilities. Because the cost of increasing capacity may be prohibitively expensive, we may have difficulty increasing our production and profits.

Our facilities are able to manufacture collectively approximately 156,400 MT of silicon metal and 72,800 MT of silicon-based alloys on an annual basis. GMI intends to reopen its idled silicon metal production facility in Niagara Falls, New York, depending on customer demand, in fiscal 2010, which will increase our silicon metal capacity by approximately 30,000 MT. After we reopen this plant and it is operating at full capacity, and after reopening the Selma, Alabama plant, our ability to increase production and revenues will depend on expanding existing facilities or opening new ones. Increasing capacity is difficult because:

•	adding new production capacity to an existing silicon plant to produce approximately 14,000 MT of metallurgical grade silicon would cost approximately $25,000,000 per smelting furnace and take at least 12 to 18 months to complete;

•	a greenfield development project would take at least three to five years to complete and would require significant capital expenditure and environmental compliance costs; and

•	obtaining sufficient and dependable power at competitive rates near areas with the required natural resources is difficult to accomplish.

We may not have sufficient funds to expand existing facilities or open new ones and may be required to incur significant debt to do so, which could have a material adverse effect on our business.

Some of our subsidiaries are subject to restrictive covenants under credit facilities. These covenants could significantly affect the way in which we conduct our business. Our failure to comply with these covenants could lead to an acceleration of our debt.

Credit facilities maintained by some of our subsidiaries contain covenants that, among other things, restrict our ability to sell assets; incur, repay or refinance indebtedness; create liens; make investments; engage in mergers or acquisitions; pay dividends, including to us; repurchase stock; or make capital expenditures. These credit facilities also require compliance with specified financial covenants, including minimum interest coverage and maximum leverage ratios. These subsidiaries cannot borrow under their credit facilities if the additional borrowings would cause them to breach the financial covenants. Further, a significant portion of GMI’s and Globe Metais’ assets are pledged to secure indebtedness.

Our ability to continue to comply with applicable covenants may be affected by events beyond our control. The breach of any of the covenants contained in a credit facility, unless waived, would be a default under the facility. This would permit the lenders to terminate their commitments to extend credit under, and accelerate the maturity of, the facility. The acceleration of debt could have a material adverse effect on our financial condition and liquidity. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, the lenders and holders could proceed against the collateral securing the credit facility and exercise all other rights available to them. We may not have sufficient funds to make these accelerated payments and may not be able to obtain any such waiver on acceptable terms or at all.

Certain of our subsidiaries are restricted from making distributions to us which limits our ability to pay dividends.

Substantially all of our assets are held by and our revenues are generated by our subsidiaries. Our subsidiaries borrow funds in order to finance our operations. The terms of certain of those financings place restrictions on distributions of funds to us. If these limitations prevent distributions to us or our subsidiaries do not generate positive cash flows, we will be limited in our ability to pay dividends and may be unable to transfer funds between subsidiaries if required to support our subsidiaries.

Our insurance costs may increase and we may experience additional exclusions and limitations on coverage in the future.

We have maintained various forms of insurance, including insurance covering claims related to our properties and risks associated with our operations. Our existing property and liability insurance coverages contain exclusions and limitations on coverage. From time-to-time, in connection with renewals of insurance, we have experienced additional exclusions and limitations on coverage, larger self-insured retentions and deductibles and significantly higher premiums. As a result, in the future our insurance coverage may not cover claims to the extent that it has in the past and the costs that we incur to procure insurance may increase significantly, either of which could have an adverse effect on our results of operations.

Solsil may never operate profitably or generate substantial revenues.

We acquired an 81% interest in Solsil in February 2008 and although we expect to expand its operations through the construction of new facilities, its financial prospects are uncertain. Solsil’s continued growth, including the construction of new facilities, will require a commitment of significant financial resources that we may determine are not available given the expansion of other existing operations and continuing research and development efforts. In addition, Solsil’s continued growth requires a commitment of personnel, including key positions in management that may not be available to us when needed. Unanticipated problems, construction delays, cost overruns, raw material shortages, environmental and/or governmental regulation, limited power availability or unexpected liabilities may also be encountered. Furthermore, Solsil’s future profitability is dependent on its ability to produce UMG at significantly larger scales than it currently produces today and with commercially viable costs. Some of the other challenges we may encounter include:

•	technical challenges, including further improving Solsil’s proprietary metallurgical process;

•	increasing the size and scale of our operations on a cost-effective basis;

•	capitalizing on market demands and potentially rapid market supply and demand fluctuations;

•	continued acceptance by the market of our current and future products, including the use of UMG in the photovoltaic (solar) market;

•	a rapidly growing competitive environment with more new players entering the photovoltaic (solar) market;

•	achieving the objectives and responsibilities under our joint development and supply agreement with BP Solar International;

•	alternative competing technologies such as thin films, ribbon string and nano-technology; and

•	responding to rapid technological changes.

Failure to successfully address these and other challenges may hinder or prevent our ability to achieve our objectives in a timely manner.

We have operations and assets in the U.S., Argentina, Brazil, China and Poland, and may have operations and assets in other countries in the future. Our international operations and assets may be subject to various economic, social and governmental risks.

Our international operations and sales will expose us to risks that could negatively impact our future sales or profitability. Our operations may not develop in the same way or at the same rate as might be expected in a country with an economy similar to the United States. The additional risks that we may be exposed to in these cases include but are not limited to:

•	tariffs and trade barriers;

•	currency fluctuations which could decrease our revenues or increase our costs in U.S. dollars;

•	regulations related to customs and import/export matters;

•	tax issues, such as tax law changes and variations in tax laws;

•	limited access to qualified staff;

•	inadequate infrastructure;

•	cultural and language differences;

•	inadequate banking systems;

•	different and more stringent environmental laws and regulations;

•	restrictions on the repatriation of profits or payment of dividends;

•	crime, strikes, riots, civil disturbances, terrorist attacks or wars;

•	nationalization or expropriation of property;

•	law enforcement authorities and courts that are weak or inexperienced in commercial matters; and

•	deterioration of political relations among countries.

Our competitive strength as a low-cost silicon metal producer is partly tied to the value of the U.S. dollar compared to other currencies. The U.S. dollar has fluctuated significantly in value in comparison to major currencies in recent months. Should the value of the U.S. dollar rise in comparison to other currencies, we may lose this competitive strength.

Exchange controls and restrictions on transfers abroad and capital inflow restrictions have limited and can be expected to continue to limit the availability of international credit. In 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to retain foreign currency or make payments abroad. These restrictions have been substantially eased, including those requiring the Central Bank’s prior authorization for the transfer of funds abroad in order to pay dividends. However, Argentina may re-impose exchange control or transfer restrictions in the future, among other things, in response to capital flight or a significant depreciation of the Peso. In addition, the government adopted various rules and regulations in June 2005 that established new controls on capital inflows, requiring, among other things, that 30% of all capital inflows (subject to certain exceptions) be deposited for one year in a non-assignable non-interest bearing account in Argentina. Additional controls could have a negative effect on the economy and Globe Metales’ business if imposed in an economic environment where access to local capital is substantially constrained. Moreover, in such event, restrictions on the transfers of funds abroad may impede our ability to receive dividend payments as a holder of Globe Metales’ shares.

Risks Related to the Offering

An active trading market for our common stock may not develop in the United States, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there had been no public market for shares of our common stock in the United States. Our common stock has been listed on the AIM market since October 2005, currently under the symbol “GLBM”. However, historically there has been a limited volume of trading in our common stock on the AIM market, which has limited the liquidity of our common stock on that market. We cannot predict whether or how investor interest in our common stock on the AIM market might translate to the market price of our common stock or the development of an active trading market in the United States or how liquid that market might become.

The initial public offering price for our common stock was determined through negotiations with the underwriters based on a number of factors, including the historic trading prices of our common stock on the AIM market, that might not be indicative of prices that will prevail in the trading market for our common stock in the United States. An active trading market for our shares in the United States may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult to sell shares you purchase in this offering without depressing the market price for the shares, or at all.

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

•	the success of competitive products or technologies;

•	regulatory developments in the United States and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;

•	market conditions in the industries in which we compete and issuance of new or changed securities analysts’ reports or recommendations;

•	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

•	the inability to meet the financial estimates of analysts who follow our common stock;

•	investor perception of our company and of the industry in which we compete; and

•	general economic, political and market conditions.

A substantial portion of our total outstanding shares may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

All of the shares being sold in this offering will be freely tradable without restrictions or further registration under the federal securities laws, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. In addition, we have outstanding approximately 58,544,254 shares of common stock and warrants to purchase 201,453 shares of common stock that were sold in Regulation S or other exempt offerings and are currently listed on the AIM market. Concurrent with this offering we are filing with the SEC a registration statement on Form S-1 to register approximately 45,276,989 shares of common stock, of which 44,032,268 shares are subject to lock-up agreements described in “Underwriting.” In addition, we intend to file with the SEC within approximately 90 days after the completion of this offering a registration statement on Form S-1 to register approximately 13,267,265 shares of common stock, 201,453 shares of common stock issuable upon the exercise of warrants and 3,976,242 shares of our common stock underlying unit purchase options, of which 3,865,260 shares are subject to lock-up agreements. Additionally, we intend to register 5,000,000 shares of our common stock that we may issue under our stock plan, some of which shares are not subject to lock-up agreements. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in “Underwriting.” Because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. Sales of a substantial number of shares of our common stock, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

The concentration of our capital stock ownership among our largest stockholders, and their affiliates, will limit your ability to influence corporate matters.

After our offering, we anticipate that our four largest stockholders, including our Executive Chairman, together will beneficially own approximately 48% of our outstanding common stock. Consequently, these stockholders have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. See “Dilution.”

Prior material weaknesses and significant deficiencies in internal control over financial reporting may not have been adequately remediated and may adversely affect our ability to comply with financial reporting regulations and to publish accurate financial statements.

As of June 30, 2008, we were aware of the existence of material weaknesses and significant deficiencies in the designs and operations of our internal control over financial reporting that could adversely affect our ability to record, process, summarize and report financial data consistent with our assertions in the financial statements. While we believe that we have remediated these material weaknesses and significant deficiencies, the corrective actions we have taken have not been fully tested and may not adequately resolve the weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or be detected on a timely basis. As of June 30, 2008, these material weaknesses in internal control over financial reporting related to deficiencies in:

•	Entity-level controls, including:

—	Maintenance of an effective reporting structure and assignment of authority and responsibility;

—	A formal code of conduct and ethics hotline that have been fully communicated and implemented;

—	A fully operational Board of Directors and Audit Committee, thus we have lacked independent oversight; and

—	Adequate information technology reporting systems to assist in generating accurate and timely financial reports, both for internal and external purposes.

•	Maintaining a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements and business environment, including the resources necessary to successfully integrate acquired businesses.

•	Information technology general controls, including a lack of formal policies and procedures related to program changes, program development and general computer operations.

A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting. As of June 30, 2008, these significant deficiencies in internal control over financial reporting related to process-level control deficiencies, including retaining records of executed controls over period-end closing procedures, and reviews performed by management. Further, management had not defined a timeline for the remediation of the identified process-level control deficiencies.

Because of inherent limitations, our internal control over financial reporting may not prevent or detect misstatements, errors or omissions. Any projections of any evaluation of effectiveness of internal control to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with our policies or procedures may deteriorate. We cannot be certain in future periods that other control deficiencies that may constitute one or more material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified. If we fail to maintain the adequacy of our internal controls, including any failure to implement or difficulty in implementing required new or improved controls, our business and results of operations could be harmed, the results of operations we report could be subject to adjustments, we could incur further remediation costs, we could fail to be able to provide reasonable assurance as to our financial results or the effectiveness of our internal controls or meet our reporting obligations to the U.S. Securities and Exchange Commission (SEC) and third parties (including lenders under our financing arrangements) on a timely basis and there could be a material adverse effect on the price of our securities.

We have not yet completed our evaluation of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.

We will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act (Section 404). We have not yet completed our evaluation of our internal control over financial reporting. During the course of our evaluation, we have identified and may identify more areas requiring improvement and may be required to design enhanced processes and controls to address issues identified through this review. We may experience higher than anticipated operating expenses as well as outside auditing, consulting and other professional fees during the implementation of these changes and thereafter. Further, we will need to hire additional qualified personnel in order for us to complete our evaluation and remedy our deficiencies, as well as to maintain effective internal control over financial reporting. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our conclusion that our internal control over financial reporting is not effective.

We have broad discretion in the use of our net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our operating results or enhance the value of our common stock. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in a manner that does not produce income or that loses value.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock may be your sole source of gain for the foreseeable future.

Provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions in our certificate of incorporation and by-laws, as well as Delaware statutes, may have the effect of delaying, deferring or preventing a change in control. These provisions, including those providing for the possible issuance of shares of our preferred stock and the right of the Board of Directors to amend the bylaws, may make it more difficult for other persons, without the approval of our Board of Directors, to make a tender offer or otherwise acquire a substantial number of shares of our common stock or to launch other takeover attempts that a stockholder might consider to be in his or her best interest. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about:

•	the anticipated benefits and risks associated with our business strategy;

•	our future operating results and the future value of our common stock;

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

•	our ability to attract customers in a cost-efficient manner;

•	our ability to attract and retain qualified management personnel;

•	our future capital requirements and our ability to satisfy our capital needs;

•	the anticipated use of the proceeds realized from this offering;

•	the potential for additional issuances of our securities; and

•	the possibility of future acquisitions of businesses or assets.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” beginning on page 12. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

DIVIDEND POLICY

Although we paid a one-time special dividend in December 2006, at the present time, we intend to retain all of our available earnings generated by operations for the development and growth of the business. The decision to pay dividends is at the discretion of our Board of Directors and depends on our financial condition, results of operations, capital requirements and other factors that our Board of Directors deems relevant.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 5,600,000 shares of common stock in this offering will be approximately $40,164,000 after deducting estimated offering expenses of $1,500,000 and underwriting discounts and commissions and assuming an initial public offering price of $8.00 per share, which is the midpoint of the range included on the cover page of this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders.

We currently intend to use approximately $20,000,000 to $30,000,000 of our net proceeds from this offering for capital expenditures intended to improve operating efficiencies. A portion of the net proceeds may also be used to acquire products, technologies or businesses that are complementary to our current and future business and product lines. We have no current agreements or commitments for material acquisitions of any businesses, products or technologies. We expect to use the remainder of the net proceeds for working capital and general corporate purposes. We will have broad discretion in the way we use the net proceeds. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

The primary purposes of this offering are to raise additional capital, create a U.S. public market for our common stock, allow us easier and quicker access to the U.S. public markets should we need more capital in the future, increase the profile and prestige of our company with existing and possible future customers, vendors and strategic partners and make our stock more valuable and attractive to our employees and potential employees for compensation purposes.

A $1.00 increase (decrease) in the assumed public offering price of $8.00 per share of common stock, which is the midpoint of the range included on the cover page of this prospectus, would increase (decrease) our expected net proceeds by approximately $5,208,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

CAPITALIZATION

The following table presents the following information:

•	our actual capitalization as of March 31, 2009; and

•	our pro forma capitalization reflecting the conversion of 18,960,020 of our warrants into 3,447,276 shares of our common stock, which occurred during our quarter ended June 30, 2009, as if it had occurred on March 31, 2009; and

•	our pro forma, as adjusted, capitalization reflecting the foregoing, as well as the sale of the 5,600,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $8.00 per share, which is the midpoint of the range included on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes to those financial statements appearing elsewhere in this prospectus.

	As of March 31, 2009
			Pro Forma
			as
	Actual	Pro Forma	Adjusted
	(Dollars in thousands, except per share data)

Cash and cash equivalents and marketable securities	$45,022	45,022	85,186

Short-term debt, including current portion of long-term debt	$31,385	31,385	31,385
Long-term debt	38,510	38,510	38,510
Minority interest	6,278	6,278	6,278
Stockholders’ equity:
Common stock, $0.0001 par value per share; 150,000,000 shares authorized, 63,496,978 shares issued and outstanding, actual; and 66,944,254 shares issued and outstanding, pro forma; and 72,544,254 shares issued and outstanding, pro forma as adjusted	6	7	7
Additional paid-in capital	301,674	301,673	341,837
Retained earnings	3,022	3,022	3,022
Accumulated other comprehensive loss	(496)	(496)	(496)
Treasury stock at cost	(4)	(4)	(4)

Total stockholders’ equity	304,202	304,202	344,366

Total capitalization	$380,375	380,375	420,539

The information above on actual capitalization is based on the number of shares of common stock outstanding as of March 31, 2009. It does not include:

•	1,837,000 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2009 at a weighted-average exercise price of $15.00 per share (4,315,000 shares of common stock issuable upon the exercise of stock options are outstanding as of June 30, 2009 at a weighted-average exercise price of $5.12 per share);

•	19,161,473 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2009 at a weighted-average exercise price of $5.00 per share (201,453 shares of common stock issuable upon the exercise of warrants are outstanding as of June 30, 2009 at a weighted-average exercise price of $5.00 per share);

•	1,325,414 unit purchase options which represent the right to purchase at an exercise price of $7.50 per unit purchase option, one share of common stock and two warrants, or an aggregate of 1,325,414 shares of common stock and warrants to purchase 2,650,828 shares of common stock at an exercise price of $5.00 per share (such number of outstanding unit purchase options has not changed as of June 30, 2009); and

•	3,163,000 shares of common stock reserved for future awards under our stock plan (685,000 shares of common stock are reserved for future awards under our stock plan as of June 30, 2009).

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share of by dividing the net tangible book value (tangible assets less total liabilities) by the number of outstanding shares of common stock.

Our pro forma net tangible book value at March 31, 2009 was $253,111,000, or $3.78 per share of common stock, based on 66,944,254 shares of common stock outstanding immediately prior to the closing of this offering. After giving effect to the sale of 5,600,000 shares of common stock by us in this offering at an assumed initial public offering price of $8.00 per share, which is the midpoint of the range included on the cover page of this prospectus, less the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2009, would be $293,275,000, or $4.04 per share. This represents an immediate increase in the pro forma net tangible book value of $0.26 per share to existing stockholders and an immediate dilution of $3.96 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price		$8.00
Pro forma net tangible book value per share as of March 31, 2009	$3.78
Increase per share attributable to this offering	0.26

Pro forma net tangible book value per share after this offering		4.04

Dilution per share to new investors in this offering		$3.96

The following table shows, at March 31, 2009, on a pro forma basis as described above, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders who are officers, directors or affiliated persons and by new investors purchasing common stock in this offering:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	per Share

Existing stockholders who are our officers, directors or affiliated persons	11,677,901	45.5%	$3,060,000	2.7%	$0.26
New investors	14,000,000	54.5%	$112,000,000	97.3%	$8.00

Total	25,677,901	100.0%	$115,060,000	100.0%

Assuming the underwriters’ over-allotment option is exercised in full, sales by the selling shareholders in this offering will reduce the percentage of shares held by existing stockholders who are our officers, directors or affiliated persons to 42.0% and will increase the number of shares held by new investors to 16,100,000, or 58.0%. This information is based on shares outstanding as of March 31, 2009 pro forma for the warrant conversion mentioned below. It excludes:

•	1,837,000 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2009 at a weighted-average exercise price of $15.00 per share (4,315,000 shares of common stock issuable upon the exercise of stock options are outstanding as of June 30, 2009 at a weighted-average exercise price of $5.12 per share);

•	19,161,473 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2009 at a weighted-average exercise price of $5.00 per share (201,453 shares of common stock issuable upon the exercise of warrants are outstanding as of June 30, 2009 at a weighted-average exercise price of $5.00 per share);

•	1,325,414 unit purchase options which represent the right to purchase at an exercise price of $7.50 per unit purchase option, one share of common stock and two warrants, or an aggregate of 1,325,414 shares of common stock and warrants to purchase 2,650,828 shares of common stock at an exercise price of $5.00 per share (such number of outstanding unit purchase options has not changed as of June 30, 2009); and

•	3,163,000 shares of common stock reserved for future awards under our stock plan (685,000 shares of common stock are reserved for future awards under our stock plan as of June 30, 2009).

To the extent these options or warrants are exercised, there will be further dilution to the new investors.

Each $1.00 increase (decrease) in the assumed public offering price of $8.00 per share of common stock, which is the midpoint of the range included on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value by $0.07 per share (assuming no exercise of the underwriters’ option to purchase additional shares) and the dilution to investors in this offering by $0.93 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables and related notes present our unaudited pro forma consolidated financial statement for the fiscal year ended June 30, 2008. The unaudited pro forma consolidated financial data for the fiscal year ended June 30, 2008 has been derived from the following: (1) our audited consolidated financial statements and accompanying notes, which are included elsewhere in this prospectus; and (2) the unaudited financial statements of Solsil for the period from July 1, 2007 to February 29, 2008, which are not included in this prospectus. The unaudited pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what our results of operations would actually have been had the transactions described below in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project our results of operations for any future period.

On February 29, 2008, we acquired 81% of the outstanding stock of Solsil. The aggregate purchase price of Solsil was $75,659,000, comprised of 5,629,000 shares of our common stock valued at $72,092,000, direct costs associated with the acquisition of $567,000, and debt assumed of $3,000,000. The results of Solsil are included in our consolidated financial statements from that date.

The unaudited pro forma consolidated statement of operations for the fiscal year ended June 30, 2008 gives pro forma effect to the following events as if they were consummated on July 1, 2007:

•	our acquisition of 81% of the outstanding stock of Solsil;

•	the issuance of 5,629,000 shares of common stock for the acquisition of Solsil; and

•	other adjustments that management believes are directly related to the Solsil acquisition.

The Solsil acquisition has been accounted for using the purchase method of accounting. Under the purchase method of accounting, the aggregate purchase price for each acquisition (including transaction fees and expenses) has been allocated to the tangible assets, identifiable intangible assets and liabilities, based upon their respective fair values. The allocation of the purchase price, useful lives assigned to the assets and other adjustments made to the unaudited pro forma consolidated financial data are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

The following table reflects the final purchase price allocation associated with the Solsil acquisition:

	Amortization
	Life	Solsil
	(In years)
	(Dollars in thousands)

Current assets		$3,551
Property, plant, and equipment		6,938
Intangible assets:
Goodwill	Indefinite	57,656
Unpatented technology	10	13,143
Noncurrent assets		3,896

Total assets acquired		85,184

Current liabilities		7,102
Noncurrent liabilities		5,038

Total liabilities assumed		12,140

Minority interest		385

Net assets acquired		72,659
Debt assumed		3,000

Total purchase price		$75,659

The goodwill amount has been assigned to the Solsil operating segment.

During the second quarter of fiscal 2009, we experienced a decrease in profitability, and a significant decline in demand for high purity solar-grade silicon. We performed an interim impairment test of goodwill and indefinite-lived intangible assets at the end of the second quarter of fiscal 2009. In performing this test, we made a substantial downward revision in the forecasted cash flows from Solsil as a result of a decrease in the market price for solar grade silicon and weakness in demand for solar products. We finalized this impairment analysis during the third quarter of fiscal 2009 and recorded an impairment charge totaling $65,340,000 comprised of the write-off of $57,656,000 of goodwill and $12,048,000 of unpatented technology offset by the write-off of associated deferred tax liabilities totaling $4,364,000. This impairment charge is entirely associated with Solsil and is not considered in the following unaudited pro forma consolidated statement of operations.

The unaudited pro forma consolidated financial data should be read in conjunction with (1) our audited and unaudited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus; and (2) the separate audited and unaudited financial statements and accompanying notes of Solsil, which are included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Fiscal Year Ended June 30, 2008

		Solsil
		July 1, 2007
	As	to February 29,	Pro Forma
	Reported	2008	Adjustments		Pro Forma
	(Amounts in thousands, except per share amounts)

Net sales	$452,639	5,599	(4,378	)(a)	453,860
Cost of sales	345,165	10,265	(3,472	)(a)(b)	351,958
Selling, general and administrative	49,610	1,026	—		50,636
Research and development	901	143	—		1,044

Operating income (loss)	56,963	(5,835)	(906)		50,222
Interest (expense) income	(7,026)	252	—		(6,774)
Foreign currency gain	642	—	—		642
Other income	1,099	520	—		1,619

Income (loss) before income taxes and minority interest	51,678	(5,063)	(906)		45,709
Provision for (benefit from) income taxes	15,936	—	(2,164	)(c)	13,772
Minority interest, net of tax	721	—	604	(d)	1,325

Net income (loss) attributable to common stock	$36,463	(5,063)	1,862		33,262

Weighted average shares outstanding:
Basic	58,982		3,753	(e)	62,735
Diluted	72,954		3,753	(e)	76,707

Earnings per common share — basic	$0.62				$0.53

Earnings per common share — diluted	$0.50				$0.43

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Fiscal Year Ended June 30, 2008

(a) To eliminate the intercompany sales of $2,580,000 and $1,798,000 and the related cost of sales of $2,580,000 and $1,798,000 from GMI to Solsil and from Solsil to GMI, respectively, for the period from July 1, 2007 through the acquisition of Solsil on February 29, 2008.

(b) To reflect a full year of amortization for the Solsil intangible asset unpatented technology, established in purchase accounting, which had an incremental impact to cost of sales of $876,000, as well as an additional $29,900 in cost of sales associated with fair value adjustments for inventory acquired in the Solsil acquisition.

(c) To reflect the tax impact of pro forma adjustments based on the applicable statutory rates as well as our ability to offset Solsil’s tax losses against our taxable income.

(d) To reflect a full year of minority interest, net of tax, related to Solsil results.

(e) To adjust the basic and diluted shares outstanding to assume that the shares for the acquisition of Solsil were issued on July 1, 2007.

SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

The following tables summarize certain selected consolidated financial data, which should be read in conjunction with our consolidated financial statements and the notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected consolidated financial data presented below for the nine months ended March 31, 2009 and 2008 are derived from our unaudited consolidated financial statements. The selected consolidated financial data presented below for the fiscal years ended June 30, 2008, 2007, 2006, 2005 and 2004 are derived from our audited consolidated financial statements. The selected consolidated financial data presented below for the period from July 1, 2006 to November 12, 2006 are derived from audited financial statements. Successor entity refers to Globe Specialty Metals, Inc. (GSM), formerly known as International Metal Enterprises, Inc. (IME). IME, which was a special purpose acquisition vehicle, acquired Globe Metallurgical, Inc. (GMI), the Predecessor, on November 13, 2006 and IME changed its name to Globe Specialty Metals, Inc. The operations of GSM were insignificant compared with our subsequent acquisitions. Therefore, GMI is the Predecessor because it was the first and most significant acquisition, some of the founding investors in GSM were also investors in GMI, and GMI is the entity that has the most influence on the group of entities that have been acquired by GSM since November 13, 2006. The financial statements for the Successor periods are not comparable to the Predecessor periods, because the Predecessor periods do not include results of subsequent acquisitions, including Globe Metais and Globe Metales. Prior to its acquisition, GMI was reorganizing pursuant to bankruptcy proceedings from April 2003 until May 11, 2004. Predecessor of the predecessor entity refers to GMI prior to its emergence from bankruptcy on May 11, 2004.

									Predecessor
									of the
	Successor				Predecessor				Predecessor
	Nine Months				Period from			Period from	Period from
	Ended				July 1 to			May 11 to	July 1, 2003
	March 31,		Year Ended June 30,		November 12,	Year Ended June 30,		June 30,	to May 10,
	2009	2008	2008	2007	2006	2006	2005	2004	2004
	(Dollars in thousands, except per share data)
Statement of operations data:
Net sales	$344,610	316,751	$452,639	221,928	$73,173	173,008	132,223	11,251	$47,174
Cost of sales	257,714	251,378	345,165	184,122	66,683	147,682	103,566	7,918	35,776
Selling, general and administrative	48,475	34,303	49,610	18,541	7,409	14,261	9,180	1,966	13,388
Research and development	1,122	407	901	120	—	—	—	—	—
Restructuring charges	1,387	—	—	—	—	—	—	—	—
Goodwill and intangible asset impairment	69,704	—	—	—	—	—	—	—	—

Operating (loss) income	(33,792)	30,663	56,963	19,145	(919)	11,065	19,477	1,367	(1,990)
Interest and other (expense) income	(5,559)	(5,103)	(5,285)	504	(7,579)	(6,010)	(5,291)	(1,975)	(3,400)

(Loss) income before income taxes, deferred interest subject to redemption and minority interest	(39,351)	25,560	51,678	19,649	(8,498)	5,055	14,186	(608)	(5,390)
Provision for (benefit from) income taxes	7,290	7,343	15,936	7,047	(2,800)	1,914	4,968	251	—

Net (loss) income before deferred interst subject to redemption and minority interest	(46,641)	18,217	35,742	12,602	(5,698)	3,141	9,218	(859)	(5,390)
Deferred interest subject to redemption	—	—	—	(768)	—	—	—	—	—
Minority interest, net of tax	3,022	26	721	—	—	—	—	—	—

Net (loss) income attributable to common stock	$(43,619)	18,243	$36,463	11,834	$(5,698)	3,141	9,218	(859)	$(5,390)

Net (loss) income per common share — basic	$(0.68)	0.32	$0.62	0.25	$(2,947.26)	2,067.04	9,218.06	(858.57)	$(5,389.65)

Net (loss) income per common share — diluted	$(0.68)	0.26	$0.50	0.24	$(2,947.26)	2,067.04	9,218.06	(858.57)	$(5,389.65)

Cash dividends declared per common share	$—	—	$—	0.07	$—	—	—	—	$—

Balance sheet data:

	Successor			Predecessor
	March 31, 2009	June 30, 2008	June 30, 2007	June 30, 2006	June 30, 2005	June 30, 2004

	(Dollars in thousands)
Cash and cash equivalents	$45,022	$73,994	67,741	$—	—	2,601
Total assets	471,388	548,174	389,343	140,572	99,660	96,843
Total debt including current portion	69,895	89,205	75,877	50,431	54,055	66,608
Total stockholders’ equity	304,202	342,281	222,621	58,425	20,309	11,785

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with “Selected Consolidated Financial Data” and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve assumptions, risks and uncertainties. Our actual results could differ materially from those indicated in these forward-looking statements as a result of certain factors, as more fully described in the “Risk Factors” section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Overview

We are one of the leading manufacturers of silicon metal and silicon-based alloys. We currently own and operate seven manufacturing facilities located in Beverly, Ohio; Alloy, West Virginia; Mendoza, Argentina; San Luis, Argentina; Breu Branco, Brazil; Police, Poland and Shizuishan, China. We also own a facility in Selma, Alabama that was idled in April 2009 as a result of the recent decrease in demand. Currently, our facilities have the capacity to produce collectively approximately 156,400 MT of silicon metal and 72,800 MT of silicon-based alloy products on an annual basis. We expect to reopen our idle silicon metal production facility in Niagara Falls, New York, depending on customer demand, in fiscal 2010, which will increase our silicon metal capacity by approximately 30,000 MT. We have the ability to quickly reopen the Selma facility with minimal expense as demand improves.

We were incorporated in December 2004 pursuant to the laws of the State of Delaware under the name “International Metal Enterprises, Inc.” for the initial purpose of serving as a vehicle for the acquisition of companies operating in the metals and mining industries. In November 2006, we changed our name to “Globe Specialty Metals, Inc.”

In November 2006, we began to execute our strategy of seeking out and acquiring leading manufacturers of silicon metal and other silicon-based alloys and other related businesses. Also in November 2006, we acquired Globe Metallurgical, Inc. (GMI). In November 2006, we acquired Stein Ferroaleaciones S.A., whose name subsequently was changed to Globe Metales S.A. (Globe Metales), UltraCore Polska Sp.z.o.o (UCP), and Ultra Core Corporation (UCC); the former three collectively known as the Stein Group (SG). UCP and UCC are included in our Other reportable segment. Ultra Core Corporation’s operations have subsequently been integrated into the operations of GMI. In January 2007, we acquired Camargo Correa Metais S.A. whose name subsequently was changed to Globe Metais Industria e Comercio S.A. (Globe Metais). In February 2008, we acquired Solsil, Inc. (Solsil) and in May 2008 we entered into a business combination with Ningxia Yonvey Coal Industrial Co., Ltd. (Yonvey).

Recent Trends

Global silicon prices have experienced significant gains in recent years due to a combination of demand increases in both existing markets and in the growing photovoltaic (solar) industry, in addition to supply constraints created by lack of capacity expansion, scheduled and unplanned furnace outages and electricity supply shortages. Although prices have declined since late 2008, they have not fallen as sharply as many other commodities, as producers reacted quickly to reduce output in the face of softening demand. Other than the reopening of our Niagara Falls facility, we are not aware of any significant additions to global production capacity of silicon metal and silicon-based alloys in the Western World over the last ten years. Additional capacity, other than capacity from idle facilities, typically requires a significant planning period, high capital expenditures and access to economically competitive power and raw material supplies. While much of the supply growth in recent years has come from China, the Chinese government has begun restricting the growth of industries that are energy intensive, such as silicon production, through the use of export taxes and other measures.

Despite recent declines, demand growth for silicon from the aluminum, chemical and photovoltaic (solar) markets has been strong in recent years. Silicon pricing has remained at historically high levels due to not only the supply/demand imbalance, but also the growth in some of its end markets such as the photovoltaic (solar) cell market. While aluminum prices have declined significantly from earlier recorded highs and automobile production levels in the U.S. have decreased recently (leading to a softening of demand for ferrosilicon alloys), increased demand for higher aluminum content in automobiles and strong demand for automobiles in Eastern Europe, Brazil, Russia, India and China may provide a strong growth driver to the aluminum sector. Additionally, increasing fuel efficiency standards in both the U.S. and globally are likely to require lighter weight vehicles, and as a result, increased use of aluminum per vehicle. In the chemical sector demand growth has also been strong as certain applications benefit from petroleum based alternatives. One of the fastest growth drivers for silicon demand is the photovoltaic (solar) industry. While the solar industry is still in the early stages of growth and is expected to only represent about 0.7% of the U.S. electricity market in 2009, global solar power generation is expected to increase by approximately 28% annually through 2014, according to March 2009 U.S. Energy Information Administration estimates. As a leading developer of UMG, we plan to capitalize on this demand increase through Solsil’s proprietary technology and planned capacity expansion capabilities. Solsil is currently focused on research and development projects and is not producing material for commercial sale; we do not currently expect material revenues from Solsil until fiscal 2011.

Industry average spot silicon metal prices increased more than 89% from $0.94 per pound in January 2007 to a peak spot price of $1.77 per pound in March 2008. Prices declined 31% from the peak in March 2008 to $1.22 in March 2009. Despite a significant downturn in demand, silicon metal has maintained a price increase of approximately 30% from January 2007.

Outlook

Our results reflect the rapid decline in demand for silicon metal and silicon-based alloys as a result of the impact that the global recession, that took hold in the second quarter of fiscal 2009, has had on our end customers in the aluminum, silicones, steel and solar industries and their end-product users including automotive and industrial customers. Sales volumes continued to decline in the third fiscal quarter and began to stabilize in our fourth quarter. We expect sales volume to marginally improve in the near term due to customer restocking and as the overall outlook for our end users begins to return to more normalized levels. The aggregate average price of our products, combined, has remained stable and is expected to improve somewhat in the immediate to near term as a result of product mix and increased shipments anticipated under contracts with favorable pricing terms. However, we expect our average sales price for all products, including silicon metal, may be adversely impacted in fiscal 2010 as our annual contracts begin to expire and prices are reset to take into account the decreases in spot prices relative to higher levels seen when many of our current contracts were entered.

Cost of sales may be adversely impacted in the near term by the recent strengthening of the Brazilian Real, which impacts certain of our operating costs in Brazil, and by an increase in our Argentinean electric power rate. Our existing electric power contract in Argentina will expire on October 31, 2009, and we expect the new contract will be at a higher rate.

We have reduced our selling, general and administrative expenses beginning in our third fiscal quarter of 2009 as a result of headcount reductions, elimination of certain outside services and overall spending control. Our selling, general and administrative expenses are generally not correlated to revenues, and we believe that our infrastructure is scalable and do not expect that these expenses will increase proportionately with revenue growth.

Stock Option Modifications and Additional Stock Option Grants

In April 2009, our Board of Directors noted that our outstanding stock options had exercise prices substantially above the then current fair market value and unanimously determined that these options therefore had little or no current incentive value. In order to restore the incentive value of our option program and to achieve the purpose of giving the members of our management team incentives to seek to increase shareholder value, the Board of Directors modified the outstanding stock options held by certain officers and other members of our management team to reduce the exercise price to $4.00 per share which the Board of Directors determined equalled or exceeded the fair market value on the date of the modifications. Concurrently, the Board of Directors reset the vesting periods of these options such that the modified options would vest in 25% increments every six months from the date of the modification. At the same time, the Board of Directors reviewed information with respect to the compensation of officers at peer companies in our industry and determined, with the concurrence of a majority of the independent directors, that our company’s incentive compensation to its officers was low as compared to its peers. The Board of Directors unanimously approved the grant of additional options to members of executive management with an exercise price of $4.00 per share, with the amount of the additional option grants based upon the Board of Directors’ evaluation of each recipient officer’s base salary and incentive compensation as compared to peers at comparable companies, see “Executive Compensation — Grants of Plan-Based Awards.” The Board of Directors subsequently made a further review of the incentive compensation of the chief executive officers of comparable companies and determined that Mr. Bradley’s option grant should be increased by 150,000 shares in order to be comparable to the incentive compensation provided to the chief executive officers at comparable companies. In May 2009, an additional grant was made to Mr. Bradley with an exercise price of $5.00 per share, which the Board of Directors determined was equal to the fair market value on the date of the additional grant.

In accounting for the stock option modifications, we will recognize the incremental fair value of the awards calculated at the date of the modification in accordance with the guidance in SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)). We have elected to treat all option awards as a single award and recognize compensation cost on a straight-line basis over the requisite service period of the entire award. Further, we have elected to recognize the total amount of remaining unrecognized compensation cost associated with any modified, unvested options and the incremental fair value of the modified award over the amended vesting period. Previously recognized compensation cost will not be reversed. For the additional stock option grants, we will recognize compensation expense based on the estimated grant date fair value. Prior to vesting, cumulative compensation cost for the new grants will equal the proportionate amount of the award earned to date.

We expect that the stock option modifications and additional stock option grants will result in incremental compensation expense of approximately $1,000,000 and $3,800,000, respectively, over the two year vesting period, beginning from the date of grant. Share-based compensation has no impact on our cash flows.

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Management bases our estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from the estimates used under different assumptions or conditions. We have provided a description of all significant accounting policies in the notes to our consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment or complexity.

Business Combinations

We have completed a number of significant business acquisitions. Our business strategy contemplates that we may pursue additional acquisitions in the future. When we acquire a business, the purchase price is allocated to the tangible assets, identifiable intangible assets and liabilities acquired. Any residual purchase price is recorded as goodwill. Management generally engages independent third-party appraisal firms to assist in determining the fair values of assets acquired. Such a valuation requires management to make significant estimates, especially with respect to intangible assets. These estimates are based on historical experience and information obtained from the management of the acquired companies. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted average cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and may impact reported depreciation and amortization in future periods, as well as any related impairment of goodwill or other long lived assets.

Goodwill and Other Intangibles

At March 31, 2009, we had goodwill and other intangibles with indefinite useful lives totaling $53,545,000. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142), we annually review, in the third quarter of our fiscal year, goodwill and other intangibles with indefinite useful lives for impairment. A review is also performed whenever events or changes in circumstances indicate the carrying amount of these assets may not be recoverable. Reporting units are determined in accordance with the guidance in SFAS 142. If we determine that the carrying value of goodwill and other intangibles may not be recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of goodwill and other intangibles exceeds its fair value. Fair value is measured based on a discounted cash flow method, using a discount rate determined by us to be commensurate with the risk inherent in our current business model, or a valuation technique based on multiples of earnings consistent with the objective of measuring fair value. The estimates of cash flows, future earnings, and discount rate are subject to change due to the economic environment and business trends, including such factors as interest rates, expected market returns and volatility of markets served, as well as government regulation and technological change. We believe that the estimates of future cash flows, future earnings, and fair value are reasonable; however, changes in estimates, circumstances or conditions could have a significant impact on our fair valuation determination, which could then result in a material impairment charge in our results of operations.

Inventories

At March 31, 2009, we had inventories totaling $77,000,000. Inventories are valued at the lower of cost or market value, which does not exceed net realizable value. Cost of inventories is determined either by the first-in, first-out method or by the average cost method. When circumstances indicate a potential valuation issue, tests are performed to assess net realizable value, and as necessary, an inventory write-down is recorded for obsolete, slow moving or defective inventory. Management estimates market and net realizable value based on current and future selling prices for our inventories. Management believes that these estimates are reasonable; however, changes in estimates or future price decreases caused by changing economic conditions, including customer demand, could result in future inventory adjustments, resulting in decreased operating profits and lower asset levels.

Share-Based Compensation

During the nine months ended March 31, 2009, we recorded share-based compensation expense of $4,704,000. We account for share-based payments to employees in accordance with SFAS 123(R), which requires that share-based payments (to the extent they are compensatory) be recognized in our consolidated statement of operations based on their fair values. In addition, we have applied the provisions of the SEC’s Staff Accounting Bulletin No. 107 (SAB 107) in our accounting under SFAS 123(R). We are required to estimate the stock awards that we ultimately expect to vest and to reduce share-based compensation expense for the effects of estimated forfeitures of awards over the expense recognition period. Given our share-based compensation was granted under a new plan and that there is relatively no historical data, we have estimated a forfeiture rate of zero. Actual forfeitures in the future may differ from this estimate, which would favorably impact our future results from operations.

We estimate the fair value of employee stock options using a Black-Scholes valuation model. Our common stock is currently traded on the AIM market of the London Stock Exchange. Accordingly, in making stock awards, we value our common stock based upon reported trades on the AIM market on or immediately preceding the date of grant and also based upon the average of the bid and ask prices reported on the AIM market. The fair value of an award is affected by our closing stock price on the AIM market on the date of grant as well as other assumptions, including the estimated volatility over the term of the awards and the estimated period of time that we expect employees to hold their stock options, which is calculated using the simplified method allowed by SAB 107. As there is limited trading data related to our common stock, the expected volatility over the expected vesting term of our share-based compensation is based on the historical volatilities of similar companies. The risk-free interest rate assumption we use is based upon United States Treasury interest rates appropriate for the expected life of the awards. Our expected dividend rate is zero since we do not currently pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future. Actual results could differ from these estimates, which would impact our results from operations.

Income Taxes

We recorded a provision for income taxes of $7,290,000 during the nine months ended March 31, 2009. As part of the process of preparing consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we conduct business. This process involves estimating actual current tax expense and temporary differences between tax and financial reporting. Temporary differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet. We must assess the likelihood that deferred tax assets will be recovered from future taxable income. A valuation allowance is recognized to reduce deferred tax assets if, and to the extent that, it is more likely than not that all or some portion of the deferred tax assets will not be realized. The determination of the need for a valuation allowance is based on an on-going evaluation of current information including, among other things, estimates of future earnings in different tax jurisdictions and the expected timing of deferred income tax asset reversals. We believe that the determination to record a valuation allowance to reduce deferred income tax assets is a critical accounting estimate because it is based on an estimate of future taxable income in the various tax jurisdictions in which we do business, which is susceptible to change and may or may not occur, as well as the estimated timing of the reversal of temporary differences which create our deferred income tax assets, and because the impact of adjusting a valuation allowance may be material. In the event that actual results differ from estimates in future periods, and depending on the tax strategies that we may be able to implement, changes to the valuation allowance could impact our financial position and results of operations.

As part of our accounting for business combinations, some of the purchase price is allocated to goodwill and intangible assets. Amortization expense associated with acquired intangible assets is generally not tax deductible; however, deferred taxes have been recorded for non-deductible amortization expense as a part of the purchase price allocation process. We have taken into account the allocation of these identified intangibles among different taxing jurisdictions in establishing the related deferred tax liabilities. Income tax contingencies existing as of the acquisition dates of the acquired companies are evaluated quarterly and any adjustments are recorded as adjustments to (a) reduce to zero any goodwill related to the acquisition, (b) reduce to zero other noncurrent intangible assets related to the acquisition, and (c) reduce income tax expense.

We adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) on July 1, 2007. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 Accounting for Income Taxes. We recognize an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority that has full knowledge of all relevant information, based on the technical merits of the position. The income tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon settlement with a taxing authority. The determination of an uncertain tax position and the likelihood of it being realized requires critical judgment and estimates. We carefully assess each of the uncertain tax positions in order to determine the tax benefit that can be recognized in the consolidated financial statements.

Our practice is to review tax filing positions by jurisdiction and to record provisions for uncertain income tax positions as required by FIN 48, including interest and penalties when applicable. We believe we record and/or disclose such potential tax liabilities as appropriate and have reasonably estimated our income tax liabilities and recoverable tax assets. If new information becomes available, adjustments are charged against income at that time. We do not anticipate that such adjustments would have a material adverse effect on our consolidated financial position or liquidity; however, it is possible that the final outcomes could have a material impact on our reported results of operations.

Pensions

We have three noncontributory defined pension benefit plans that were frozen in 2003. Our pension plans and postretirement benefit plans are accounted for under SFAS No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans— An Amendment of FASB Statements No. 87, 88, 106, and 132(R) using actuarial valuations required by SFAS No. 87 Employers’ Accounting for Pensions and SFAS No. 106 Employers’ Accounting for Postretirement Benefits Other Than Pensions. We consider accounting for employee benefit plans critical because we are required to make significant subjective judgments about a number of actuarial assumptions, including discount rates, long-term return on plan assets, and mortality rates. Expected return on plan assets is determined based on historical results adjusted for anticipated market movements. Depending on the assumptions and estimates used, the pension benefit (expense) could vary within a range of outcomes and have a material effect on reported results. In addition, the assumptions can materially affect accumulated benefit obligations and future cash funding.

The weighted-average expected long-term rates of return on pension plan assets were 8.50% at both June 30, 2008 and 2007. This rate is determined annually by management based on a weighted average of current and historical market trends, historical and expected portfolio performance and the current and expected portfolio mix of investments. A 1.00% change in these expected long-term rates of return, with all other variables held constant, would not have a material impact on our pension expense.

The weighted-average discount rates for pension plan obligations were 6.75% and 6.25% at June 30, 2008 and 2007, respectively. The weighted-average discount rates for net period benefit (cost) were 6.25% and 5.75% at June 30, 2008 and 2007, respectively. These rates are used to calculate the present value of plan liabilities and are determined annually by management. The discount rate is established utilizing the Citigroup Pension Discount Curve. A 1.00% change in discount rate, with all other variables held constant, would not have a material impact on our pension expense and would impact the projected benefit obligation by approximately $2,073,000.

Results of Operations

Our results of operations are significantly affected by our recent acquisitions. We acquired GMI in November 2006, SG in November 2006, Globe Metais in January 2007, Solsil in February 2008 and Yonvey in May 2008. Accordingly, our results for the nine months ended March 31, 2009 and 2008 include the results of GMI, SG and Globe Metais for the entire period and include the results of Solsil for the one month period ended March 31, 2008 and for the nine months ended March 31, 2009. Results for the nine month period ended March 31, 2009 include the results of Yonvey for the entire period, whereas no Yonvey results are included for the nine month period ended March 31, 2008. Similarly, our results for the fiscal year ended June 30, 2008 include the results of GMI, SG and Globe Metais for the entire period and include the results of Solsil for the four months following its acquisition and include the results of Yonvey for the one and a half months following its acquisition. Our results for the fiscal year ended June 30, 2007 include the results of GMI and SG for approximately seven and a half months following their acquisitions and the results of Globe Metais for the five months following its acquisition. Results for the year ended June 30, 2006 are the results for GMI, the predecessor company which include the results of West Virginia Alloys, Inc. (Alloy) following its acquisition on December 21, 2005.

GSM Nine Months Ended March 31, 2009 vs. Nine Months Ended March 31, 2008

	Nine Months Ended
	March 31,		Increase	Percentage
	2009	2008	(Decrease)	Change
	(Unaudited)
	(Dollars in thousands)

Results of Operations
Net sales	$344,610	316,751	27,859	8.8%
Cost of sales	257,714	251,378	6,336	2.5%
Selling, general and administrative	48,475	34,303	14,172	41.3%
Research and development	1,122	407	715	175.7%
Restructuring charges	1,387	—	1,387	Not applicable
Goodwill and intangible asset impairment	69,704	—	69,704	Not applicable

Operating (loss) income	(33,792)	30,663	(64,455)	(210.2%)
Net interest expense	(4,966)	(5,303)	337	(6.4%)
Other (expense) income	(593)	200	(793)	(396.5%)

(Loss) income before income taxes and minority interest	(39,351)	25,560	(64,911)	(254.0%)
Provision for income taxes	7,290	7,343	(53)	(0.7%)
Minority interest, net of tax	3,022	26	2,996	11,523.1%

Net (loss) income attributable to common stock	$(43,619)	18,243	(61,862)	(339.1%)

Net Sales:

	Nine Months Ended March 31, 2009			Nine Months Ended March 31, 2008
	Sales			Sales
	$ (in 000s)	MT	$/MT	$ (in 000s)	MT	$/MT

Silicon metal and related alloys	$322,105	127,833	$2,520	$304,907	157,948	$1,930
Silica fume and other	22,505			11,844

Total net sales	$344,610			$316,751

Net sales for our reportable segments for the nine months ended March 31, 2009 compared to the nine months ended March 31, 2008 are summarized in the following table:

	Nine Months Ended
	March 31,		Increase	Percentage
	2009	2008	(Decrease)	Change
	(Unaudited)
	(Dollars in thousands)

GMI	$223,354	214,366	8,988	4.2%
Globe Metais	77,064	76,174	890	1.2%
Globe Metales	41,640	30,641	10,999	35.9%
Solsil	2,117	1,090	1,027	94.2%
Other	14,673	4,715	9,958	211.2%
Eliminations	(14,238)	(10,235)	(4,003)	39.1%

Total net sales	$344,610	316,751	27,859	8.8%

The increase in net sales of $27,859,000 was primarily attributable to increased pricing partially offset by volume decreases. Increased pricing across almost all silicon metal and silicon-based alloy products increased revenue by approximately $53,590,000, $19,680,000 and $17,709,000 for GMI, Globe Metais and Globe Metales, respectively. The volume decline, caused by global economic decline, across almost all silicon metal and silicon-based alloy products offset pricing increases by $43,639,000, $19,560,000 and $7,448,000 for

GMI, Globe Metais and Globe Metales, respectively. The increase in Solsil revenue of approximately $1,027,000 is primarily attributable to the timing of the Solsil acquisition in February 2008. The increase in Other revenue and Eliminations is primarily attributable to the timing of the Yonvey acquisition in May 2008 as Yonvey sells primarily to GMI and Globe Metais.

Cost of Sales:

Cost of sales for our reportable segments for the nine months ended March 31, 2009 compared to the nine months ended March 31, 2008 are summarized in the following table:

	Nine Months Ended
	March 31,		Increase	Percentage
	2009	2008	(Decrease)	Change
	(Unaudited)
	(Dollars in thousands)

GMI	$163,321	176,478	(13,157)	(7.5%)
Globe Metais	56,016	53,768	2,248	4.2%
Globe Metales	24,883	25,653	(770)	(3.0%)
Solsil	9,568	1,134	8,434	743.7%
Other	16,853	4,289	12,564	292.9%
Eliminations	(12,927)	(9,944)	(2,983)	30.0%

Total cost of sales	$257,714	251,378	6,336	2.5%

The increase in cost of sales of $6,336,000 was primarily due to the impact of the Solsil and Yonvey acquisitions, increased power costs, lower factory capacity utilization and increased raw material costs, such increases being offset by lower sales and production volumes. The acquisition of Solsil in February 2008 contributed to an incremental cost of sales of approximately $8,434,000, which is approximately $7,407,000 in excess of the incremental sales. The high costs of sales relative to revenue reflect Solsil’s efforts to refine its production process. The cost of sales at Yonvey and Solsil for the nine months ended March 31, 2009 includes inventory write-downs of $5,061,000. Power costs primarily increased due to a new rate structure for the power contract at Globe Metais which started on July 1, 2008 and resulted in an increased cost of $9,900,000. Such increases were offset by a decrease in company-wide sales volumes of 30,115 metric tons, from 157,948 to 127,833 for the nine months ended March 31, 2008 versus March 31, 2009, respectively, which, combined with lower production levels, were the primary driver of the $13,157,000 decrease in GMI’s cost of sales.

Gross margin represented approximately 25% of sales in the nine months ended March 31, 2009 compared to approximately 21% of sales for the same period in 2008. This is an improvement in gross margin of approximately 19%, primarily reflecting higher average selling prices only partially offset by higher power costs, inventory write-downs, and lower capacity utilization.

Selling, General and Administrative:

Selling, general and administrative expenses for our reportable segments for the nine months ended March 31, 2009 compared to the nine months ended March 31, 2008 are summarized in the following table:

	Nine Months Ended
	March 31,		Increase	Percentage
	2009	2008	(Decrease)	Change
	(Unaudited)
	(Dollars in thousands)

GMI	$17,939	15,924	2,015	12.7%
Globe Metais	6,957	6,060	897	14.8%
Globe Metales	2,624	1,742	882	50.6%
Solsil	907	253	654	258.5%
Corporate	16,588	9,699	6,889	71.0%
Other	3,460	625	2,835	453.6%

Total selling, general and administrative	$48,475	34,303	14,172	41.3%

The increase in selling, general and administrative expenses of $14,172,000 was primarily due to an increase in employee headcount and related salaries, benefits and bonuses, the timing of the acquisition of Solsil and Yonvey, and the write-off of deferred offering expenses. During the nine months ended March 31, 2009, executive bonuses at the corporate level increased by approximately $5,290,000 and salaries and benefits at the corporate level increased by approximately $1,840,000 due to additional headcount. Approximately $2,500,000 of Corporate deferred offering costs were written-off in accordance with U.S. GAAP because our proposed initial public offering was postponed by more than 90 days. The increases were offset by a reduction of Corporate share-based compensation of approximately $1,900,000. The timing of the acquisitions of Solsil and Yonvey contributed incremental costs of approximately $654,000 and $3,061,000, respectively. Salaries, benefits and bonuses increased by approximately $2,100,000 at GMI due to increased headcount, increased profit sharing due to strong performance, and increased pension expenses due to plan asset losses. The increase in Globe Metais’ selling, general and administrative expenses was primarily due to a $631,000 write-off of customer receivables, driven by economic conditions, while Globe Metales’ increase in selling, general and administrative expenses was primarily due to increased salaries, benefits and bonuses and a $114,000 write-off of customer receivables.

Research and Development:

The increase in research and development cost of $715,000 was primarily due to the acquisition of Solsil in February 2008, which contributed an incremental $888,000 of cost, partially offset by a decrease of approximately $264,000 by Globe Metais.

Goodwill and Intangible Asset Impairment:

Goodwill and intangible asset impairment for the nine months ended March 31, 2009 was approximately $69,704,000. This impairment was entirely associated with Solsil. The global economic slowdown combined with the decrease in oil prices caused a sharp decline in product price and demand for upgraded metallurgical grade silicon. As a result, it was determined that the value of the Solsil operating segment no longer supported its goodwill and intangible asset balances. Pursuant to the general economic decline, we have completed impairment assessments for each of our business units, and determined that no further impairment losses exist at March 31, 2009.

Net Interest Expense:

Net interest expense decreased by approximately $337,000 due to the refinancing and repayment of credit facilities at GMI and Globe Metais, offset by lower interest income due to lower average cash balance and reduced interest rates.

Other (Expense) Income:

Other expense increased by approximately $793,000 primarily due to the impact of foreign exchange losses related to the strengthening of the dollar against the Real and the Euro and lower income from investments accounted for under the equity method. Foreign exchange losses of $2,961,000 were primarily due to $3,624,000 in foreign exchange losses at Metais, partially offset by foreign exchange gains of $1,011,000 at Corporate related to a non U.S. dollar denominated liability. Lower income from unconsolidated affiliates of $305,000 were offset by the reversal of an accrual of $1,002,000 and lower legal fees of $369,000 based on the settlement of outstanding litigation, and $497,000 higher income from certain nonoperational third party transactions at GMI.

Provision for Income Taxes:

The effective tax rate was (19%) and 29% for the nine months ended March 31, 2009 and March 31, 2008, respectively. The change in effective tax rate in 2009 was primarily due to a change in the amount of loss before income taxes principally related to the Solsil impairment, as well as changes in the level of earnings and losses within the various tax jurisdictions in which we operate.

We currently operate under tax holidays in Brazil and Argentina. In Brazil, we are operating under a tax holiday which taxes our manufacturing income at the preferential rate of 15.25% compared to a statutory rate of 34%. The tax holiday in Brazil expires in 2016. In Argentina, our manufacturing income is taxed at a preferential rate which varies based on production levels from our Argentine facilities. The statutory rate in Argentina is 35%. The tax holiday in Argentina expires in 2012.

GSM Fiscal Year Ended June 30, 2008 vs. 2007

	Years Ended June 30,		Increase	Percentage
	2008	2007	(Decrease)	Change
	(Dollars in thousands)

Results of Operations
Net sales	$452,639	221,928	230,711	104.0%
Cost of sales	345,165	184,122	161,043	87.5%
Selling, general and administrative	49,610	18,541	31,069	167.6%
Research and development	901	120	781	650.8%

Operating income	56,963	19,145	37,818	197.5%
Other (expense) income	(5,285)	504	(5,789)	(1,148.6%)

Income before income taxes, deferred interest subject to redemption and minority interest	51,678	19,649	32,029	163.0%
Provision for income taxes	15,936	7,047	8,889	126.1%
Deferred interest subject to redemption	—	(768)	768	(100.0%)
Minority interest, net of tax	721	—	721	Not applicable

Net income attributable to common stock	$36,463	11,834	24,629	208.1%

Net Sales:

	Year Ended June 30, 2008			Year Ended June 30, 2007
	Net Sales			Net Sales
	($ in 000s)	MT	$/MT	($ in 000s)	MT	$/MT
	(Unaudited)

Silicon metal and related alloys	$434,605	214,406	$2,027	$213,776	133,916	$1,596
Silica fume and other	18,034			8,152

Total net sales	$452,639			$221,928

Net sales for our reportable segments for the year ended June 30, 2008 compared to the year ended June 30, 2007 are summarized in the following table:

	Year Ended June 30,		Increase	Percentage
	2008	2007	(Decrease)	Change
	(Dollars in thousands)

GMI	$308,074	172,158	135,916	78.9%
Globe Metais	108,218	27,606	80,612	292.0%
Globe Metales	42,090	21,384	20,706	96.8%
Solsil	1,532	—	1,532	Not applicable
Other	7,071	4,585	2,486	54.2%
Eliminations	(14,346)	(3,805)	(10,541)	277.0%

Total net sales	$452,639	221,928	230,711	104.0%

The increase in net sales was primarily attributable to significant price increases and the timing of the acquisitions. GMI, Globe Metais and Globe Metales were all acquired during fiscal 2007. These increases represent additional volume in fiscal 2008 as well as the effect of price increases. In total, price increases in silicon metal and silicon-based alloys products increased revenue by approximately $47,600,000, $25,000,000 and $10,200,000 for GMI, Globe Metais and Globe Metales, respectively. The acquisitions of Solsil in February 2008 and Yonvey in May 2008 contributed sales of approximately $1,532,000 and $876,000, respectively, in the fiscal year ended June 30, 2008.

Cost of Sales:

Cost of sales for our reportable segments for the year ended June 30, 2008 compared to the year ended June 30, 2007 are summarized in the following table:

	Year Ended June 30,		Increase	Percentage
	2008	2007	(Decrease)	Change
	(Dollars in thousands)

GMI	$241,028	141,125	99,903	70.8%
Globe Metais	74,552	22,867	51,685	226.0%
Globe Metales	34,440	19,028	15,412	81.0%
Solsil	3,333	—	3,333	Not applicable
Other	6,793	4,714	2,079	44.1%
Eliminations	(14,981)	(3,612)	(11,369)	314.7%

Total cost of sales	$345,165	184,122	161,043	87.5%

The increase in cost of sales was primarily attributable to the timing of the acquisitions of GMI, Globe Metais and Globe Metales during fiscal year 2007, resulting in incremental cost of sales of approximately $65,900,000, $45,100,000 and $9,000,000, respectively, in the fiscal year ended June 30, 2008. The acquisitions of Solsil in February 2008 and Yonvey in May 2008 contributed cost of sales of approximately $3,333,000 and $1,142,000, respectively, in the fiscal year ended June 30, 2008. Additionally, cost of sales increased by $32,700,000, $6,400,000 and $6,500,000 primarily due to higher prices for raw materials, power and increased labor costs at GMI, Globe Metais and Globe Metales, respectively. These cost increases were more than offset by the sales price increases noted above.

Gross margin represented approximately 24% of sales in 2008 versus approximately 17% of sales in 2007, an improvement in gross margin of approximately 41% primarily reflecting higher sales prices only partially offset by higher raw material prices, power and labor costs.

Selling, General and Administrative:

Selling, general and administrative expenses for our reportable segments for the year ended June 30, 2008 compared to the year ended June 30, 2007 are summarized in the following table:

	Year Ended June 30,		Increase	Percentage
	2008	2007	(Decrease)	Change
	(Dollars in thousands)

GMI	$18,632	11,300	7,332	64.9%
Globe Metais	8,896	2,258	6,638	294.0%
Globe Metales	2,100	1,407	693	49.3%
Solsil	558	—	558	Not applicable
Corporate	17,588	3,040	14,548	478.6%
Other	774	536	238	44.4%
Eliminations	1,062	—	1,062	Not applicable

Total selling, general and administrative	$49,610	18,541	31,069	167.6%

The acquisitions of GMI, Globe Metais and Globe Metales during fiscal year 2007 resulted in incremental expenses of approximately $5,400,000, $3,000,000, and $700,000, respectively, in the fiscal year ended June 30, 2008. The acquisition of Solsil in February 2008 and Yonvey in May 2008 contributed expenses of approximately $558,000 and $266,000, respectively, in the fiscal year ended June 30, 2008. The remaining increase at GMI was primarily due to higher legal fees of approximately $1,200,000 and increased salary and benefits of approximately $1,100,000. The remaining increase at Globe Metais was primarily due to higher forest security costs of approximately $1,100,000, increased information system costs of $1,100,000, increased professional fees of $600,000, and increased salary and benefits of approximately $500,000.

Share-based compensation expense at Corporate increased by approximately $7,700,000 over 2007 due to an increase in our common share price and additional stock option grants. Professional fees at Corporate increased by approximately $4,600,000 due primarily to the performance of the 2007 audit and a portion of the 2008 audit, which were both charged in 2008. In addition, Corporate salary and benefits increased by $1,700,000 related to the creation of a corporate staff. Excluding the impact of share-based compensation, selling, general and administrative costs increased from approximately 8% as a percentage of sales in 2007 to 9% as a percentage of sales in 2008.

Research and Development:

The increase in research and development costs in 2008 was primarily due to the acquisition of Solsil in February 2008.

Other (Expense) Income:

The acquisitions of GMI, Globe Metais and Globe Metales during fiscal year 2007 resulted in incremental interest expense of approximately $1,900,000, $1,500,000, and $500,000, respectively, in the fiscal year ended June 30, 2008. Other expense decreased by approximately $700,000 primarily due to lower legal fees related to the Westbrook Resources Limited litigation. Interest income was lower by approximately $3,200,000 due to a reduction of cash resulting from the acquisitions of GMI, Globe Metais and Globe Metales. Additionally, GMI recorded an insurance recovery of approximately $700,000 in fiscal year 2008.

Provision for Income Taxes:

Income taxes as a percentage of pretax income were approximately 36% in fiscal year 2007 and approximately 31% in fiscal year 2008. The changes in our income tax provision were a result of changes in the level of earnings and losses within the various tax jurisdictions in which we operate, as well as the impact of tax exempt interest and foreign tax rate differentials and tax holidays associated with our Globe Metales and Globe Metais acquisitions.

We currently operate under tax holidays in Brazil and Argentina. In Brazil, we are operating under a tax holiday which taxes our manufacturing income at the preferential rate of 15.25% compared to a statutory rate of 34%. The tax holiday in Brazil expires in 2016. In Argentina, our manufacturing income is taxed at a preferential rate which varies based on production levels from our Argentine facilities. The statutory rate in Argentina is 35%. The tax holiday in Argentina expires in 2012.

Deferred Interest Subject to Redemption:

This amount represents interest income attributable to stockholders who elected to redeem their shares at the time of the GMI acquisition in November 2006.

GSM (Successor) Fiscal Year Ended June 30, 2007 vs. GMI (Predecessor) Fiscal Year Ended June 30, 2006

On November 13, 2006, GSM, which was a special acquisition vehicle, acquired GMI. The operations of GSM were insignificant compared to our subsequent acquisitions occurring in fiscal year 2007. All periods presented prior to November 13, 2006 are referred to as “Predecessor,” and all periods on or after such date are referred to as “Successor.” The results of operations information for the 2007 Successor period represents consolidated financial information of GSM and its consolidated subsidiaries acquired after November 12, 2006, and the results of operations information for all Predecessor periods represents financial information of GMI and its consolidated subsidiaries. The financial statements for the Successor period are not comparable to the Predecessor period, because the Predecessor period does not include results of operations of Globe Metais and Globe Metales. Additionally, the Successor period includes the results of GMI and its consolidated subsidiaries for only seven and a half months, since the date of its acquisition by GSM. Lastly, the results for the year ended June 30, 2006 for GMI, the Predecessor period, include the results of West Virginia Alloys, Inc. (Alloy) following its acquisition on December 21, 2005.

	Successor	Predecessor
	Years Ended June 30,		Increase	Percentage
	2007	2006	(Decrease)	Change
	(Dollars in thousands)
Results of Operations
Net sales	$221,928	$173,008	48,920	28.3%
Cost of sales	184,122	147,682	36,440	24.7%
Selling, general and administrative	18,541	14,261	4,280	30.0%
Research and development	120	—	120	Not applicable

Operating income	19,145	11,065	8,080	73.0%
Other income (expense)	504	(6,010)	6,514	(108.4)%

Income before income taxes and deferred interest subject to redemption	19,649	5,055	14,594	288.7%
Provision for income taxes	7,047	1,914	5,133	268.2%
Deferred interest subject to redemption	(768)	—	(768)	Not applicable

Net income attributable to common stock	$11,834	$3,141	8,693	276.8%

Net Sales:

	Successor			Predecessor
	Year Ended June 30, 2007			Year Ended June 30, 2006
	Net Sales			Net Sales
	($ in 000s)	MT	$/MT	($ in 000s)	MT	$/MT
	(Unaudited)
Silicon metal and related alloys	$213,776	133,916	$1,596	$165,177	126,465	$1,306
Silica fume and other	8,152			7,831

Total net sales	$221,928			$173,008

Net sales for our reportable segments for the year ended June 30, 2007 compared to the year ended June 30, 2006 are summarized in the following table:

	Year Ended
	June 30,		Increase	Percentage
	2007	2006	(Decrease)	Change
	(Dollars in thousands)

GMI	$172,158	173,008	(850)	(0.5)%
Globe Metais	27,606	—	27,606	Not applicable
Globe Metales	21,384	—	21,384	Not applicable
Other	4,585	—	4,585	Not applicable
Eliminations	(3,805)	—	(3,805)	Not applicable

Total net sales	$221,928	173,008	48,920	28.3%

GMI sales decreased by approximately $850,000 in the year ended June 30, 2007, which includes the revenues for GMI from its acquisition in November 2006, as compared with the year ended June 30, 2006, which only includes approximately 6.5 months of Alloy sales from its acquisition in December 2005. The figures above include the impact of the amortization of customer contract liabilities at GMI in fiscal year 2007, which contributed approximately $3,000,000 to net sales. The remaining impact was due to primarily the acquisitions of Globe Metais, Globe Metales and Other during fiscal year 2007.

Cost of Sales:

Cost of sales for our reportable segments for the year ended June 30, 2007 compared to the year ended June 30, 2006 are summarized in the following table:

	Year Ended
	June 30,		Increase	Percentage
	2007	2006	(Decrease)	Change
	(Dollars in thousands)

GMI	$141,125	147,682	(6,557)	(4.4)%
Globe Metais	22,867	—	22,867	Not applicable
Globe Metales	19,028	—	19,028	Not applicable
Other	4,714	—	4,714	Not applicable
Eliminations	(3,612)	—	(3,612)	Not applicable

Total cost of sales	$184,122	147,682	36,440	24.7%

GMI experienced a $9,400,000 decrease in cost of sales due primarily to changes in sales and production mix, including the impact of the Alloy facility acquired in December 2005. Purchase accounting adjustments related to our acquisition of GMI created an increase in cost of sales of approximately $2,700,000. The remaining impact was due to primarily the acquisitions of Globe Metais, Globe Metales and Other during fiscal year 2007.

Selling, General and Administrative:

Selling, general and administrative expenses for our reportable segments for the year ended June 30, 2007 compared to the year ended June 30, 2006 are summarized in the following table:

	Year Ended
	June 30,		Increase	Percentage
	2007	2006	(Decrease)	Change
	(Dollars in thousands)

GMI	$11,300	14,261	(2,961)	(20.8)%
Globe Metais	2,258	—	2,258	Not applicable
Globe Metales	1,407	—	1,407	Not applicable
Corporate	3,040	—	3,040	Not applicable
Other	536	—	536	Not applicable

Total selling, general and administrative	$18,541	14,261	4,280	30.0%

The fiscal year ended June 30, 2007 includes general and administrative expenses of approximately $3,000,000 related to the expansion of our Corporate functions. GMI’s selling, general and administrative expenses decreased by approximately $3,000,000 due to the fact that the year ended June 30, 2007 includes GMI operations from its acquisition in November 2006, when compared with the year ended June 30, 2006, which includes the operations of GMI for an entire year. The remaining impact was due to primarily the acquisitions of Globe Metais, Globe Metales and Other during fiscal year 2007.

Other Income (Expense):

A reduction of approximately $900,000 of interest expense is related to the impact of comparing a partial GMI fiscal year in 2007 versus a twelve month period in fiscal year 2006. Further, GMI’s fiscal 2006 results include approximately $1,000,000 of deferred financing fee amortization. The fiscal year ended June 30, 2007 also includes approximately $5,200,000 in interest income related primarily to the cash balances held by GSM following its November 2006 securities offering. The remaining impact was due to primarily the acquisitions of Globe Metais, Globe Metales and Other during fiscal year 2007.

Provision for Income Taxes:

The changes in our income tax provision were a result of changes in the level of earnings and losses within the various tax jurisdictions in which we operate, as well as the impact of tax exempt interest and foreign tax rate differentials associated with the acquisitions of Globe Metales and Globe Metais.

Deferred Interest Subject to Redemption:

This amount represents interest income attributable to stockholders who elected to redeem their shares at the time of the GMI acquisition. In connection with our initial public offering in October 2005, $184,100,000 of the net proceeds of the offering were placed in a trust account to be held there until the earlier of the (i) consummation of our first business combination or (ii) liquidation of GSM.

Any stockholder who voted against our acquisition of GMI, our first business combination, had the option to demand that we convert common stock held by the dissenting stockholder to cash. In addition, our Board of Directors opted to permit each stockholder who purchased shares in the October 2005 offering to vote “for” the acquisition of GMI while at the same time electing to redeem his shares for cash. Approximately 8.4% of stockholders voted against the GMI acquisition and approximately 9.8% voted for the acquisition but elected to redeem their shares. The trust account income associated with the redeemed shares was recorded as a reduction of income attributable to common stock in our consolidated income statement under the title “deferred interest attributable to common stock subject to redemption.”

Liquidity and Capital Resources

Sources of Liquidity

Our principal sources of liquidity are cash flow from operations and available borrowings under GMI’s revolving credit facility. As of March 31, 2009, our cash and cash equivalents balance was approximately $45,022,000. As of March 31, 2009, we had $34,560,000 available on a revolving credit facility; there was no outstanding balance on the revolving credit facility at March 31, 2009, however, there were outstanding letters of credits for $440,000 associated with foreign supplier contracts. Our subsidiaries borrow funds in order to finance capital expansion programs. The terms of certain of those financings place restrictions on distributions of funds to us, however, we do not expect this to have an impact on our ability to meet our cash obligations. We believe we have access to adequate resources to meet our needs for normal operating costs, capital expenditure, mandatory debt redemptions, and working capital for our existing business. These resources include cash and cash equivalents, cash provided by operating activities, and unused lines of credit. Given the current uncertainty in the financial markets, our ability to access capital and the terms under which we can do so may change. Should we be required to raise capital in this environment, potential outcomes might include higher borrowing costs, less available capital, more stringent terms and tighter covenants, or in extreme conditions, an inability to raise capital. We estimate that our fiscal year 2009 capital expenditures will be approximately $52,000,000, which includes approximately $23,000,000 for the expansion of our Niagara Falls, New York facility, approximately $11,000,000 for Solsil and approximately $8,000,000 for Yonvey. Our ability to satisfy debt service obligations, to fund planned capital expenditures and to make acquisitions will depend upon our future operating performance, which will be affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control.

A summary of our revolving credit agreements is as follows:

Senior Credit Facility — This credit facility of our subsidiary, GMI, was due to expire in November 2009. Interest on the facility accrued at the London Interbank Offered Rate (LIBOR) or prime, at our option, plus an applicable margin percentage. At June 30, 2008, the interest rate on the borrowing was 6.3%, equal to prime plus 1.25%. The total commitment on this portion of the credit facility included approximately $2,222,000 for letters of credit associated with foreign supplier contracts. The credit facility was secured by substantially all of the assets of GMI and was subject to certain restrictive and financial covenants, which included limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, and certain minimum interest, debt service, and leverage ratios.

On September 18, 2008, GMI refinanced its credit facility with a $75,000,000 credit facility, comprised of a five-year senior secured term loan in an aggregate principal amount of $40,000,000 and a revolving credit facility of $35,000,000. Interest on the term loan accrues at LIBOR plus an applicable margin percentage or, at our option, prime plus an applicable margin percentage. Principal payments are due in quarterly installments of $2,105,000, commencing on December 31, 2008, and the unpaid principal balance is due in full in September 2013, subject to certain mandatory prepayments. Interest on advances under the revolving credit facility accrues at LIBOR plus an applicable margin percentage or, at our option, prime plus an applicable margin percentage. The amount available under the revolving credit facility is subject to a borrowing base calculation, and the total commitment on the revolving credit facility includes $10,000,000 for letters of credit associated with foreign supplier contracts. The credit facility is secured by substantially all of the assets of GMI and its principal subsidiary, West Virginia Alloys, and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization and minimum net worth and interest coverage requirements. We were in compliance with these loan covenants, as subsequently amended to increase annual limits for capital expenditures, at March 31, 2009.

In conjunction with this refinancing both of our $8,500,000 junior subordinated term loans were paid in full.

Export Financing Agreements — Our Argentine and Brazilian subsidiaries maintain various short-term export financing arrangements. The terms of these agreements are generally between six and twelve months.

Interest accrues at rates ranging from 9.0% to 10.0% at March 31, 2009. Certain export accounts receivable balances are pledged as collateral against these borrowings.

Other — Our subsidiary Yonvey has approximately $8,045,000 in outstanding promissory notes, which mature through August 2009. The notes accrue interest at rates ranging from 8.2% to 12.7% at March 31, 2009. The promissory notes are secured by certain Yonvey assets.

Cash Flows

The financial information for the Successor periods are not comparable to the Predecessor periods because the Predecessor periods do not include results of subsequent acquisitions, including Globe Metais and Globe Metales. Additionally, the 2007 Successor period includes the results of GMI and its consolidated subsidiaries for only seven and a half months, since the date of its acquisition by GSM. The following table summarizes our primary sources (uses) of cash during the periods presented:

	Successor				Predecessor
	Nine Months Ended
	March 31,		Year Ended June 30,
	2009	2008	2008	2007	2006	2005
	(Unaudited)
	(Dollars in thousands)
Cash and cash equivalents at beginning of period	$73,994	67,741	$67,741	1,996	$—	2,601
Cash flows provided by operating activities	31,639	4,680	32,206	18,673	12,823	15,233
Cash flows (used in) provided by investing activities	(43,255)	(17,872)	(26,608)	67,668	(43,648)	(3,841)
Cash flows (used in) provided by financing activities	(17,398)	20,203	605	(20,596)	30,825	(13,993)
Effect of exchange rate changes on cash	42	—	50	—	—	—

Cash and cash equivalents at end of period	$45,022	74,752	$73,994	67,741	$—	—

Operating Activities:

Our business is cyclical and cash flows from operating activities may fluctuate during the year and from year-to-year due to economic conditions.

Net cash provided by operating activities was approximately $31,639,000 and approximately $4,680,000 during the nine months ended March 31, 2009 and 2008, respectively. The approximately $26,960,000 increase in net cash provided by operating activities was due to stronger operating results fueled by increased product pricing, decreases in accounts receivable due to a decline in sales in the fiscal third quarter, and increases in income taxes payable. The increase was only partially offset by decreased volume, a decrease in accounts payable due to lower purchases and production levels in the fiscal third quarter, and an increase in inventories due to slower sales.

Net cash provided by operating activities was approximately $32,206,000 and approximately $18,673,000 during the fiscal years 2008 and 2007, respectively. The approximately $13,533,000 increase in net cash provided by operating activities from 2007 to 2008 was due to stronger operating results, fueled by increased pricing and a full year of operations of the acquired GMI, SG and Globe Metais businesses, offset by increases in net working capital. Working capital increased primarily due to increases in accounts receivable from higher realized pricing and increases in inventories, mainly electrodes, in anticipation of increased prices and longer required lead times as sourcing was shifted to Asia.

Net cash provided by operating activities was approximately $18,673,000 and approximately $12,823,000 during fiscal years 2007 and 2006, respectively. The acquisitions of SG and Globe Metais during fiscal year

2007 resulted in increased operating cash flows of $11,802,000. GMI’s operating cash flows decreased by approximately $8,032,000 in fiscal year 2007, which includes the operating results of GMI from its acquisition in November 2006, as compared with the fiscal year 2006, which only includes approximately 6.5 months of Alloy operations from its acquisition in December 2005. The decrease in GMI’s operating cash flows reflects the combined impact of significant working capital investment subsequent to our acquisition of GMI, offset by stronger operating results fueled by increased product pricing. The remaining operating cash flow is the result of interest earned on available cash balances.

Investing Activities:

Net cash used in investing activities was approximately $43,255,000 and approximately $17,872,000 during the nine months ended March 31, 2009 and 2008, respectively. Year-to-year capital expenditures increased from approximately $13,098,000 to $46,507,000 mainly due to capital investment in the reopening and expansion of the Niagara Falls facility, capital investment to increase UMG silicon capacity of Solsil, and capital improvement at Yonvey. Net cash from investing activities was decreased by approximately $2,987,000 in the nine months ended March 31, 2008 by the purchase of U.S. government treasury securities and increased by the same amount in the nine months ended March 31, 2009 by the sale of treasury securities.

Net cash (used in) provided by investing activities was approximately $(26,608,000) and approximately $67,668,000 during the fiscal years 2008 and 2007, respectively. Year over year capital expenditures increased from approximately $8,629,000 to approximately $22,357,000 mainly due to capital improvements, including furnace improvements to enhance the productivity, efficiency, and extend the useful life of our furnaces, made at our GMI facilities. The impact of capital expenditures was offset by net cash provided from investing activities in 2007 which came from the release of the proceeds of our 2006 securities offering upon the acquisition of GMI of approximately $190,192,000 offset by the cash used in the GMI, SG and Globe Metais acquisitions of approximately $104,894,000.

Net cash provided by (used in) investing activities was approximately $67,668,000 and approximately $(43,648,000) during fiscal years 2007 and 2006, respectively. The net cash provided by investing activities in fiscal year 2007 came from the release of the proceeds of our 2006 securities offering upon the acquisition of GMI of approximately $190,192,000, offset by the cash used in the GMI, SG and Globe Metais acquisitions of approximately $104,894,000. During fiscal year 2006, the Predecessor company used approximately $38,764,000 for the purchases of Alloy and Alabama Sand & Gravel. Year over year capital expenditures at GMI increased from approximately $4,884,000 to approximately $7,651,000 due to capital improvements, including furnace improvements to enhance the productivity, efficiency, and extend the useful life of our furnaces, made at our GMI facilities. Additionally, in fiscal year 2007, we also invested approximately $5,963,000 in two Argentine companies that hold ownership interests in hydroelectric plants in Argentina.

Financing Activities:

Net cash (used in) provided by financing activities was approximately $(17,398,000) and $20,203,000 during the nine months ended March 31, 2009 and 2008, respectively. During the nine months ended March 31, 2009, cash was used for the payment of debt of approximately $17,756,000 while cash was provided by the borrowing of approximately $16,331,000, including a $20,000,000 term loan in Brazil, in the nine months ended March 31, 2008. Cash provided by the exercise of warrants decreased by approximately $2,665,000 in the nine months ended March 31, 2009 as compared to the nine months ended March 31, 2008.

Net cash provided by (used in) financing activities was approximately $605,000 and approximately $(20,596,000) during the fiscal years 2008 and 2007, respectively. The increase of approximately $21,201,000 in cash provided by financing activities was mainly due to the redemption of certain GSM shares for approximately $42,802,000 and the payment of dividends of approximately $3,257,000 that occurred in 2007 but were not repeated in 2008. Cash was used for the payment of debt of approximately $1,525,000 in 2008 while cash was provided by the borrowing of approximately $6,975,000 in 2007. Cash provided by warrant exercises decreased by approximately $15,960,000 year over year.

Net cash provided by (used in) financing activities was approximately $(20,596,000) and approximately $30,825,000 during the fiscal years 2007 and 2006, respectively. During fiscal year 2006, the issuance of common stock provided cash flow of approximately $35,000,000. Our financing activities used net cash of approximately $20,596,000 during fiscal year 2007, mainly to purchase redeemed shares of approximately $42,802,000 and to pay dividends of approximately $3,257,000. This was offset by the proceeds from warrant exercises of approximately $19,458,000. In fiscal year 2006, the Predecessor company repaid approximately $4,150,000 of its outstanding debt, while in fiscal year 2007, from the time of our acquisition of GMI through the end of the year, we increased cash through net borrowings at GMI of short and long term debt of approximately $2,860,000. Subsequent to our acquisitions of SG and Globe Metais, we increased cash at the acquired companies through net borrowings of short and long term debt of approximately $4,115,000.

Exchange Rate Change on Cash:

The effect of exchange rate changes on cash was related to fluctuations in Renminbi, the functional currency of our Chinese subsidiary, Yonvey.

Commitments and Contractual Obligations

The following tables summarize our contractual obligations at June 30, 2008 and the effects such obligations are expected to have on our liquidity and cash flows in future periods:

Contractual Obligations		Less Than	One to	Three to	More Than
(as of June 30, 2008)	Total	One Year	Three Years	Five Years	5 Years
	(Dollars in thousands)

Long-term debt obligations(1)	$69,065	17,045	30,020	22,000	—
Interest on long-term debt(2)	13,388	5,378	6,972	1,038	—
Operating lease obligations(3)	1,717	1,126	591	—	—
Purchase obligations(4)	60,653	31,720	24,433	4,500	—

Total	$144,823	55,269	62,016	27,538	—

(1)	Debt includes principal repayments on GMI’s senior term loan, GMI’s two junior subordinated term loans and six export financing arrangements and other loans used by our subsidiary, Metais. All outstanding debt instruments are assumed to remain outstanding until their respective due dates. See Debt footnote in our consolidated financial statements for further details.

(2)	Estimated interest payments on our long-term debt assuming that all outstanding debt instruments will remain outstanding until their respective due dates. A portion of our interest is variable rate so actual payments will vary with changes in LIBOR and prime. This balance excludes interest from our revolving credit agreements. See Debt footnote in our consolidated financial statements for further details.

(3)	Represents minimum rental commitments under noncancelable leases for machinery and equipment, automobiles, and rail cars.

(4)	Purchase obligations include contractual commitments under various long and short-term take or pay arrangements with suppliers. These obligations include commitments to purchase magnesium raw material which specifies a minimum purchase quantity through the end of the calendar year 2009. In addition, GMI has entered into commitments to purchase coal which specify a minimum purchase quantity for calendar years 2008 through 2011.

The table above also excludes certain other obligations reflected in our consolidated balance sheet, including estimated funding for pension obligations, for which the timing of payments may vary based on changes in the fair value of pension plan assets and actuarial assumptions. We expect to contribute approximately $414,000 to our pension plans for the year ended June 30, 2009. Additionally, the table excludes a $10,000,000 advance received by Solsil for research and development services and facilities construction which would be refundable to BP Solar International if Solsil fails to perform under certain terms of the related agreement.

Internal Controls and Procedures

We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending June 30, 2010. At June 30, 2008, we identified certain deficiencies in our internal controls that we considered to be material weaknesses and significant deficiencies. These material weaknesses and significant deficiencies in internal control over financial reporting related to deficiencies in our information technology general controls, entity-level controls and process-level controls, and our failure to maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements and business environment.

To address these material weaknesses and significant deficiencies, we have been, and intend to continue expanding our accounting staff with persons with additional skills and experience and improving our information technology general controls, entity-level controls and process-level controls. We have and continue to engage qualified outside professionals to provide support and guidance in areas where we cannot economically maintain the required skills and experience internally. We have implemented a worldwide ethics hotline which is available for all of our operations and have implemented a global code of conduct. We have distributed several worldwide accounting policies which affect our operations. We now have an Audit Committee composed entirely of independent directors that meets regularly. Additionally, we create an ethical atmosphere in the workplace by a consistent demonstration of “tone at the top.” We have and continue to implement more written policies, procedures and other documentation designed to strengthen our current controls.

We believe that we have remediated these material weaknesses and significant deficiencies, but the corrective actions we have taken have not been fully tested and may not adequately resolve the weaknesses. Management intends to complete its control assessment and cure any remaining significant deficiencies by the end of fiscal 2010, when our management must provide an assessment of the effectiveness of our internal controls and procedures and our auditors must provide an attestation thereof.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or relationships with unconsolidated entities of financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Litigation and Contingencies

Through June 30, 2008, we paid an aggregate amount of approximately $2,680,000, including damages, legal fees and related interest, pursuant to a judgment relating to a lawsuit over a contract to purchase manganese ore. In April 2008, we appealed this judgment and in April 2009 our appeal was dismissed and we were ordered to pay $117,000 for legal fees to the counter-party. We are not subject to any further liability for this matter.

We are subject to various lawsuits, claims and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

At March 31, 2009 and June 30, 2008, there are no liabilities recorded for environmental contingencies. With respect to the cost for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred unless there is a long-term monitoring agreement with a governmental agency, in which case a liability is established at the inception of the agreement.

Long-Term Debt

Long-term debt comprised the following:

	March 31,	June 30,	June 30,
	2009	2008	2007
	(Dollars in thousands)

Senior term loan	$35,789	18,640	24,750
Junior subordinated term loan	—	8,500	8,500
Junior subordinated term loan	—	8,500	8,500
Export prepayment financing	17,000	20,000	—
Export financing	3,000	9,450	9,028
Other	2,440	3,975	1,649

Total long-term debt	58,229	69,065	52,427
Less current portion of long-term debt	(19,719)	(17,045)	(6,370)

Long-term debt, net of current portion	$38,510	52,020	46,057

Senior Term Loan — On September 18, 2008, GMI refinanced its revolving credit facility and senior term loan with a $75,000,000 credit facility, comprised of a five-year senior secured term loan in an aggregate principal amount of $40,000,000 and a revolving credit facility of $35,000,000. Interest on the senior term loan accrues at LIBOR plus an applicable margin percentage or, at our option, prime plus an applicable margin percentage. Principal payments are due in quarterly installments of $2,105,000, commencing on December 31, 2008, and the unpaid principal balance is due in full in September 2013, subject to certain mandatory prepayments. The interest rate on this loan was 2.77%, equal to LIBOR plus 2.25%, at March 31, 2009. The senior term loan is secured by substantially all of the assets of GMI and its principal subsidiary, West Virginia Alloys, and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization and minimum net worth and interest coverage requirements. We were in compliance with these loan covenants, as subsequently amended to increase annual limits for capital expenditures, at March 31, 2009.

In connection with GMI’s $75,000,000 credit facility, we entered into an interest rate cap arrangement and three interest rate swap agreements to reduce our exposure to interest rate fluctuations.

In October 2008, we entered into an interest rate cap arrangement to cap LIBOR on a $20,000,000 notional amount of debt, with the notional amount decreasing by $1,053,000 per quarter through the interest rate cap’s expiration on June 30, 2013. Under the interest rate cap, we capped LIBOR at a maximum of 4.5% over the life of the agreement.

In November 2008, we entered into an interest rate swap agreement involving the exchange of interest obligations relating to a $13,333,000 notional amount of debt, with the notional amount decreasing by $702,000 per quarter. Under the interest rate swap, we receive LIBOR in exchange for a fixed interest rate of 2.85% over the life of the agreement. The agreement expires in June 2013.

In January 2009, we entered into a second interest rate swap agreement involving the exchange of interest obligations relating to a $12,632,000 notional amount of debt, with the notional amount decreasing by $702,000 per quarter. Under the interest rate swap, we receive LIBOR in exchange for a fixed interest rate of 1.66% over the life of the agreement. The agreement expires in June 2013.

In April 2009, we entered into a third interest rate swap agreement involving the exchange of interest obligations relating to an $11,228,000 notional amount of debt, with the notional amount decreasing by $702,000 per quarter. Under the interest rate swap, we receive LIBOR in exchange for a fixed interest rate of 2.05% over the life of the agreement. The agreement expires in June 2013.

Pursuant to the establishment of the $75,000,000 credit facility, we terminated our then existing interest rate swap.

Junior Subordinated Term Loans — In connection with GMI’s $75,000,000 credit facility, the junior subordinated term loans were paid in full.

Export Prepayment Financing — Our Brazilian subsidiary has entered into a $20,000,000 export financing arrangement maturing January 31, 2012. The arrangement carries an interest rate of LIBOR plus 2.5%, paid semi-annually. At March 31, 2009, the interest rate on this loan was 4.15%. The principal is payable in seven, semi-annual installments starting in February 2009, with six installments of $3,000,000 and one final installment of $2,000,000. As collateral, our subsidiary has pledged certain third party customers’ export receivables, 100% of the subsidiary’s property, plant, and equipment, and 2,000 MT of metallic silicon with an approximate value of $5,402,000. The loan is subject to certain loan covenant restrictions such as limits on issuing dividends, disposal of pledged assets, and selling of forest areas. We were in compliance with the loan covenants at March 31, 2009. In addition, the proceeds from certain cash receipts during the sixty days prior to a loan installment payment date are restricted for payment of the respective installment.

In connection with our export financing arrangement, we entered into an interest rate swap agreement involving the exchange of interest obligations relating to a $14,000,000 notional amount of debt, with the notional amount decreasing by $3,000,000 on a semi-annual basis through August 2011, and a final $2,000,000 notional amount swapped for the six month period ended January 2012. Under the interest rate swap, we receive LIBOR in exchange for a fixed interest rate of 2.66% over the life of the agreement.

Export Financing — Our Brazilian subsidiary maintains long-term export financing arrangements with four banks in Brazil. At March 31, 2009, interest accrues on these agreements at rates ranging from 5.45% to 5.60%.

Recently Implemented Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). We partially adopted SFAS 157 on July 1, 2008. This adoption did not have a material impact to our consolidated results of operations or financial condition. Pursuant to FASB Staff Position No. 157-2, we deferred adopting SFAS 157 as it relates to fair value measurement requirements for nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis until July 1, 2009. These include property, plant, and equipment, goodwill, other intangible assets and investments in unconsolidated affiliates. SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The statement does not require any new fair value measures. We carry our derivative agreements, as well as available-for-sale and trading securities, at fair value, determined using observable market based inputs. See Note 18 of our March 31, 2009 and 2008 condensed consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). This statement permits companies, at their option, to choose to measure many financial instruments and certain other items at fair value. If the option to use fair value is chosen, the statement requires additional disclosures related to the fair value measurements included in the financial statements. We elected to not fair value existing eligible items. Accordingly, the adoption of SFAS 159 had no impact to our consolidated results of operations or financial condition.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities (SFAS 133) and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. We have provided the enhanced disclosures required by SFAS 161 in Note 11 of our March 31, 2009 and 2008 condensed consolidated financial statements.

In March 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. The adoption of SFAS 162 had no impact to our consolidated results of operations or financial condition.

Accounting Pronouncements to be Implemented

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This statement establishes principles and requirements for how the acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after July 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). The objective of this statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for us on July 1, 2009. We are currently assessing the potential effect of SFAS 160 on our results of operations and financial position.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks arising from adverse changes in:

•	commodity prices,

•	interest rates, and

•	foreign exchange rates

In the normal course of business, we manage these risks through a variety of strategies, including obtaining captive or long-term contracted raw material supplies and hedging strategies. Obtaining captive or long-term contracted raw material supplies involves the acquisition of companies or assets for the purpose of increasing our access to raw materials or the identification and effective implementation of long-term leasing rights or supply agreements. Our hedging strategies include the use of derivatives. Our derivatives do not qualify for hedge accounting under SFAS 133 and are marked to market through earnings. We do not use derivative instruments for trading or speculative purposes. The fair value of our derivatives fluctuate based on market rates and prices. The sensitivity of our derivatives to these market fluctuations is discussed below. See our consolidated financial statements for further discussion of these derivatives and our hedging policies. See our “Critical Accounting Policies” for a discussion of the exposure of our pension plan assets to risks related to stock prices and discount rates.

Commodity Prices

We are exposed to price risk for certain raw materials and energy used in our production process. The raw materials and energy which we use are largely commodities subject to price volatility caused by changes in global supply and demand and governmental controls. We attempt to reduce the impact of increases in our raw material and energy costs by negotiating long-term contracts and through the acquisition of companies or assets for the purpose of increasing our access to raw materials with favorable pricing terms. We have entered into long-term power supply contracts that result in stable, favorably priced long-term commitments for the majority of our power needs. Additionally, we have long-term lease mining rights in the U.S. and Brazil that supply us with a substantial portion of our requirements for quartzite. In Brazil, we own a forest reserve which supplies our Brazilian operations with the wood necessary for woodchips and a majority of our charcoal. We also obtained a captive supply of electrodes, through our recent formation of a business combination in China.

To the extent that we have not mitigated our exposure to rising raw material and energy prices, we may not be able to increase our prices to offset such potential raw material or energy price increases which could have a material adverse effect on our results of operations and operating cash flows.

Interest Rates

We are exposed to market risk from changes in interest rates on certain of our long-term debt obligations.

At March 31, 2009 and June 30, 2008, respectively, we had approximately $52,789,000 and $57,640,000 of variable rate debt. To manage our interest rate risk exposure and fulfill a requirement of our senior term loan, we have entered into interest rate cap and interest rate swap agreements with investment grade financial institutions. We do not engage in interest rate speculation, and no derivatives are held for trading purposes. All derivatives are accounted for using mark-to-market accounting. We believe it is not practical to designate our derivative instruments as hedging instruments as defined under SFAS 133, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Accordingly, we adjust derivative financial instruments to current market value through the consolidated statement of operations based on the fair value of the agreement as of period end. Although not designated as hedged items as defined under SFAS 133, these derivative instruments serve to significantly offset our interest rate risk. Gains or losses from these transactions offset gains or losses on the transactions being hedged.

In connection with GMI’s $75,000,000 credit facility, we entered into an interest rate cap arrangement and three interest rate swap agreements to reduce our exposure to interest rate fluctuations.

In October 2008, we entered into an interest rate cap arrangement to cap LIBOR on a $20,000,000 notional amount of debt, with the notional amount decreasing by $1,053,000 per quarter through the interest rate cap’s expiration on June 30, 2013. Under the interest rate cap, we capped LIBOR at a maximum of 4.5% over the life of the agreement.

In November 2008, we entered into an interest rate swap agreement involving the exchange of interest obligations relating to a $13,333,000 notional amount of debt, with the notional amount decreasing by $702,000 per quarter. Under the interest rate swap, we receive LIBOR in exchange for a fixed interest rate of 2.85% over the life of the agreement. The agreement expires in June 2013.

In January 2009, we entered into a second interest rate swap agreement involving the exchange of interest obligations relating to a $12,632,000 notional amount of debt, with the notional amount decreasing by $702,000 per quarter. Under the interest rate swap, we receive LIBOR in exchange for a fixed interest rate of 1.66% over the life of the agreement. The agreement expires in June 2013.

In April 2009, we entered into a third interest rate swap agreement involving the exchange of interest obligations relating to an $11,228,000 notional amount of debt, with the notional amount decreasing by $702,000 per quarter. Under the interest rate swap, we receive LIBOR in exchange for a fixed interest rate of 2.05% over the life of the agreement. The agreement expires in June 2013.

Pursuant to the establishment of GMI’s $75,000,000 credit facility, we terminated our existing interest rate swap arrangement which was in place at June 30, 2008.

In connection with our Brazilian export financing arrangement, we entered into an interest rate swap agreement involving the exchange of interest obligations relating to a $14,000,000 notional amount of debt, with the notional amount decreasing by $3,000,000 on a semi-annual basis through August 2011, and a final $2,000,000 notional amount swapped for the six month period ended January 2012. Under the interest rate swap, we receive LIBOR in exchange for a fixed interest rate of 2.66% over the life of the agreement.

The $530,000 liability associated with the fair value of our interest rate derivative instruments at March 31, 2009 is included in other long-term liabilities. The $399,000 liability associated with the fair value of our interest rate derivative instrument at June 30, 2008 is included in other long-term liabilities.

If market interest rates were to increase or decrease by 10% for the full 2009 fiscal year as compared to the rates in effect at June 30, 2008, we estimate that the change would not have a material impact to our cash flows or results of operations.

Foreign Exchange Rates

We are exposed to market risk arising from changes in currency exchange rates as a result of operations outside the United States, principally in Brazil, Argentina, and China. A portion of our sales generated from our non-U.S. operations is denominated in currencies other than the U.S. dollar. Most of our operating costs for our non-U.S. operations are denominated in local currencies, principally the Brazilian Real, Argentine Peso, and the Chinese Renminbi. Consequently, the translated U.S. dollar value of our non-U.S. dollar sales, and related accounts receivable balances, and our operating costs are subject to currency exchange rate fluctuations. Currency exchange rate fluctuations may favorably or unfavorably impact reported earnings as changes are reported directly in our consolidated statement of operations, and may affect comparability of period-to-period operating results. At March 31, 2009, we had entered into a series of foreign currency forward contracts to hedge a portion of its foreign currency exposure to the Brazilian Real. At March 31, 2009, we had entered into a series of foreign exchange forward contracts covering approximately 53,774,000 Reais, expiring at dates ranging from April 2009 to December 2009, at an average exchange rate of 2.41 Real to $1.00 U.S. dollar. The $900,000 asset associated with the fair value of our foreign exchange forward contracts is included in prepaid expenses and other current assets at March 31, 2009. At June 30, 2008, we did not have any foreign exchange forward contracts.

If foreign exchange rates were to increase or decrease by 10% for the full 2009 fiscal year as compared to the rates in effect at June 30, 2008, we estimate that the change may have a material impact to our cash flow and results of operations, resulting in increased cost of sales at Argentine, Brazilian and Chinese entities of approximately $9,000,000 or 10%. Such impact would be most dramatic in cost of sales and interest expense increases, as revenues are principally denominated in U.S. dollars.

INDUSTRY

Silicon-based products, primarily silicon metal and silicon-based alloys, are used in the manufacture of various key consumer and industrial products in the metallurgical, chemical, solar and semiconductor industries. Silicon metal is produced by smelting quartz with carbon substances (typically low ash coal and/or charcoal) and wood chips. Silicon metal and silicon-based alloys are classified by their purity ranging from 50% up to 99.999% (5-9’s) and 99.999999999% (11-9’s) for high purity. According to estimates in the CRU Analysis, the global demand for silicon is projected to grow at a compounded annual rate of approximately 11.5% from 2010 through 2013, as industrial activity rebounds following 2009’s decline.

Uses of Silicon Metal

Silicon metal and silicon-based alloys are important inputs used by a number of different industries in the production of a broad range of materials. We believe there is currently no viable substitute for silicon, which improves the castability, hardness, corrosion resistance, tensile strength, wear resistance and weldability of the end products for which it is used. Demand for silicon metal comes primarily from the aluminum and chemical industries, while most silicon-based alloys are primarily used in steelmaking and foundries. Higher purity silicon is used in semiconductor manufacturing as well as in the production of photovoltaic (solar) cells.

Aluminum producers use silicon metal as a strengthener and alloying agent in both the primary and secondary production of aluminum alloys. The addition of silicon metal to aluminum in the casting process improves castability and minimizes shrinkage and cracking, as well as improving corrosion resistance, hardness, tensile strength, wear resistance and weldability. Aluminum containing silicon metal as an alloy can be found in a variety of automobile components, including engine pistons, housings and cast aluminum wheels, as well as in building products and packaging materials such as beverage containers.

The chemicals industry also utilizes silicon metal to produce silicones. Silicones are the basic ingredients used in numerous consumer products, including lubricants, cosmetics, shampoos, gaskets, building sealants, automotive hoses, water repellent fluids and high temperature paints and varnishes. Silicones are readily adaptable to a variety of uses because they possess several desirable qualities, including electrical resistance, resistance to extreme temperatures, resistance to deterioration from aging, water repellency, lubricating characteristics, relative chemical and physiological inertness and resistance to ultraviolet radiation. Furthermore, silicones are substitutes in many applications for petroleum-based compounds. As a result, the demand for silicone benefits from higher oil prices.

Silicon is also used in the semiconductor and photovoltaic (solar) industries. Polysilicon is the highest purity silicon currently manufactured and is the essential raw material used in the manufacture of silicon wafers for semiconductor chips and for the rapidly growing photovoltaic (solar) cell industry. Silicon metal is refined through other manufacturing processes into computer chips for electronics, a relatively mature market, but new electronic products are likely to increase the demand for silicon semiconductors. Photovoltaic (solar) cell products utilize silicon at the 5-9s purity classification and semiconductors at the 11-9’s purity classification. The growth in the photovoltaic (solar) industry over the past several years has resulted in greater demand for photovoltaic (solar) cells, and we believe the photovoltaic (solar) market will continue to have the highest growth rate of all silicon end-markets driven by the increasing demand for clean and renewable energy sources.

Silicon-based alloys are essential in the production of ductile iron and other specialty irons, which are replacing iron castings in sophisticated applications requiring a stronger, lighter material. These applications include the manufacture of intricate machine parts, critical automotive components and industrial pipe. Silicon-based alloys, or ferroalloys, are important inputs for the steel industry, playing a critical role in the production of steel.

Production of Silicon

Silicon metal is produced by smelting quartz (SiO2) with carbon substances (typically low ash coal and/or charcoal) and wood chips, which provide porosity to the raw material mix. The carefully measured mixture is fed into the top of a submerged electric-arc furnace by automatic conveyors. Electric power is delivered to the furnaces by pre-baked carbon electrodes. The electrodes act as conductors of electricity in each furnace, generating heat in excess of 3,000°C. At this temperature, the mix of raw materials reaches a molten state. The carbon, acting as a reducing agent, combines with the oxygen to form carbon monoxide and leaves behind silicon. The molten silicon metal is intermittently tapped out of the furnaces into ladles, where it is refined to reduce the calcium and aluminum impurities in order to meet specific customer requirements. After the refining process, the silicon metal is cast into iron chills (molds) for cooling. When the casts have cooled, they are weighed and crushed to the desired size. Finished silicon metal is then shipped to the customer in bulk, pallet boxes or bags.

The emissions from the process are typically collected above the electric arc furnaces by dust collecting hoods and passed through a dust collection and bagging system. The resulting by-product is microsilica (also known as silica fume) which is generally sold to a number of companies to utilize as a concrete additive, refractory material or oil well conditioner.

Current Market Conditions

Demand

According to estimates in the CRU Analysis, global silicon demand is expected to increase from 2010 through 2013 as industrial activity rebounds following 2009’s decline. This is driven by the increasing demand for aluminum and other silicon containing products in various industrial uses; such as the automotive industry, driven in large part by increased demand for higher aluminum content in automobiles and the demand for automobiles in Eastern Europe, Brazil, Russia, China and India, as well as machining and aerospace industries. Additionally, the U.S., Germany and South Korea are expected to drive much of the overall increase in chemical-grade consumption due to the expansion of polysilicon production capacity. Global silicon production is expected to increase, primarily in China, but it is expected that the share of Chinese silicon that is exported will drop based on an array of measures instituted by the Chinese authorities to curb silicon exports. Therefore, barring a further protracted decline in global demand or a change in Chinese government policies, silicon market fundamentals are expected to regain strength beginning in 2010.

Increasing demand, combined with limited supply growth and long lead times required for construction of new silicon production facilities suggests that silicon prices will remain high versus historical prices. Worldwide economic conditions have been extremely volatile in the last several quarters, leading to slowing economic activity, particularly in the United States, Western Europe and Japan. In addition, many commodity prices have declined significantly and the U.S. dollar has strengthened against most other currencies. Silicon metal prices have declined from their 2008 peak however they have not experienced the significant negative change of many commodities largely due to reduced supply as producers reduced output to address lower demand. Although we have experienced significant demand reductions for our silicon metal products, we believe our industry leading low-cost facilities, raw material control and low switching costs between products provide a substantial advantage relative to many of our peers, especially during these challenging times.

Total silicon consumption in the Western World rose by more than 4.0% in 2008, reaching a record 1,480,000 MT. While growth in demand for silicon is expected to be fueled primarily by China, Western World demand is expected to continue to account for approximately 70% of the projected 2013 global demand of 2,400,000 MT while the Western World will only possess approximately 40% of global capacity at that time, according to estimates in the CRU Analysis. It is estimated that in 2008, the Western World accounted for 82% of global demand and 44% of production. Silicon inventories have increased recently as demand declined, however it is expected that supply reductions will offset this effect in the near-term.

While we believe near-term demand for automobiles in the Western World will be soft, regulatory and consumer pressures will require automobiles to be more fuel-efficient, thus continuing the trend of incorporating a higher proportion of aluminum in each automobile. According to automotive associations, the aluminum content of the average automobile in North America has nearly doubled to approximately 326 lbs expected in 2009 from approximately 165 lbs in 1990, while Europe and Japan have shown a similar trend in the increased use of silicon-containing-aluminum in vehicle production. Furthermore, despite the recent downturn in automotive production global passenger vehicle production is expected to increase approximately 22% from 2008 to 2014, according to R.L. Polk & Co. June 2009 estimates.

In the chemical sector, demand growth has also been strong prior to the recent downturn as certain applications benefit from substitution for petroleum based alternatives. One of the fastest growth drivers for silicon demand is the photovoltaic (solar) industry. Despite a recent decline, the demand for higher purity silicon for the photovoltaic (solar) industry has increased in the past several years and is expected to continue, stimulated by the need for alternative energy sources. While the photovoltaic (solar) industry is still in the early stages of growth and only represents about 0.7% of the electricity market, global demand is expected to significantly increase as cost reductions are realized. In addition to the recent economic turmoil, we believe the major factor holding back the photovoltaic (solar) industry is the short supply of silicon, which is only produced at the necessary purity level by a limited number of companies world-wide. A number of semiconductor manufacturers, who also require high purity polycrystalline silicon, have used their spare production capacity to manufacture photovoltaic (solar) cells. Several of these manufacturers have scheduled capacity expansions of polycrystalline silicon in order to meet the expected demand increases for photovoltaic (solar) cells.

According to an April 2009 European Photovoltaic Industry Association report, global solar power demand is estimated to have been 5,559 MW in 2008, and is expected to rise to 22,325 MW in 2013, a 32% annual growth rate for that period. Several governments have established goals for solar power installations and provided financing and rebate plans. A few states in the sunbelt region currently operate under incentive programs. California, New Jersey and Nevada are at the forefront of adopting plans for solar power usage.

As an alternative to polysilicon, UMG, which has been produced and is being further developed by Solsil and other companies, has been introduced. Standard metallurgical grade silicon is converted to a higher grade of purity through purification and additional processes. Several photovoltaic (solar) cell makers are using and/or experimenting with the use of UMG. Because of the very high capital costs of polysilicon production, we believe that UMG may be a viable alternative to polysilicon. Because UMG is not as pure as polysilicon, there are additional technical and operational hurdles which must be overcome before UMG can fully displace polysilicon in the photovoltaic (solar) market.

Capacity

Until recently, a limited amount of idle silicon capacity existed in the Western World. Due to a decrease in demand beginning in late calendar 2008, we idled our facility in Selma, Alabama in early calendar 2009. Similarly, producers in Canada and Europe have also idled portions of their capacity in the last several quarters. These supply rationalizations have provided support to short-term prices and eliminated the near-term need for new capacity. However, as demand recovers these facilities can be restarted quickly and capacity constraints will likely return to what the industry faced in mid-2008. This limited amount of immediate capacity coupled with increasing demand have been key drivers to historic silicon price increases through 2008. A number of different options are potentially available to increase silicon capacity, including furnace rehabilitations, furnace conversions, additions of new furnaces at existing facilities and the construction of greenfield smelters. Between 2000 and 2004, furnace upgrades and capacity increases were the main source of additional Western silicon capacity, according to CRU. Since 2000, these programs to increase capacity at existing facilities contributed approximately 75,000 MT of additional production capacity, while virtually no additional capacity is expected in 2009 and 2010, excluding the planned reopening of our Niagara Falls facility. Also, while the capital costs associated with conversions are significantly lower than those incurred in the construction of new production capacity, local operating cost conditions such as electricity, wages and logistical costs may be less favorable than at a greenfield site.

Location of new greenfield sites is important to the overall viability of a plant due to access to power, quartz and other essential production inputs. Even with a projected rebound in silicon price, CRU believes that it would be difficult to justify the comparatively high costs associated with the investment in a greenfield Western World silicon plant. Additionally, any new production facilities in China would need to obtain governmental approval, which recently has been more difficult to obtain due to restrictions on expansion of energy intensive industries, as well as increased costs of production.

Historical and Current Pricing Environment

The overall increase in silicon prices since the end of 2005 can be attributed mainly to increased demand and to different supply-side forces. These forces include unplanned production outages and other power constraints in China, South Africa and Brazil. The increase in prices may also reflect a change in perception by consumers. Consumers appear to have some concern about the ability of the current production base to satisfy demand from the photovoltaic (solar) market.

China is expected to be the engine of demand growth in silicon, and much of the growth is driven by the production of aluminum alloys used for automotive applications. China is also expected to drive the growth in demand for chemical-grade silicon. In 2008, China accounted for 46% of the world’s silicon exports, the majority being of metallurgical and chemical grade. Although China’s domestic demand rose from 95,000 MT in 2002 to 267,500 MT in 2008, much of its production was exported. China’s production capacity is made up of more than 200 small producers. China’s large number of producers has contributed to overcapacity in China. The government has revoked several export rebates and imposed taxes on exports to control production. The government has also mandated the closing of smaller and older plants in order to conserve energy and to meet more stringent environmental standards.

Production costs globally have increased in the last few years. Electricity expenditures are approximately 30% of silicon production, and can be as high as 40% in Europe. The average power rate in U.S. mills increased from $20.7 mills/kilowatt hour in 2002 to $41.0 mills/kilowatt hour in 2008. The average power rate for international utilities increased by approximately 84% from 2002 to 2007.

The CRU Analysis estimates that global silicon demand is expected to advance by nearly 600,000 MT, or 33%, between 2008 and 2013, boosted by large increases in consumption, primarily in the chemical and photovoltaic (solar) sectors. This increase in demand will necessitate new silicon capacity. However, should the long-term growth in global silicon demand turn out to be higher than the expected 5.9% per annum for that period, silicon prices could see additional upward pressure.

BUSINESS

Overview

We are one of the world’s largest and most efficient producers of silicon metal and silicon-based alloys, with approximately 186,400 MT of silicon metal capacity (including the potential capacity from the reopening of the Niagara Falls facility) and 72,800 MT of silicon-based alloys capacity. In addition to our principal silicon metal products, we produce high-grade silicon-based alloys including magnesium-ferrosilicon-based alloys used to make ductile iron by increasing iron’s strength and resilience, ferrosilicon-based alloys used to increase strength and castability of grey and ductile iron, and calcium silicon, used in steel manufacturing, particularly in modern continuous casting processes. Additionally, we specialize in producing a variety of alloys in cored-wire form, a delivery method preferred by a growing number of manufacturers, in both the steel and foundry industries. Finally, we capture, recycle and sell most of the by-products generated in our production processes which not only reduces manufacturing costs, but also significantly reduces the environmental impact from our operations.

We sell our silicon-based alloys to a diverse base of customers worldwide. Our silicon metal and silicon-based alloys are important inputs to manufacture a wide range of industrial products, including aluminum, silicone compounds used in the chemical industry, ductile iron, automotive parts, photovoltaic (solar) cells, semiconductors and steel.

Our products are produced in our four principal operating facilities which are located in Beverly, Ohio, Alloy, West Virginia, Mendoza, Argentina and Breu Branco, Brazil. Additionally, we operate cored wire businesses in Argentina and Poland. Our flexible manufacturing capabilities allow us to optimize production and focus on products that enhance profitability. We also benefit from the lowest average operating costs, according to CRU, of any large Western World producer. One of the methods we use to achieve this is by alternating production of some of our furnaces among silicon-based alloy products and between silicon-based alloys and silicon metal.

During the nine months ended March 31, 2009 (the first nine months of our fiscal year ended June 30, 2009), we had over 580 customers, engaged primarily in the manufacture of silicone chemicals (24% of revenue), aluminum (22% of revenue), foundry alloys (17% of revenue), photovoltaic (solar) cells/semiconductors (12% of revenue), and steel (12% of revenue). Our customer base is geographically diverse, and includes North America, Europe, South America and Asia, which for the nine months ended March 31, 2009, represented 65%, 21%, 10% and 4% of our revenue, respectively. We enter into multi-year, annual, semi-annual or quarterly contracts on a period or calendar, semi-annual or quarterly basis, respectively, for the majority of our silicon metal production, allowing us to fix our sales price under these contracts and to improve our earnings visibility. We have grown our business through several strategic acquisitions since November 2006, and for the nine months ended March 31, 2009, we had revenue, operating loss and net loss of approximately $344,610,000, $33,792,000 and $43,619,000, respectively. Our operating results for the nine months ended March 31, 2009 include a $69,704,000 goodwill and intangible asset impairment charge.

We operate with a largely variable cost base and can rapidly turn furnaces on and off to meet customer demand. We were able to adjust quickly to the 49% decline in volume (from our fiscal first quarter ended September 30, 2008 to our fiscal third quarter ended March 31, 2009) by taking furnaces at certain other facilities off-line during the quarters and by idling our Selma, Alabama production facility in April 2009. We were also able to significantly reduce headcount and curtail other spending. As a result of these capacity rationalizations and expense reductions and a modest increase in pricing, our gross margin percentage for the quarter ended March 31, 2009 of 19% was only approximately 500 basis points lower than our gross margin for the quarter ended December 31, 2008. We continue to closely monitor customer demand and expect that increasing volumes will allow us to bring on-line certain idled furnaces during our first quarter of fiscal 2010. We are also prepared, in the event of an unexpected shortfall in demand, to idle additional furnaces and further reduce expenses.

The increase in silicon metal and silicon-based alloy prices over the past two years has provided for significant revenue growth and increased profitability. Specifically, over the last eight quarters the average selling price of our silicon metal and silicon-based alloys increased by a total of 41% and 94%, respectively, for a compounded quarterly growth rate of 5% and 10%, respectively. The table below details our shipments and average selling price per MT over the last eight quarters through March 31, 2009.

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2008	2008	2008	2008	2007	2007	2007
	(Unaudited)
Shipments (MT)(a)
Silicon metal	18,564	28,674	33,135	39,292	39,839	35,952	30,592	39,823
Silicon-based alloys	9,762	15,572	22,126	17,166	18,066	16,398	17,101	19,149

Total	28,326	44,246	55,261	56,458	57,905	52,350	47,693	58,972

Average selling price ($/MT)
Silicon metal	$2,563	2,539	2,567	2,520	2,366	2,053	2,033	1,818
Silicon-based alloys	2,471	2,542	2,393	1,795	1,547	1,423	1,359	1,271
Silicon metal and silicon-based alloys	2,531	2,540	2,497	2,300	2,110	1,856	1,791	1,640

(a)	Shipments and average selling price exclude silica fume, other by-products and electrodes.

We operate our business through five principal subsidiaries.

Globe Metallurgical, Inc.  In November 2006, we acquired GMI, one of the world’s largest and most efficient manufacturers of silicon metal and silicon-based alloys. GMI currently operates two production facilities in the United States located in Beverly, Ohio and Alloy, West Virginia. In addition, through GMI, we operate a quartzite mine in Billingsley, Alabama for which we have mine leasing rights that, together with additional leasing opportunities in the vicinity, we believe will cover our needs well into the future. GMI expects to reopen its idle silicon metal production facility in Niagara Falls, New York, depending on customer demand, in fiscal 2010. GMI also owns a production facility in Selma, Alabama that was idled in April 2009 in response to the recent decline in demand. This production facility could be quickly re-opened with minimal expense. GMI acquired the Alloy, West Virginia production facility and the quartzite mining operation in December 2005 and January 2006, respectively, from Elkem Alloy LP, a subsidiary of Orkla ASA. GMI manufactures and sells silicon metal and silicon-based alloys to more than 250 customers, predominantly in North America.

Globe Metales S.A.  In November 2006, we acquired Stein Ferroaleaciones S.A., a Latin American producer of silicon-based alloys, with operations in Argentina, Poland and the United States. Subsequent to the acquisition, we restructured Stein Ferroaleaciones S.A. into three separate companies, Globe Metales, UltraCore Polska Sp.z.o.o and Ultra Core Corporation. Globe Metales, located in Argentina, operates a production facility in Mendoza, Argentina and a cored-wire fabrication facility in San Luis, Argentina. Globe Metales also owns minority interests in two hydroelectric power facilities located in Mendoza, Argentina. Globe Metales specializes in producing cored-wire silicon-based alloy products, a delivery method preferred by some manufacturers of steel, ductile iron, machine and auto parts and pipe. In the nine months ended March 31, 2009, Globe Metales’ products were sold to over 50 customers, about 82% of which are export customers located in approximately 18 countries. Approximately one-fourth of our Argentine output is shipped to North America and another one-third to Europe with the remainder sold in South America and Asia.

Globe Metais Industria e Comercio S.A.  In January 2007, we acquired Camargo Correa Metais S.A., one of the largest producers of silicon metal in Brazil. Globe Metais operates a production facility in Breu Branco, Para, Brazil. Globe Metais has a number of leased quartzite mining operations throughout the state of Para, including one in Breu Branco. We believe our leased quartzite mining operations, together with additional leasing opportunities in the vicinity will cover our needs well into the future. Additionally, Globe Metais has forest reserves in Breu Branco, which are farmed utilizing environmentally sensitive forestry management techniques to obtain the wood necessary for woodchips and charcoal, both of which are important inputs in our production process. Our electric power is provided by the Tucurui hydroelectric plant, the fifth largest in the world, which is situated only a few kilometers from our production facility. In the nine months ended March 31,

2009, we exported about 61% of our Brazilian output to Europe, with our primary customers located in Germany, and other sales to customers in the Middle East and East Asia.

Solsil, Inc.  In February 2008, we acquired an 81% interest in Solsil, a producer of UMG manufactured through a proprietary metallurgical process and which is primarily used in silicon-based photovoltaic (solar) cells. Solsil has supplied its silicon to several leading global manufacturers of photovoltaic (solar) cells, ingots and wafers. At March 31, 2009, Solsil had seven furnaces. Solsil is currently focused on research and development projects and is not producing material for commercial sale. Solsil plans to expand and introduce new products under development that will permit it to become a larger supplier of UMG to the photovoltaic (solar) cell market. In April 2008, Solsil and GMI entered into a joint development and supply agreement with BP Solar International Inc. for the sale of UMG, as well as joint development of an improved silicon making process and for cross licensing of certain proprietary technology. BP Solar International Inc. is a leading global designer, manufacturer and marketer of solar technology. Solsil’s operations are located within our production facility at Beverly, Ohio. In conjunction with the expansion and expected reopening of our Niagara Falls production facility in fiscal 2010, a portion of the production facility may be used for our Solsil operations and is expected to permit us to produce approximately 4,000 MT of UMG annually. Additionally, subject to market demand, we may open a new production facility in Waterford, Ohio, adjacent to our Beverly, Ohio production facility specifically for our Solsil operations. This production facility may include new furnaces and additional research and development capabilities, and will add an additional 4,000 MT of capacity.

Ningxia Yonvey Coal Industrial Co., Ltd.  In May 2008, we entered into a business combination to produce carbon electrodes, an important input in our production process. Pursuant to the terms of our agreements, we hold a 70% ownership interest in Yonvey. Yonvey’s operations are located in Chonggang Industrial Park, Shizuishan in the Ningxia Hiu Autonomous Region of China. We currently consume the majority of the output of electrodes from Yonvey internally.

The chart below shows our ownership and corporate structure. Unless otherwise noted, our subsidiaries are wholly owned.

(1)	We own an 81% interest in Solsil.

(2)	Globe Metales owns minority interests in two hydroelectric power facilities located in Mendoza, Argentina.

(3)	Our subsidiary, LF Resources, Inc. owns a 70% interest in Yonvey.

(4)	GMI owns a 50% interest in Norchem. The remaining 50% interest in Norchem is owned by the president of Norchem.

(5)	The principal assets of Reflorestadora Agua Azul Ltda. are forest reserves located in Breu Branco, Brazil.

Competitive Strengths

We believe that we possess a number of competitive strengths that position us well to continue as one of the leading global suppliers of silicon metal and silicon-based alloys.

•	Leading Market Positions. We hold leading market shares in a majority of our products. We believe that should Niagara Falls operate at full production, our capacity will be approximately 186,400 MT of silicon metal annually, which we believe will represent approximately 18% total Western World capacity, including 61% capacity in North America. We estimate that we have approximately 20% Western World capacity for magnesium ferrosilicon, including 50% capacity in North America and are one of only six suppliers of calcium silicon in the Western World (with estimated 18% capacity). As a result of our market leadership and breadth of products, we believe that we possess critical insight into market demand allowing for more efficient use of our resources and operating capacity. We believe that we are also a leader in the development and commercialization of UMG, which is becoming an important material in the production of photovoltaic (solar) cells. Our potential expansions at our Niagara Falls and Beverly facilities would enable us to become one of the largest producers globally of UMG.

•	Low Cost Producer. We have been recognized by CRU, a leading metals industry consultant, as the lowest average operating cost silicon metal producer in the Western World. Currently, CRU lists four of our silicon metal manufacturing facilities as being among CRU’s eight most cost efficient silicon metal manufacturing facilities in the Western World, including three of the top four. We believe that our low cost position is a result of many strategic initiatives including our control over raw materials (which include owned sources), the implementation of best-practices across all production facilities, aggressive management of labor and overhead costs and our proximity to customers which results in lower freight costs. We continually search for ways to lower our production costs. For example, we are working to expand our partnership with Recycled Energy Development, LLC to include a material upgrade to our existing furnaces at our Alloy, West Virginia facility. This would allow us not only to achieve the recovery of hot exhaust and its conversion to electricity, but we expect would also result in a more modern and efficient manufacturing platform. We also expect to lower the cost of UMG production through our research and development programs conducted with BP Solar International and other solar power researchers.

•	Highly Variable Cost Structure. We operate with a largely variable cost of production and have the ability to rapidly turn furnaces on and off to react to changes in customer demand. In response to the recent drop in demand we were able to quickly idle our Selma, Alabama facility and idle certain furnaces at other facilities. We also implemented a major cost reduction program which reduced headcount by approximately 26% and cut other operating costs. As a result of these cost initiatives, and certain price increases, we experienced only approximately a 500 basis point decline in gross margin percentage from the quarter ended December 31, 2008 to the quarter ended March 31, 2009. We have the ability to quickly re-start furnaces as customer demand returns. We also have the ability, should demand unexpectedly continue to decline, to idle additional furnaces and reduce further costs.

•	Long-Term Power Contracts. We also believe that we have a cost advantage in our long-term power supply contracts which provide a significant portion of our power needs. These power supply contracts result in stable, favorably priced, long-term commitments of power at reasonable rates. In Brazil, we have a contract with the state of Para to provide power through June 2018. This contract includes a discount to the local market price for power. In Argentina, we have a contract with the province of Mendoza to provide power at a discount to the local market price for power through October 2009, and with negotiations in progress to extend the contract beyond that date, although we expect contractual rates to be at a higher price. In West Virginia, we have a contract with Brookfield Energy to provide approximately 45% of our power needs at a fixed rate through December 2021. The remainder of our power needs in West Virginia and Ohio are sourced through contracts that provide tariff rates at historically competitive levels. In connection with the reopening of GMI’s Niagara Falls plant, and as an incentive to reopen the plant, we obtained a public-sector package including 40 megawatts of hydropower through 2013, with a potential five year extension, and up to $25,000,000 in Empire Zone tax benefits recognized over 10 years subject to achieving specified employment and investment targets.

•	Stable Raw Material Supply Through Captive Mines and Forest Reserves. We have two mining operations, located at Billingsley, Alabama and in the state of Para, Brazil, for which we currently possess long-term lease mining rights. These mines supply our plants with a majority of our requirements for quartzite, the principal raw material used in the manufacturing of our products. We believe that these mines, taken together with additional leasing opportunities in the vicinity will cover our needs well into the future. In Brazil, we own a forest reserve which supplies our Brazilian operations with the wood necessary for woodchips and a majority of our charcoal. We ensure an uninterrupted supply of these raw materials through environmentally sensitive forestry management techniques used in our reforestation plantations. We have also obtained a captive supply of electrodes, an important input in our manufacturing process, through the formation of Yonvey. We also obtain raw materials from a variety of other sources.

•	Efficient and Environmentally Sensitive By-Product Usage. We utilize or sell most of our manufacturing process’ by-products, which reduces costs and limits environmental impact. We have accomplished this by developing markets for the by-products generated by our production processes, transforming our manufacturing operations so that minimal solid waste disposal is required. The largest volume by-product not recycled into the manufacturing process is silica fume, also known as microsilica. This dust-like material, collected in our air filtration systems, is sold to our 50%-owned affiliate, Norchem, Inc. (Norchem), and other companies, which process, package and market it for use as a concrete additive, refractory material and oil well conditioner. The other major by-products of our manufacturing processes are fines, the fine material resulting from crushing, and dross, which results from the purification process during smelting. The fines and dross that are not recycled into our own production processes are generally sold to customers who utilize these products in other manufacturing processes, including steel production.

•	Diverse Products and Markets. We produce multiple products in our U.S. and Latin American operations focusing on both silicon metal and silicon-based alloys such as ferrosilicon, magnesium-ferrosilicon and calcium silicon. We sell our products to a wide variety of industries and to companies in over 40 countries. We believe that our diverse product and geographic end-market profile provides us with numerous growth opportunities and should help insulate us from economic downturns occurring in any individual industry or geographic region, however global macroeconomic factors will impact the effectiveness of our industrial and geographical diversity strategy. We expect our end-markets will become more diverse as we increase our sales to the photovoltaic (solar) market, which constituted 7% of our sales in the nine months ended March 31, 2009.

•	Experienced, Highly Qualified Management Team. We have assembled a highly qualified management team with approximately 80 years of combined experience in the metals industry among our top three executives. Alan Kestenbaum, our Executive Chairman, Jeff Bradley, our Chief Executive Officer and Arden Sims, our Chief Operating Officer, have over 20, 25 and 35 years of experience, respectively, in metals industries. We believe that our management team has the operational and technical skill to continue to operate at world class levels of efficiency and to consistently produce silicon metal and silicon-based alloys.

Business Strategy

•	Focus on Core Businesses. In this difficult economic environment we are focused on retaining existing business and executing on existing take or pay customer contracts. We differentiate ourselves on the basis of our technical expertise and high product quality and use these capabilities to retain existing accounts and cultivate new business. As part of this strategy, we are focusing our production and sales efforts on our silicon metals and silicon-based alloys to end markets where we may achieve the highest profitability. When customer demand returns to normalized levels we expect to invest in capital projects that would expand our capacity or lower our costs in those markets. We continue to evaluate our core business strategy and may divest certain non-core and lower margin businesses to improve our financial and operational results.

•	Continue to Rationalize Costs to Meet Current Levels of Demand. We are focused on reducing costs in order to maintain our profitability. Despite a significant decline in volumes sold we are seeking to maintain our gross margin percentage through cost reductions and price increases. We are monitoring demand very closely to determine when to re-start furnaces, or if volumes unexpectedly continue to decline, to idle other furnaces. Our largely variable cost of production allows us to remain profitable (excluding goodwill and intangible asset impairment charges) during periods of reduced demand.

•	Pursue Attractive Growth Opportunities. We intend to reopen our Niagara Falls facility in fiscal 2010 subject to market demand, and, as demand dictates may add capacity for our Solsil operations in Ohio and at Niagara Falls. This increased capacity will allow us to take advantage of any improvements in market conditions for our products and will also increase the manufacturing flexibility across our system. We have negotiated for the Niagara Falls facility a power supply agreement at a discount to local market prices with the State of New York which will enable us to continue to pursue our goal of being a low cost producer. We also have the ability to re-open our Selma, Alabama facility should market demand require such capacity.

•	Maintain Low Cost Position While Controlling Inputs. We intend to maintain our position as one of the most cost-efficient producers of silicon metal in the world. We intend to achieve this objective by continuing to improve production efficiency from our existing smelting furnaces while at the same time controlling the cost of the process inputs through our captive sources and long-term supply contracts. We have reduced our fixed costs and as volume returns could spread them over the resulting increased production volume to further reduce costs per MT of silicon metal and silicon-based alloy sold.

•	Continue Pursuing Strategic Acquisition Opportunities. The current economic downturn presents a significant opportunity to pursue complementary acquisitions at distressed prices. Certain customers and suppliers have been adversely affected by the current environment and may present suitable opportunities. We are actively reviewing several possible transactions to expand our strategic capabilities and leverage our products and operations. We intend to build on our history of successful acquisitions by continuing to evaluate attractive acquisition opportunities for the purpose of increasing our capacity, increasing our access to raw materials and other inputs and acquiring further refined products for our customers. Our focus is on investing globally in companies, technologies or products that complement and or diversify our business or product offerings. In particular, we will consider acquisitions or investments that will enable us to leverage our expertise in silicon metal and silicon-based alloy products, including for photovoltaic (solar) applications to grow in these markets as well as enable us to enter new markets or sell new products. We believe our overall metallurgical expertise and skills in lean production technologies position us well for future growth.

•	Leverage Flexible Manufacturing and Expand Other Lines of Business. We will leverage our flexible manufacturing capabilities to optimize the product mix produced while expanding the products we offer. Additionally we can leverage our broad geographic manufacturing reach to ensure that production of specific metals is in the most appropriate facility/region. Besides our principal silicon metal products, we have the capability to produce silicon-based alloys, such as ferrosilicon and silicomanganese, using the same facilities. Our business philosophy is to allocate our furnace capacity to the products which we expect will improve profitability.

•	Leverage Synergies Among Units. According to CRU, we currently have four of the eight, and three of the four, lowest cost silicon metal manufacturing facilities in the Western World. Additionally, according to CRU, the average operating cost of four of our facilities is approximately 9.6% lower than the Western World weighted average based on CRU data. We seek to leverage each of our facilities’ best practices and apply them across our system.

Recent Acquisitions and History

In 2002, Alan Kestenbaum, our Executive Chairman, together with a related private equity investment vehicle, MI Capital, Inc. and one of our former officers (collectively, MI Capital), purchased the distressed debt of GMI prior to its filing for bankruptcy in April 2003. Together they obtained a controlling equity position in GMI and successfully led GMI through a reorganization and emergence from bankruptcy in May 2004. GMI has a long history producing silicon products that dates as far back as the late 1800s.

In December 2005, GMI purchased a silicon metal plant in Alloy, West Virginia from a competitor and financed the purchase using equity capital. The Alloy plant substantially increased the silicon metal capacity and facility square footage of GMI and also brought GMI its two largest customers. In January 2006, GMI completed the purchase of Alabama Sand & Gravel using debt financing. This purchase was made from the same competitor and provided GMI access to valuable quartzite mining rights in Billingsley, Alabama.

In October 2005, Alan Kestenbaum organized an equity offering by IME, a special purpose acquisition vehicle for the acquisition of metal and mining-related companies. Alan Kestenbaum also acted as the CEO of IME and led its evaluation of acquisition opportunities. On November 13, 2006, IME acquired GMI, and IME changed its name to Globe Specialty Metals, Inc. Our management team has continued to follow a strategy of seeking out, identifying and acquiring leading manufacturers of silicon metal and other silicon-based alloys. We believe we have been successful in our strategy as we have grown rapidly through the additional acquisitions of Globe Metales in November 2006, the acquisition of Globe Metais in January 2007, the acquisition of Solsil in February 2008, and the Yonvey business combination in May 2008.

Globe Metallurgical, Inc. (United States)

In November 2006, we acquired GMI, one of the world’s largest and most efficient manufacturers of silicon metal and alloys. Through GMI, we currently operate two manufacturing facilities in the United States located in Beverly, Ohio and Alloy, West Virginia, one quartzite mining operation in Billingsley, Alabama and we intend to reopen our idle silicon metal production facility in Niagara Falls, New York. GMI acquired our Alloy, West Virginia plant on December 21, 2005 and our quartzite mining operation on January 20, 2006 from a competitor, substantially increasing our size and revenues. We also own a silicon metal production facility in Selma, Alabama that we idled in April 2009 as a result of decreased demand.

Globe Metales S.A. (Argentina)

In November 2006, we acquired Globe Metales, one of the leading Latin American producers of silicon-based alloys, located in Argentina. In conjunction with our acquisition of Globe Metales, we also acquired its affiliate, UltraCore Polska Sp.z.o.o, a manufacturer of cored wire products located in Poland. Through Globe Metales and UltraCore Polska Sp.z.o.o, we operate a smelting facility in Mendoza, Argentina and two cored-wire fabrication facilities at San Luis, Argentina and Police, Poland. In addition to the manufacturing facilities, we own minority interests in the Nihuiles and Diamante hydroelectric facilities located in Mendoza, Argentina.

Globe Metais Industria e Comercio S.A. (Brazil)

In January 2007, we acquired Globe Metais, one of the largest producers of silicon metal in Brazil. Globe Metais operates a manufacturing facility in Breu Branco, Para, Brazil, has a number of leased quartzite mining operations and owns forest reserves throughout the state of Para, Brazil.

Solsil, Inc. (United States)

In February 2008, we acquired an 81% interest in Solsil, a producer of UMG manufactured through a proprietary metallurgical process, which is primarily used in silicon-based photovoltaic (solar) cells. In April 2008, Solsil and GMI entered into a joint development and supply agreement with BP Solar International Inc. for the sale of UMG. Solsil’s operations are located within our facility at Beverly, Ohio. Solsil is currently focused on research and development and is not presently producing material for commercial sale. As market demand increases, a portion of our Niagara Falls facility may be used for our Solsil operations which would permit us to produce approximately 4,000 MT of UMG annually.

Ningxia Yonvey Coal Industrial Co., Ltd. (China)

In May 2008, we acquired through a business combination an approximate 58% interest in Yonvey, a manufacturer of carbon electrodes, and after a subsequent contribution hold an approximate 70% ownership interest. Yonvey’s operations are located in Chonggang Industrial Park, Shizuishan in the Ningxia Hiu Autonomous Region of China.

Other Information

Globe Specialty Metals, Inc. was incorporated in December 2004 pursuant to the laws of the State of Delaware under the name “International Metal Enterprises, Inc.” for the initial purpose to serve as a vehicle for the acquisition of companies operating in the metals and mining industries. In November 2006, we changed our name to “Globe Specialty Metals, Inc.” Prior to this offering, our common stock and warrants have traded on the AIM market, under the symbols “GLBM” and “GLBW,” respectively. Our web site is www.glbsm.com. The information on our web site does not constitute part of this prospectus.

Products and Operations

Our facilities have the following approximate production capacities:

Locations	Products	Production Capacity (MT)

Beverly, Ohio	Silicon metal	24,800
	Magnesium ferrosilicon	38,300
	Ferrosilicon	8,500
Alloy, West Virginia	Silicon metal	67,100
Selma, Alabama*	Silicon metal	20,900
Mendoza, Argentina	Magnesium ferrosilicon	12,900
	Calcium silicon	13,100
Breu Branco, Brazil	Silicon metal	43,600
Niagara Falls, New York**	Silicon metal	30,000

Totals
Silicon metal	Active capacity	135,500
	Total capacity*,**	186,400
	Twelve months ended March 31, 2009 actual production	129,185
Silicon-based alloys	Active capacity	72,800
	Twelve months ended March 31, 2009 actual production	63,568

*	Reflects the capacity of the idled Selma, Alabama facility.

**	Reflects the potential capacity from the reopening of the Niagara Falls facility.

Silicon Metal

We are among the world’s largest and most efficient producers of silicon metal. Silicon-based products are classified by the approximate percentage of silicon contained in the material and the levels of trace impurities. We produce specialty-grade, high quality silicon metal with silicon content generally greater than 99.25%. We produce the majority of this high-grade silicon metal for three industries: (i) the aluminum industry; (ii) the chemical industry; and (iii) the photovoltaic (solar)/semiconductor industry. We also produce UMG for photovoltaic (solar) applications. The approximate distribution by customer type is as follows:

		Nine Months ended	Twelve Months ended
		March 31, 2009	June 30, 2008

•	Aluminum	36%	45%
•	Silicone chemicals	41%	36%
•	Photovoltaic (solar) cell/semiconductor	19%	13%
•	Others (including specialty aluminum)	4%	6%

We market to both primary aluminum producers who require silicon metal with certain purity constraints for use as an alloy, as well as to the secondary aluminum industry where specifications are not as stringent. Aluminum is used to manufacture a variety of automobile and truck components, including engine pistons, housings, and cast aluminum wheels and trim, as well as uses in high tension electrical wire, aircraft parts, beverage containers and other products which require optimal aluminum properties. The addition of silicon metal reduces shrinkage and the hot cracking tendencies of cast aluminum and improves the castability, hardness, corrosion resistance, tensile strength, wear resistance and weldability of the end products.

Purity and quality control are important. For instance, the presence of iron in aluminum alloys, in even small quantities, tends to reduce its beneficial mechanical properties as well as reduce its lustrous appearance, an important consideration when producing alloys for aluminum wheels and other automotive trim. We have the ability to produce silicon metal with especially low iron content as a result of our precisely controlled production processes.

We market to all the major silicone chemical producers. Silicone chemicals are used in a broad range of applications including in personal care items, construction-related products, health care products and electronics. In construction and equipment applications silicones promote adhesion, act as a sealer and have insulating properties. In personal care and health care products silicones add a smooth texture, prevent against ultra violet rays and provide moisturizing and cleansing properties. Silicon metal is an essential component of the manufacture of silicones, accounting for approximately 20% of raw materials used.

We market to producers of silicon wafers and solar cells who utilize silicon metal as the core ingredient of their product. These manufacturers employ a chemical process to further purify the silicon metal and then use the material to grow crystals. These crystals are then cut into wafers which are capable of converting sun light to electricity. The individual wafers are then soldered together to make solar cells.

Silicon-Based Alloy Products

We make ferrosilicon by combining silicon dioxide (quartzite) with iron in the form of scrap steel and iron oxides. To produce our high-grade silicon-based alloys, we combine ferrosilicon with other additions which can include precise measured quantities of other metals and rare earths to create alloys with specific metallurgical characteristics. Our silicon-based alloy products can be divided into four general categories: (i) ferrosilicon, (ii) magnesium-ferrosilicon-based alloys, (iii) ferrosilicon-based alloys and (iv) calcium silicon.

Magnesium-ferrosilicon alloys are known as “nodularizers” because, when combined with molten grey iron, they change the graphite flakes in the iron into spheroid particles, or “nodules,” thereby increasing the iron’s strength and resilience. The resulting product is commonly known as ductile iron. Ductile iron is employed in numerous applications such as the manufacture of automobile crankshafts and camshafts, exhaust manifolds, hydraulic valve bodies and cylinders, couplings, sprockets and machine frames, as well as in commercial water pipes. Ductile iron is lighter than steel and provides better castability (i.e., intricate shapes can be more easily produced) than untreated iron. We believe we supply approximately 50% of the magnesium-ferrosilicon demand in the Americas and 20% of the Western World.

Ferrosilicon-based alloys (without or with very low concentrations of magnesium) are known as “inoculants” and can contain any of a large number of combinations of metallic elements. Inoculants act to evenly distribute the graphite particles found in both grey and ductile iron and refine other microscopic structures, resulting in a product with greater strength and improved casting and machining properties.

Calcium silicon alloys are widely used to improve the quality, castability and machinability of steel. Calcium is a powerful modifier of oxides and sulfides. It transforms alumina inclusions into complex calcium aluminate compounds, improving the castability of the steel in a continuous casting process, avoiding deposits of solid inclusions inside tundish nozzles, and preventing clogging. Calcium also improves the machinability of steel, increasing the life of cutting tools.

In addition to our nodularizer and inoculant alloy products, we have the capability to produce other alloys, such as ferrosilicon and silicomanganese, using the same facilities. Our business philosophy is to allocate our furnace capacity to the products that we believe will improve profitability and as such have invested in flexible manufacturing technology that enables us to switch production of some of our furnaces among alloy products and between alloys and silicon metal, as the market conditions change.

By-Products

We have reduced the environmental impact of our operations while increasing our profitability by developing markets for the by-products generated by our production processes, transforming our manufacturing operations to reduce our need for solid waste disposal. The largest volume by-product not recycled into the manufacturing process is silica fume (also known as microsilica). This dust-like material, collected in our air filtration systems, is sold to our 50%-owned affiliate, Norchem, and other companies which process, package and market it for use as a concrete additive, refractory material or oil well conditioner. The other major by-products of our manufacturing processes are “fines,” the fine material resulting from crushing, and dross, which results from the purification process during smelting. The fines and dross that are not recycled into our own production processes are generally sold to customers who utilize these products in other manufacturing processes, including steel production.

Raw Material Supply

We have two mining operations located at Billingsley, Alabama and in the state of Para, Brazil. These mines supply our Brazilian and U.S. operations with a substantial portion of our requirements for quartzite, the principal raw material used in the manufacturing of all of our products. We believe that these mines, together with additional leasing opportunities in the vicinity will cover our needs well into the future. We also obtain quartzite from other sources in South America and the U.S. The gravel is mined, washed and screened to our specifications by our suppliers. All of our products also require coal or charcoal and woodchips in their manufacture. We source our low ash metallurgical-grade coal mainly from the midwest region of the U.S. for our U.S. operations and use locally sourced charcoal from our forests and from local suppliers for our South American operations. Woodchips are sourced locally by each plant in Argentina and the U.S. and are obtained in company-owned forests and from local suppliers for the Brazil business. Carbon electrodes are supplied by Yonvey and are also purchased from several other suppliers on annual contracts and spot purchases. Most of our metal purchases are made on the spot market or from scrap dealers, with the exception of magnesium which is purchased under a fixed duration contract for our U.S. business. Our principal iron source for producing ferrosilicon has been scrap steel generated by machine shops, mostly purchased from scrap dealers. Magnesium and other additives are obtained from a variety of sources producing or dealing in these products. Rail and barge are the principal transportation methods for gravel and coal. We have rail spurs and access to nearby barge terminals at all of our plants. Other materials arrive primarily by truck. In our endeavor to produce the highest quality products, we require our suppliers, whenever feasible, to use statistical process control procedures in their production processes to conform to our own processes.

We believe that we have a cost advantage in most of our long-term power supply contracts. Our power supply contracts result in stable, favorably priced, long-term commitments of power at reasonable rates. Our major power supply contracts are listed in the table below.

Facility	Supplier	Terms	Price structure	Capacity

Beverly, Ohio	American Electric Power	Evergreen, 1-year termination notice	Published tariff rate	2.5 MW firm 85 MW interruptible
Breu Branco, Brazil	Electronorte	Through June 30, 2018	Fixed rate until June 2008, then regulated price with specified discount	73 MW firm
Mendoza, Argentina	EDEMSA	Through October 31, 2009	Specified discount from price established	24 MW firm 2.5 MW interruptible
Selma, Alabama*	Alabama Power	Evergreen, 1-year termination notice	Published tariff rate	2.15 MW firm 40.85 MW interruptible
Alloy, West Virginia	Appalachian Power	Through October 30, 2012, with option to renew for 1-year	Published tariff rate	110 MW interruptible
Alloy, West Virginia	Brookfield Power	Through December 31, 2021	Fixed rate	100 MW (hydro power)
Niagara Falls, New York**	New York Power Authority	Through May 20, 2013	Specified discount from published tariff rate	40 MW maximum (hydro power)

*	Plant idled in April 2009.

**	Plant not currently operational. Niagara Falls is expected to re-open, depending on customer demand, in fiscal 2010. Terms of the contract provide for a potential five year extension.

In connection with the reopening of GMI’s Niagara Falls plant, and as an incentive to reopen the plant, we obtained a public-sector package including 40 megawatts of low cost hydropower through 2013, with a potential five year extension, and up to $25,000,000 in Empire Zone tax benefits recognized over 10 years subject to achieving specified employment and investment targets.

Sales and Marketing Activities

Our silicon metal is typically sold through contracts which are between three-months and several years in length and serve to lock in volumes and prices. Our multi-year contracts represent approximately 39% of our silicon metal sales for the nine months ended March 31, 2009 and expire at the end of 2010. On average, the multi-year contracts are typically priced below current spot market prices. Our annual contracts typically reset at the beginning of each calendar year and quarterly contracts typically reset at the beginning of each calendar quarter. During the fourth quarter of each calendar year, senior management and the sales team coordinate to determine the optimal product mix and pricing schedule. Contract negotiations are held with customers prior to the calendar year end to establish the pricing and purchase volume for the following year. Contracts are generally priced slightly below spot market prices at the time the contracts are negotiated. If a customer’s order is not fulfilled during the contract period, production would extend beyond the contract period to fulfill that customer’s demand. Our silicon-based alloys are typically sold on a spot basis or through short term contracts up to three months in duration.

We have the ability to recover increases in raw material and power costs through escalation clauses in some long term contracts and through annual adjustments in shorter term renewable contracts. Our marketing strategy is to maximize profitability by varying the balance of our product mix among the various silicon-based alloys and silicon metal. Our products are marketed directly by our own marketing staff of 12 technical sales professionals located in Buenos Aires, Argentina, Sao Paulo, Brazil, Police, Poland, and at various locations in the United States and who work together to optimize the marketing efforts. The marketing staff is supported by our Technical Services Manager, who supports the sales representatives by advising foundry customers on how to improve their processes using our products.

Our senior management maintains relationships with most of the world’s major silicon-based alloys and silicon metal buyers. Our team of sales representatives and technical specialists, most with over 20 years experience in the metals and casting industries, design alloy formulas to meet customers’ specific needs, as well as offering technical assistance with practical production problems. Sales representatives are compensated through salary plus an incentive bonus. Our sales representatives work within geographic focus areas and sell across all of our product lines.

We also employ a Customer Service Director and 9 dedicated customer service representatives. Order receiving, entry, shipment coordination and customer service is handled from the Beverly, Ohio facility for our U.S. operations, and in Buenos Aires, Argentina, Sao Paulo, Brazil, and Police, Poland for our non U.S. operations. In addition to our direct sales force, we sell through distributors in various U.S. regions, Canada, Southern and Northern Mexico, Australia, South America and Europe.

Customers

We sell to a variety of customers in North America, Europe, South America and Asia. For the nine months ended March 31, 2009, no customer was responsible for 10% or more of our revenues except for Dow Corning Corporation, which accounted for approximately 16% of our total sales, and Wacker Chemie AG, which accounted for approximately 10%. Our ten largest customers account for approximately 50% of our sales. We enter into multi-year, annual, semi-annual or quarterly contracts for a majority of our silicon metal production not currently under contract at the beginning of each period, calendar year, semi-annual or calendar quarter, respectively, and do not consider sales backlog to be a meaningful performance measure.

Silicon Metal Customers

We sell silicon metal to over 180 companies, including 12 Fortune 500 companies, located in over 16 countries. We typically have purchase commitments for a significant portion of a year’s production by the end of the preceding year which allows us to better estimate our revenues and profitability. Our silicon metal production for the furnaces currently operating is committed for the balance of calendar year 2009, and we have the ability to turn additional furnaces on to support an increase in demand. For the nine months ended March 31, 2009 our top ten silicon metal customers collectively represented approximately 77% of our net silicon metal sales, with the largest two customers, Dow Corning Corporation and Wacker Chemie AG, representing approximately 27% and 17% of net silicon metal sales, respectively, and approximately 16% and 10% of total sales, respectively.

Silicon-Based Alloy Customers

We believe that we distinguish ourselves from our competitors by providing technical advice and service to our silicon-based alloy customers and by tailoring the chemical composition of our alloys to the specific requirements of each customer’s product line and foundry process. Silicon-based alloy customers are extremely quality conscious, as an error in chemical composition or even product sizing can result in the scrapping of an entire casting run. We have intensive quality control measures at each stage of the manufacturing process to ensure that our customers’ specifications are met.

Our silicon-based alloys are sold to a diverse base of customers worldwide. We have evergreen year-to-year contracts with many of our customers for the purchase of our magnesium-ferrosilicon-based products while foundry ferrosilicon alloys are typically purchased in smaller quantities for delivery within 30 days. Our top ten silicon-based alloy customers collectively represented approximately 44% of our net sales of these products for the nine months ended March 31, 2009, and our top two customers, Affival S.A. and ArcelorMittal, accounted for 8% and 6% each of silicon-based alloy sales, respectively, in the same period. Our silicon-based alloys production for the furnaces currently operating is mostly committed for the remainder of calendar year 2009, and we have the ability to turn on additional furnaces to support an increase in demand.

Facilities

We believe our facilities are suitable and adequate for our business and current production requirements. The following tables describe our office space, manufacturing facilities, mining properties and forest properties:

		Square	Number of
Location of Facility	Purpose	Footage	Furnaces	Own/Lease

New York, New York	Office	4,636	—	Lease
Beverly, Ohio	Manufacturing and other	273,377	5 *	Own
Selma, Alabama**	Manufacturing and other	126,207	2	Own
Alloy, West Virginia	Manufacturing and other	1,063,032	5	Own
Niagara Falls, New York***	Manufacturing and other	227,732	2	Own
Mendoza, Argentina	Manufacturing and other	138,500	2	Own
San Luis, Argentina	Manufacturing and other	59,200	—	Own
Police, Poland	Manufacturing and other	43,951	—	Own
Breu Branco, Brazil	Manufacturing and other	410,953	4	Own
Shizuishan, China	Manufacturing and other	227,192	—	****

*	Excludes Solsil’s seven smaller furnaces used to produce UMG for solar cell applications.

**	This facility is currently idled.

***	This facility is not operational but is expected to be brought into service during fiscal 2010.

****	We own the long-term land use rights for the land on which this facility is located. We own the building and equipment forming part of this facility.

Location of Mine	Product	Own/Lease

Billingsley, Alabama	Quartzite	Lease
Para, Brazil	Quartzite	Lease

Location of Forest Property	Acreage	Own/Lease

Para, Brazil	113,000	Own

Employees

As of March 31, 2009, we had 1,074 employees. We have 405 employees in the United States, 163 employees in Argentina, 251 employees in Brazil, 21 employees in Poland and 234 employees in China. Our total employees consist of 679 salaried employees and 395 hourly employees and include 474 unionized workers. We reduced headcount 16% from the 1,283 employees we had at June 30, 2008 in reaction to reduced customer demand by idling the Selma, Alabama facility and making reductions in all our other facilities. We intend to continue to reduce the workforce to match current demand. As customer demand increases, and we turn back on furnaces at our currently operational facilities, we do not expect to increase staffing levels. Only when demand requires the starting of the Niagara Falls facility and the Selma, Alabama facility will additional employees be required.

We have not experienced any work stoppages and consider our relations with our employees to be good. Our hourly employees at our Selma, Alabama and Alloy, West Virginia facilities are covered, respectively, by collective bargaining agreements with the Industrial Division of the Communications Workers of America, under a contract running through July 2010 and with The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union under a contract running through April 24, 2011. Union employees in Brazil are working under a contract running through October 31, 2009; renegotiation of the contract in Brazil will commence on October 1, 2009. Union employees in Argentina are working under a contract signed on June 30, 2009 and running through April 30, 2010. Our operations in Poland and China are not unionized.

Research and Development

In February 2008, we acquired Solsil, a producer of UMG manufactured through a proprietary metallurgical process and which is primarily used in silicon-based photovoltaic (solar) cells. Solsil conducts research and development activities designed to improve the purity of its silicon. The business performs experiments, including continuous batch modifications with the goal of improving efficiencies, lowering costs and developing new products that will meet the needs of the photovoltaic (solar) industry. These activities are performed at Solsil’s operations, which are currently located within our facility at Beverly, Ohio. In April 2008, Solsil and GMI entered into a joint development and supply agreement with BP Solar International Inc., a subsidiary of BP p.l.c., for the sale of UMG and further metallurgical process development. Our success in producing UMG for the solar industry will help to lower the production cost of photovoltaic (solar) cells and increase the overall affordability of the technology.

Proprietary Rights and Licensing

The majority of our intellectual property relates to process design and proprietary know-how. Our intellectual property strategy is focused on developing and protecting proprietary know-how and trade secrets, which are maintained through employee and third-party confidentiality agreements and physical security measures. Although we have some patented technology, our businesses or profitability does not rely fundamentally upon such technology.

Competition

The silicon-based alloy and silicon metal markets are capital intensive and competitive. Our primary competitors are Elkem AS, owned by Orkla ASA, and Grupo Ferroatlantica S.L. In addition, we also face competition from other companies, such as, Becancour Silicon, Inc., Rima Industrial SA and Ligas de Alumino SA as well as producers in China and the former republics of the Soviet Union. We have historically proven to be a highly efficient low cost producer, with competitive pricing and manufacturing processes that capture most of our production by-products for reuse or resale. We also have the flexibility to adapt to current market demands by switching between silicon-based alloy and silicon metal production with reasonable switching costs. We face continual threats from existing and new competition. Nonetheless, certain factors can affect the ability of competition to enter or expand. These factors include (i) lead time of three to five years to obtain the necessary governmental approvals and construction completion; (ii) construction costs; (iii) the need to situate a manufacturing facility proximate to raw material sources, and (iv) energy supply for manufacturing purposes.

Regulatory Matters

We operate facilities in the U.S. and abroad which are subject to foreign, federal, national, state, provincial and local environmental, health and safety laws and regulations, including, among others, those governing the discharge of materials into the environment, hazardous substances, land use, reclamation and remediation and the health and safety of our employees. These laws and regulations require us to obtain from governmental authorities permits to conduct certain regulated activities, which permits may be subject to modification or revocation by such authorities.

We are subject to the risk that we have not been or will not be at all times in complete compliance with such laws, regulations and permits. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties or other sanctions by regulators, the imposition of remedial obligations, the issuance of injunctions limiting or preventing our activities and other liabilities. Under these laws, regulations and permits, we could also be held liable for any and all consequences arising out of human exposure to hazardous substances or environmental damage we may cause or that relates to our operations or properties. Environmental, health and safety laws are likely to become more stringent in the future. Our costs of complying with current and future environmental, health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances, may adversely affect our business, results of operations and financial condition.

There are a variety of laws and regulations in place or being considered at the international, federal, regional, state and local levels of government that restrict or are reasonably likely to restrict the emission of carbon dioxide and other greenhouse gases. These legislative and regulatory developments may cause us to incur material costs to reduce the greenhouse gas emissions from our operations (through additional environmental control equipment or retiring and replacing existing equipment) or to obtain emission allowance credits, or result in the incurrence of material taxes, fees or other governmental impositions on account of such emissions. In addition, such developments may have indirect impacts on our operations which could be material. For example, they may impose significant additional costs or limitations on electricity generators, which could result in a material increase in our energy costs.

Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. In addition to cleanup, cost recovery or compensatory actions brought by federal, state and local agencies, neighbors, employees or other third parties could make personal injury, property damage or other private claims relating to the presence or release of hazardous substances. Environmental laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of hazardous substances. Persons who arrange for the disposal or treatment of hazardous substances also may be responsible for the cost of removal or remediation of these substances. Such persons can be responsible for removal and remediation costs even if they never owned or operated the disposal or treatment facility. In addition, such owners or operators of real property and persons who arrange for the disposal or treatment of hazardous substances can be held responsible for damages to natural resources.

Soil or groundwater contamination resulting from historical, ongoing or nearby activities is present at certain of our current and historical properties, and additional contamination may be discovered at such properties in the future. Based on currently available information, we do not believe that any costs or liabilities relating to such contamination will have a material adverse effect on our financial condition, results of operations or liquidity.

Legal Proceedings

Through March 31, 2009, we paid an aggregate amount of approximately $2,680,000, including damages, legal fees and related interest, pursuant to a judgment relating to a lawsuit over a contract to purchase manganese ore. In April 2008, we appealed this judgment and in April 2009 our appeal was dismissed and we were ordered to pay $117,000 for legal fees to the counter-party. We are not subject to any further liability for this matter.

We are subject to various lawsuits, claims and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

MANAGEMENT

Executive Officers, Key Employees and Directors

The following table sets forth certain information concerning our executive officers, key employees, and directors:

Name	Age	Position

Alan Kestenbaum	47	Executive Chairman and Director
Jeff Bradley	49	Chief Executive Officer
Arden Sims	65	Chief Operating Officer
Malcolm Appelbaum	48	Chief Financial Officer
Stephen Lebowitz	44	Chief Legal Officer
Theodore A. Heilman, Jr.	51	Senior Vice President
Bruno Santos Parreiras	41	Executive Director, Globe Metais, S.A.
Delfin Rabinovich	60	Executive Director, Globe Metales, S.A.
Stuart E. Eizenstat	65	Director
Daniel Karosen	33	Director
Franklin Lavin	50	Director
Donald G. Barger, Jr.	66	Director
Thomas A. Danjczek	62	Director

Alan Kestenbaum has served as Executive Chairman and Director since our inception in December 2004, and served as Chief Executive Officer from our inception through May 2008. From June 2004, Mr. Kestenbaum served as Chairman of Globe Metallurgical, Inc., until its acquisition by us in November 2006. He has over 20 years of experience in metals including finance, distribution, trading and manufacturing. Mr. Kestenbaum is a founder and the Chief Executive Officer of Marco International Corp., and its affiliates, a finance trading group specializing in metals, minerals and other raw materials, founded in 1985. Mr. Kestenbaum was involved in the expansion by certain of Marco International’s affiliates into China and the former Soviet Union. He also established affiliated private equity businesses in 1999 which were involved in sourcing and concluding a number of private equity transactions, including ones relating to McCook Metals, Scottsboro Aluminum and Globe Metallurgical, Inc. From 1997 until June 2008, Mr. Kestenbaum was also the Vice President of Marco Hi-tech JV LLC, a nutritional ingredient supplier to the nutritional supplement industry. Mr. Kestenbaum serves as a member of the Board of Directors of Wolverine Tube, Inc., a provider of copper and copper alloy tube, fabricated products and metal joining products. Mr. Kestenbaum began his career in metals with Glencore, Inc. and Philipp Brothers in New York City. He received his B.A. in Economics cum laude from Yeshiva University, New York.

Jeff Bradley has served as our Chief Executive Officer since May 2008. From June 2005 until February 2008, Mr. Bradley served as Chairman, Chief Executive Officer and Director of Claymont Steel Holdings, Inc., a company specializing in the manufacture and sale of custom-order steel plates in the United States and Canada. Mr. Bradley was not employed after his February 2008 departure from Claymont Steel until he joined us in May 2008. Prior to joining Claymont Steel, from September 2004 to June 2005, Mr. Bradley served as Vice President of strategic planning for Dietrich Industries, a construction products subsidiary of Worthington Industries. From September 2000 to August 2004, Mr. Bradley served as a vice president and general manager for Worthington Steel, a diversified metal processing company. Mr. Bradley holds a B.S. in Business Administration from Loyola College in Baltimore, Maryland.

Arden Sims joined our company in November 2006 and has been serving as our Chief Operating Officer since that time. Mr. Sims has also been serving as the President of Globe Metallurgical, Inc. since 1984. From 1981 to 1984 Mr. Sims served as President for SKW Metals & Alloys Inc. (now CC Metals & Alloys Inc.), a competitor of Globe Metallurgical. From 1970 to 1981, he held various management positions at Union Carbide Corporation’s Metals Division (subsequently purchased by Elkem Metals, another competitor of Globe

Metallurgical, Inc.). Mr. Sims holds a B.S. in Electrical Engineering from the West Virginia Institute of Technology.

Malcolm Appelbaum joined our company as Chief Financial Officer in September 2008. Prior to that, from 2000 until September 2008, Mr. Appelbaum served as President of Appletree Advisors, Inc., a financial consulting and advisory firm he founded to serve the portfolio companies of private equity firms and senior and mezzanine lenders. While at Appletree he served as Interim-Chief Financial Officer for several underperforming companies and assisted others as an outside consultant. Between 1992 and 2000, Mr. Appelbaum was a principal at Wand Partners Inc., a private equity investor. At Wand he was the financial officer responsible for the firm and worked extensively with portfolio companies and developed an investment practice closing several platform and add-on acquisitions. Prior to joining Wand Partners, Mr. Appelbaum was an associate at M&T Bank, a financial analyst at Goldman Sachs and a senior consultant and senior accountant at Deloitte & Touche. Mr. Appelbaum received a B.S. from Brooklyn College and an M.B.A. from Columbia University.

Stephen Lebowitz has served as our Chief Legal Officer since July 2008. Prior to that, from 2001 to 2008, Mr. Lebowitz was in-house counsel at BP p.l.c., one of the world’s largest petroleum companies, to its jet fuel, marine and solar energy divisions. Prior to joining BP, Mr. Lebowitz was in private practice, both as a partner at the law firm Ridberg, Press and Aaronson, and as an associate with the law firm Kaye Scholer LLP. Mr. Lebowitz holds a B.A. from the University of Vermont, received a law degree from George Washington University, and while overseas as a Fulbright Scholar, obtained an L.L.M. in European law.

Theodore A. Heilman, Jr. has been serving our company in a variety of capacities since our inception in December 2004, currently as our Senior Vice President. Mr. Heilman has also served as our interim Chief Financial Officer between November 2006 and June 2007, and until November 2006, as our President. Mr. Heilman also served as one of our directors from December 2004 until July 2008. Mr. Heilman has over 25 years of management and financial experience in international business and commodities. Mr. Heilman was the President of the Finance division of Marco International Corp. from January 2003 until November 2006. From 1999 to June 2002, Mr. Heilman served as President and Chief Executive Officer of InterCommercial Markets LLC, an online commodity logistics and trading services and software company that he founded, until its merger with ExImWare, Inc., where he remained as resident founder until January 2003. Prior to joining InterCommercial Markets LLC, Mr. Heilman was Chief Operating Officer of the Mercon Group, Vice President in sales and trading at the J. Aron Commodities Division of Goldman Sachs & Co. and an international lending officer at The Bank of New York. He received a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard University.

Bruno Santos Parreiras joined our company in January 2007 and has been serving as the Executive Director of Globe Metais, our Brazilian subsidiary, since that time. Prior to such time, Mr. Parreiras worked for Camargo Correa Metais S.A. (now known as Globe Metais) in various positions starting in 1993, and most recently as Executive Director since 2004. Mr. Parreiras received his degree in metallurgical engineering from the Federal University of Minas Gerais.

Delfin Rabinovich joined our company in January 2007 and has been serving as the Executive Director of Globe Metales, our Argentine subsidiary, since that time. From 1973 to 1988, Mr. Rabinovich held various management positions at FATE, S.A. a major Argentine tire manufacturer. From 1988 to 1993, he served as the general manager of KICSA Alumino, an aluminum semi-fabricator. From 1993 to 1995, Mr. Rabinovich served as the general manager of the DAPSA, a petroleum refiner. Since such time he served as a management, marketing and technology consultant in a variety of industries. Mr. Rabinovich received his degree in industrial engineering from the University of Buenos Aires and an M.S. in management from the Sloan School of Management at the Massachusetts Institute of Technology.

Non-Employee Directors

Stuart E. Eizenstat has served as a member of our Board of Directors since February 2008. Mr. Eizenstat has been a partner of the law firm of Covington & Burling LLP in Washington, D.C. since 2001, and heads the law firm’s international practice. He served as Deputy Secretary of the United States Department of the

Treasury from July 1999 to January 2001. He was Under Secretary of State for Economic, Business and Agricultural Affairs from 1997 to 1999. Mr. Eizenstat served as Under Secretary of Commerce for International Trade from 1996 to 1997 and was the U.S. Ambassador to the European Union from 1993 to 1996. From 1977 to 1981 he was Chief Domestic Policy Advisor in the White House to President Carter. He is a trustee of BlackRock Funds, a member of the Board of Directors of United Parcel Service, Inc. and the Chicago Climate Exchange and serves on the International Advisory Council of The Coca-Cola Company, on the Advisory Board of BT Americas Inc. and on the International Advisory Board of Group Menatep Limited. He has received seven honorary doctorate degrees and awards from the United States, French, German and Israeli governments. He is the author of “Imperfect Justice: Looted Assets, Slave Labor, and the Unfinished Business of World War II.”

Daniel Karosen has served as a member of our Board of Directors since December 2007 and is a member of our Audit Committee. Mr. Karosen joined Mandel, Fekete & Bloom, an accounting firm in Jersey City, New Jersey in 2000, and has been a partner since 2006. Prior to joining Mandel, Fekete & Bloom, Mr. Karosen was a CPA at PricewaterhouseCoopers between 1997 and 2000. Mr. Karosen is a graduate of the University of Notre Dame.

Franklin Lavin has served as a member of our Board of Directors since September 2008. Mr. Lavin has been the Chairman of the Public Affairs practice for Asia-Pacific at Edelman since May 2009. Prior to Edelman, he was the Managing Director and Chief Operating Officer of Cushman & Wakefield Investors Asia where he is responsible for building the firm’s private equity business in Asia between July 2007 and May 2009. Prior to that, between November, 2005 and July, 2007, Mr. Lavin served as Under Secretary for International Trade at the United States Department of Commerce. Prior to that, between 2001 and November, 2005, Mr. Lavin was the U.S. Ambassador to the Republic of Singapore. Between 1996 and 2001, Mr. Lavin worked in Hong Kong and Singapore in senior banking and management positions at Citibank and Bank of America. Earlier in his career, Mr. Lavin served as Deputy Assistant Secretary of Commerce for Asia and the Pacific during the George H.W. Bush Administration. During the Reagan Administration, Mr. Lavin served in the White House as Director of the Office of Political Affairs. He also served as Deputy Executive Secretary of the National Security Council. Mr. Lavin earned a B.S. from the School of Foreign Service at Georgetown University; a M.S. in Chinese Language from Georgetown University; a M.A. in International Relations and International Economics from the School of Advanced International Studies at the Johns Hopkins University; and an M.B.A. in Finance at the Wharton School at the University of Pennsylvania. Mr. Lavin served as a Lieutenant Commander in the U.S. Naval Reserves.

Donald G. Barger, Jr. has served as a member of our Board of Directors and as Chairman of our Audit Committee since December 2008. Mr. Barger had a successful 36 year business career in manufacturing and services companies. He retired in February 2008 from YRC Worldwide Inc. (formerly Yellow Roadway Corporation), one of the world’s largest transportation service providers. Mr. Barger served as a special advisor to the Chief Executive Officer of YRC Worldwide Inc. from August 2007 to February 2008, and as Executive Vice President and Chief Financial Officer of YRC Worldwide Inc. from December 2000 to August 2007. From March 1998 to December 2000, Mr. Barger was Vice President and Chief Financial Officer of Hillenbrand Industries, a provider of services and products for the health care and funeral services industries. From 1993 to 1998, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc., a diversified steel processor. Mr. Barger serves on the Board of Directors, and is Chairman of the Audit Committee, of Gardner Denver, Inc. and Quanex Building Products Corporation. He also is on the Board of Precision Aerospace Components, Inc. Mr. Barger earned a B.S. from the U.S. Naval Academy and an M.B.A. from the University of Pennsylvania.

Thomas A. Danjczek has served as a member of our Board of Directors since March 2009 and is a member of our Audit Committee. Mr. Danjczek has been President of the Steel Manufacturers Association since 1998. The association represents thirty six North American steel manufacturers that operate collectively 128 plants and employ 48,000 people. Prior to that he was an executive with the Wheeling-Pittsburgh Steel Corporation, the Bethlehem Steel Corporation and the Kaiser Steel Corporation. Mr. Danjczek earned a B.S. from Villanova University and a Masters Degree in International Management from Purdue University.

Board of Directors

Board of Directors Composition

Our certificate of incorporation and bylaws, as amended, provide that the authorized number of directors may be changed only by resolution of the Board of Directors. We currently have 6 directors: Messrs. Eizenstat, Karosen, Kestenbaum, Lavin, Barger and Danjczek.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the Board of Directors has determined that Messrs. Eizenstat, Karosen, Lavin, Barger and Danjczek are “independent directors” as defined by NASDAQ and that Messrs. Karosen, Lavin, Barger and Danjczek are “independent directors” as defined by Securities Exchange Rule 10A-3.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee. Our Board of Directors intends to create a compensation committee and a nominating and governance committee after additional directors are added to our Board of Directors. Each of the committees of the Board of Directors, or our Board of Directors, including a majority of the independent directors, until such time the respective committee is constituted, has, or will have, the responsibilities described below.

Audit committee.  Mr. Barger, Mr. Karosen and Mr. Danjczek are currently the members of our Audit Committee. Mr. Barger, Mr. Karosen and Mr. Danjczek satisfy, and it is contemplated that any additional members will satisfy, independence standards promulgated by the SEC and by NASDAQ, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Mr. Barger meets the SEC’s qualifications to be an “audit committee financial expert.” Our Audit Committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our books and records;

•	review the proposed scope and results of the audit;

•	review and pre-approve the independent auditors’ audit and non-audit services rendered;

•	approve the audit fees to be paid;

•	review accounting and financial controls with the independent auditors and our financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates;

•	recognize and prevent prohibited non-audit services;

•	establish procedures for complaints received by us regarding accounting matters;

•	oversee internal audit functions; and

•	prepare the report of the Audit Committee that SEC rules require to be included in our annual meeting proxy statement.

Compensation committee.  All members of our compensation committee will be qualified as independent under the current definition promulgated by NASDAQ. Our compensation committee, or our Board of Directors, including a majority of the independent directors, until such time as the committee is constituted, will be authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our Chief Executive Officer;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•	administer our stock incentive plan; and

•	prepare the report of the compensation committee that SEC rules require to be included in our annual meeting proxy statement.

Nominating and governance committee.  All members of our nominating and governance committee will be qualified as independent under the current definition promulgated by NASDAQ. Our nominating and governance committee, or our Board of Directors, including a majority of the independent directors, until such time as the committee is constituted, will be authorized to:

•	identify and nominate members for election to the Board of Directors;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to our company; and

•	oversee the evaluation of the Board of Directors and management.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will have been at any time an employee of ours. None of our executive officers will serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

To the extent any members of our compensation committee and affiliates of theirs have participated in transactions with us, a description of those transactions will be described in “Certain Relationships and Related Person Transactions.”

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the NASDAQ rules.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our named executive officers for our fiscal year ended June 30, 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation Discussion and Analysis

Our executive compensation arrangements are designed to help us attract talented individuals to manage and operate our business, to reward those individuals fairly over time and to retain those individuals who continue to meet our high expectations. The goals of our executive compensation arrangements are to align our executive officers’ compensation with our business objectives and the interests of our stockholders and to incentivize and reward our executive officers for our success. To achieve these goals, we have established executive compensation and benefit packages composed of a mix of base salary and equity awards and, in some instances, cash incentive payments, in proportions that our Board of Directors believes are the most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation arrangements are also intended to make us competitive in our industry, where there is significant competition for talented employees, and to be fair relative to other professionals within our organization. We believe that we must provide competitive compensation packages to attract and retain the most talented and dedicated executive officers possible and to help retain our executive management over the longer term.

Role of Our Executive Chairman in Setting Executive Compensation

Historically, we have established executive officers’ compensation arrangements when they joined our company. Mr. Kestenbaum, our Executive Chairman, has individually negotiated each of the executive officer’s compensation arrangements, and these initial compensation terms were included in an employment agreement with the executive.

Role of Our Board of Directors in Setting Executive Compensation

Following this offering, we anticipate that the process for determining compensations will be modified, to shift the process for initially setting compensation and periodically reviewing compensation to an evaluation by the Board of Directors, including a majority of the independent directors. It is expected that the Executive Chairman and Chief Executive Officer will make recommendations to the Board of Directors regarding compensation decisions for our executive officers.

Elements of our Executive Compensation Arrangements

General.  Our executive compensation arrangements may include three principal components: base salary, long-term incentive compensation in the form of equity awards and, in some cases, cash bonuses. Our executive officers are also eligible to participate, on the same basis as other employees, in our 401(k) plan and our other benefit programs generally available to all employees. Although we have not adopted any formal guidelines for allocating total compensation among these components, we intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate performance objectives. Additionally, pursuant to the terms of employment agreements, some of our executive officers are entitled to receive severance payments in the event that their employment is terminated without cause.

We view each of the components of our compensation program as related but distinct. Our decisions about each individual component generally do not affect the decisions we make about other components. For example, we do not believe that significant compensation derived from one component of compensation, such as equity appreciation, should necessarily negate or reduce compensation from other elements, such as salary or bonus.

Base Salary.  Upon joining our company, each of our executive officers entered into an employment agreement that provided for an initial base salary. These initial salaries are the product of negotiation with the executive, but we generally seek to establish salaries that we believe are commensurate with the salaries being paid to executive officers serving in similar roles at comparable metal manufacturing companies. In establishing the base salaries of our executive officers, we took into account a number of factors, including the executive’s seniority, position, functional role and level of responsibility and individual performance. Following this offering, we expect to review base salaries of our executive officers on an annual basis and make adjustments to reflect individual performance-based factors, as well as our financial status. Historically, we have not applied, nor do we intend to apply, specific formulas to determine base salary increases.

Long-Term Equity Compensation.  We believe that long-term performance is best incentivized through an ownership culture that encourages performance by our executive officers through the use of stock options and/or stock grants. Our equity benefit plans have been established to provide our executive officers with incentives to help align their interests with the interests of our stockholders. We believe that the use of stock options, which only provide value to the executive officer if the value of our common stock increases, offers the best approach to achieving our compensation goals and provides tax and other advantages to our executive officers relative to other forms of equity compensation. We believe that our equity benefit plans are an important retention tool for our executive officers.

Initial option grants to our executive officers are generally set forth in an employment agreement. These initial option grants are the product of negotiation with the executive, but we generally seek to establish equity ownership levels that we believe are commensurate with the equity stakes held by executive officers serving in similar roles at comparable companies. Following this offering, as part of our annual compensation review process, we expect to provide subsequent option grants to those executive officers determined to be performing well.

With the exception of Mr. Kestenbaum, who as the founder of our company received stock at our inception, our equity benefit plans have provided the principal method for our executive officers to acquire equity in our company. Prior to this offering, we have granted stock options exclusively through our 2006 stock option plan, which was adopted by our Board of Directors and approved by our stockholders to permit the grant of stock options to our employees, officers, directors, consultants, advisors and independent contractors. The named executive officers designated below under “— Executive Compensation — Outstanding Equity Award at Fiscal Year-End,” have been awarded stock options under our 2006 stock plan in the amounts indicated therein. In determining the size of the stock option grants to our executive officers, the Board of Directors took into account each executive officer’s existing ownership stake in our company, as well as his position, scope of responsibility, ability to affect stockholder value, historic and recent performance, and the equity ownership levels of executive officers in similar roles of comparable companies in our industry.

In April 2009, the Board of Directors noted that the outstanding options had exercise prices substantially above the then current fair market value and unanimously determined that these options therefore had little or no current incentive value. In order to restore the incentive value of the option program and to achieve the purpose of giving the officers incentives to seek to increase shareholder value, the Board of Directors modified the outstanding stock options held by certain officers to reduce the exercise price to $4.00 per share which the Board of Directors determined equalled or exceeded the fair market value on the date of the modifications. Concurrently, the Board of Directors reset the vesting periods of these options such that the modified options would vest in 25% increments every six months from the date of the modification, see “Grants of Plan-Based Awards”. At the same time, the Board of Directors reviewed information with respect to the compensation of officers at peer companies in our industry and determined, with the concurrence of a majority of the independent directors, that our company’s incentive compensation to its officers was low as compared to its peers. The Board of Directors unanimously approved the grant of additional options to members of executive management with an exercise price of $4.00 per share, with the amount of the additional option grants based upon the Board of Directors’ evaluation of each recipient officer’s base salary and incentive compensation as compared to peers at comparable companies, see “Grants of Plan-Based Awards.” The Board of Directors subsequently made a further review of the incentive compensation of the chief executive officers of comparable companies and determined that Mr. Bradley’s option grant should be increased by 150,000 shares in order to be comparable to the incentive compensation provided to the chief executive officers at comparable companies. In May 2009, an additional grant was made to Mr. Bradley with an exercise price of $5.00 per share, which the Board of Directors determined was equal to the fair market value on the date of the additional grant.

Cash Bonuses.  In addition to base salaries, our executive officers are eligible to receive annual discretionary cash bonuses. Other than a one-time bonus to our chairman, we have not paid any cash bonuses to our current executive officers, but following this offering we expect to grant annual cash bonuses intended to compensate executive officers for their individual contributions to our achievement of corporate goals. Initially, we expect that any bonus grants would be based upon subjective determinations which may vary, from time to time, depending on our overall strategic objectives and the job responsibilities of each executive officer, but would relate generally to factors such as achievement of milestones.

At the end of December 2008, we paid a special, one-time discretionary bonus to Mr. Kestenbaum in recognition of his distinguished service from our inception through December 31, 2008. During that period, Mr. Kestenbaum received no compensation other than his base salary and an auto expense allowance. The Board of Directors evaluated our performance during the period, including the facts that our company had performed at exceptional levels as measured by a number of critical financial standards and had met or exceeded pertinent business plans. The Board of Directors noted that Mr. Kestenbaum had led our company to these achievements, had recently led our company through a transition to a new chief executive officer and was expected to continue to provide important leadership and assistance to our company. Further, the Board of Directors engaged an independent consulting firm to analyze the compensation levels of chief executive officers at comparable companies and compared those with the compensation of Mr. Kestenbaum from 2004 through 2008, noting that Mr. Kestenbaum’s aggregate compensation for the period was at levels that were materially lower. Based upon these factors and as an inducement to Mr. Kestenbaum to continue his service to our company as Executive Chairman, the Board of Directors, with the concurrence of a majority of the independent directors, awarded Mr. Kestenbaum a bonus of $5,000,000.

Severance and Change of Control Benefits.  Under their employment agreements, our executive officers are entitled to cash severance benefits if they are terminated without cause. In some instances, this may include reimbursement for the costs of continued health insurance premiums for a period of time after termination of employment. The terms of these arrangements are more fully described below under “— Executive Compensation — Employment Agreements, Severance and Change of Control Arrangements.”

401(k) Plan.  Certain of our U.S. employees, including our executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Internal Revenue Code of 1986, as amended (Code). Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit and that contribution may be matched by us up to the statutory limit. Employee contributions are held and invested by the plan’s trustee.

Other Benefits and Perquisites.  We provide medical insurance to certain full-time employees, including our executive officers. Our executive officers generally do not receive any perquisites, except that we pay an automobile allowance for Mr. Kestenbaum. However, from time to time, we have provided relocation expenses in connection with the relocation of executive officers to the geographic area of our corporate headquarters in New York. We intend to continue to provide relocation expenses in the future, as necessary, to obtain the services of qualified individuals.

Other Compensation.  Our Board of Directors, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable.

Federal Tax Considerations Under Sections 162(m) and 409A

Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1,000,000 of compensation paid to specified executive officers in a calendar year. Compensation above $1,000,000 may be deducted if it is performance-based compensation within the meaning of Section 162(m). We have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as performance-based compensation. To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, we have not adopted a policy that requires all compensation to be deductible. However, we expect that the Board of Directors will evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant and to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Section 409A of the Code addresses the tax treatment of nonqualified deferred compensation benefits and provides for significant taxes and penalties in the case of payment of nonqualified deferred compensation. We currently intend to structure our executive compensation programs to avoid triggering these taxes and penalties under Section 409A.

Accounting Considerations

Effective July 1, 2006, we adopted the fair value provisions of SFAS 123(R). Under SFAS 123(R), we are required to estimate and record an expense for each award of equity compensation, including stock options, over the vesting period of the award. Our Board of Directors has generally determined to retain, for the foreseeable future, our stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123(R).

Summary Executive Officer Compensation Table

The following table sets forth annual compensation for the fiscal years ended June 30, 2009, June 30, 2008 and June 30, 2007 of our principal executive officers, our principal financial officers, and our three other most highly compensated executive officers in the fiscal year ended June 30, 2009. We refer to these persons as our named executive officers.

						Change in	All
	Fiscal				Option	Pension	Other
Name and Principal Position	Year	Salary(1)	Bonus(2)		Awards(3)	Value(4)	Compensation(5)	Total

Alan Kestenbaum	2009	$650,000	$5,000,000	(7)	$2,220,000	$—	$14,400	$7,884,400
Executive Chairman and Director	2008	550,000	—		—	—	14,400	564,400
	2007	318,182	—		—	—	9,000	327,182
Jeff Bradley	2009	600,000	—		1,171,833	—	116,920	1,888,753
Chief Executive Officer	2008	61,364	—		1,785,330	—	—	1,846,694
	2007	—	—		—	—	—	—
Arden Sims	2009	550,000	—		441,667	9,781	5,175	1,006,623
Chief Operating Officer	2008	450,000	—		—	8,483	3,625	462,108
	2007	254,546	—		755,000	35,197	—	1,044,743
Malcolm Appelbaum	2009	232,955	—		1,135,665	—	—	1,368,620
Chief Financial Officer	2008	—	—		—	—	—	—
	2007	—	—		—	—	—	—
Daniel Krofcheck(6)	2009	250,000	—		—	—	119,143	369,143
Former Chief Financial Officer	2008	250,000	200,000		—	—	—	450,000
	2007	20,834	—		540,000	—	—	560,834
Stephen Lebowitz	2009	269,792	—		200,100	—	11,630	481,522
Chief Legal Officer	2008	—	—		815,550	—	—	815,550
	2007	—	—		—	—	—	—
Theodore A. Heilman, Jr.	2009	275,000	—		—	—	3,094	278,094
Senior Vice President	2008	275,000	—		—	—	4,125	279,125
	2007	175,000	—		755,000	—	—	930,000

(1)	We were formed as a special purpose acquisition company in October 2005. Thus, prior to our acquisition of Globe Metallurgical, Inc. in November 2006, none of our executive officers were entitled to any compensation. Salary payments were made to Mr. Kestenbaum, Mr. Sims and Mr. Heilman starting on November 13, 2006. Fiscal year 2008 includes compensation for Mr. Kestenbaum and Mr. Sims of $50,000 each for employment at Solsil from the time of acquisition on February 29, 2008 through June 30, 2008. Mr. Bradley became an employee on May 26, 2008, Mr. Lebowitz became an employee on July 8, 2008 and Mr. Appelbaum became an employee on September 22, 2008.

(2)	In addition to base salaries, our principal executive officers are eligible to receive discretionary cash bonuses. Other than a one-time bonus to our chairman, we have not paid any cash bonuses to our current executive officers. We have accrued a bonus pool of $1,000,000 at June 30, 2009 for our principal executive officers. The determination of final cash bonuses will be made based on subjective determinations as well as factors such as the achievement of milestones and financial factors.

(3)	Option award valuation was performed using a Black-Scholes option pricing model. Option life was estimated based on the average of the vesting term and contractual life of the option award. The risk free rate used in the model was the zero-coupon government bond interest rate at the time of option grant, as found on Bloomberg, of the instrument with the term closest to the estimated option life. The volatility factor used in the model was estimated using the historical volatility of comparable companies that had sufficient public trading history. Due to the uncertainty in the timing, frequency and yield of any future dividend payments, the dividend yield in the model was assumed to be 0%. On April 30, 2009, our Board of Directors approved modifications to the terms of outstanding stock options held by Mr. Bradley, Mr. Sims, Mr. Appelbaum, Mr. Lebowitz and certain other members of our management team. The modifications reduced the exercise price of these options to $4.00 per share and amended the vesting period of the awards. The modified awards vest in 25% increments every six months from the date of modification. The expense for the award modifications included in the table above represents only the incremental compensation expense required to be recognized under SFAS 123(R) for the award modifications.

(4)	Calculated using a discount rate of 6.25%, 6.75% and 6.25% in fiscal years 2009, 2008 and 2007, respectively. Present value of accumulated benefits was $362,121, $352,340, $343,857 and $308,660 at June 30, 2009, 2008, 2007 and 2006, respectively. See footnote 13 in our consolidated financial statements for methodology of calculation.

(5)	Auto expense allowance for our Executive Chairman for fiscal year 2009 and fiscal year 2008, and the period from November 15, 2006 to June 30, 2007. A company 401(k) matching benefit of $5,175 and $3,625 was made for Mr. Sims during fiscal year 2009 and fiscal year 2008, respectively. A company 401(k) matching benefit of $2,406 was made for Mr. Lebowitz during fiscal year 2009. A company 401(k) matching benefit of $3,094 and $4,125 was made for Mr. Heilman during fiscal year 2009 and fiscal year 2008, respectively. Moving expenses of $116,920 were reimbursed to Mr. Bradley during fiscal year 2009. Moving expenses of $119,143 were reimbursed to Mr. Krofcheck during fiscal year 2009. Moving expenses of $9,224 were reimbursed to Mr. Lebowitz during fiscal year 2009.

(6)	Mr. Krofcheck became an employee on June 1, 2007 and left Globe Specialty Metals, Inc. on September 17, 2008. The salary presented in the above table for fiscal year 2009 includes $196,023 paid to Mr. Krofcheck as a termination benefit.

(7)	Mr. Kestenbaum received a one-time discretionary bonus of $5,000,000 in recognition of his distinguished service from our inception to December 31, 2008. During that entire time period, Mr. Kestenbaum had received no compensation other than his base salary and auto expense allowance.

Summary Director Compensation Table

The following table sets forth information regarding compensation earned during our fiscal year ended June 30, 2009 by our non-employee directors.

	Fees Earned	Option
Name(1)	or Paid in Cash	Awards(2)	Total

Stuart E. Eizenstat	$42,500	$37,000	$79,500
Daniel Karosen	30,000	37,000	67,000
Franklin Lavin	42,500	37,000	79,500
Donald G. Barger, Jr.	36,000	37,000	73,000
Thomas A. Danjczek	20,500	37,000	57,500
John O’Brien	24,541	—	24,541

(1)	Mr. Lavin joined the Board of Directors on September 17, 2008, Mr. Barger joined the Board of Directors on December 15, 2008 and Mr. Danjczek joined the Board of Directors on March 16, 2009. Mr. O’Brien resigned from the Board of Directors in December 2008.

(2)	Option award valuation was performed using a Black-Scholes option pricing model. Option life estimated based on the average of the vesting term and contractual life of the option award. The option exercise price is $4.00 per share. The risk free rate used in the model was the zero-coupon government bond interest rate at the time of option grant, as found on Bloomberg, of the instrument with the term closest to the estimated option life. The volatility factor used in the model was estimated using the historical volatility of comparable companies that had sufficient public trading history. Due to the uncertainty in the timing, frequency and yield of any future dividend payments, the dividend yield in the model was assumed to be 0%.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of equity awards that we made during the fiscal year ended June 30, 2009 to each of the executive officers named in the Summary Compensation Table. All grants were made under our 2006 Employee, Director and Consultant Stock Plan.

		All Other
		Option		Grant
		Awards;		Date Fair
		Number of		Value of
		Securities	Exercise	Stock and
	Grant	Underlying	Price of	Option
Name	Date	Options	Option Awards	Awards(1)

New Grants:
Alan Kestenbaum	04/30/09	1,500,000	$4.00	$2,220,000
Jeff Bradley	04/30/09	400,000	4.00	592,000
Jeff Bradley	05/15/09	150,000	5.00	346,500
Malcolm Appelbaum	09/21/08	33,333	18.00	305,997
Malcolm Appelbaum	09/21/08	16,666	23.00	133,161
Malcolm Appelbaum	09/21/08	16,667	28.00	117,336
Malcolm Appelbaum	09/21/08	16,667	35.50	98,835
Malcolm Appelbaum	09/21/08	16,667	43.00	84,668
Malcolm Appelbaum	04/30/09	200,000	4.00	296,000
Stephen Lebowitz	04/30/09	75,000	4.00	111,000
Award Modifications(2):
Jeff Bradley	04/30/09	200,000	4.00	233,333
Arden Sims	04/30/09	500,000	4.00	441,667
Malcolm Appelbaum	04/30/09	100,000	4.00	99,667
Stephen Lebowitz	04/30/09	75,000	4.00	89,100

(1)	See footnote (2) in Summary Executive Officer Compensation Table for assumptions related to option award valuation.

(2)	On April 30, 2009, our Board of Directors approved modifications to the terms of outstanding stock options held by certain executive officers named in the Summary Compensation and other members of our management team. The modifications reduced the exercise price of these options to $4.00 per share and amended the vesting period of the awards. The modified awards vest in 25% increments every six months from the date of modification. The expense presented for the award modifications in the table above represents only the incremental compensation expense required to be recognized under SFAS 123(R) for the award modifications. The award modifications include the total 100,000 new grants awarded to Mr. Appelbaum on September 21, 2008 included in the table above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding stock options held by our executive officers named in the Summary Compensation Table at June 30, 2009. All of these options were granted under our 2006 Employee, Director and Consultant Stock Plan. Our named executive officers did not hold any restricted stock at the end of our fiscal year. Our named executive officers did not exercise any stock options during our fiscal year.

							Stock Awards
									Equity
							Equity		Incentive
							Incentive		Plan
							Plan		Awards:
							Awards:		Market or
	Option Awards						Number of		Payout
	Number of		Number of				Unearned		Value of
	Securities		Securities				Shares		Unearned
	Underlying		Underlying				That		Shares
	Unexercised		Unexercised		Option	Option	Have Not		That
	Options (#)		Options (#)		Exercise Price	Expiration	Vested		Have Not
Name	Exercisable		Unexercisable		($/Share)	Date	(#)		Vested

Alan Kestenbaum	—		1,500,000	(2)	$4.00	04/30/14
Jeff Bradley	—		600,000	(2)	4.00	04/30/14
Jeff Bradley	—		150,000	(3)	5.00	05/15/14
Jeff Bradley							30,000	(5)	$210,000	(6)
Jeff Bradley							30,000	(5)	210,000	(6)
Arden Sims	—		500,000	(2)	4.00	04/30/14
Malcolm Appelbaum	—		300,000	(2)	4.00	04/30/14
Daniel Krofcheck	190,000	(1)	—		6.00	06/01/17
Stephen Lebowitz	—		150,000	(2)	4.00	04/30/14
Theodore A. Heilman, Jr.	166,666	(1)	—		6.25	11/13/11
Theodore A. Heilman, Jr.	166,667	(1)	—		8.50	11/13/11
Theodore A. Heilman, Jr.	—		166,667	(4)	10.00	11/13/11

(1)	These options are fully vested.

(2)	These options vest as to 25% on October 30, 2009, as to an additional 25% on April 30, 2010, as to an additional 25% on October 30, 2010, and to the remaining 25% on April 30, 2011.

(3)	These options vest as to 25% on November 15, 2009, as to an additional 25% on May 15, 2010, as to an additional 25% on November 15, 2010, and to the remaining 25% on May 15, 2011.

(4)	These options vest on November 13, 2009.

(5)	Mr. Bradley is eligible to receive grants of between 30,000 and 60,000 shares if he remains employed by us at the end of a given fiscal year, and we achieve an EBITDA target with respect to such fiscal year. The number of shares indicated in the table represents the minimum number of shares Mr. Bradley would receive if he remains employed by us at the end of fiscal year 2010 and 2011, respectively and we achieve a minimum EBITDA target in such fiscal year.

(6)	Represents the market value of the stock reported in the adjacent column by multiplying $7.00, the closing market price on June 30, 2009 on the AIM Market, by the amount of the award.

Pension Benefits

The following table provides information about a defined benefit plan (Retirement Plan) that GMI had in place prior to entry into bankruptcy protection. The Retirement Plan covers most employees who met certain age and service requirements before June 30, 2003. The Retirement Plan was amended in June 2003 to fix benefits and service accruals as of June 30, 2003. Because of the June 2003 amendment to the Retirement Plan, of the named executive officers, only Mr. Sims is entitled to participate in the Retirement Plan. His credited service is frozen at 15 years and his benefits are fixed at his average salary for the 15 years ended June 30, 2003 of $13,450 per month.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit(1)	Last Fiscal Year

Arden Sims	Globe Metallurgical, Inc.	15	$362,121	—

(1)	Calculated using a discount rate of 6.25%. See Pension and Other Employee Benefit Plans footnote in our consolidated financial statements for methodology of calculation.

Employment Agreements, Severance and Change of Control Arrangements

The following is a description of the employment agreements and severance and change of control arrangements with respect to each named executive officer serving in that capacity at June 30, 2009.

Employment Agreements and Severance Arrangements

Alan Kestenbaum.  Mr. Kestenbaum serves as our Executive Chairman. Mr. Kestenbaum’s employment agreement with us provides for an annual base salary of $500,000 which is subject to annual upward adjustments at the discretion of the Board of Directors, plus bonuses and stock options to be awarded in our discretion. Mr. Kestenbaum shall also be entitled to receive an automobile allowance in the amount of $1,200 per month. During the term of his employment agreement, Mr. Kestenbaum will serve as a member of our Board of Directors without additional compensation. In the event of a “Change of Control” (defined as a merger or consolidation or other change in ownership of 50% or more of our total voting power pursuant to a transaction or a series of transactions, the approval by our stockholders of an agreement to sell or dispose of all or substantially all of our assets, or a change in the composition of our Board or Directors such that fewer than a majority of the directors are “Incumbent Directors,” as defined in the employment agreement), Mr. Kestenbaum will be entitled to receive a severance payment of $2,500,000, payable in one lump sum amount, within 10 business days following such Change of Control. In the event Mr. Kestenbaum is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Kestenbaum is entitled to a payment of $2,500,000, payable in one lump sum amount, provided Mr. Kestenbaum first executes a release in a form reasonably satisfactory to us. The term of his employment agreement is four years expiring in November 2010, with automatic one year renewal terms thereafter, unless we or Mr. Kestenbaum give written notice to the other at least 90 days prior to the expiration of such term.

In addition, Mr. Kestenbaum has an employment agreement with Solsil. Mr. Kestenbaum’s employment agreement with Solsil provides for an annual base salary of $100,000, which was increased to $150,000 effective May 31, 2006 and which is subject to annual increases at the discretion of our Board of Directors, plus bonuses to be awarded in the discretion of the Board of Directors of Solsil. The term of his employment agreement is three years expiring on May 31, 2009, with automatic one year renewal terms thereafter, unless we or Mr. Kestenbaum give written notice to the other at least 60 days prior to the expiration of such term. The agreement was automatically renewed for a one year term on May 31, 2009. In the event Mr. Kestenbaum is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Kestenbaum is entitled to (i) continued payment of base salary at the rate then in effect for the greater of (A) 12 months or (B) the number of months remaining on the term of his employment agreement with Solsil, (ii) continued provision of benefits for 12 months, and (iii) payment on a prorated basis of any bonus or other payments earned in connection with Solsil’s then-existing bonus plan in place at the time of termination. If Mr. Kestenbaum is deemed to suffer a “Total Disability” as defined in the agreement, he would be entitled to: (i) 12 months’ of base salary at the then existing rate, (ii) continued provision of benefits for 12 months, and (iii) payment on a prorated basis of any bonus or other payments earned in connection with Solsil’s then-existing bonus plan in place at the time of termination.

Jeff Bradley.  Mr. Bradley serves as our Chief Executive Officer and reports directly to the Executive Chairman. Mr. Bradley’s employment agreement provides for an annual base salary of $600,000 which is subject to annual upward adjustments at the discretion of the Board of Directors. In addition to Mr. Bradley’s base salary, he shall be eligible to receive annual stock grants of between 30,000 and 60,000 shares based on our achieving an EBITDA target with respect to a given fiscal year. Issuance of the stock grants shall be made at such time as determined by the Board of Directors; provided, however, that such grant must be issued on or before July 31 immediately following the end of the fiscal year for which such grant is issuable. In the event Mr. Bradley is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Bradley is entitled to a payment of his then base salary payable in equal monthly installments on the first day of each month during the twelve month period following such termination, the right to continue participation in all insurance benefit plans providing medical coverage, at the same level as other similarly situated executives during the twelve month period following such termination with the premiums paid by us, the balance of any annual incentive award earned in respect of any fiscal year ending on or prior to the termination date, or payable (but not yet paid) on or prior to the termination date and payment of any annual incentive award (prorated for the portion of the year in which Mr. Bradley was employed by us), and the acceleration of the vesting of any of the stock options referenced below. As an inducement to enter into the agreement, we granted Mr. Bradley an option to purchase 200,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Bradley continues to be employed by us on each such vesting date: 1/3 of such option has an exercise price of $25.00 and vested on May 26, 2009; 1/6 of such option has an exercise price of $30.00 and will vest on May 26, 2010; 1/6 of such option has an exercise price of $35.00 and will vest on May 26, 2010; 1/6 of such option has an exercise price of $42.50 and will vest on May 26, 2011; and the final 1/6 of such option has an exercise price of $50.00 and will vest on May 26, 2011. On April 30, 2009, our Board of Directors approved modifications to the terms of outstanding stock options held by Mr. Bradley. The modifications reduced the exercise price of these options to $4.00 per share and amended the vesting period of the awards. The modified awards vest in 25% increments every six months from the date of modification. The term of his employment agreement is three years expiring on May 26, 2011.

Arden Sims.  Mr. Sims serves as our Chief Operating Officer, reporting to the Chief Executive Officer. Mr. Sims’s employment agreement with us provides for an annual base salary of $400,000 which is subject to annual upward adjustments at the discretion of our Board of Directors, plus bonuses to be awarded in our discretion based on merit. On November 13, 2006, Mr. Sims was awarded a stock option to purchase 500,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Sims continues to be employed by us on each such vesting date: 1/3 of such option has an exercise price of $6.25 and vested on November 13, 2007; 1/3 of such option has an exercise price of $8.50 and vested on November 13, 2008; and the final 1/3 of such option has an exercise price of $10.00 and will vest on November 13, 2009. On April 30, 2009, our Board of Directors approved modifications to the terms of outstanding stock options held by Mr. Sims. The modifications reduced the exercise price of these options to $4.00 per share and amended the vesting period of the awards. The modified awards vest in 25% increments every six months from the date of modification. The term of his employment agreement is three years expiring on October 1, 2009, with automatic one year renewal terms thereafter, unless we or Mr. Sims give written notice to the other at least 90 days prior to the expiration of such term. In the event Mr. Sims is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Sims is entitled to severance in the amount of one year of his base pay then in effect, payable in one lump sum amount, provided Mr. Sims first executes a release in a form reasonably satisfactory to us.

In addition, Mr. Sims has an employment agreement with Solsil. Mr. Sims’s employment agreement with Solsil provides for an annual base salary of $150,000 which is subject to annual increases at the discretion of our Board of Directors, plus bonuses to be awarded in the discretion of the Board of Directors of Solsil. The term of his employment agreement is three years expiring on May 31, 2009, with automatic one year renewal terms thereafter, unless we or Mr. Sims give written notice to the other at least 60 days prior to the expiration of such term. The agreement was automatically renewed for a one year term on May 31, 2009. In the event Mr. Sims is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Sims is entitled to (i) continued payment of base salary at the rate then in effect for the greater of (A) 12 months or (B) the number of months remaining on the term of his employment agreement with Solsil, (ii) continued provision of benefits for 12 months, and (iii) payment on a prorated basis of any bonus or other payments earned in connection with Solsil’s then-existing bonus plan in place at the time of termination. If Mr. Sims is deemed to suffer a “Total Disability” as defined in the agreement, he would be entitled to: (i) twelve months’ of base salary at the then existing rate, (ii) continued provision of benefits for 12 months, and (iii) payment on a prorated basis of any bonus or other payments earned in connection with Solsil’s then-existing bonus plan in place at the time of termination.

Malcolm Appelbaum.  Mr. Appelbaum serves as our Chief Financial Officer and reports directly to the Chief Executive Officer. Mr. Appelbaum’s employment agreement provides for an annual base salary of $300,000 which is subject to annual upward adjustments at the discretion of our Board of Directors. In addition, Mr. Appelbaum is eligible to receive an annual stock grant of 5,000 shares, or a lesser amount upon the determination of the Board of Directors based on the recommendation of the Executive Chairman. As an inducement to enter into the agreement, we granted Mr. Appelbaum an option to purchase 100,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Appelbaum continues to be employed by us: 1/3 of such option has an exercise price of $18.00 and will vest on September 21, 2009; 1/6 of such option has an exercise price of $23.00 and will vest on September 21, 2010; 1/6 of such option has an exercise price of $28.00 and will vest on September 21, 2010; 1/6 of such option has an exercise price of $35.50 and will vest on September 21, 2011; and the final 1/6 of such option has an exercise price of $43.00 and will vest on September 21, 2011. On April 30, 2009, our Board of Directors approved modifications to the terms of outstanding stock options held by Mr. Appelbaum. The modifications reduced the exercise price of these options to $4.00 per share and amended the vesting period of the awards. The modified awards vest in 25% increments every six months from the date of modification. The term of his employment agreement is three years expiring on September 20, 2011.

In the event Mr. Appelbaum is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Appelbaum is entitled to a payment of his then base salary and any accrued bonus as of the date of termination, payable in equal monthly installments, provided, however, that if Mr. Appelbaum is terminated on or prior to September 21, 2009, he shall be entitled to an additional $10,416.66 in each of the 12 monthly installments. Mr. Appelbaum’s employment agreement also provides that in the event he is terminated without “Cause” or resigns for “Good Reason,” all outstanding stock options will accelerate and immediately become 100% vested. In the event of such termination, Mr. Appelbaum would also be entitled to benefits and other amounts payable under his employment agreement for the twelve month period immediately following his termination.

Daniel Krofcheck.  Mr. Krofcheck served as our Chief Financial Officer until September 17, 2008. Mr. Krofcheck’s employment agreement provided for an annual base salary of $250,000, which was subject to annual adjustments at the discretion of our Board of Directors, plus bonuses to be awarded in our discretion based on merit. For the fiscal year ended June 30, 2008, Mr. Krofcheck was entitled to receive a cash bonus of at least $100,000. We entered into a stock option agreement with Mr. Krofcheck, under which Mr. Krofcheck received a stock option to purchase 200,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Krofcheck continued to be employed by us on each such vesting date: 1/3 of such option has an exercise price of $6.00 and vested on June 1, 2008; 1/3 of such option has an exercise price of $6.00 and will vest on June 1, 2009; and the final 1/3 of such option has an exercise price of $6.00 and will vest on June 1, 2010. The term of his employment agreement was three years expiring on May 31, 2010.

Based on the terms of a termination agreement between Mr. Krofcheck and our company, Mr. Krofcheck has received and is entitled to continue receiving his base salary, payable in equal monthly installments, and continued health benefits through October 17, 2009. In addition, Mr. Krofcheck was reimbursed approximately $68,000 in expenses, including tax liability relating to relocation expense reimbursement. As part of Mr. Krofcheck’s termination agreement, 10,000 option awards previously granted to Mr. Krofcheck were forfeited. Mr. Krofcheck was permitted to retain 66,666 options previously granted and vested, and the vesting terms of an additional 123,334 were accelerated and modified to have an expiration date of December 29, 2018.

Stephen Lebowitz.  Mr. Lebowitz serves as our Chief Legal Officer and reports directly to the Executive Chairman and Chief Executive Officer. Mr. Lebowitz’s employment agreement provides for an annual base salary of $275,000 which is subject to annual upward adjustments at the discretion of our Board of Directors. In addition, Mr. Lebowitz is eligible to receive an annual stock grant of 4,000 shares, or a lesser amount upon the determination of the Compensation Committee based on the recommendation of the Executive Chairman. As an inducement to enter into the agreement, we granted Mr. Lebowitz an option to purchase 75,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Lebowitz continues to be employed by us: 1/5 of such option has an exercise price of $30.00 and will vest on June 20, 2009; 1/5 of such option has an exercise price of $40.00 and will vest on June 20, 2010; 1/5 of such option has an exercise price of $50.00 and will vest on June 20, 2011; 1/5 of such option has an exercise price of $55.00 and will vest on June 20, 2012; and the final 1/5 of such option has an exercise price of $60.00 and will vest on June 20, 2013. The term of his employment agreement is five years expiring on June 20, 2013.

On April 30, 2009, our Board of Directors approved modifications to the terms of outstanding stock options held by Mr. Lebowitz. The modifications reduced the exercise price of these options to $4.00 per share and amended the vesting period of the awards. The modified awards vest in 25% increments every six months from the date of modification.

In the event Mr. Lebowitz is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Lebowitz is entitled to a payment of his then base salary and any accrued bonus stock grant as of the date of termination, payable in equal monthly installments, the immediate vesting of any outstanding shares of stock subject to a stock option agreement in accordance with the terms of such stock option agreement, as well as benefits and other amounts payable under his employment agreement for the twelve month period immediately following his termination.

Theodore A. Heilman, Jr. Mr. Heilman serves as our Senior Vice President, reporting to the Chief Executive Officer. Mr. Heilman’s employment agreement provides for an annual base salary of $275,000 which is subject to annual upward adjustments at the discretion of our Board of Directors, plus bonuses to be awarded in our discretion based on merit. On November 13, 2006, Mr. Heilman was awarded a stock option to purchase 500,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Heilman continues to be employed by us on each such vesting date: 1/3 of such option has an exercise price of $6.25 and vested on November 13, 2007; 1/3 of such option has an exercise price of $8.50 and vested on November 13, 2008; and the final 1/3 of such option has an exercise price of $10.00 and will vest on November 13, 2009. In the event of a “Change in Control,” all remaining then unvested options immediately vest and become exercisable on the effective date of such “Change in Control.” The term of his employment agreement is three years expiring on November 13, 2009, with automatic one year renewal terms thereafter, unless we or Mr. Heilman give written notice to the other at least 90 days prior to the expiration of such term.

In the event Mr. Heilman is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Heilman is entitled to severance in the amount of one year of his base pay then in effect, payable in one lump sum amount, provided Mr. Heilman first executes a release in a form reasonably satisfactory to us.

Potential Payments upon Termination or Change of Control

The table below reflects the amount of compensation to each of our named executive officers upon termination of such executive’s employment following: termination following a change of control, involuntary termination for cause, involuntary termination not-for-cause, termination on death or disability, retirement or voluntary resignation. The amounts shown assume that such termination was effective on June 30, 2009, and thus includes amounts earned through such time and are estimates of amounts that would be paid out to the executives on their termination. The actual amount to be paid can only be determined at the time of such executive’s termination.

			By Company
			without
			Cause or by								Following a
			Officer for		By Company						Change of
Named Executive Officer	Voluntary		Good Reason(1)		for Cause		Death		Disability		Control(2)

Alan Kestenbaum
Salary	—		$2,650,000	(3)	—		$37,500	(4)	$150,000	(4)	$2,650,000	(3)
Continuation of Benefits	$3,003	(4)	$49,051		$3,003	(4)	$36,037	(4)	$36,037	(4)	$36,037
Value of Accelerated Stock Options(5)	—		—		—		—		—		—
Total	$3,003		$2,699,051		$3,003		$73,537		$186,037		$2,686,037
Jeff Bradley
Salary	—		$600,000		—		—		—		$600,000
Continuation of Benefits	—		$36,037		—		—		—		$36,037
Value of Accelerated Stock Options(5)	—		$2,100,000		—		—		—		$2,100,000
Total	—		$2,736,037		—		—		—		$2,736,037
Arden Sims
Salary	—		$550,000	(6)	—		$37,500	(4)	$150,000	(4)	$150,000	(6)
Continuation of Benefits	$1,257	(4)	$15,084		$1,257	(4)	$15,084	(4)	$15,084	(4)	$15,084
Value of Accelerated Stock Options(5)	—		—		—		—		—		—
Total	$1,257		$565,084		$1,257		$52,584		$165,084		$165,084
Malcolm Appelbaum
Salary	—		$425,000		—		—		—		$425,000
Continuation of Benefits	—		$36,037		—		—		—		$36,037
Value of Accelerated Stock Options(5)	—		$900,000		—		—		—		$900,000
Total	—		$1,361,037		—		—		—		$1,361,037
Stephen Lebowitz
Salary	—		$275,000		—		—		—		$275,000
Continuation of Benefits	—		$36,037		—		—		—		$36,037
Value of Accelerated Stock Options(5)	—		$450,000		—		—		—		$450,000
Total	—		$761,037		—		—		—		$761,037
Theodore A. Heilman, Jr.
Salary	—		$275,000		—		—		—		—
Continuation of Benefits	—		$5,843		—		—		—		—
Value of Accelerated Stock Options(5)	—		—		—		—		—		—
Total	—		$280,843		—		—		—		—

(1)	Under the terms of Mr. Kestenbaum and Mr. Sims respective employment agreement with Solsil, if Solsil tenders a Non-Renewal Notice other than a Termination for Cause, such notice shall constitute termination by Solsil Without Cause or Good Reason. If Solsil tenders a Non-Renewal Notice to Mr. Kestenbaum, he would receive $150,000 in salary and continuation of benefits valued at $49,051. If Solsil tenders a Non-Renewal Notice to Mr. Sims, he would receive $150,000 in salary and continuation of benefits valued at $15,084.

(2)	A Change of Control will constitute Good Reason for termination under the terms of the company’s employment agreements with Messrs. Appelbaum, Bradley and Lebowitz, if the surviving entity fails to assume the obligations of the company with respect to such officer’s employment agreement following the

Change of Control. All salary and continuation of benefit payments reflected in this column to these three officers assumes the surviving entity has failed to assume such obligations.

(3)	Includes $150,000 payable to Mr. Kestenbaum upon his termination from Solsil.

(4)	Constitutes payments pursuant to the terms of Solsil employment agreements with Mr. Kestenbaum and Mr. Sims.

(5)	The amount represents the intrinsic value of the accelerated amount of the option awards, based upon the closing price of $7.00 on June 30, 2009 on the AIM Market. If the exercise price exceeds the closing price for any portion of an option award, that portion of the option award is deemed to have no value.

(6)	Includes $150,000 payable to Mr. Sims upon his termination from Solsil.

Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate qualified employees, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plan is described below.

2006 Employee, Director and Consultant Stock Plan

Our 2006 Employee, Director and Consultant Stock Plan was adopted by our Board of Directors in October 2006 and approved by our stockholders in November 2006. A total of 5,000,000 shares of common stock have been reserved for issuance under this plan, of which 685,000 shares were available for grant as of June 30, 2009.

The plan is to be administered by our Board of Directors, except to the extent that it permits the Board of Directors to delegate its authority to the Compensation Committee. The plan authorizes the issuance of stock grants to our employees, directors and consultants, the grant of incentive stock options to our employees and the grant of non-qualified options to our employees and directors, and consultants.

The administrator has the authority to administer and interpret the plan, determine the persons to whom awards will be granted under the plan and, subject to the terms of the plan, the type and size of each award, the terms and conditions for vesting, cancellation and forfeiture of awards and the other features applicable to each award or type of award. The administrator may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate, subject to the limitations contained in the plan, and provisions designed to maintain compliance with the requirements of Sections 422 (for incentive stock options), and 409A of the Code, as well as other applicable laws and stock exchange rules. In addition the Compensation Committee may delegate part of its authority and powers under the plan to one or more of our directors and/or officers, however, only the administrator will make awards to participants who are our directors or executive officers.

All of our employees are eligible to receive awards under the plan. The plan defines “employees” to include any of our employees or employees of one of our affiliates, including employees who are also serving as one of our officers or directors, or as an officer or director of one of our affiliates. All other awards may be granted to any participant in the plan. Participation is discretionary, and awards are subject to approval by the administrator. The aggregate number of shares of common stock subject to awards that may be granted to any one participant during any fiscal year may not exceed 500,000 shares.

The maximum number of shares of common stock that may be subject to awards during the term of the plan is 5,000,000 shares. Shares of common stock issued in connection with awards under the plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. If an award under the plan is forfeited, cancelled, terminated or expires prior to the issuance of shares, the shares subject to the award will be available for future grants under the plan. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant.

The following types of awards may be granted under the plan. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the administrator, in its sole discretion, subject to such limitations as are provided in the plan. The number of shares subject to any award is also determined by the administrator, in its discretion.

Stock Grants.  A stock grant is an award of outstanding shares of common stock and may subject the shares to vesting or forfeiture conditions. Participants generally receive dividend payments on the shares subject to a restricted stock grant award during the vesting period, and are also generally entitled to vote the shares underlying their awards.

Non-Qualified Stock Options.  An award of a non-qualified stock option under the plan grants a participant the right to purchase a certain number of shares of common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of the common stock on the grant date. The exercise price may be paid by any of the means described below under “Stock-Based Awards” A non-qualified stock option is an option that does not qualify under Section 422 of the Code.

Incentive Stock Options.  An incentive stock option is a stock option that meets the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than 10 years, and that the option be granted from a plan that has been approved by stockholders. Additional requirements apply to an incentive stock option granted to a participant who beneficially owns stock representing more than 10% of the total voting power of all of our outstanding stock on the date of grant. If certain holding period requirements are met and there is no disqualifying disposition of the shares, the participant will be able to receive capital gain (rather than ordinary income) treatment under the Code with respect to any gain related to the exercise of the option.

Stock-Based Awards.  A stock-based award is a grant by us under the plan of an equity award or an equity based award which is not a non-qualified stock option, an incentive stock option, or a stock grant. The administrator has the right to grant stock-based awards having such terms and conditions as the administrator may determine, including, without limitation, the grants of shares based upon certain conditions, the grant of securities convertible into shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each stock-based award will be set forth in the participant’s award agreement, in a form approved by the administrator and shall contain terms and conditions which the administrator determines to be appropriate and in our best interest.

Payment of the exercise price of a non-qualified stock option or incentive stock option may be made in United States dollars or, if permitted by the administrator, by tendering shares of common stock owned by the participant and acquired at least six months prior to exercise, having a fair market value equal to the exercise price, by a combination of cash and shares of common stock or by authorizing the sale of shares otherwise issuable upon exercise, with the sale proceeds applied towards the exercise price. Additionally, the administrator may provide that stock options can be net exercised, that is exercised by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares, or that payment may be made through deliver of a promissory note.

By its terms, awards granted under the plan are not transferable other than (i) by will or the laws of descent and distribution or (ii) as approved by the administrator in its discretion and set forth in the applicable agreement with the participant. Notwithstanding the foregoing, an incentive stock option transferred except in compliance with clause (i) above will no longer qualify as an incentive stock option. During a participant’s lifetime, all rights with respect to an award may be exercised only by the participant (or by his or her legal representative) and cannot be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and cannot be subject to execution, attachment or similar process.

Subject to certain limitations, the maximum number of shares available for issuance under the plan, the number of shares covered by outstanding awards, the exercise price applicable to outstanding awards and the limit on awards to a single employee shall be adjusted by the administrator if it determines that any stock split, extraordinary dividend, stock dividend, distribution (other than ordinary cash dividends), recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event equitably requires such an adjustment.

Upon the occurrence of a “Corporate Transaction,” as defined in the plan, the administrator, may, in its discretion and as it deems appropriate as a consequence of such Corporate Transaction, accelerate, purchase, adjust, modify or terminate awards or cause awards to be assumed by the surviving corporation in the transaction that triggered such Corporate Transaction.

The plan will terminate in October 2016, the date which is ten years from the date of its approval by our Board of Directors. The plan may be amended or terminated by the administrator at an earlier date, provided that no amendment that would require stockholder approval under any applicable law or regulation (including the rules of any exchange on which our shares are then listed for trading) or under any provision of the Code, may become effective without stockholder approval. A termination, suspension or amendment of the plan may not adversely affect the rights of any participant with respect to a previously granted award, without the participant’s written consent.

Limitation of Directors’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may occur in connection with their services to us, including matters arising under the Securities Act of 1933 (the Securities Act). Our certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the transactions we have engaged in since the beginning of our fiscal year ended June 30, 2008, with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

On February 29, 2008, we acquired by merger 81% of the capital stock of Solsil, which was owned in part by Mr. Kestenbaum, who, directly or indirectly, held 5.9% of Solsil’s preferred stock and 22.4% of Solsil’s common stock, Mr. Sims, who held 1.8% of Solsil’s preferred stock and 2.9% of Solsil’s common stock, Mr. Heilman, who held 0.1% of Solsil’s common stock, certain entities of the D.E. Shaw group, who held 52.0% of Solsil’s preferred stock and 40.0% of Solsil’s common stock and Plainfield Asset Management, who, directly or indirectly, held 40.0% of Solsil’s preferred stock and 22.7% of Solsil’s common stock. In addition, Mr. Kestenbaum and Mr. Sims each held options for 3.3% of Solsil’s common stock. In connection with the acquisition, we issued, 5,628,657 shares of our common stock valued at approximately $72,092,000 or approximately $12.81 per share, with 1,559,304 shares issued to Mr. Kestenbaum, 382,234 shares issued to Mr. Sims, 8,376 shares issued to Mr. Heilman, 2,245,641 shares issued to certain entities of the D.E. Shaw group and 651,999 shares issued to Plainfield Asset Management. Since our acquisition of Solsil, certain entities of the D.E. Shaw group and Plainfield Asset Management participated in additional equity offerings by Solsil. Certain entities of the D.E. Shaw group and Plainfield Asset Management paid $797,698 and $2,376,452, respectively, to Solsil for the issuance of additional shares, including $797,698 and $805,833, respectively, which was paid by the cancellation of outstanding indebtedness. The shares that were purchased by these shareholders, were purchased pursuant to the exercise of certain preemptive rights granted to these shareholders in connection with our acquisition of Solsil. Our contribution of additional capital to Solsil triggered the exercise of these preemptive rights. Certain entities of the D.E. Shaw group continue to hold approximately 4.8% of the Solsil common stock, and Plainfield Asset Management continues to hold approximately 13.9% of the Solsil common stock.

We are a party to a silicon metal supply agreement, operations agreement and facility site lease with Solsil. Under these agreements, Solsil purchases silicon metal from us at prices based on a weekly published silicon metal price index and we provide services to Solsil at market rates. During the eight months ended February 29, 2008, prior to our acquisition of Solsil, we invoiced approximately $3,287,000 under the operating and lease agreement in which Solsil was provided administrative and operating support plus facility space. During the eight months ended February 29, 2008, we sold approximately $2,580,000 of metallurgical grade silicon to Solsil. During the eight months ended February 29, 2008, we purchased approximately $1,798,000 in silicon from Solsil. We provided a loan of $1,500,000 to Solsil on October 24, 2007. This note accrued interest at LIBOR plus 3.0%, through February 29, 2008, with interest payable in kind and capitalized as principal outstanding at the end of each quarter in lieu of payment in cash.

We entered into agreements with Marco International, an affiliate of Mr. Kestenbaum, on a purchase order basis to purchase graphitized carbon electrodes. During the year ended June 30, 2008, Marco International billed GMI approximately $9,133,000 under these agreements. At June 30, 2008, we owed $0 under the agreement. Marco International had no billings for the nine months ended March 31, 2009 related to the graphitized carbon electrodes agreement. During the year ended June 30, 2008, we sold calcium silicon powder to Marco International on a purchase order basis and billed them approximately $1,152,000. During the nine months ended March 31, 2009 there were no sales under this agreement. Under the calcium silicon powder agreement, Marco International agreed to pay 80% of the price in advance in return for interest at LIBOR plus 5.0%. At June 30, 2008, there were no receivables from Marco International. We also paid Marco Realty, an affiliate of Mr. Kestenbaum, to rent office space for our corporate headquarters in New York City, New York. Rent for office space for the nine months ended March 31, 2009 was $144,000. Rent for office space for the year-ended June 30, 2008 was $160,000. We entered into agreements to sell Marco International ferrosilicon. Sales were $0 for the year ended June 30, 2008 and $250,000 for the nine months ended March 31, 2009. In the fiscal year beginning July 1, 2008, we entered into agreements to purchase sodium carbonate from Marco International. During the nine months ended March 31, 2009, purchases totaled $126,000.

On November 10, 2005, GMI borrowed $8,500,000 from MI Capital, Inc., an affiliate of Mr. Kestenbaum, and $8,500,000 from certain entities of the D.E. Shaw group. The loan from MI Capital bore interest at prime plus

3.25%, with a minimum of 10.25% per annum, the loan from certain entities of the D.E. Shaw group bore interest at LIBOR plus 8%, and both loans were due to mature on November 10, 2011. Both loans were secured by junior liens on substantially all of GMI’s assets and were subordinated to GMI’s senior debt. On April 17, 2007, MI Capital sold its loan to certain entities of the D.E. Shaw group. On September 18, 2008 GMI paid these loans in full. Since the beginning of our fiscal year ended June 30, 2008 through the date of repayment, certain entities of the D.E. Shaw group received interest of approximately $2,364,000. Interest expense on these financing arrangements was $389,000 for the nine months ended March 31, 2009. Interest expense on these financing arrangements was $1,975,000 for the year ended June 30, 2008.

On October 24, 2007, Solsil borrowed a total of $1,500,000 from certain entities of the D.E. Shaw group and Plainfield Direct, Inc., who are our shareholders and Solsil shareholders. The loans bore interest at LIBOR plus 3% and were due to mature on October 24, 2008. These loans, including accumulated interest totaling $103,531, were paid in full on October 16, 2008 through the issuance of shares of Solsil common stock valued at $53,839.39 per share.

Immediately prior to this offering, we agreed with Luxor Capital Group LP to amend their 1,288,420 unit purchase options to provide that, upon exercise, the unit purchase options and the warrants otherwise issuable upon exercise of the unit purchase options would be exercised on a net cashless basis.

We believe that all of the transactions above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us, our officers, principal stockholders and our affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 30, 2009:

•	the executive officers named in the Summary Compensation Table;

•	each of our directors;

•	all our current executive officers and directors as a group;

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and

•	each selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 30, 2009, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 66,944,254 shares of common stock outstanding on June 30, 2009 plus 5,600,000 shares of common stock that we are selling in this offering. The underwriters have an option to purchase up to 2,100,000 additional shares of our common stock from certain selling stockholders to cover over-allotments. Brokers or other nominees may hold shares of our common stock in “street name” for customers who are the beneficial owners of the shares. As a result, we may not be aware of each person or group of affiliated persons who own more than 5% of our common stock.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Globe Specialty Metals, Inc., One Penn Plaza, 250 West 34th Street, Suite 2514, New York, NY 10119.

			Shares
	Shares		Beneficially	Percentage
	Beneficially		Owned	Beneficially Owned
	Owned Before	Shares Being	After the	Before	After
Name and Address of Beneficial Owner	the Offering	Offered	Offering	Offering	Offering

Directors and Executive Officers:
Alan Kestenbaum(1)	10,777,165	—	10,777,165	16%	15%
Jeff Bradley	0	—	0	—	—
Theodore A. Heilman, Jr.(2)	573,706	—	573,706	1%	1%
Arden Sims(3)	660,082	—	660,082	1%	1%
Malcolm Appelbaum	0	—	0	—	—
Stephen Lebowitz	0	—	0	—	—
Stuart E. Eizenstat	110	—	110	**	**
Daniel Karosen	171	—	171	**	**
Donald G. Barger, Jr.	0	—	0	—	—
Thomas A. Danjczek	0	—	0	—	—
Franklin Lavin	0	—	0	—	—
All directors and executive officers as a group (11 individuals)(4)	12,011,234	—	12,011,234	18%	16%

			Shares
	Shares		Beneficially	Percentage
	Beneficially		Owned	Beneficially Owned
	Owned Before	Shares Being	After the	Before	After
Name and Address of Beneficial Owner	the Offering	Offered	Offering	Offering	Offering

Five Percent Stockholders:
Luxor Capital Group LP(5)* 767 Fifth Avenue New York, NY 10153	13,218,436	3,079,725	10,138,711	19%	13%
Plainfield Asset Management LLC(6)* 55 Railroad Avenue Greenwich, CT 06830	10,014,443	2,500,000	7,514,443	15%	10%
D.E. Shaw Laminar International, Inc. and affiliates(7)* 120 West 45th Street New York, NY 10036	7,243,453	720,000	6,523,453	11%	9%
Fidelity Investments(8) P.O. Box 770001 Cincinnati, OH 45277	4,227,603	—	4,227,603	6%	6%
Franklin Mutual Advisers, LLC(9)* 101 John F. Kennedy Parkway Short Hills, NJ 07078	3,860,952	770,000	3,090,952	6%	4%
Other Selling Stockholders:
Cartesian Capital Group, LLC(10) 505 Fifth Avenue New York, NY 10017	2,921,962	175,000	2,746,962	4%	4%
Eastern Advisors Capital(11) 101 Park Avenue, 33rd Floor New York, NY 10178	1,996,289	450,000	1,546,289	3%	2%
Trellus Management Co., LLC(12) 350 Madison Avenue New York, NY 10017	1,250,000	250,000	1,000,000	2%	1%
Serengeti Partners, LP(13) 632 Broadway, 12th Floor New York, NY 10012	558,800	108,800	450,000	1%	1%
Hain Capital Holdings Ltd.(14) 301 Route 17 Rutherford, NJ 07070	396,475	346,475	50,000	1%	**

*	These stockholders are also selling stockholders.

**	Less than one (1%) percent.

(1)	Includes 77,967 shares subject to an escrow agreement and forfeiture in certain cases.

(2)	Includes 333,333 shares issuable upon exercise of options exercisable within 60 days of June 30, 2009 and 419 shares subject to an escrow agreement and forfeiture in certain cases.

(3)	Includes 19,112 shares subject to an escrow agreement and forfeiture in certain cases.

(4)	Includes 333,333 shares issuable upon exercise of options exercisable within 60 days of June 30, 2009 and 97,498 shares subject to an escrow agreement and forfeiture in certain cases.

(5)	Includes 1,288,420 shares and 2,576,840 shares underlying immediately exercisable warrants, issuable upon exercise of 1,288,420 immediately exercisable unit purchase options. Luxor Capital Group, LP (LCG) acts as the investment manager of proprietary private investment funds and separately managed accounts that own the shares, and as investment manager LCG may exercise dispositive and voting authority over the shares. Luxor Management, LLC is the general partner of LCG. Mr. Christian Leone is the managing member of Luxor Management, LLC. LCG Holdings, LLC is the general partner or managing member of the proprietary private investment funds organized in the United States. Mr. Leone is the managing member of LCG Holdings, LLC. For a description of other material relationships the selling stockholder has had with the company, see “Certain Relationships and Related Party Transactions.”

(6)	Includes 32,601 shares subject to an escrow agreement and forfeiture in certain cases. Max Holmes, Chief Investment Officer of Plainfield Asset Management LLC (Plainfield), has the power to direct investments and/or vote the securities held by the affiliates of Plainfield, for which Plainfield serves as investment manager. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Plainfield and Max Holmes may be deemed to be a beneficial owner of such securities; however, Plainfield and Max Holmes each expressly disclaim beneficial ownership of such securities. For a description of other material relationships the selling stockholder has had with the company, see “Certain Relationships and Related Party Transactions.”

(7)	Consists of shares from D.E. Shaw Laminar International, Inc., D.E. Shaw Composite Side Pocket Series 1, L.L.C., and D.E. Shaw Composite Side Pocket Series 7, L.L.C., of which 112,282 shares are subject to an escrow agreement and forfeiture in certain cases. D.E. Shaw & Co., L.P., as investment adviser, has voting and investment control over the shares beneficially owned by D.E. Shaw Laminar International, Inc., D.E. Shaw Composite Side Pocket Series 1, L.L.C., and D.E. Shaw Composite Side Pocket Series 7, L.L.C. Julius Gaudio, Eric Wepsic, Maximilian Stone, Anne Dinning, and Lou Salkind, or their designees, exercise voting and investment control over the shares on D.E. Shaw & Co., L.P.’s behalf. For a description of other material relationships the selling stockholder has had with the company, see “Certain Relationships and Related Party Transactions.”

(8)	Fidelity Investments (Fidelity) serves as investment adviser with power to direct investments and/or sole power to vote these securities owned by various individuals and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Fidelity is deemed to be a beneficial owner of such securities; however, Fidelity expressly disclaims that it is, in fact, the beneficial owner of such securities.

(9)	The selling stockholder has indicated that Franklin Mutual Advisers, LLC (Franklin) is an investment adviser registered under the Investment Advisers Act of 1940 and serves as investment adviser with power to direct investments and/or sole power to vote these securities, 1,430,000 of which are owned by Mutual European Fund and 2,430,952 of which are owned by Franklin Mutual European Fund. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Franklin is deemed to be a beneficial owner of such securities; however, Franklin expressly disclaims that it is, in fact, the beneficial owner of such securities. The selling stockholder has also advised us that it is affiliated with a registered broker-dealer, that it acquired its shares in the ordinary course of business and at the time of the acquisition did not have any arrangements or understandings with any person to distribute the securities.

(10)	Peter M. Yu, Managing Partner, exercises dispositive and voting authority over the shares.

(11)	Scott V. Booth, Managing Partner, exercises dispositive and voting authority over the shares.

(12)	Adam Usdan, President of Trellus Management, exercises dispositive and voting authority over the shares.

(13)	Joseph A. LaNasa III, Director of Serengeti Asset Management LP, exercises dispositive and voting authority over the shares.

(14)	The investment advisor for Hain Capital Holdings Ltd. is Koltai & Company Advisors, LLC whose managing member is Robert Koltai.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 150,000,000 shares of common stock, $.0001 par value per share, and 1,000,000 shares of preferred stock, $.0001 par value per share, and there will be 72,544,254 shares of common stock and no shares of preferred stock outstanding upon completion of this offering. As of June 30, 2009, we had 66,944,254 shares of common stock outstanding held of record by 141 stockholders, and there were outstanding options to purchase 4,315,000 shares of common stock, outstanding warrants to purchase 201,453 shares of common stock and 1,325,414 outstanding unit purchase options, each of which represents the right to purchase at an exercise price of $7.50 per unit purchase option, one share of common stock and two warrants, or an aggregate of 1,325,414 shares of common stock and warrants to purchase 2,650,828 shares of common stock at an exercise price of $5.00 per share.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Warrants

As of June 30, 2009, we had 201,453 warrants outstanding, which warrants were trading on the AIM market under the symbol “GLBW.” Each warrant entitles the holder to purchase one share of common stock at a price of $5.00. The warrants will expire on October 3, 2009 at 5:00 p.m. New York City time. The exercise price and number of shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a share dividend, or a recapitalization, reorganization, merger or consolidation involving the company. However, the warrants will not be adjusted for further issuances of shares of common stock at a price below their exercise price.

A special warrant exchange offer was initiated in March 2009. The terms of the offer involved the exchange of five and one-half warrants per share of common stock issued, with a waiver of the exercise price of the warrants. During the offer period, 18,960,020 warrants were exchanged for an additional 3,447,276 shares of common stock.

Unit Purchase Options

As of June 30, 2009, we had 1,325,414 unit purchase options outstanding. Each unit purchase option represents the right to purchase at $7.50, one share of common stock and two warrants to purchase common stock. Each warrant underlying a unit purchase option represents the right to purchase one share of common stock at a price of $5.00. The unit purchase options will expire on October 3, 2010 at 5:00 p.m. New York City time. The unit purchase options may be exercised on a cashless basis at the holder’s option. The exercise price and number of shares issuable on exercise of the unit purchase options and warrants underlying unit purchase options may be adjusted in certain circumstances, including in the event of a share dividend, or a recapitalization, reorganization, merger or consolidation involving the company. However, the unit purchase options will not be adjusted for further issuances of shares of common stock at a price below their exercise price.

Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	permit our Board of Directors to issue up to 1,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;

•	provide that special meetings of our stockholders may be called only by the Board of Directors or by the chief executive officer, president or secretary pursuant to a written request by a majority of directors or the written request of at least 10% of all outstanding shares entitled to vote on the action proposed; and

•	provide that our amended and restated bylaws can be amended or repealed at any regular or special meeting of stockholders or by the affirmative vote of a majority of the entire Board of Directors.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be Computershare Trust Company N.A. Its telephone number is 800-962-4284.

Listing

Our common stock has been approved for listing on The NASDAQ Global Select Market under the symbol “GSM.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock in the United States, and a liquid trading market for our common stock in the United States may not develop or be sustained after this offering. Our common stock and warrants have traded on the AIM market currently under the symbols “GLBM” and “GLBW,” respectively, since October 2005. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. Our common stock has been approved for listing on The NASDAQ Global Select Market under the symbol “GSM.”

Based on the number of shares of common stock outstanding as of June 30, 2009, upon completion of this offering, 72,544,254 shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of options or warrants prior to the completion of this offering. All of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless held by our affiliates as that term is defined under Rule 144 under the Securities Act. In addition, we have outstanding approximately 58,544,254 shares of common stock and warrants to purchase 201,453 shares of common stock that were sold in Regulation S or other exempt offerings and are currently listed on the AIM market. Concurrent with this offering we are filing with the SEC a registration statement on Form S-1 to register approximately 45,276,989 shares of common stock, of which 44,032,268 shares are subject to lock-up agreements described in “Underwriting.” In addition, we intend to file with the SEC within approximately 90 days after the completion of this offering a registration statement on Form S-1 to register approximately 13,267,265 shares of common stock, 201,453 shares of common stock issuable upon the exercise of warrants, and 3,976,242 shares of our common stock underlying unit purchase options, of which 3,865,260 shares are subject to lock-up agreements. Additionally, we intend to register 5,000,000 shares of our common stock that we may issue under our stock plan, some of which are not subject to lock-up agreements.

Rule 144

In general, once Rule 144 under the Securities Act applies to us, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock to be sold for at least six months, would be entitled to sell an unlimited number of shares of our common stock, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock to be sold for at least one year, would be entitled to sell an unlimited number of shares. Pursuant to Rule 144, a company that was originally a special purpose acquisition company cannot utilize Rule 144 until one year after it has provided information in an SEC filing that is consistent with that required in a Form 10. We believe, and will take the position, that this registration statement, in the form declared effective, will satisfy that requirement so that Rule 144 will be available beginning one year after effectiveness of this registration statement. One year after this offering, our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal approximately 725,000 shares immediately after this offering, and

•	the average weekly trading volume of our common stock on The NASDAQ Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, certain holders of our restricted shares will have entered into lock-up agreements as described below under “—Lock-up Agreements” and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Stock Options

As of June 30, 2009, options to purchase a total of 4,315,000 shares of common stock were outstanding, of which 530,000 were exercisable. An additional 685,000 shares were available for future grants under our stock plan.

Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of the prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Concurrent Registration

As of July 27, 2009, we have outstanding approximately 58,544,254 shares of common stock and warrants to purchase 201,453 shares of common stock that were sold in Regulation S or other exempt offerings and are currently listed on the AIM market. Concurrent with this offering we are filing with the SEC a registration statement on Form S-1 to register approximately 45,276,989 shares of common stock, of which 44,032,268 are subject to lock-up agreements described below under “—Lock-up Agreements.” In addition, we intend to file with the SEC within approximately 90 days after the completion of this offering a registration statement on Form S-1 to register approximately 13,267,265 shares of common stock, 201,453 shares of common stock issuable upon the exercise of warrants, and 3,976,242 shares of our common stock underlying unit purchase options, of which 3,865,260 shares are subject to lock-up agreements.

Lock-up Agreements

Our officers, directors, selling stockholders and certain other stockholders, who hold an aggregate of approximately 44,032,268 shares of our common stock, have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock held prior to the offering for a period of 180 days, in the case of our officers and directors, and 120 days in the case of the selling stockholders and certain other stockholders, after the date of this prospectus, respectively without the prior written consent of Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC may in their sole discretion, choose to release any or all of these shares from these restrictions prior to the expiration of the 180-day or 120-day period, as the case may be. Our Executive Chairman, Alan Kestenbaum, will be permitted to sell up to 750,000 shares of common stock, and Mr. Kestenbaum’s children will be permitted to sell up to an aggregate of 250,000 shares of common stock, after the date of (i) the first 90 days after the date of this prospectus, and (ii) the release of our earnings results for our first fiscal quarter of 2010.

Registration Rights

Mr. Kestenbaum including members of his family, Mr. Heilman and a former officer of GSM are parties to a registration rights agreement with us. Pursuant to the agreement, the holders of a majority of the shares subject to the agreement are entitled to require us to register their common stock for resale under the Securities Act of 1933 on up to two occasions. They can elect to exercise these registration rights at any time after the date on which the company has become a reporting company under the Securities Exchange Act of 1934. In addition, they have certain “piggy-back” registration rights on registration statements. We are obligated to bear the expenses incurred in connection with the filing of any such registration statements. We do not expect any of the holders of these “piggy-back” registration rights to exercise their rights in connection with this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax consequences. This summary is based upon the Code, the Treasury Regulations promulgated or proposed thereunder (the Regulations) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. This summary is limited to the tax consequences to those persons who hold common stock as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the IRS) with respect to the statements made and the conclusions reached in this summary. No assurance can be given that the statements and conclusions made herein will be respected by the IRS or, if challenged, by a court.

This summary is for general information only. Non-U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income taxation and other tax consequences to them of the purchase, ownership and disposition of our common stock, as well as the application of state, local and non-U.S. income and other tax laws.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock (other than a partnership) that for U.S. federal income tax consequences is not: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a Non-U.S. Holder is a partner in a partnership, or an entity treated as a partnership for U.S. federal income tax purposes that holds common stock, the Non-U.S. Holder’s tax treatment generally will depend upon the Non-U.S. Holder’s tax status and upon the activities of the partnership. If you are a partner in a partnership which holds common stock, you should consult your tax advisor.

Distributions on Our Common Stock

As discussed under “Dividend Policy” above, we do not expect to make distributions on our common stock. In the event we do make a distribution, any distributions on our common stock paid to Non-U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and taxable as ordinary income. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a Non-U.S. Holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the U.S. federal income tax treatment described below in “Disposition of Our Common Stock.” Dividends paid to a Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with a properly executed:

1. IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, a reduction in withholding under a tax treaty (a Treaty Exemption), or

2. IRS Form W-8ECI (or successor form) stating that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Exemption to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if such Non-U.S. Holder is a foreign corporation and dividends are effectively connected with its U.S. trade or business (and, if required by applicable treaty, attributable to a U.S. permanent establishment), such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such effectively-connected income.

Disposition of Our Common Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax on income realized on the sale, exchange or other disposition of our common stock unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; (b) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or (c) we are, or have been at any time during the five-year period preceding such disposition (or, if shorter, the Non-U.S. Holder’s holding period, the shorter of which is referred to below as the (Applicable Period)), a “United States real property holding corporation” (USRPHC).

We believe that we currently are not, and do not anticipate becoming, a USRPHC. Even if we were to become a USRPHC at any time during the applicable testing period, however, any gain recognized on the disposition of our common stock by a Non-U.S. Holder that did not own (directly or constructively) more than five percent of our common stock during the applicable period would not be subject to U.S. federal income tax, assuming that our common stock is considered “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each Non-U.S. Holder certain information including the Non-U.S. Holder’s name, address and taxpayer identification number, the aggregate amount of dividends paid to that Non-U.S. Holder during the calendar year and the amount of tax withheld, if any.

Backup withholding tax is imposed on dividends and certain other types of payments to certain U.S. persons (currently at a rate of 28%). Backup withholding tax will not apply to payments of dividends on common stock or proceeds from the sale of common stock payable to a Non-U.S. Holder if the certification described above in “Distributions on Our Common Stock” is duly provided by such Non-U.S. Holder or the

Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to payments of dividends even if an exemption from backup withholding is established. Copies of any information returns reporting the payment of dividends to a Non-U.S. Holder and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders are urged to consult their own tax advisors regarding their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2009, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Jefferies & Company, Inc. and J.P. Morgan Securities Inc. are acting as representatives, the following respective numbers of shares of common stock:

Number
Underwriter	of Shares

Credit Suisse Securities (USA) LLC
Jefferies & Company, Inc.
J.P. Morgan Securities Inc.

Total	14,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Certain of the selling stockholders have granted to the underwriters a 30-day option to purchase up to an aggregate of 2,100,000 additional outstanding shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $      per share. The underwriters and selling group members may allow a discount of $      per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$
Expenses payable by selling stockholders	$	$	$	$

The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options and warrants outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Jefferies & Company, Inc. and J.P. Morgan Securities Inc. waive, in writing, such an extension.

Our officers, directors, selling stockholders and certain other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days, in the case of our officers and directors, and 120 days in the case of the selling stockholders and certain other stockholders, after the date of this prospectus, respectively. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension. Our Executive Chairman, Alan Kestenbaum, will be permitted to sell up to 750,000 shares of common stock, and Mr. Kestenbaum’s children will be permitted to sell up to an aggregate of 250,000 shares of common stock, after the later of (i) the first 90 days after the date of this prospectus and (ii) the release of our earnings results for our first fiscal quarter of 2010.

The underwriters have reserved for sale at the initial public offering price up to 140,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock has been approved for listing on The NASDAQ Global Select Market under the symbol “GSM.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the Exchange Act).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

In the ordinary course, the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking, investment management, or other financial services to us and our affiliates for which they have received compensation and may receive compensation in the future.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than Euros 43,000,000 and (3) an annual net turnover of more than Euros 50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has severally represented, warranted and agreed as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our shares of common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our shares of common stock which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This prospectus or any other offering material relating to our shares of common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the shares of common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (Securities and Futures Act). Accordingly our shares of common stock may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our shares of common stock be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act;

Each person who is in possession of this prospectus is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the Act) of the Federal Republic of Germany has been or will be published with respect to our shares of common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our shares of common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements;

The shares of common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, each underwriter has severally represented that it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to the shares of common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifies) in accordance with Article L.411-2 of the Monetary and Financial Code and decret no. 98-880 dated 1st October, 1998; and

Our shares of common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, (Professional Investors), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our shares of common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our shares of common stock, and this prospectus or any other offering material relating to our shares of common stock may not be considered an offer or the prospect of an offer to sell or exchange our shares of common stock.

Determination of Public Offering Price

The public offering price will be determined by negotiations among us and the representative of the underwriters. The factors to be considered in determining the public offering price will be our future prospects and those of our industry in general, sales, earnings and certain of our other financial operating information in recent periods, and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those we engage in. The price of our common stock on the AIM market during recent periods will also be considered in determining the public offering price. It should be noted however, that historically there has been a limited volume of trading in our common stock on the AIM market. Therefore, the price of our common stock on the AIM market will only be one factor in determining the public offering price. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Our common stock has been quoted on the AIM market of the London Stock Exchange since October 2005, currently under the symbol “GLBM”.

The following table sets forth, for the periods indicated, the high and low closing sale prices for our common stock on the AIM market as reported by the London Stock Exchange. The sales prices for our shares of common stock on the AIM market are quoted in U.S. dollars.

	High	Low

Fiscal Year Ended June 30, 2008
First quarter	$7.75	$7.15
Second quarter	$12.78	$7.80
Third quarter	$20.25	$12.78
Fourth quarter	$30.00	$19.25
Fiscal Year Ended June 30, 2009
First quarter	$32.86	$17.00
Second quarter	$20.00	$3.00
Third quarter	$9.00	$1.50
Fourth quarter	$8.25	$2.45
Fiscal Year Ending June 30, 2010
First quarter (through July 28, 2009)	$7.00	$7.00

The high and low prices listed for our first fiscal quarter of 2010 represent the latest quotes obtained from the AIM market of the London Stock Exchange.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Purchasers

By purchasing shares of common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares of common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of common stock, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Arent Fox LLP, Washington DC. Davis Polk & Wardwell LLP, New York, NY is acting as counsel for the underwriters in this offering.

EXPERTS

The audited consolidated financial statements of Globe Specialty Metals, Inc. and subsidiary companies as of June 30, 2008 and 2007, and for the years ended June 30, 2008 and 2007, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Globe Specialty Metals, Inc., formerly known as International Metal Enterprises, Inc., as of June 30, 2006, December 31, 2005 and December 31, 2004, and for the six months ended June 30, 2006, for the year ended December 31, 2005 and for the period from December 23, 2004 (inception) to December 31, 2004 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Globe Metallurgical, Inc. as of November 12, 2006 and for the period from July 1, 2006 to November 12, 2006, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Globe Metallurgical, Inc. as of and for each of the years ended June 30, 2006 and June 30, 2005, have been included herein and in the registration statement in reliance upon the audited reports of Hobe and Lucas Certified Public Accountants, Inc., independent registered public accounting firm, for the audited reports as of and for the years ended June 30, 2006 and June 30, 2005 appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Globe Metais S. A. (formerly Camargo Correa Metais S.A) as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, and their accompanying notes thereto, included in this Prospectus have been audited by BDO, independent auditors, as stated in their report appearing elsewhere herein and are included in reliance upon the report of such firm given upon their authority as an expert in accounting and auditing.

The audited financial statements of Globe Metales S. A. (formerly Stein Ferroaleaciones S.A.C.I.F.yA.) as of June 30, 2006 and 2005 and for the years ended June 30, 2006, 2005 and 2004, included in this registration statement have been audited by Deloitte & Co. S.R.L., independent auditors, as stated in their report appearing herein (which report expressed an unqualified opinion and included an explanatory paragraph stating that accounting principles generally accepted in Buenos Aires City, Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America, and that the information relating to the nature and effect on such differences is presented in Notes 16 and 17 to the financial statements), and are included in reliance upon the report of such firm given upon their authority as an expert in accounting and auditing.

The audited financial statements of Solsil, Inc. as of June 30, 2007 and for the year ended June 30, 2007, and their accompanying notes thereto, included in this registration statement have been audited by Hobe and Lucas Certified Public Accountants, Inc., independent registered accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as an expert in accounting and auditing.

The audited financial statements of Ultra Core Corporation as of June 30, 2006 and for the year then ended of June 30, 2006, and their accompanying notes thereto, included in this registration statement have been audited by Hochfelder and Weber, P.C. Certified Public Accountants, appearing elsewhere herein, and upon the authority of said firm given upon their authority as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as any other documents that we have filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains the registration statement and other reports, proxy and information statements and information that we file electronically with the SEC.

After we have completed this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website once the offering is completed. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

INDEX TO FINANCIAL STATEMENTS

GLOBE SPECIALTY METALS, INC.

Page

Globe Specialty Metals, Inc. Financial Statements (Unaudited) — Nine months ended March 31, 2009 and 2008	F-2
Globe Specialty Metals, Inc. Financial Statements — Years ended June 30, 2008 and 2007	F-30
Globe Specialty Metals, Inc. Financial Statements — Six months ended June 30, 2006, Year ended December 31, 2005 and period from December 23, 2004 to December 31, 2004	F-73
Globe Metallurgical, Inc. (Predecessor) Financial Statements — Period from July 1, 2006 to November 12, 2006 and Years ended June 30, 2006 and 2005	F-86
Camargo Correa Metais S.A. Financial Statements — Years ended December 31, 2006, 2005 and 2004	F-112
Globe Metales S.A. Financial Statements — Years ended June 30, 2006, 2005 and 2004	F-134
Solsil, Inc. Financial Statements — Year ended June 30, 2007	F-165
Solsil, Inc. Financial Statements (Unaudited) — Six months ended December 31, 2007 and December 31, 2006	F-177
Ultra Core Corporation Financial Statements — Year ended June 30, 2006	F-188

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Condensed Consolidated Financial Statements

(Unaudited)

March 31, 2009 and 2008

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Condensed Consolidated Balance Sheets
March 31, 2009 and June 30, 2008
(In thousands, except share and per share amounts)

	March 31,	June 30,
	2009	2008
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$45,022	73,994
Accounts receivable, net of allowance for doubtful accounts of $1,542 and $1,021 at March 31, 2009 and June 30, 2008, respectively	30,724	53,801
Inventories	77,000	63,568
Prepaid expenses and other current assets	23,100	25,223

Total current assets	175,846	216,586
Property, plant, and equipment, net	214,777	180,659
Goodwill	53,068	107,257
Other intangible assets	3,157	16,884
Investments in unconsolidated affiliates	7,906	7,965
Deferred tax assets	1,882	2,720
Other assets	14,752	16,103

Total assets	$471,388	548,174

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,535	40,493
Current portion of long-term debt	19,719	17,045
Short-term debt	11,666	20,140
Accrued expenses and other current liabilities	42,856	26,841

Total current liabilities	93,776	104,519
Long-term liabilities:
Long-term debt	38,510	52,020
Deferred tax liabilities	18,185	22,756
Other long-term liabilities	10,437	22,642

Total liabilities	160,908	201,937

Commitments and contingencies (note 14)
Minority interest	6,278	3,956
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 150,000,000 shares; issued 63,496,978 and 63,050,416 shares at March 31, 2009 and June 30, 2008, respectively	6	6
Additional paid-in capital	301,674	296,137
Retained earnings	3,022	46,641
Accumulated other comprehensive loss	(496)	(503)
Treasury stock at cost, 1,000 shares and 0 shares at March 31, 2009 and June 30, 2008, respectively	(4)	—

Total stockholders’ equity	304,202	342,281

Total liabilities and stockholders’ equity	$471,388	548,174

See accompanying notes to condensed consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Condensed Consolidated Statements of Operations
Nine months ended March 31, 2009 and 2008
(In thousands, except per share amounts)
(UNAUDITED)

	Nine Months Ended March 31
	2009	2008

Net sales	$344,610	316,751
Cost of goods sold	257,714	251,378
Selling, general, and administrative expenses	48,475	34,303
Research and development	1,122	407
Restructuring charges	1,387	—
Goodwill and intangible asset impairment	69,704	—

Operating (loss) income	(33,792)	30,663
Other income (expense):
Interest income	630	2,295
Interest expense, net of capitalized interest of $737 and $226, respectively	(5,596)	(7,598)
Foreign exchange (loss) gain	(2,961)	24
Other income	2,368	176

(Loss) income before provision for income taxes and minority interest	(39,351)	25,560
Provision for income taxes	7,290	7,343

Net (loss) income before minority interest	(46,641)	18,217
Losses attributable to minority interest, net of tax	3,022	26

Net (loss) income	$(43,619)	18,243

Weighted average shares outstanding:
Basic	63,820	57,636
Diluted	63,820	69,765
(Loss) earnings per common share:
Basic	$(0.68)	0.32
Diluted	(0.68)	0.26

See accompanying notes to condensed consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Condensed Consolidated Statement of Changes in Stockholders’ Equity
Nine months ended March 31, 2009
(In thousands)
(UNAUDITED)

					Accumulated
			Additional		Other	Treasury	Total
	Common Stock		Paid-In	Retained	Comprehensive	Stock	Stockholders’
	Shares	Amount	Capital	Earnings	(Loss) Income	at Cost	Equity

Balance at June 30, 2008	63,051	$6	296,137	46,641	(503)	—	342,281
Warrants exercised	203	—	833	—	—	—	833
UPOs exercised	243	—	—	—	—	—	—
Share-based compensation	—	—	4,704	—	—	—	4,704
Treasury stock acquired	—	—	—	—	—	(4)	(4)
Comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	40	—	40
Unrealized loss on available for sale securities (net of income tax benefit of $17)	—	—	—	—	(33)	—	(33)
Net loss	—	—	—	(43,619)	—	—	(43,619)

Total comprehensive loss							(43,612)

Balance at March 31, 2009	63,497	$6	301,674	3,022	(496)	(4)	304,202

See accompanying notes to condensed consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Condensed Consolidated Statement of Cash Flows
Nine months ended March 31, 2009 and 2008
(In thousands)
(UNAUDITED)

	Nine Months Ended
	March 31
	2009	2008

Cash flows from operating activities:
Net (loss) income	$(43,619)	18,243
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,740	14,255
Amortization of customer contracts	(434)	(2,809)
Share-based compensation	4,704	6,617
Goodwill and intangible asset impairment	69,704	—
Losses attributable to minority interest, net of tax	(3,022)	(26)
Deferred taxes	(4,077)	373
Changes in operating assets and liabilities:
Accounts receivable, net	22,666	(13,467)
Inventories	(15,428)	(14,258)
Prepaid expenses and other current assets	(1,761)	247
Accounts payable	(21,158)	(2,192)
Accrued expenses and other current liabilities	16,914	2,216
Other	(7,590)	(4,519)

Net cash provided by operating activities	31,639	4,680

Cash flows from investing activities:
Capital expenditures	(46,507)	(13,098)
Held-to-maturity treasury securities	2,987	(2,987)
Acquisition of businesses, net of cash acquired of $0 and $87	(74)	(277)
Note receivable from Solsil, Inc.	—	(1,500)
Other investing activities	339	(10)

Net cash used in investing activities	(43,255)	(17,872)

Cash flows from financing activities:
Proceeds from warrants exercised	833	3,498
Net (payments) borrowings of long-term debt	(10,856)	13,631
Net (payments) borrowings of short-term debt	(6,900)	2,700
Solsil, Inc. common share issuance	1,570	374
Other financing activities	(2,045)	—

Net cash (used in) provided by financing activities	(17,398)	20,203

Effect of exchange rate changes on cash and cash equivalents	42	—

Net (decrease) increase in cash and cash equivalents	(28,972)	7,011
Cash and cash equivalents at beginning of period	73,994	67,741

Cash and cash equivalents at end of period	$45,022	74,752

Supplemental disclosures of cash flow information:
Cash paid for interest	$5,737	5,357
Cash paid for income taxes	9,242	7,684

See accompanying notes to condensed consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

(1)	Organization and Business Operations

Globe Specialty Metals, Inc. and subsidiary companies (GSM, the Company, we, or our) is among the world’s largest producers of silicon metal and silicon-based specialty alloys, important ingredients in a variety of industrial and consumer products. The Company’s customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers.

(2)	Summary of Significant Accounting Policies

a.	Basis of Presentation

In the opinion of the Company’s management, the accompanying condensed consolidated financial statements include all adjustments necessary for a fair presentation in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) of the results for the interim periods presented and such adjustments are of a normal, recurring nature. The accompanying condensed consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements of the Company for the years ended June 30, 2008 and 2007. There have been no material changes to the Company’s significant accounting policies during the nine months ended March 31, 2009, except as discussed below under Recently Implemented Accounting Pronouncements.

b.	Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

c.	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the condensed consolidated financial statements and related notes. Significant estimates and assumptions in these condensed consolidated financial statements include valuation allowances for inventories, the carrying amount of property, plant, and equipment, estimates of fair value associated with accounting for business combinations, goodwill and long-lived asset impairment tests, estimates of fair value of investments, restructuring charges, income taxes and deferred tax valuation allowances, valuation of derivative instruments, the determination of the discount rate and the rate of return on plan assets for pension expense (benefit), and the determination of the fair value of share-based compensation involving assumptions about forfeiture rates, stock volatility, discount rates, and expected time to exercise. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.

d.	Revenue Recognition

Revenue is recognized in accordance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 104 (SAB 104) when a firm sales agreement is in place, delivery has occurred and title and risks of ownership have passed to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. Shipping and other transportation costs charged to buyers are recorded in both sales and cost of goods sold. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from sales in the condensed consolidated statements of operations. When the Company provides a combination of products and services to customers, the arrangement is evaluated under Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21). EITF 00-21 addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. If the

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

Company cannot objectively determine the fair value of any undelivered elements under an arrangement, the Company defers revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

e.	Restructuring Charges

Restructuring activities are programs planned and controlled by management that materially change either the scope of the business undertaken by the Company or the manner in which business is conducted. Restructuring activities include, but are not limited to, one-time termination benefits provided to current employees that are involuntarily terminated, costs to terminate a contract that is not a capital lease, and costs to consolidate facilities and relocate employees. Restructuring charges are recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 146 Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), which requires a liability for a cost associated with an exit or disposal activity to be recognized at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time. In periods subsequent to initial measurement, changes to a restructuring liability are measured using the credit-adjusted risk-free rate that was used to measure the liability initially.

f.	Recently Implemented Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS 157). The Company partially adopted SFAS 157 on July 1, 2008. This adoption did not have a material impact to the Company’s consolidated results of operations or financial condition. Pursuant to FASB Staff Position No. 157-2, the Company deferred adopting SFAS 157 as it relates to fair value measurement requirements for nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis until July 1, 2009. These include property, plant, and equipment, goodwill, other intangible assets, and investments in unconsolidated affiliates. SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The statement does not require any new fair value measures. The Company carries its derivative agreements, as well as available-for-sale and trading securities, at fair value, determined using observable market based inputs. See Note 18.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). This statement permits companies, at their option, to choose to measure many financial instruments and certain other items at fair value. If the option to use fair value is chosen, the statement requires additional disclosures related to the fair value measurements included in the financial statements. The Company elected to not fair value existing eligible items. Accordingly, the adoption of SFAS 159 had no impact to the Company’s consolidated results of operations or financial condition.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities (SFAS 133) and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Company has provided the enhanced disclosures required by SFAS 161 in Note 11.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

In March 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. The adoption of SFAS 162 had no impact to the Company’s consolidated results of operations or financial condition.

g.	Accounting Pronouncements to be Implemented

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This statement establishes principles and requirements for how the acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to the Company’s business combinations for which the acquisition date is on or after July 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). The objective of this statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for the Company on July 1, 2009. The Company is currently assessing the potential effect of SFAS 160 on its results of operations and financial position.

(3)	Business Combinations

Solsil Acquisition:

On February 29, 2008, the Company completed the acquisition of approximately 81% of Solsil, Inc. (Solsil). Solsil is engaged in the production of upgraded metallurgical grade silicon manufactured through a proprietary metallurgical process for use in silicon-based solar cells. Solsil supplies its silicon to several leading global manufacturers of photovoltaic cells, ingots and wafers, and the acquisition will allow the Company to become a significant supplier in the high purity solar-grade silicon market. Solsil’s operating results are included in the condensed consolidated statements of operations from the date of acquisition.

Based on the terms of the acquisition agreement, GSM issued 5,628,657 new shares of common stock to shareholders and optionholders of Solsil in exchange for the approximate 81% interest in Solsil. These shares were valued at $72,092 based on an average share price of $12.81 two days before and after the acquisition announcement on January 31, 2008. Related acquisition costs were $567.

The former shareholders of Solsil, including certain GSM directors and officers who owned approximately 28% of Solsil, agreed to lock-up 50% of the GSM shares received in the transaction for six months and the remaining 50% of the shares received in the transaction for nine months. Certain institutional shareholders of Solsil, who retained an approximate 19% interest in Solsil following the transaction, are entitled to certain preemptive rights on the future sale of equity securities of Solsil. These preemptive rights provide the shareholders of Solsil a right to participate in any issuance by Solsil of any equity securities, or securities convertible or exchangeable into equity securities, on a pro-rata basis on terms no less favorable

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

than those received by third party purchasers. They also agreed to certain “tag-along” rights and “drag-along” obligations in the event of the sale of Solsil.

Alan Kestenbaum, Executive Chairman, and Arden Sims, Chief Operating Officer, were previously affiliated with Solsil. In addition, during the eight months ended February 29, 2008, prior to the Solsil acquisition, the Company:

•	Earned $3,287 under an operating and lease agreement in which Solsil was provided administrative and operating support, plus facility space.

•	Sold $2,580 of metallurgical grade silicon to Solsil.

•	Purchased $1,798 of silicon from Solsil.

•	Provided a $1,500 loan to Solsil on October 24, 2007. The note accrued interest at LIBOR plus 3.0%, through February 29, 2008, with interest payable in kind and capitalized as principal outstanding at the end of each quarter in lieu of payment in cash. The note, including accrued interest, was repayable in full on October 24, 2008.

In February 2009, the allocation of the purchase price of the Solsil acquisition was finalized. In finalizing the purchase price allocation, deferred tax liabilities were increased $144 with a corresponding increase in goodwill. The following table summarized the final purchase price allocation associated with the Solsil acquisition:

	Amortization	Balance
	Life	Sheet
	(in Years)	Amounts

Current assets		$3,551
Property, plant, and equipment		6,938
Intangible assets:
Goodwill	Indefinite	57,656
Unpatented technology	10	13,143
Noncurrent assets		3,896

Total assets acquired		85,184

Current liabilities		7,102
Noncurrent liabilities		5,038

Total liabilities assumed		12,140

Minority interest		385

Net assets acquired		72,659
Debt assumed		3,000

Total purchase price		$75,659

The goodwill amount has been assigned to the Solsil operating segment. See Note 4 for discussion regarding the subsequent impairment of goodwill and intangible assets arising from the Solsil acquisition.

During October 2008, Solsil issued an additional 315.75394 shares of common stock at a price of $53,839.39 per share to existing Solsil shareholders to fund Solsil’s capital expansion and research and

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

development activities. Total proceeds of the offering were $17,000, including the conversion of $3,207 of existing debt. The portion funded by minority shareholders totaled $3,174, including the conversion of $1,604 of existing debt. The remaining funding of $13,826, including conversion of $1,603 of existing debt, was made by GSM, and thus is eliminated in consolidation. There was no change in the Company’s percentage ownership in Solsil as a result of this share issuance.

Yonvey acquisition:

On May 15, 2008, the Company entered into a business combination pursuant to which it acquired a 58% ownership interest in Ningxia Yonvey Coal Industrial Co., Ltd (Yonvey). Yonvey is engaged in the production of carbon electrodes, an important input in the Company’s production process. Yonvey principally supplies its electrodes to our subsidiaries. Yonvey’s operating results are included in the condensed consolidated statements of operations from the date of acquisition.

Based on the terms of the business combination agreement, the Company’s total consideration was $11,172, of which $6,158, including direct costs of $458, was paid through June 30, 2008, with the remainder of $5,014 paid during the nine months ended March 31, 2009.

On November 28, 2008, the Company entered into a subscription agreement for capital increase. Under the terms of this agreement, the Company agreed to contribute an additional $10,236 in specified installments in exchange for an additional 12% interest in Yonvey. As of March 31, 2009, the Company had made additional contributions totaling $7,700. The Company expects to remit the remaining balance of the capital increase by the end of its current fiscal year. The subscription agreement provides a call option such that within a period of three years from the agreement’s effective date, the minority shareholder may repurchase up to a maximum 12% ownership interest in Yonvey at a subscription price equal to the relevant percentage of the additional $10,236 registered capital plus a premium calculated using specified interest rate. This call option is recorded at fair value, with the change in the fair value of the related liability at each period end reflected in other income in the condensed consolidated statement of operations. The liability of $1,166 is recorded in other long-term liabilities at March 31, 2009. The reduction in minority interest associated with our additional share purchase is reflected in the condensed consolidated statement of operations from the date of the subscription agreement.

Based on the preliminary purchase price allocation, $7,270 in goodwill has been assigned to the Other operating segment related to the Yonvey acquisitions.

(4)	Goodwill and Intangible Asset Impairment

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), the Company applies a fair value based impairment test to the net book value of goodwill and indefinite-lived intangible assets on an annual basis and on an interim basis if certain events or circumstances indicate that an impairment loss may have occurred. During the second quarter of fiscal 2009, the Company experienced a decrease in profitability, and a significant decline in demand for high purity solar-grade silicon. Consistent with the guidance in SFAS 142, the Company performed an interim impairment test of goodwill and indefinite-lived intangible assets at the end of the second quarter of fiscal 2009. In performing this test, the Company made a substantial downward revision in the forecasted cash flows from its Solsil reporting unit as a result of a decrease in the market price for solar-grade silicon and weakness in demand for solar products. The Company finalized this impairment analysis during the third quarter of fiscal 2009 and has recorded an impairment charge totaling $65,340, comprised of the write-off of $57,656 of goodwill and $12,048 of unpatented technology offset by the write-off of associated deferred taxes totaling $4,364. These impairment charges are entirely associated with its Solsil business unit, acquired in February 2008 as discussed in Note 3.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

(5)	Restructuring Charges

During the third quarter of fiscal 2009, the Company implemented formal restructuring programs, including the temporary shutdown of certain furnace operations, and furloughing or terminating employees. Cash payments associated with these restructuring programs are expected to be completed in fiscal 2010. The restructuring programs include employee severance and benefits, as well as costs associated with lease termination obligations. Restructuring charges are accounted for in accordance with SFAS 146.

Activity during the period ended March 31, 2009 related to the restructuring liability follows:

	Liability			Liability
	at June 30,	Restructuring	Cash	at March 31,
	2008	Charges	Payments	2009

Severance and benefit related costs(1)	$—	1,374	(273)	1,101
Lease termination obligations(2)	—	13	(13)	—

Total restructuring	$—	1,387	(286)	1,101

(1)	Includes severance payments made to employees, payroll taxes, and other benefit related costs in connection with the terminations of employees.

(2)	Includes termination fees related to the cancellation of certain contractual lease obligations.

Total restructuring expenses of $1,387 were incurred during the nine months ended March 31, 2009, and are included in restructuring charges in the condensed consolidated statements of operations. The remaining unpaid liability as of March 31, 2009 is included in accrued expenses and other current liabilities.

(6)	Treasury Securities

During March 2008, the Company purchased U.S. government treasury securities with a term to maturity of 125 days. The securities were redeemed during the nine months ended March 31, 2009. These securities were valued at amortized cost, and the $2,987 balance of these securities at June 30, 2008 was recorded in prepaid expenses and other current assets.

(7)	Inventories

Inventories comprise the following:

	March 31,	June 30,
	2009	2008

Finished goods	$30,786	17,830
Work in process	4,810	7,267
Raw materials	33,378	32,068
Parts and supplies	8,026	6,403

Total inventory	$77,000	63,568

At March 31, 2009, $56,494 in inventory is valued using the first-in, first-out method and $20,506 using the average cost method. At June 30, 2008, $48,236 in inventory is valued using the first-in, first-out method and $15,332 using the average cost method.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

(8)	Property, Plant, and Equipment

Property, plant, and equipment, net of accumulated depreciation and amortization, comprise the following:

	March 31	June 30,
	2009	2008

Land, land improvements, and land use rights	$13,836	13,605
Building and improvements	24,155	23,629
Machinery and equipment	55,229	48,551
Furnaces	98,378	95,925
Other	14,761	14,390
Construction in progress	43,554	6,678

Property, plant, and equipment, gross	249,913	202,778
Less accumulated depreciation and amortization	(35,136)	(22,119)

Property, plant, and equipment, net of accumulated depreciation and amortization	$214,777	180,659

Depreciation expense for the nine months ended March 31, 2009 was $13,061, of which $12,740 is recorded in cost of goods sold and $321 is recorded in selling, general, and administrative expenses. Depreciation expense for the nine months ended March 31, 2008 was $11,311, of which $10,421 is recorded in cost of goods sold and $890 is recorded in selling, general, and administrative expenses.

(9)	Goodwill and Other Intangibles

Goodwill and other intangibles presented below have been allocated to the Company’s operating segments.

a.	Goodwill

Changes in the carrying amount of goodwill during the nine months ended March 31, 2009 follow:

Nine Months
Ended
March 31,
2009

Balance at June 30, 2008	$107,257
Yonvey capital increase	3,479
Yonvey purchase price allocation adjustments	(156)
Solsil purchase accounting adjustments	144
Solsil goodwill impairment	(57,656)

Balance at March 31, 2009	$53,068

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

b.	Other Intangible Assets

Changes in the carrying amounts of definite lived intangible assets for nine months ended March 31, 2009 follow:

	Electricity	Unpatented
	Contracts	Technology	Other

Cost:
Balance at June 30, 2008	$9,368	13,143	323
Solsil intangible asset impairment	—	(13,143)	—

Balance at March 31, 2009	$9,368	—	323

Accumulated amortization:
Balance at June 30, 2008	5,666	438	323
Amortization expense	1,022	657	—
Solsil intangible asset impairment	—	(1,095)	—

Balance at March 31, 2009	6,688	—	323

Net balance at March 31, 2009	$2,680	—	—

There were no changes in the value of the Company’s indefinite lived intangible assets during the nine months ended March 31, 2009. The trade name balance at both March 31, 2009 and June 30, 2008 was $477.

Amortization expense of purchased intangible assets was $1,679 for the nine months ended March 31, 2009, which is recorded in cost of goods sold. Amortization expense of purchased intangible assets was $2,944 for the nine months ended March 31, 2008, of which $2,893 is recorded in cost of goods sold and $51 is recorded in selling, general, and administrative expenses.

c.	Customer Contracts

The Company has certain noncancelable executory customer contracts purchased as part of the Company’s historical acquisitions with future cash flows differing from market rates. The related assets and liabilities are being amortized over the contractual term of the individual contracts. For the nine months ended March 31, 2009 and 2008, $434 and $2,809, respectively, of this net liability was amortized and included in net sales. The remaining unamortized net asset (liability) at March 31, 2009 and June 30, 2008 of $23 and ($411), respectively, is included in other assets and other long-term liabilities, respectively.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

(10)	Debt

a.	Short-Term Debt

Short-term debt comprises the following:

		Weighted
	Outstanding	Average	Unused
	Balance	Interest Rate	Credit Line

March 31, 2009:
Type debt:
Revolving credit	$—	—%	$34,560
Export financing	3,518	9.26	6,700
Other	8,148	9.81	—

Total	$11,666		$41,260

June 30, 2008:
Type debt:
Revolving credit	$3,750	6.30%	$21,528
Export financing	7,030	6.46	951
Other	9,360	9.62	—

Total	$20,140		$22,479

Revolving Credit Agreements — A summary of the Company’s revolving credit agreements at March 31, 2009 follows:

	Outstanding	Unused	Total
	Balance	Commitment	Commitment

Senior credit facility	$—	34,560	35,000

On September 18, 2008, the Company’s subsidiary, Globe Metallurgical, Inc. (GMI), refinanced its revolving credit facility and senior term loan with a $75,000 credit facility, comprised of a five-year senior term loan in an aggregate principal amount of $40,000 and a revolving credit facility of $35,000. The credit facility expires September 2013. Interest on advances under the revolving credit facility accrues at LIBOR plus an applicable margin percentage or, at the Company’s option, prime plus an applicable margin percentage. The amount available under the revolving credit facility is subject to a borrowing base calculation, and the total commitment on the revolving credit facility includes $10,000 for letters of credit associated with foreign supplier contracts. At March 31, 2009, there was no outstanding balance on this revolver. The total commitment on this credit facility includes $440 outstanding letters of credit associated with foreign supplier contracts. The revolving credit facility is secured by substantially all of the assets of GMI and its principal subsidiary, West Virginia Alloys, and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, a maximum ratio of debt to earnings before interest, taxes, depreciation, and amortization, and minimum net worth and interest coverage requirements. The Company was in compliance with these loan covenants, as subsequently amended to increase annual limits for capital expenditures, at March 31, 2009.

Export Financing Agreements — The Company’s Argentine and Brazilian subsidiaries maintain various short-term export financing arrangements. The terms of these agreements are generally between six and twelve

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

months. Interest accrues at rates ranging from 9.0% to 10.0% at March 31, 2009. Certain export accounts receivable balances are pledged as collateral against these borrowings.

Other — The Company’s subsidiary, Yonvey, has $8,045 in outstanding promissory notes, which mature through August 2009. The notes accrue interest at rates ranging from 8.2% to 12.7%. The promissory notes are secured by certain Yonvey assets.

b.	Long-Term Debt

Long-term debt comprises the following:

	March 31	June 30,
	2009	2008

Senior term loan	$35,789	18,640
Junior subordinated term loan	—	8,500
Junior subordinated term loan	—	8,500
Export prepayment financing	17,000	20,000
Export financing	3,000	9,450
Other	2,440	3,975

Total long-term debt	58,229	69,065
Less current portion of long-term debt	(19,719)	(17,045)

Long-term debt, net of current portion	$38,510	52,020

Senior Term Loan — As discussed above, on September 18, 2008, GMI refinanced its revolving credit facility and senior term loan with a $75,000 credit facility, comprised of a five-year senior term loan in an aggregate principal amount of $40,000 and a revolving credit facility of $35,000. Interest on the senior term loan accrues at LIBOR plus an applicable margin percentage or, at the Company’s option, prime plus an applicable margin percentage. Principal payments are due in quarterly installments of $2,105, commencing on December 31, 2008, and the unpaid principal balance is due in full in September 2013, subject to certain mandatory prepayments. The interest rate on this loan was 2.77%, equal to LIBOR plus 2.25%, at March 31, 2009. The senior term loan is secured by substantially all of the assets of GMI and its principal subsidiary, West Virginia Alloys, and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, a maximum ratio of debt to earnings before interest, taxes, depreciation, and amortization, and minimum net worth and interest coverage requirements. The Company was in compliance with these loan covenants, as subsequently amended to increase annual limits for capital expenditures, at March 31, 2009.

Junior Subordinated Term Loans — In connection with GMI’s $75,000 credit facility, both of the Company’s $8,500 junior subordinated term loans were paid in full.

Export Prepayment Financing — The Company’s Brazilian subsidiary has entered into a $20,000 export financing arrangement maturing January 31, 2012. The arrangement carries an interest rate of LIBOR plus 2.5%, paid semi-annually. At March 31, 2009, the interest rate on this loan was 4.15%. The principal is payable in seven, semi-annual installments starting in February 2009, with six installments of $3,000 and one final installment of $2,000. As collateral, the Brazilian subsidiary has pledged certain third party customers’ export receivables, 100% of the subsidiary’s property, plant, and equipment, and 2,000 tons of metallic silicon with an approximate value of $5,402. The loan is subject to certain loan covenant restrictions such as limits on issuing dividends, disposal of pledged assets, and selling of forest areas. In addition, the proceeds from certain

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

cash receipts during the sixty days prior to a loan installment payment date are restricted for payment of the respective installment. At March 31, 2009, there is no restricted cash balance.

Export Financing — The Company’s Brazilian subsidiary maintains long-term export financing arrangements with banks in Brazil. At March 31, 2009, interest accrues at rates ranging from 5.45% to 5.60%.

See Note 11 for discussion of derivative financial instruments entered into to reduce the Company’s exposure to interest rate fluctuations on outstanding long-term debt.

(11)	Derivative Instruments

The Company enters into derivative instruments to hedge certain interest rate and foreign currency risks. The Company does not engage in interest rate, currency, or commodity speculation, and no derivatives are held for trading purposes. All derivatives are accounted for using mark-to-market accounting. The Company believes it is not practical to designate its derivative instruments as hedging instruments as defined under SFAS 133, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Accordingly, the Company adjusts its derivative financial instruments to current market value through the condensed consolidated statement of operations based on the fair value of the agreement as of period end. Although not designated as hedged items as defined under SFAS 133, these derivative instruments serve to significantly offset the Company’s interest rate and foreign exchange risks. Gains or losses from these transactions offset gains or losses on the assets, liabilities, or transactions being hedged. No credit loss is anticipated as the counterparties to these agreements are major financial institutions that are highly rated.

Interest Rate Risk:

We are exposed to market risk from changes in interest rates on certain of our long-term debt obligations.

In connection with GMI’s $75,000 credit facility (Note 10), the Company entered into an interest rate cap arrangement and two interest rate swap agreements to reduce our exposure to interest rate fluctuations.

In October 2008, the Company entered into an interest rate cap arrangement to cap LIBOR on a $20,000 notional amount of debt, with the notional amount decreasing by $1,053 per quarter through the interest rate cap’s expiration on June 30, 2013. Under the interest rate cap, the Company capped LIBOR at a maximum of 4.5% over the life of the agreement.

In November 2008, the Company entered into an interest rate swap agreement involving the exchange of interest obligations relating to a $13,333 notional amount of debt, with the notional amount decreasing by $702 per quarter. Under the interest rate swap, the Company receives LIBOR in exchange for a fixed interest rate of 2.85% over the life of the agreement. The agreement expires in June 2013.

In January 2009, the Company entered into a second interest rate swap agreement involving the exchange of interest obligations relating to a $12,632 notional amount of debt, with the notional amount decreasing by $702 per quarter. Under the interest rate swap, the Company receives LIBOR in exchange for a fixed interest rate of 1.66% over the life of the agreement. The agreement expires in June 2013.

Pursuant to the establishment of the $75,000 credit facility, the Company terminated its then existing interest rate swap.

In connection with the Company’s export prepayment financing arrangement (Note 10), the Company entered into an interest rate swap agreement involving the exchange of interest obligations relating to a $14,000 notional amount of debt, with the notional amount decreasing by $3,000 on a semi-annual basis through August 2011, and a final $2,000 notional amount swapped for the six-month period ended January

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

2012. Under the interest rate swap, the Company receives LIBOR in exchange for a fixed interest rate of 2.66% over the life of the agreement.

Foreign Currency Risk:

We are exposed to market risk arising from changes in currency exchange rates as a result of our operations outside the United States, principally in Brazil, Argentina, and China. A portion of our sales generated from our non-U.S. operations is denominated in currencies other than the U.S. dollar. Most of our operating costs for our non-U.S. operations are denominated in local currencies, principally the Brazilian Real, Argentine Peso, and the Chinese Renminbi. Consequently, the translated U.S. dollar value of our non-U.S. dollar sales, and related accounts receivable balances, and our operating costs are subject to currency exchange rate fluctuations. Derivative instruments are not used extensively to manage this risk; however, the Company does utilize derivative financial instruments manage a portion of its net foreign currency exposure to the Brazilian Real. At March 31, 2009, the Company had entered into a series of foreign exchange forward contracts covering approximately 53,774 Reais, expiring at dates ranging from April 2009 to December 2009, at an average exchange rate of 2.41 Real to $1.00 U.S. dollar.

Commodity Price Risk:

We are exposed to price risk for certain raw materials and energy used in our production process. The raw materials and energy which we use are largely commodities subject to price volatility caused by changes in global supply and demand and governmental controls. Derivative financial instruments are not used to manage our exposure to fluctuations in the cost of commodity products used in our operations. We attempt to reduce the impact of increases in our raw material and energy costs by negotiating long-term contracts and through the acquisition of companies or assets for the purpose of increasing our access to raw materials with favorable pricing terms.

The effect of the Company’s derivative instruments on the condensed consolidated statement of operations is summarized in the following table:

	Gain (Loss) Recognized During
	Nine Months Ended March 31,		Location
	2009	2008	of Gain (Loss)

Interest rate derivatives	$(1,082)	(880)	Interest expense
Foreign exchange forward contracts	1,012	—	Foreign exchange (loss) gain

The fair values of Company’s derivative instruments at March 31, 2009 are summarized in Note 18. The $530 liability associated with the Company’s interest rate derivatives is included in other long-term liabilities. The $900 asset associated with the Company’s foreign exchange forward contracts is included in prepaid expenses and other current assets.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

(12)	Pension Plans

The components of net periodic pension expense (benefit) for the Company’s defined benefit pension plans follow for the nine months ended March 31, 2009 and 2008:

	Nine Months Ended
	March 31,
	2009	2008

Interest cost	$918	886
Expected return on plan assets	(927)	(1,095)
Amortization of net loss	172	55

Net periodic pension expense (benefit)	$163	(154)

The Company expects to contribute approximately $414 to the plans for the year ended June 30, 2009, of which $317 has been contributed through March 31, 2009.

(13)	Income Taxes

The following is a reconciliation, stated in percentage, of the U.S. statutory federal income tax rate to our effective tax rate for the nine months ended March 31, 2009 and 2008:

	Nine Months Ended
	March 31
	2009	2008

Federal statutory rate	35.0%	35.0%
State taxes, net of federal benefit	(1.0)	1.8
Goodwill impairment	(51.3)	—
Foreign tax holiday and rate differential	3.4	(7.6)
Other items	(4.6)	(0.5)

Effective tax rate	(18.5)%	28.7%

The Company currently operates under tax holidays in Brazil and Argentina. In Brazil, the Company is operating under a tax holiday, which taxes the Company’s manufacturing income at the preferential rate of 15.25% compared to a statutory rate of 34%. The tax holiday in Brazil expires in 2016. In Argentina, the Company’s manufacturing income is taxed at a preferential rate, which varies based on production levels from the Company’s Argentine facilities. The statutory rate in Argentina is 35%. The tax holiday in Argentina expires in 2012. Had the Company been required to pay income taxes at statutory rates in Brazil and Argentina, consolidated net loss would have increased by $1,231 for the nine months ended March 31, 2009; both basic and diluted loss per common share would have been increased by $0.02 per common share for the nine months ended March 31, 2009. In comparison, consolidated net income would have decreased by $1,806 for the nine months ended March 31, 2008; both basic and diluted earnings per common share would have been reduced by $0.03 per common share for the nine months ended March 31, 2008.

The Company maintains valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances are included in our tax provision in the period of change, unless such valuation allowances were established in purchase accounting for a business combination. In determining whether a valuation allowance is warranted, the Company evaluates factors such as prior earnings history, expected future earnings, carry-back and carry-forward periods and tax strategies that

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

could potentially enhance the likelihood of the realization of a deferred tax asset. During the nine months ended March 31, 2009, the Company’s valuation allowances decreased due to foreign exchange fluctuations associated with our Brazilian net operating loss carryforwards and increased due to our inability to utilize net losses associated with our Chinese operations. There were no other significant changes in the Company’s valuation allowances during the nine months ended March 31, 2009.

The Company files a consolidated U.S. income tax return and tax returns in various state and local jurisdictions. Our subsidiaries also file tax returns in various foreign jurisdictions. The Company’s principal jurisdictions include the U.S., Brazil, and Argentina. A number of years may elapse before a tax return is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. The Company’s major taxing jurisdictions and the related open tax audits are: the U.S. from 2006 to present, Argentina from 2004 to present, and Brazil from 2004 to present.

The Company is subject to income taxes in the U.S. and other foreign jurisdictions. In the ordinary course of business, there are transactions and calculations that involve uncertain tax implications. The Company believes we have adequate support for the positions taken on our tax returns and that adequate provisions have been made for all outstanding issues for all jurisdictions and all open years.

(14)	Commitments and Contingencies

a.	Legal Contingencies

The Company’s subsidiary, GMI, was sued by Westbrook Resources Limited (Westbrook), an English company, in respect of an alleged failure by GMI to perform under a contract entered into in January 2005 to acquire 30,000 tons of manganese ore. The Company disputes this claim and contends that the quality, quantity, and delivery schedules maintained by Westbrook were in breach of the contract. Through March 31, 2009, the Company paid an aggregate amount of $2,680 pursuant to a judgment, including damages, Westbrook’s legal fees, and related interest. In April 2008, the Company appealed this judgment and a hearing for the appeal was held in April 2009. The appeal was dismissed and the Company was ordered to pay $117 to Westbrook for their legal fees associated with the appeal.

The Company is subject to various lawsuits, claims, and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety, and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

b.	Environmental Contingencies

It is the Company’s policy to accrue for costs associated with environmental assessments, remedial efforts, or other environmental liabilities when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. When a liability for environmental remediation is recorded, such amounts will be recorded without giving effect to any possible future recoveries. At March 31, 2009, there are no liabilities recorded for environmental contingencies. With respect to the cost for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred unless there is a long-term monitoring agreement with a governmental agency, in which case a liability is established at the inception of the agreement.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

c.	Employee Contracts

Certain employees of our Brazilian operations were covered by a collective bargaining agreement which expired October 31, 2008. These employees agreed to a new union contract commencing November 1, 2008 and ending October 31, 2009. At March 31, 2009, 105 employees of our Argentine operations are covered by a collective bargaining agreement which expires in April 2009. The Company expects a new collective bargaining agreement with these employees to be ratified in May 2009.

d.	Guarantees

As of March 31, 2009, the Company’s subsidiary, Yonvey, has provided guarantees, either directly or indirectly, of $2,744 for notes and related interest obligations for a third party. There are no amounts being carried as liabilities for Yonvey’s obligations under these guarantees as management believes the likelihood of performing under these guarantees is remote. These guarantees are provided to allow the third party to secure financing arrangements. Yonvey would be required to perform under the terms of the guarantees should the third party be in default of its contractual obligations, for the full amounts disclosed, as well as any additional interest and penalties related to these obligations. These guarantees expire on dates ranging from April 2009 to May 2009. Subsequent to March 31, 2009, the financing arrangements secured by the guarantees were repaid, and the guarantees expired

e.	Commodity Purchase Agreement

On May 20, 2008, Empire State Development and New York Power Authority announced that hydropower from the Niagara Power Project would be supplied to the Company to enable it to reopen and expand its currently idle manufacturing facility in Niagara Falls, New York. On January 30, 2009, the Company entered into a commodity purchase agreement with New York Power Authority and Niagara Mohawk Power Corporation where the Company will be supplied up to a maximum of 40,000 kW of hydropower from the Niagara Power Project to operate its Niagara Falls facility. The hydropower will be supplied at preferential power rates plus market-based delivery charges for a period of up to 5 years. Under the terms of the contract, the Company has committed to a $60,000 capital expansion program and specified employment levels, which, if not met, could reduce the Company’s power allocation from the Niagara Power Project. As of March 31, 2009, the Company has spent approximately $19,954 related to the capital expansion of our Niagara facility.

f.	Joint Development Supply Agreement

On April 24, 2008, Solsil and GMI entered into a joint development supply agreement with BP Solar International Inc. (BP Solar) for the sale of solar grade silicon. BP Solar and Solsil will also deploy certain existing BP Solar technology at Solsil’s facility and the two entities will jointly develop new technology to enhance Solsil’s proprietary upgraded solar silicon metallurgical process. Solsil and BP Solar will both contribute towards the costs of the technology development. As part of this agreement, BP Solar paid Solsil $10,000 as an advance for research and development services and facilities construction. This amount would be refundable to BP Solar if the Company cancels, terminates, or fails to perform under certain terms of the agreement, including lack of performance of research and development services or facilities construction. Revenue associated with facilities construction will be deferred until specified contract milestones have been achieved, less any penalties resulting from construction delays. Revenue associated with research and development services will be deferred until these services are successful in reducing manufacturing costs, and then recognized ratably as product is delivered to BP Solar. If research and development services are performed but are unsuccessful, revenue will be

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

deferred until contract expiration and then recognized. No revenue associated with this agreement has been recognized in earnings as of March 31, 2009 in accordance with EITF 00-21.

g.	Deferred Revenue

In January 2009, the Company entered into a warehousing arrangement with a customer whereby we agreed to deliver and store uncrushed silicon metal based on the customer’s purchase instructions. The customer is required to pay for delivered material within 30 days from the date the material is placed in our warehouse. Further, the customer is required to pay a monthly storage fee based on the quantity stored. As the transactions do not meet the revenue recognition criteria contained in SAB 104 given the Company has remaining, specific performance obligations such that the earnings process is not complete, no revenue has been recognized under this warehousing arrangement as of March 31, 2009. A liability of $6,810 for unearned revenue is recorded in accrued expenses and other current liabilities at March 31, 2009. Revenue will be recognized when the remaining, specific performance obligations have been performed and delivery has occurred. As there is no fixed delivery schedule or expiration date associated with the warehousing arrangement, the timing of revenue recognition under this arrangement is uncertain.

(15)	Stockholders’ Equity

a.	Warrants

In connection with the Company’s initial public offering on October 3, 2005, the Company sold 33,500,000 units consisting of one share of the Company’s common stock and two redeemable common stock purchase warrants. Also in connection with its initial public offering, the Company issued an option to purchase 1,675,000 units (individually, UPO) at an exercise price of $7.50 per UPO. Each UPO consists of one share of the Company’s common stock and two redeemable common stock purchase warrants. All of the Company’s warrants have an exercise price of $5.00 per common share and expire on October 3, 2009.

During the nine months ended March 31, 2009, 166,668 of the warrants issued in connection with the Company’s initial public offering were exercised and an additional 485,505 warrants and 242,753 common shares were issued in connection with a cashless exercise of 282,128 UPOs.

In the third quarter of fiscal 2009, the Company executed a warrant exchange program under which it agreed to exchange 5.5 warrants for one share of the Company’s common stock. Warrant holders holding approximately 19.1 million warrants accepted the exchange offer. As of March 31, 2009, 204,274 warrants have been converted to 37,141 common shares under this exchange program. The remaining warrants redeemed under the exchange program will be converted to common shares in the fourth quarter of fiscal 2009.

At March 31, 2009, 19,161,473 warrants and 1,325,414 UPOs remain outstanding.

b.	Share Repurchase Program

In December 2008, the Company’s Board of Directors approved a share repurchase program that authorizes the Company to repurchase up to $25,000 of the Company’s common stock during the ensuing six months. The program does not obligate the Company to acquire any particular amount of shares and may be modified or suspended at any time at the Company’s sole discretion. As of March 31, 2009, 1,000 shares had been repurchased at $4.00 per share under this program.

(16)	Earnings Per Share

Basic earnings per common share is calculated based on the weighted average number of common shares outstanding during the nine months ended March 31, 2009 and 2008, respectively. Diluted earnings per

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

common share assumes the exercise of stock options, the conversion of warrants, and the exercise of the UPOs, provided in each case the effect is dilutive.

The reconciliation of the amounts used to compute basic and diluted (loss) earnings per common share for the nine months ended March 31, 2009 and 2008 follows:

	Nine Months Ended
	March 31
	2009	2008

Basic (loss) earnings per share computation
Numerator:
Net (loss) income	$(43,619)	18,243

Denominator:
Weighted average basic shares outstanding	63,819,677	57,636,156

Basic (loss) earnings per common share	$(0.68)	0.32

Diluted (loss) earnings per share computation
Numerator:
Net (loss) income	$(43,619)	18,243

Denominator:
Weighted average basic shares outstanding	63,819,677	57,636,156
Effect of dilutive securities	—	12,128,756

Weighted average diluted shares outstanding	63,819,677	69,764,912

Diluted (loss) earnings per common share	$(0.68)	0.26

The Company has 1,837,000 and 1,023,335 potential common shares associated with outstanding employee stock options which are excluded from the calculation of diluted (loss) earnings per common share because their effect would be anti-dilutive at March 31, 2009 and 2008, respectively. In addition, the Company has 19,161,473 warrants and 1,325,414 UPOs outstanding at March 31, 2009 which are excluded from the calculation of diluted loss per common share at March 31, 2009 because their effect would be anti-dilutive.

(17)	Share-Based Compensation

The Company’s share-based compensation program comprises the Globe Specialty Metals, Inc. 2006 Employee, Director and Consultant Stock Plan (the Stock Plan), which was approved by the Company’s stockholders on November 10, 2006. The Stock Plan provides for the issuance of a maximum of 5,000,000 shares of common stock for the granting of incentive stock options, nonqualified options, stock grants, and share-based awards. Any remaining shares available for grant, but not yet granted, will be carried over and used in the following fiscal years. During the nine months ended March 31, 2009, share-based compensation awards were limited to the issuance of nonqualified stock options. No other share-based compensation awards were issued.

At March 31, 2009, there were 3,163,000 shares available for grant. 1,737,000 option grants vest and become exercisable in equal one-third increments on the first, second, and third anniversaries of the date of grant. 25,000 option grants vest and become exercisable in equal one-fourth increments on the first, second, third, and fourth anniversaries of the date of grant. The remaining 75,000 option grants vest and become exercisable in equal one-fifth increments on the first, second, third, fourth, and fifth anniversaries of the date of grant. All option grants have maximum contractual terms ranging from 5 to 10 years.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

A summary of the changes in options outstanding under the Stock Plan for the nine months ended March 31, 2009 is presented below:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Options	Exercise Price	Term in Years	Value

Outstanding as of June 30, 2008	1,635,000	$13.46
Granted	268,000	25.85
Exercised	—	—
Forfeited and expired	(66,000)	20.84

Outstanding as of March 31, 2009	1,837,000	$15.00	5.41	$—

Exercisable as of March 31, 2009	909,996	$7.32	4.17	$—

As of March 31, 2009, there were 927,004 nonvested options outstanding with a grant date fair value of $5.45.

The Company estimates the fair value of grants using the Black-Scholes option pricing model. The following assumptions were used to estimate the fair value of stock option awards granted during the nine months ended March 31, 2009:

Risk-free interest rate	1.48% to 3.47%
Expected dividend yield	—
Expected volatility	50.00% to 57.00%
Expected forfeiture rate	—
Expected term (years)	5.00 to 6.25
Weighted average per share fair value of stock option grants	$6.81

The risk-free interest rate is based on the yield of zero coupon U.S. Treasury bonds with terms similar to the expected term of the options. The expected dividend yield is zero based on our current expectation to not pay dividends to the Company’s common stockholders for the foreseeable future. Since there is limited historical trading data related to the Company’s common stock, the expected volatility over the term of the options is estimated using the historical volatilities of similar companies. Given that the options granted are under a new plan and that there is relatively no historical data, the expected forfeiture rate is zero, and the expected term is the average of the vesting period and contractual term.

For the nine months ended March 31, 2009 and 2008, share-based compensation expense was $4,704 ($2,538 after tax) and $6,617 ($3,570 after tax), respectively. The expense is reported within selling, general, and administrative expenses.

As of March 31, 2009, the Company has unearned compensation expense of $6,848, before income taxes, related to nonvested stock option awards. The unrecognized compensation expense is expected to be recognized over the following periods:

	2009	2010	2011	2012	2013

Share-based compensation (pre-tax)	$1,542	3,381	1,418	335	172

A total of 503,332 option awards vested during the nine months ended March 31, 2009.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

It is the Company’s policy to issue new shares to satisfy the requirements of its share-based compensation plan. The Company does not expect to repurchase shares in the future to support its share-based compensation plan.

(18)	Fair Value Measures

Effective July 1, 2008, the Company partially adopted SFAS 157, which establishes a fair value hierarchy for disclosure of fair value measurements. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3 — Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability. For example, cash flow modeling using inputs based on management’s assumptions.

The following table summarizes assets and liabilities measured at fair value on a recurring basis at March 31, 2009:

	Total	Level 1	Level 2	Level 3

Assets
Foreign exchange forward contracts	$900	—	900	—
Available-for-sale securities	227	227	—	—
Trading securities	1,382	1,382	—	—

	2,509	1,609	900	—

Liabilities
Interest rate derivatives	$530	—	530	—

Derivative assets and liabilities relate to the interest rate cap and interest rate swap agreements and the foreign exchange forward contracts summarized in Note 11. Fair values are determined by independent brokers using quantitative models based on readily observable market data.

Available-for-sale and trading securities relate to investments in equity securities. Their fair values are determined based on quoted market prices.

(19)	Related Party Transactions

From time to time, the Company enters into transactions in the normal course of business with related parties. Management believes that such transactions are at arm’s length and for terms that would have been obtained from unaffiliated third parties.

A current and a former member of the Board of Directors are affiliated with Marco International and Marco Realty. During the nine months ended March 31, 2009 and 2008, the Company:

•	Paid Marco Realty $144 and $114, respectively, to rent office space for its corporate headquarters in New York City, New York.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

•	Entered into agreements with Marco International to purchase graphitized carbon electrodes. Marco International billed $0 and $7,997, respectively, under these agreements.

•	Entered into an agreement to sell Marco International ferrosilicon. Sales were $250 and $0, respectively, under this agreement.

•	Entered into agreements to purchase sodium carbonate from Marco International. Purchases under this agreement totaled $126 and $0, respectively.

•	Entered into agreements to sell calcium silicon powder to Marco International. Under certain agreements, Marco International agreed to pay 80% of the price in advance in return for interest at LIBOR plus 5.0%. Interest was payable until Marco International was paid by its customer. Sales under these agreements totaled $0 and $1,152, respectively.

The Company is affiliated with Norchem, Inc. (Norchem) through its 50.0% equity interest. During the nine months ended March 31, 2009 and 2008, the Company sold Norchem product valued at $3,218 and $3,161, respectively. At March 31, 2009 and June 30, 2008, receivables from Norchem totaled $630 and $117, respectively.

Certain entities of the D.E. Shaw group are shareholders of the Company. The Company had outstanding financing arrangements totaling $17,000 with certain entities of the D.E. Shaw group at June 30, 2008. The notes were paid in full in September 2008. Interest expense on these financing arrangements totaled $389 and $1,512 during the nine months ended March 31, 2009 and 2008, respectively.

Prior to the Yonvey business combination, Yonvey’s predecessor had entered into borrowing and lending agreements with affiliates of former and remaining minority shareholders. At March 31, 2009, $146 in loans and related interest was payable to these parties. At March 31, 2009, $828 remained payable to Yonvey from a related party.

(20)	Operating Segments

Operating segments are based upon the Company’s management reporting structure and include the following six reportable segments:

•	GMI — a manufacturer of silicon metal and silicon-based alloys located in the United States;

•	Globe Metais — a manufacturer of silicon metal located in Brazil;

•	Globe Metales — a manufacturer of silicon-based alloys located in Argentina;

•	Solsil — located in the United States, Solsil was a manufacturer of upgraded metallurgical grade silicon metal through January 2009. Solsil remains focused on research and development and is not presently producing material for commercial sale;

•	Corporate — general corporate expenses, investments and related investment income; and

•	Other — segments that do not fit into the above reportable segments, and are immaterial for purposes of separate disclosure. These operating segments include Yonvey’s electrode production operations (see Note 3) and certain other distribution operations for the sale of silicon metal and silicon-based alloys.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

Each of our reportable segments distributes its products in both its country of domicile as well as to other international customers. The following presents the Company’s net sales by product line:

	Nine Months Ended March 31,
	2009	2008

Silicon metal	$205,454	230,395
Silicon-based alloys	116,651	74,512
Other, primarily by-products	22,505	11,844

Total net sales	$344,610	316,751

a.	Segment Data

The Company began to allocate certain general corporate expenses in fiscal 2009. Segment results for the nine months ended March 31, 2008 have been updated to conform to this reporting convention. Summarized financial information for our reportable segments as of, and for the nine months ended March 31, 2009 and 2008, is shown in the following tables:

	2009
				Income (Loss)
				Before Provision
				for Income
			Operating	Taxes and
		Restructuring	Income	Minority	Total
	Net Sales	Charges	(Loss)	Interest	Assets

GMI	$223,354	255	41,839	41,120	235,912
Globe Metais	77,064	371	13,590	8,754	74,950
Globe Metales	41,640	469	13,664	12,809	63,203
Solsil	2,117	187	(79,150)	(78,993)	32,524
Corporate	—	95	(16,683)	(15,510)	277,090
Other	14,673	10	(5,741)	(6,220)	40,640
Eliminations	(14,238)	—	(1,311)	(1,311)	(252,931)

	$344,610	1,387	(33,792)	(39,351)	471,388

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

	2008
			Income (Loss)
			Before Provision
			for Income
		Operating	Taxes and
		Income	Minority
	Net Sales	(Loss)	Interest

GMI	$214,366	21,964	17,235
Globe Metais	76,174	15,952	13,631
Globe Metales	30,641	3,246	2,452
Solsil	1,090	(310)	(330)
Corporate	—	(9,699)	(6,914)
Other	4,715	(197)	(221)
Eliminations	(10,235)	(293)	(293)

	$316,751	30,663	25,560

Intersegment net sales from Yonvey to GMI and Globe Metais totaled $2,909 and $3,121, respectively, for the nine months ended March 31, 2009. Remaining intersegment net sales are not material. Solsil’s operating loss and loss before provision for income taxes and minority interest for the nine months ended March 31, 2009 include a $69,704 goodwill and intangible asset impairment discussed in Note 4.

b.	Major Customer Data

The following is a summary of the Company’s major customers and their respective percentages of consolidated net sales for the nine months ended March 31, 2009 and 2008:

	Nine Months Ended March 31
	2009	2008

Dow Corning	16%	15%
Wacker Chemie AG	10	9
All other customers	74	76

Total	100%	100%

The Company has two contracts with Dow Corning. The first agreement is a four year arrangement in which Dow Corning purchases 30,000 metric tons of silicon metal per calendar year through December 31, 2010. This contract was amended in November 2008 to provide for the sale of an additional 17,000 metric tons of silicon metal to be purchased in calendar year 2009. Under the second arrangement, effective December 1, 2007 through January 31, 2009, the Company supplied Dow Corning 13,000 metrics tons of silicon metal.

(21)	Subsequent Events

To further reduce our exposure to interest rate fluctuations associated with GMI’s $75,000 credit facility, the Company entered into a third interest rate swap agreement in April 2009. The agreement, which expires in June 2013, involves the exchange of the interest obligations relating to an $11,228 notional amount of debt, with the notional amount decreasing by $702 per quarter. Under the interest rate swap, the Company receives LIBOR in exchange for a fixed interest rate of 2.05% over the life of the agreement.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Condensed Consolidated Financial Statements — (Continued)
March 31, 2009 and 2008
(Dollars in thousands, except share and per share data)
(UNAUDITED)

Subsequent to March 31, 2009, the Company’s Board of Directors approved modifications to the terms of 1,037,000 outstanding incentive stock options. The modifications reduced the exercise price of these options to $4.00 per common share, and amended the vesting period of the awards. The modified awards vest in 25% increments every six months from the date of modification. Further, an additional 2,478,000 incentive stock options were granted, at exercise prices ranging from $4.00 to $5.00 per common share.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Financial Statements

June 30, 2008 and 2007

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Globe Specialty Metals, Inc.:

We have audited the accompanying consolidated balance sheets of Globe Specialty Metals, Inc. and subsidiary companies (the Company) as of June 30, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globe Specialty Metals, Inc. and subsidiary companies as of June 30, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Columbus, OH
October 31, 2008

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Balance Sheets
June 30, 2008 and 2007
(In thousands, except share and per share amounts)

	2008	2007

Assets
Current assets:
Cash and cash equivalents	$73,994	67,741
Accounts receivable, net of allowance for doubtful accounts of $1,021 and $116 at June 30, 2008 and 2007, respectively	53,801	38,092
Inventories	63,568	39,093
Prepaid expenses and other current assets	25,223	10,350

Total current assets	216,586	155,276
Property, plant, and equipment, net of accumulated depreciation	180,659	149,648
Goodwill	107,257	48,527
Other intangible assets	16,884	8,602
Investments in affiliates	7,965	7,552
Deferred tax assets	2,720	9,486
Other assets	16,103	10,252

Total assets	$548,174	389,343

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,493	40,495
Current portion of long-term debt	17,045	6,370
Short-term debt	20,140	23,450
Accrued expenses and other current liabilities	26,841	15,321

Total current liabilities	104,519	85,636
Long-term liabilities:
Long-term debt	52,020	46,057
Deferred tax liabilities	22,756	19,591
Other long-term liabilities	22,642	15,438

Total liabilities	201,937	166,722

Commitments and contingences (note 15)
Minority interest	3,956	—
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 150,000,000 shares; issued and outstanding 63,050,416 and 56,672,188 shares at June 30, 2008 and 2007, respectively	6	5
Additional paid-in capital	296,137	211,861
Retained earnings	46,641	10,178
Accumulated other comprehensive (loss) income	(503)	577

Total stockholders’ equity	342,281	222,621

Total liabilities and stockholders’ equity	$548,174	389,343

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Income Statements
Years ended June 30, 2008 and 2007
(In thousands, except per share amounts)

	2008	2007

Net sales	$452,639	221,928
Cost of goods sold	345,165	184,122
Selling, general, and administrative expenses	49,610	18,541
Research and development	901	120

Operating income	56,963	19,145
Other income (expense):
Interest income	2,626	5,851
Interest expense, net of capitalized interest of $255 and $66, respectively	(9,652)	(5,228)
Foreign exchange gain	642	688
Other income (expense)	1,099	(807)

Income before provision for income taxes, deferred interest attributable to common stock subject to redemption, and losses attributable to minority interest	51,678	19,649
Provision for income taxes	15,936	7,047

Net income before deferred interest attributable to common stock subject to redemption, and losses attributable to minority interest	35,742	12,602
Deferred interest attributable to common stock subject to redemption	—	(768)
Losses attributable to minority interest	721	—

Net income attributable to common stock	$36,463	11,834

Weighted average shares outstanding:
Basic	58,982	46,922
Diluted	72,954	50,231
Earnings per common share:
Basic	$0.62	0.25
Diluted	0.50	0.24

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Statements of Changes in Stockholders’ Equity
Years ended June 30, 2008 and 2007
(In thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity

Balance at June 30, 2006	41,358	$4	149,005	1,601	—	150,610
Shares issued in acquisition of Globe Metallurgical, Inc.	8,642	1	47,960	—	—	47,961
Retirement of shares converted or redeemed	(7,529)	(1)	(4,561)	—	—	(4,562)
Cash dividend paid	—	—	—	(3,257)	—	(3,257)
Warrants exercised	14,201	1	19,457	—	—	19,458
Comprehensive income:
Pension liability adjustment (net of income taxes of $316)	—	—	—	—	516	516
Unrealized gain on available for sale securities (net of income taxes of $32)	—	—	—	—	61	61
Net income attributable to common stock	—	—	—	11,834	—	11,834

Total comprehensive income						12,411

Balance at June 30, 2007	56,672	5	211,861	10,178	577	222,621
Warrants exercised	700	—	3,497	—	—	3,497
UPOs exercised	50	—	—	—	—	—
Shares issued in acquisition of Solsil, Inc.	5,629	1	72,091	—	—	72,092
Share-based compensation	—	—	8,688	—	—	8,688
Comprehensive income:
Foreign currency translation adjustment	—	—	—	—	71	71
Pension liability adjustment (net of income tax benefit of $686)	—	—	—	—	(1,117)	(1,117)
Unrealized loss on available for sale securities (net of income tax benefit of $17)	—	—	—	—	(34)	(34)
Net income attributable to common stock	—	—	—	36,463	—	36,463

Total comprehensive income						35,383

Balance at June 30, 2008	63,051	$6	296,137	46,641	(503)	342,281

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Statements of Cash Flows
Years ended June 30, 2008 and 2007
(In thousands)

	2008	2007

Cash flows from operating activities:
Net income attributable to common stock	$36,463	11,834
Adjustments to reconcile net income attributable to common stock to net cash provided by operating activities:
Depreciation and amortization of intangible assets	19,339	10,641
Amortization of customer contracts liability	(3,039)	(3,849)
Share-based compensation	8,176	512
Losses attributable to minority interest	(721)	—
Loss (gain) on sale of assets	100	(2)
Deferred taxes	2,265	306
Deferred interest attributable to common stock subject to redemption	—	768
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(18,173)	515
Inventories	(17,730)	(2,650)
Prepaid expenses and other current assets	(5,993)	(2,193)
Accounts payable	(2,381)	1,308
Accrued expenses and other current liabilities	8,930	5,416
Other	4,970	(3,933)

Net cash provided by operating activities	32,206	18,673

Cash flows from investing activities:
Capital expenditures	(22,357)	(8,629)
Purchase of held-to-maturity treasury securities	(2,987)	—
Acquisition of businesses, net of cash acquired of $1,319 and $6,750 during the years ended June 30, 2008 and 2007, respectively	246	(104,894)
Note receivable from Solsil, Inc.	(1,500)	—
Investments in affiliates	(10)	(5,963)
Purchase of investments held in trust	—	(3,038)
Funds released from trust	—	190,192

Net cash (used in) provided by investing activities	(26,608)	67,668

Cash flows from financing activities:
Proceeds from warrants exercised	3,497	19,458
Net borrowings of long-term debt	13,722	1,544
Net (payments) borrowings of short-term debt	(15,247)	5,431
Solsil, Inc. common share issuance	509	—
Dividends paid	—	(3,257)
Purchase of redeemed shares	—	(42,802)
Other financing activities	(1,876)	(970)

Net cash provided by (used in) financing activities	605	(20,596)

Effect of exchange rate changes on cash and cash equivalents	50	—

Net increase in cash and cash equivalents	6,253	65,745
Cash and cash equivalents at beginning of period	67,741	1,996

Cash and cash equivalents at end of period	$73,994	67,741

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,091	4,166
Cash paid for income taxes	13,833	4,685

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(1)	Organization and Business Operations

Globe Specialty Metals, Inc. and subsidiary companies (GSM, the Company, we, or our) is among the world’s largest producers of silicon metal and silicon-based specialty alloys, important ingredients in a variety of industrial and consumer products. The Company’s customers include major silicon chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers.

GSM was incorporated in Delaware on December 23, 2004, under the name International Metal Enterprises, Inc., to serve as a vehicle for the acquisition of operating companies in the metals and mining industry.

On November 13, 2006, the Company acquired 100% of the outstanding stock of Globe Metallurgical, Inc. (GMI), a manufacturer of silicon metal and silicon-based alloys. GMI owns and operates plants in Ohio, West Virginia and Alabama. GMI also owns a currently idle silicon metal and ferroalloy manufacturing plant located in Niagara Falls, New York. GMI’s products are sold primarily to the silicone chemical, aluminum, metal casting, and solar cell industries, primarily in the United States, Canada and Mexico. GMI also owns 50% of the outstanding stock of Norchem, Inc. (Norchem). Norchem manufactures and sells additives that enhance the durability of concrete, refractory material and oil well conditioners. GMI sells silica fume (also known as microsilica), a by-product of its ferrosilicon metal and silicon metal production process, to Norchem as well as other companies.

On November 20, 2006, the Company acquired 100% of the outstanding stock of Stein Ferroaleaciones S.A. (SFA), an Argentine manufacturer of silicon-based alloys, and SFA’s two affiliates, UltraCore Polska Sp.z.o.o. (UCP), a Polish manufacturer of cored wire alloys, and Ultra Core Corporation (UCC), a U.S.-based alloy distributor (collectively, Stein). SFA, incorporated in Argentina in 1974, is among Latin America’s leading producers of silicon-based specialty alloys. Headquartered in Buenos Aires, Argentina, it operates an alloy manufacturing plant in Mendoza province, Argentina and cored wire packing plants in San Luis province, Argentina and Police, Poland. Stein’s products are important ingredients in the manufacturing of steel, ductile iron, machine and auto parts and pipe. SFA has been renamed Globe Metales S.A. (Globe Metales).

On January 31, 2007, the Company acquired 100% of the outstanding stock of Camargo Correa Metais S.A. (CCM), one of Brazil’s largest producers of silicon metal and silica fume. CCM has been renamed Globe Metais Indústria e Comércio S.A. (Globe Metais). Globe Metais operates a manufacturing facility located in Breu Branco, Para, Brazil. It also operates quartzite mining and forest reserves operations in Para, Brazil. Through our Brazilian operations, we are one of Brazil’s largest producers of silicon metal and silica fume, raw materials used in the chemical, metallurgical, semiconductors, cement and firebrick industries. The silicon metal produced at our Brazilian facility supplies industries worldwide.

On February 29, 2008, the Company completed the acquisition of approximately 81% of Solsil, Inc. (Solsil). Solsil is engaged in the production of upgraded metallurgical grade silicon manufactured through a proprietary metallurgical process for use in photovoltaic (solar) cells. Solsil supplies its silicon to several leading global manufacturers of photovoltaic cells, ingots and wafers, and the acquisition will allow the Company to become a significant supplier in the higher purity solar-grade silicon market.

On May 15, 2008, the Company entered into a business combination which provided an ownership interest of approximately 58% of Ningxia Yonvey Coal Industrial Co., Ltd (Yonvey). Yonvey is a producer of carbon electrodes, an important input in the silicon metal production process. Prior to the business combination, Yonvey’s predecessor was one of the Company’s electrode suppliers. Yonvey’s operations are located in Chonggang Industrial Park, Shizuishan in the Ningxia Hiu Autonomous Region of China.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

See note 3 (Business Combinations) for additional information regarding the GMI, Stein, CCM, Solsil, and Yonvey business combinations.

(2)	Summary of Significant Accounting Policies

(a)  Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting. For investments in which the Company owns less than 20% of the voting shares and does not have significant influence, the cost method of accounting is used.

The Company also evaluates the consolidation of entities under Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 requires management to evaluate whether an entity or interest is a variable interest entity and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. The Company does not have any variable interest entities requiring consolidation.

All intercompany balances and transactions have been eliminated in consolidation.

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(b)  Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and related notes. Significant estimates and assumptions in these consolidated financial statements include valuation allowances for inventories, the carrying amount of property, plant, and equipment, estimates of fair value associated with accounting for business combinations, goodwill and long-lived asset impairment tests, estimates of fair value of investments, asset retirement obligations, income taxes and deferred tax valuation allowances, valuation of derivative instruments, the determination of discount and other rate assumptions for pension expense and the determination of the fair value of share-based compensation involving assumptions about forfeiture rates, stock volatility, discount rates, and expected time to exercise. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.

(c)  Revenue Recognition

Revenue is recognized when a firm sales agreement is in place, delivery has occurred and title and risks of ownership have passed to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. Shipping and other transportation costs charged to buyers are recorded in both sales and cost of goods sold. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from sales in the consolidated income statements. When the Company provides a combination of products and services to customers, the arrangement is evaluated under Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21). EITF 00-21 addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. If the Company cannot objectively determine the fair value of any undelivered elements under an arrangement, the Company defers revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(d)  Foreign Currency Translation

The determination of the functional currency for the Company’s foreign subsidiaries is made based on appropriate economic factors, including the currency in which the subsidiary sells its products, the sales market in which the subsidiary operates, and the currency in which the subsidiary’s financing is denominated. Based on these factors, management has determined that the U.S. dollar is the functional currency for Globe Metales and Globe Metais. The functional currency for Yonvey is the Chinese Renminbi. Yonvey’s assets and liabilities are translated using current exchange rates in effect at the balance sheet date and for income and expense accounts using average exchange rates. Resulting translation adjustments are reported as a separate component of stockholders’ equity. Translation gains and losses are recognized on transactions in currencies other than the U.S. dollar and included in the consolidated income statements for the period in which the exchange rates changed.

(e)  Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments that are readily convertible into cash. Securities with contractual maturities of three months or less, when purchased, are cash equivalents. The carrying amount of these securities approximates fair value because of the short-term maturity of these instruments.

Refer to note 3 (Business Combinations) and note 16 (Stockholders’ Equity) for supplemental disclosures of noncash investing and financing activities.

(f)  Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method or the average cost method.

(g)  Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of assets. The estimated useful lives of property, plant, and equipment follow:

Range of
Useful Lives

Asset type:
Land improvements and land use rights	20 to 36 years
Buildings	35 to 40 years
Manufacturing equipment	5 to 25 years
Furnaces	10 to 20 years
Other	3 to 5 years

Costs that do not extend the life of an asset, materially add to its value, or adapt the asset to a new or different use are considered repair and maintenance costs and expensed as incurred.

(h)  Business Combinations

When the Company acquires a business, the purchase price is allocated to the tangible assets, identifiable intangible assets and liabilities acquired. Any residual purchase price is recorded as goodwill. If the fair value of the net assets acquired exceeds the purchase price and any contingent considerations issuable, the resulting negative goodwill is allocated as a pro rata reduction of the values of acquired non-monetary assets. Management generally engages independent third-party appraisal firms to assist in determining the fair values of assets acquired. Such a valuation requires management to make significant estimates, especially with

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

respect to intangible assets. These estimates are based on historical experience and information obtained from the management of the acquired companies. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted average cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain. For all acquisitions, operating results are included in the consolidated income statements from the date of acquisition.

(i)  Goodwill and Other Intangible Assets

Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, goodwill is tested for impairment annually at the end of the third quarter, and will be tested for impairment between annual tests if an event occurs or circumstances change that more likely than not would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are at the reportable segment level or one level below the reportable segment level for our Other reportable segment and are aligned with our management reporting structure. Goodwill relates and is assigned directly to a specific reporting unit. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. Refer to note 3 (Business Combinations) and note 8 (Goodwill and Other Intangibles) for additional information.

Other intangible assets include electricity and other supplier contracts, customer relationships, trade names and other intangible assets acquired from an independent party. Except for trade names, our intangible assets have a definite life and are amortized on a straight-line basis over their estimated useful lives as follows:

Range of
Useful Lives
Asset type:
Electricity contracts	3 to 11 years
Unpatented technology	10 years
Supplier contracts	2 years
Customer relationships	1 year
Software	1 year

Trade names have indefinite lives and are not amortized but rather tested annually for impairment and written down to fair value as required.

(j)  Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews the recoverability of its long-lived assets, such as plant and equipment and definite-lived intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. The Company assesses the recoverability of the carrying value of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If these cash flows are less than the carrying value of such asset or asset group, an impairment loss is measured based on the difference between estimated fair value and carrying value. Assets to be disposed are written-down to the greater of their fair value or salvage value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(k)  Share-Based Compensation

Effective July 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)) as no share-based compensation awards were granted prior to July 1, 2006. The Company recognizes compensation expense based on the estimated grant date fair value using the Black-Scholes option-pricing model. Prior to vesting, cumulative compensation cost equals the proportionate amount of the award earned to date. The Company has elected to treat each award as a single award and recognize compensation cost on a straight-line basis over the requisite service period of the entire award.

Prior to March 30, 2008, awards were liability-classified given net cash settlement provisions contained in the Company’s stock option plan and awards were required to be remeasured to fair value each reporting period. Effective March 30, 2008, the Company agreed to amend the terms of its share-based compensation plan to remove the cash settlement provisions. Based on this amendment, all outstanding awards were converted from liability-classified awards to equity-classified awards. In accordance with SFAS 123(R), when a liability-classified award is modified so that it becomes equity-classified without changing any of the other terms of the award, the fair value of the award at the date of the modification becomes its measurement basis from that point forward. Additionally, as of the date of modification, the Company reclassified its accumulated liability for share-based compensation from other long-term liabilities to additional paid-in capital.

Refer to note 18 (Share-Based Compensation) for further information on the Company’s accounting for share-based compensation.

(l)  Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

(m)  Financial Instruments

The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, (SFAS 133), as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company’s sole derivative instrument consists of an interest rate swap employed to manage interest rate exposures on 50% of the original Senior Term Loan discussed in note 10 (Debt).

(n)  Fair Value of Financial Instruments

Management believes that the carrying values of financial instruments, including cash and cash equivalents, accounts receivable, marketable securities, accounts payable, and accrued expenses and other current liabilities approximate fair value as a result of the short-term maturities of these instruments. We believe the recorded carrying values of our debt balances approximate fair value given the majority of our debt is at variable rates tied to market indicators or short-term in nature.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(o)  Recently Implemented Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (SFAS 155). SFAS 155 is effective for all financial instruments acquired or issued after July 1, 2007, and amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The adoption of SFAS 155 had no impact to the Company’s consolidated results of operations or financial condition.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 Accounting for Income Taxes (SFAS 109). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 was not material to the Company’s consolidated results of operations or financial condition. See note 14 (Income Taxes) for further information relating to the implementation of this interpretation.

(p)  Accounting Pronouncements to be Implemented

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The statement does not require any new fair value measures. The Company is required to adopt SFAS 157 beginning on July 1, 2008. However, the FASB deferred the effective date of SFAS 157, until July 1, 2009 for the Company, as it relates to fair value measurement requirements for nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis. SFAS 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. The Company currently estimates that the impact of adopting SFAS 157 will not be material to its results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). This statement permits companies, at their option, to choose to measure many financial instruments and certain other items at fair value. If the option to use fair value is chosen, the statement requires additional disclosures related to the fair value measurements included in the financial statements. This statement is effective on July 1, 2008 for the Company. The Company currently estimates that the impact of adopting SFAS 159 will not be material to its results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This statement establishes principles and requirements for how the acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to the Company’s business combinations for which the acquisition date is on or after July 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for the Company on July 1, 2009. The Company is currently assessing the potential effect of SFAS 160 on its results of operations and financial position.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the potential effect of SFAS 161 on its financial statements.

In March 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not expect the implementation of this statement to have an impact on its results of operations or financial position.

(3)	Business Combinations

Solsil Acquisition:

On February 29, 2008, the Company completed the acquisition of approximately 81% of Solsil. Solsil is engaged in the production of upgraded metallurgical grade silicon manufactured through a proprietary metallurgical process for use in silicon-based solar cells. Solsil supplies its silicon to several leading global manufacturers of photovoltaic cells, ingots and wafers, and the acquisition will allow the Company to become a significant supplier in the high purity solar-grade silicon market. Solsil’s operating results are included in the consolidated income statement from the date of acquisition.

Based on the terms of the acquisition agreement, GSM issued 5,628,657 new shares of common stock to shareholders and optionholders of Solsil in exchange for the approximate 81% interest in Solsil. These shares were valued at $72,092 based on an average share price of $12.81 two days before and after the acquisition announcement on January 31, 2008. Related acquisition costs were $567.

The former shareholders of Solsil, including certain GSM directors and officers who owned approximately 28% of Solsil, agreed to lock-up 50% of the GSM shares received in the transaction for six months and the remaining 50% of the shares received in the transaction for nine months. Certain institutional shareholders of Solsil, who retained an approximately 19% interest in Solsil following the transaction, are

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

entitled to certain preemptive rights on the future sale of equity securities of Solsil. These pre-emptive rights provide the shareholders of Solsil a right to participate in any issuance by Solsil of any equity securities, or securities convertible or exchangeable into equity securities, on a pro rata basis on terms no less favorable than those received by third party purchasers. They also agreed to certain “tag-along” rights and “drag-along” obligations in the event of the sale of Solsil.

Alan Kestenbaum, Executive Chairman, and Arden Sims, Chief Operating Officer, were previously affiliated with Solsil. In addition, during the eight months ended February 29, 2008, prior to our acquisition of Solsil, and the year ended June 30, 2007, the Company:

•	Earned $3,287 and $2,205, respectively, under an operating and lease agreement in which Solsil was provided administrative and operating support, plus facility space. At June 30, 2007, Solsil owed $1,186 under the agreement.

•	Sold $2,580 and $1,512, respectively, of metallurgical grade silicon grade material to Solsil. At June 30, 2007, Solsil owed $571 under the agreement.

•	Purchased $1,798 and $954, respectively, in silicon from Solsil. At June 30, 2007, GMI owed $137 under the agreement.

•	Provided a $1,500 loan to Solsil on October 24, 2007. The note accrued interest at LIBOR plus 3.0% through February 29, 2008, with interest payable in kind and capitalized as outstanding principal at the end of each quarter in lieu of payment in cash. As a result of our acquisition of Solsil, this note is eliminated in consolidation at June 30, 2008.

The following table reflects the preliminary purchase price allocation associated with the Solsil acquisition:

	Amortization	Balance
	Life	Sheet
	(in Years)	Amounts

Current assets		$3,551
Property, plant, and equipment		6,938
Intangible assets:
Goodwill	Indefinite	57,512
Unpatented technology	10	13,143
Noncurrent assets		3,896

Total assets acquired		85,040

Current liabilities		7,102
Noncurrent liabilities		4,894

Total liabilities assumed		11,996

Minority interest		385

Net assets acquired		72,659
Debt assumed		3,000

Total purchase price		$75,659

The goodwill amount has been assigned to the Solsil operating segment.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

The unaudited pro forma financial information in the table below summarizes the combined results of the operations of GSM and Solsil, on a pro forma basis, as though the companies had been combined as of the beginning of the fiscal years presented. The unaudited pro forma financial information combines the historical results of operations of the Company, which includes the results of operations of Solsil subsequent to the acquisition date, and the historical results of operations of Solsil for the periods from July 1, 2007 to February 29, 2008 and July 1, 2006 to June 30, 2007, respectively.

This information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition of Solsil had taken place at the beginning of the fiscal years presented. The unaudited pro forma financial information includes the purchase accounting adjustments on historical Solsil inventory balances, adjustments to depreciation on acquired property, plant, and equipment, adjustments to amortization expense for acquired intangible assets, adjustments to eliminate the impact of transactions between the Company and Solsil prior to the acquisition date, and related minority interest and tax effects of these pro forma adjustments.

The following table summarizes the unaudited pro forma financial information as if the Solsil acquisition was consummated at the beginning of fiscal years 2008 and 2007:

	Unaudited	Unaudited
	2008	2007

Net sales	$453,860	222,110
Net income attributable to common stock	33,262	7,448
Earnings per common share:
Basic	$0.53	0.14
Diluted	0.43	0.13

During March 2008, Solsil issued an additional 37.14753 shares of common stock at a price of $53,839.39 per share to existing Solsil shareholders. Total proceeds of the offering were $2,000, including proceeds received from minority shareholders totaling $374. There was no change in the Company’s percentage ownership in Solsil as a result of this share issuance. During April 2008, Solsil issued an additional 17.59159 shares of common stock at a price of $53,839.39 per share to existing Solsil shareholders. Total proceeds of the offering were $947, including proceeds received from minority shareholders totaling $135. There was no significant change in the Company’s percentage ownership in Solsil as a result of this share issuance.

Yonvey acquisition:

On May 15, 2008, the Company entered into a business combination pursuant to which it acquired an approximately 58% ownership interest in Yonvey. Yonvey is engaged in the production of carbon electrodes, an important input in the Company’s production process. Yonvey principally supplies its electrodes to our subsidiaries. Yonvey’s operating results are included in the consolidated income statement from the date of acquisition.

Based on the terms of the business combination agreement, the Company’s total consideration is approximately $11,172, of which approximately $6,158 including direct costs of $458, was paid through June 30, 2008, with the remainder of $5,014 to be paid in fiscal 2009.

Based on the preliminary purchase price allocation, $3,947 in goodwill has been assigned to the Other operating segment related to the Yonvey acquisition.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

2007 acquisitions:

On November 13, 2006, the Company acquired 100% of the outstanding stock of GMI, a manufacturer of silicon metal and silicon-based alloys. On November 20, 2006, the Company acquired 100% of the outstanding stock of SFA, an Argentine manufacturer of silicon-based alloys, and SFA’s two affiliates, UltraCore Polska Sp.z.o.o., a Polish manufacturer of cored wire alloys, and Ultra Core Corporation, a U.S.-based alloy distributor. SFA has been renamed Globe Metales S.A. On January 31, 2007, the Company acquired 100% of the outstanding stock of CCM, one of Brazil’s largest producers of silicon metal and silica fume. CCM has been renamed Globe Metais Indústria e Comércio S.A.

The allocation of the purchase price of the GMI, SFA and CCM acquisitions to assets acquired and liabilities assumed was finalized during the year ended June 30, 2008. A $128 increase in goodwill associated with the SFA acquisition resulted from the finalization of the purchase price allocation to trade names classified within other intangible assets. Further, upon resolution of certain pre-acquisition contingencies associated with the SFA acquisition, $2,987 was released from escrow and returned to the Company during fiscal 2008 and reflected as a reduction of goodwill. The fair value of net assets acquired relating to the CCM acquisition exceeded the purchase price. As such, the excess cost was allocated as a pro rata reduction to property, plant, and equipment and purchased intangible assets. In finalizing the purchase price allocation for the CCM acquisition, the Company recorded a $476 increase in inventory, a $2,971 increase in property, plant, and equipment, a $973 increase in intangible assets, a $66 increase in accrued liabilities, and a net $4,354 decrease in deferred tax assets. As a result of these final purchase price allocation adjustments, the Company incurred additional cost of goods sold totaling $1,257, reduced selling, general, and administrative expenses by $193, reduced foreign exchange gain by $921 and recorded an additional $66 in provision for income taxes during the year ended June 30, 2008.

(4)	Treasury Securities

During March 2008, the Company purchased U.S. government treasury securities with a term to maturity of 125 days. These securities are valued at amortized cost, and the $2,987 balance of these securities at June 30, 2008 is recorded in prepaid expenses and other current assets.

(5)	Inventories

Inventories comprise the following:

	2008	2007

Finished goods	$17,830	12,563
Work in process	7,267	778
Raw materials	32,068	18,277
Parts and supplies	6,403	7,475

Total inventory	$63,568	39,093

At June 30, 2008, $48,236 in inventory is valued using the first-in, first-out method and $15,332 using the average cost method. At June 30, 2007, $26,545 in inventory is valued using the first-in, first-out method and $12,548 using the average cost method.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(6)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets comprise the following:

	2008	2007

Deferred taxes	$6,352	2,673
Value added and other non income tax receivables	3,475	2,347
Deferred registration costs	1,646	—
Treasury securities	2,987	—
Other	10,763	5,330

Total	$25,223	10,350

(7)	Property, Plant, and Equipment

Property, plant, and equipment, net of accumulated depreciation, comprise the following:

	2008	2007

Land, land improvements and land use rights	$13,605	11,368
Building and improvements	23,629	18,434
Machinery and equipment	48,551	32,604
Furnaces	95,925	83,546
Other	14,390	9,043
Construction in progress	6,678	2,351

Property, plant, and equipment, gross	202,778	157,346
Less accumulated depreciation	(22,119)	(7,698)

Property, plant, and equipment, net of accumulated depreciation	$180,659	149,648

Depreciation expense for the year ended June 30, 2008 was $15,083, of which $14,826 is recorded in cost of goods sold and $257 is recorded in selling, general, and administrative expenses. Depreciation expense for the year ended June 30, 2007 was $8,470, of which $7,665 recorded in cost of goods sold and $805 is recorded in selling, general, and administrative expenses.

(8)	Goodwill and Other Intangibles

Goodwill and other intangibles presented below have been allocated to the Company’s operating segments.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(a)  Goodwill

Changes in the carrying amount of goodwill for the years ended June 30, 2008 and 2007 follow:

	2008	2007

Balance at beginning of year	$48,527	—
Solsil acquisition	57,512	—
Yonvey acquisition	3,947	—
GMI acquisition	—	31,355
Stein acquisition	130	17,172
Purchase accounting adjustments	(2,859)	—

Balance at end of year	$107,257	48,527

(b)  Other Intangible Assets

Changes in the carrying amounts of definite lived intangible assets for years ended June 30, 2008 and 2007 follow:

	Electricity	Unpatented
	Contracts	Technology	Other

Cost:
Balance at June 30, 2006	$—	—	—
Acquisitions	9,856	—	595
Tax valuation allowance adjustments (see note 14)	(282)	—	—

Balance at June 30, 2007	9,574	—	595
Acquisitions	—	13,143	—
Purchase price allocation adjustments	1,239	—	(272)
Tax valuation allowance adjustments (see note 14)	(1,445)	—	—

Balance at June 30, 2008	9,368	13,143	323

Accumulated amortization:
Balance at June 30, 2006	—	—	—
Amortization expense	1,915	—	256

Balance at June 30, 2007	1,915	—	256
Amortization expense	3,751	438	67

Balance at June 30, 2008	5,666	438	323

Net balance at June 30, 2008	$3,702	12,705	—

There were no changes in the value of the Company’s indefinite lived intangible assets during the year ended June 30, 2008, except for the $128 adjustment resulting from the finalization of the purchase price allocation to trade names discussed in note 3 (Business Combinations). The trade name balance is $477 and $604 at June 30, 2008 and 2007, respectively.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

Amortization expense of purchased intangible assets was $4,256 for the year ended June 30, 2008, of which $4,205 is recorded in cost of goods sold and $51 is recorded in selling, general, and administrative expenses. Amortization expense of purchased intangible assets was $2,171 for the year ended June 30, 2007, of which $1,946 is recorded in cost of goods sold and $225 is recorded in selling, general, and administrative expenses.

The estimated future amortization expense of purchased intangible assets as of June 30, 2008 follows:

2009	$2,679
2010	1,947
2011	1,663
2012	1,609
2013	1,567
Thereafter	6,942

(c)  Customer Contract Liability

The Company has certain noncancelable executory customer contracts purchased as part of the Company’s historical acquisitions with future cash flows below market rates. The related liability is being amortized over the contractual term of the individual contracts. For the years ended June 30, 2008 and 2007, $3,039 and $3,849, respectively, of this liability was amortized and included in net sales. The remaining unamortized liability of $411 and $3,450 at June 30, 2008 and 2007, respectively, is included in other long-term liabilities.

(9)	Investments in Affiliates

Investments in affiliates comprise the following:

		Balance at	Balance at
	Ownership	June 30,	June 30,
	Interest	2008	2007

Equity method investment:
Norchem, Inc.	50.00%	$1,992	1,589
Other cost investments:
Inversora Nihuiles S.A.(a)	9.75%	3,067	3,062
Inversora Diamante S.A.(b)	8.40%	2,906	2,901

Total investments in affiliates		$7,965	7,552

(a)	This entity owns a 51% interest in Hidroelectrica Los Nihuiles S.A., which is a hydroelectric company in Argentina.

(b)	This entity owns a 59% interest in Hidroelectrica Diamante S.A., which is a hydroelectric company in Argentina.

Equity income (loss) from our Norchem, Inc. investment was $403 and $(23), respectively, for the years ended June 30, 2008 and 2007, which is included in other income (expense).

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(10)	Debt

(a)  Short-Term Debt

Short-term debt comprised the following:

		Weighted
	Outstanding	Average	Unused
	Balance	Interest Rate	Credit Line

June 30, 2008:
Type debt:
Revolving credit	$3,750	6.30%	$21,528
Export financing	7,030	6.46	951
Other	9,360	9.62	—

Total	$20,140		$22,479

June 30, 2007:
Type debt:
Revolving credit	$11,685	8.98%	$18,465
Export financing	11,185	5.33	—
Other	580	7.18	2,450

Total	$23,450		$20,915

Revolving Credit Agreements — A summary of the Company’s revolving credit agreements at June 30, 2008 follows:

	Outstanding	Unused	Total
	Balance	Commitment	Commitment

Senior credit facility	$3,750	21,528	27,500

This credit facility of the Company’s subsidiary, GMI, expires November 2009. Interest accrues at the London Interbank Offered Rate (LIBOR) or prime, at the Company’s option, plus an applicable margin percentage. At June 30, 2008, the interest rate on the $3,750 outstanding revolver balance was 6.3%, equal to prime plus 1.25%. The total commitment on this credit facility includes $2,222 for letters of credit associated with foreign supplier contracts. The credit facility is secured by substantially all of the assets of GMI and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, and certain minimum interest, debt service, and leverage ratios. The Company was in compliance with these loan covenants at June 30, 2008.

Export Financing Agreements — The Company’s Argentine and Brazilian subsidiaries maintain various short-term export financing arrangements. The terms of these agreements are generally between six and twelve months. Interest accrues at rates ranging from 5.0% to 12.0% at June 30, 2008. Certain export accounts receivable balances are pledged as collateral against these borrowings.

Other — The Company’s subsidiary, Yonvey, has $7,785 in outstanding promissory notes, which mature through April 2009. The notes accrue interest ranging from 9.8% to 11.63%. The promissory notes are secured by certain Yonvey assets. The Company’s subsidiary, Solsil, has $1,500 in outstanding promissory notes, which mature on October 24, 2008. The notes accrue interest at LIBOR plus 3%, with interest payable in kind and capitalized as outstanding principal at the end of each quarter in lieu of payment in cash. The promissory

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

notes are secured by all property and assets of Solsil. In addition, Solsil is subject to restrictions on issuing dividend payments and securities. At June 30, 2008, the total debt balance was $1,575.

(b)  Long-Term Debt

Long-term debt comprised the following:

	2008	2007

Senior term loan	$18,640	24,750
Junior subordinated term loan	8,500	8,500
Junior subordinated term loan	8,500	8,500
Export prepayment financing	20,000	—
Export financing	9,450	9,028
Other	3,975	1,649

Total long-term debt	69,065	52,427
Less current portion of long-term debt	(17,045)	(6,370)

Long-term debt, net of current portion	$52,020	46,057

Senior Term Loan — Loan principal and interest payments are due in quarterly installments of $750 plus interest at LIBOR or prime, at the Company’s option, plus an applicable margin percentage. The interest rate on this loan was 5.98%, equal to LIBOR plus 3.5%, at June 30, 2008. The unpaid principal balance is due in full in November 2010. The loan is secured by substantially all of the assets of GMI and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, and certain minimum interest, debt service, and leverage ratios. The Company was in compliance with these loan covenants at June 30, 2008.

GMI entered into an interest rate swap to fix LIBOR on 50% of the original senior term loan balance. The agreement, which expires in March 2011, involves the exchange of the interest obligations relating to an initial $15,000 notional amount of debt, with the notional amount decreasing by $375 per quarter consistent with half of the debt amortization on the senior term loan. The remaining notional amount is $11,625 at June 30, 2008. Under the interest rate swap, GMI receives LIBOR in exchange for a fixed interest rate of 5.23% over the life of the agreement. The agreement provides for a net cash settlement. The Company believes it is not practical to designate the cash-settled interest rate swap agreement as a fair value hedge as defined under SFAS 133. Therefore, in accordance with SFAS 133, the Company adjusts the interest rate swap agreement to current market value through the consolidated income statement based on the fair value of the swap agreement as of each period end. The related increase (reduction) in interest expense totaled $481 and $(18), respectively, for the years ended June 30, 2008 and 2007. The fair value of this derivative is recorded in other long-term liabilities with a balance of $399 at June 30, 2008. The fair value of this derivative is recorded in other assets with a value of $40 at June 30, 2007.

Junior Subordinated Term Loans — These loans with a related party mature in full in November 2011. Interest on one loan accrues quarterly at prime plus 3.25%, with the aggregate rate not to be less than 10.25%. Interest on the other loan accrues monthly at LIBOR plus 8%. The interest rates on these loans were 10.48% and 10.25%, respectively, at June 30, 2008. Both of these loans are secured by substantially all of the assets of GMI on a subordinated basis and are subject to certain loan covenant restrictions. The Company was in compliance with the loan covenants at June 30, 2008.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

Export Prepayment Financing — The Company’s Brazilian subsidiary has entered into a $20,000 export financing arrangement maturing January 31, 2012. The arrangement carries an interest rate of LIBOR plus 2.5%, paid semi-annually. At June 30, 2008, the interest rate on this loan was 6.38%. The principal is payable in seven, semi-annual installments starting in February 2009, with six installments of $3,000 and one final installment of $2,000. As collateral, the Brazilian subsidiary has pledged certain third party customers’ export receivables, 100% of the subsidiary’s property, plant, and equipment, and 2,000 tons of metallic silicon with an approximate value of $3,800. The loan is subject to certain loan covenant restrictions such as limits on issuing dividends, disposal of pledged assets, and selling of forest areas. In addition, the proceeds from certain cash receipts during the sixty days prior to a loan installment payment date are restricted for payment of the respective installment.

Export Financing — The Company’s Brazilian subsidiary maintains long-term export financing arrangements with four banks in Brazil. At June 30, 2008, interest accrues at rates ranging from 5.45% to 6.50%.

(c)  Debt Maturities

The following table shows debt maturities by fiscal year at June 30, 2008:

2009	2010	2011	2012	2013	Total

$17,045	12,047	17,973	22,000	—	69,065

(11)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities comprise the following:

	2008	2007

Accrued income taxes	$7,569	2,071
Accrued salaries, wages, and benefits	7,273	6,139
Customer advances	2,089	—
Accrued professional fees	2,038	734
Accrued insurance	1,313	740
Deferred taxes	77	1,923
Accrued property taxes	1,088	1,062
Other	5,394	2,652

Total	$26,841	15,321

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(12)	Other Long-Term Liabilities

Other long-term liabilities comprise the following:

	2008	2007

Customer advances	$10,000	—
Accrued pension liability	2,109	1,122
Customer contract liability	411	3,450
Accrued legal liability	1,119	3,800
Other	9,003	7,066

	$22,642	15,438

(13)	Pension and Other Employee Benefit Plans

(a)  Defined Benefit Pension Plans

The Company’s subsidiary, GMI, which was acquired on November 13, 2006, sponsors three noncontributory defined benefit pension plans covering certain domestic employees. These plans were frozen in 2003.

The Company’s funding policy has been to contribute, as necessary, an amount in excess of the minimum requirements in order to achieve the Company’s long-term funding targets. In fiscal 2008 and 2007, the Company made contributions of $610 and $473, respectively, to the domestic pension plans.

The Company uses a June 30 measurement date for these defined benefit pension plans.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

Obligation and Funded Status — The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans at June 30, 2008 and 2007:

	2008	2007

Change in benefit obligation:
Benefit obligation at beginning of year	$19,512	—
Benefit obligation acquired in business combinations	—	20,081
Interest cost	1,181	701
Actuarial gains	(1,098)	(608)
Benefits paid	(1,062)	(662)

Benefit obligation at end of year	$18,533	19,512

Change in plan assets:
Fair value of plan assets at beginning of year	$18,390	—
Fair value of plan assets acquired in business combinations	—	17,518
Actual (loss) gain on plan assets	(1,514)	1,061
Employer contributions	610	473
Benefits paid	(1,062)	(662)

Fair value of plan assets at end of year	$16,424	18,390

Funded status at end of year:
Fair value of plan assets	$16,424	18,390
Benefit obligation	18,533	19,512

Funded status	$(2,109)	(1,122)

Amounts recognized in the consolidated balance sheet consist of:
Noncurrent liability	$(2,109)	(1,122)
Accumulated other comprehensive (loss) income	(601)	516
Amounts recognized in accumulated other comprehensive income at end of year consist of:
Net actuarial (loss) gain	$(1,803)	832

The accumulated benefit obligation for defined benefit pension plans was $18,533 and $19,512 at June 30, 2008 and 2007.

The following information is presented for pension plans where the projected benefit obligation and accumulated benefit obligation as of June 30, 2008 and 2007 exceeded the fair value of plan assets:

	2008	2007

Projected benefit obligation/accumulated benefit obligation	$18,553	16,715
Fair value of plan assets	16,424	15,524

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

Net Periodic Pension Benefit — The components of net periodic pension benefit for the defined benefit pension plans follow:

	2008	2007

Interest cost	$1,181	701
Expected return on plan assets	(1,460)	(923)
Amortization of net loss	74	86

Net periodic pension benefit	$(205)	(136)

During the year ended June 30, 2009, the Company expects to recognize $225 in pre-tax accumulated other comprehensive loss, relating entirely to net losses, as net pension cost.

Assumptions and Other Data — The weighted average assumptions used to determine benefit obligations at June 30, 2008 and 2007 follow:

	2008	2007

Discount rate	6.75%	6.25%

The discount rate used in calculating the present value of our pension plan obligation is developed based on the Citigroup Pension Discount Curve and the expected cash flows of the benefit payments.

The weighted average assumptions used to determine net periodic benefit cost for year ended June 30, 2008 and 2007 follow:

	2008	2007

Discount rate	6.25%	5.75%
Expected return on plan assets	8.50	8.50

Expected return on plan assets is determined based on historical results adjusted for anticipated market movements.

The Company expects to contribute approximately $431 to the plans for the year ended June 30, 2009.

The following reflects the gross benefit payments which are expected to be paid for the pension plans the years ended June 30:

2009	$1,136
2010	1,204
2011	1,220
2012	1,242
2013	1,269
Years 2014-2018	6,570

The Company’s overall strategy is to invest in high-grade securities and other assets with a limited risk of market value fluctuation. In general, the Company’s goal is to maintain the following allocation ranges:

Equity securities	55-70%
Fixed income securities	30-40%
Real estate	5-10%

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

The weighted average asset allocation for the pension plans at June 30, 2008 and 2007 by asset category follows:

	2008	2007

Equity securities	60.9%	63.3%
Fixed income securities	33.8	31.6
Real estate	4.7	4.6
Other	0.6	0.5

Total	100.0%	100.0%

(b)  Other Benefit Plans

The Company administers healthcare benefits for certain retired employees through a separate welfare plan requiring reimbursement from the retirees.

The Company provides two defined contribution plans (401(k) plans) that allow for employee contributions on a pre-tax basis. Employer contributions were suspended through June 30, 2007. During fiscal 2008, the Company agreed to match 25% of participants’ contributions up to a maximum of 6% of compensation. Company contributions for the year ended June 30, 2008 were $114.

Other benefit plans offered by the Company include a Section 125 Cafeteria Plan for the pre-tax payment of healthcare costs and a flexible spending arrangement.

(14)	Income Taxes

The sources of income before provision for income taxes, deferred interest attributable to common stock subject to redemption, and losses attributable to minority interest for the years ended June 30, 2008 and 2007 were as follows:

	2008	2007

U.S. operations	$28,061	19,288
Non-U.S. operations	23,617	361

Total	$51,678	19,649

Our tax provision consists of the following:

	2008	2007

Current:
Federal	$9,038	4,419
State	1,677	1,118
Foreign	2,798	340

Total current	13,513	5,877

Deferred:
Federal	(106)	633
State	109	348
Foreign	2,420	189

Total deferred	2,423	1,170

Total tax provision	$15,936	7,047

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

The following is a reconciliation, stated in percentage, of the U.S. statutory federal income tax rate to our effective tax rate:

	2008	2007

Federal statutory rate	35.0%	35.0
State taxes, net of federal benefit	2.3	4.9
Income from tax exempt investments	—	(5.4)
Foreign tax holiday	(6.4)	(0.6)
Foreign rate differential	0.1	0.2
Other items	(0.2)	1.8

Effective tax rate	30.8%	35.9

The Company currently operates under tax holidays in Brazil and Argentina. In Brazil, the Company is operating under a tax holiday which taxes the Company’s manufacturing income at the preferential rate of 15.25% compared to a statutory rate of 35%. The tax holiday in Brazil expires in 2016. In Argentina, the Company’s manufacturing income is taxed at a preferential rate which varies based on production levels from the Company’s Argentine facilities. The statutory rate in Argentina is 34%. The tax holiday in Argentina expires in 2012. Had the Company been required to pay income taxes at statutory rates in Brazil and Argentina, consolidated net income would have decreased by $3,307 and $118 for the years ended June 30, 2008 and 2007, respectively; basic and diluted earnings per common share would have been reduced by $0.06 and $0.05 per common share for the year ended June 30, 2008, while basic and diluted earnings per common would be unchanged for the year ended June 30, 2007.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

Significant components of the Company’s deferred tax assets and deferred tax liabilities at June 30, 2007 consist of the following:

	2008	2007

Deferred tax assets:
Inventory reserves	$774	998
Accounts receivable	645	—
Accruals	2,460	2,983
Net operating losses and other carryforwards	51,620	40,748
Intangibles	—	1,050
Other assets	1,329	1,467
Share-based compensation	3,065	237

Gross deferred tax assets	59,893	47,483
Valuation allowance	(38,906)	(31,830)

Net deferred tax assets	20,987	15,653

Deferred tax liabilities:
Fixed assets	(29,441)	(23,879)
Accounts receivable	—	(604)
Intangibles	(4,822)	—
Investments	(485)	(525)

Total deferred tax liabilities	(34,748)	(25,008)

Net deferred tax liabilities	$(13,761)	(9,355)

During the year ended June 30, 2007, the Company adopted a policy of permanent reinvestment of earnings from foreign subsidiaries in accordance with APB Opinion No. 23, Accounting for Income Taxes — Special Areas (APB 23). As a result, U.S. taxes have not been provided on unremitted earnings of our foreign subsidiaries. Unremitted earnings of foreign subsidiaries are determined to be permanently reinvested in accordance with APB 23.

The Company has tax benefits for net operating loss carryforwards (NOLs) which expire at various dates in the future. The Company’s NOLs and expiration dates at June 30, 2008 are as follows:

	Amount	Expires

Federal	$14,815	Various dates through 2026
State	2,313	Various dates
Foreign	32,849	No expiration

The Company maintains valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances are included in our tax provision in the period of change, unless such valuation allowances were established in purchase accounting for a business combination. In determining whether a valuation allowance is warranted, the Company evaluates factors such as prior earnings history, expected future earnings, carry-back and carry-forward periods and tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. During fiscal 2008, the Company’s valuation allowance increased by $8,521 primarily due to foreign exchange fluctuations associated

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

with our foreign NOLs as well as the finalization of the purchase price allocation for the CCM acquisition. The Company decreased its valuation allowance during the years ended June 30, 2008 and 2007 by $1,445 and $282, respectively, based on the actual usage of NOLs as well as projections of future profitability. The decrease was reflected as a reduction in the intangible assets related to Globe Metais in accordance with SFAS 109 as the valuation allowance was established at the time of the CCM acquisition. At June 30, 2008, $6,590 of valuation allowance would be allocated to goodwill or other noncurrent assets if the benefits were subsequently recognized. The total valuation allowance at June 30, 2008 and 2007 is $38,906 and $31,830, respectively, and consists of the following:

	2008	2007

Federal NOLs	$3,848	3,848
State NOLs	295	292
Foreign NOLs	33,336	26,263
Federal credits	1,336	1,336
Capital loss carryover	91	91

Effective July 1, 2007, the Company adopted FIN 48 which provides a comprehensive model for the recognition, measurement and disclosure in financial statements of uncertain income tax positions that a company has taken or expects to take on a tax return. Under FIN 48, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. The Company has elected to recognize interest expense and penalties related to uncertain tax positions as a component of income tax expense. As a result of the implementation of FIN 48, the Company recognized no change in the liability for uncertain tax benefits in the consolidated financial statements.

The Company files a consolidated U.S. income tax return and tax returns in various state and local jurisdictions. Our subsidiaries also file tax returns in various foreign jurisdictions. The Company’s principal jurisdictions include the U.S., Brazil, and Argentina. A number of years may elapse before a tax return is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. The Company’s major taxing jurisdictions and the related open tax audits are: the U.S. from 2005 to present and Argentina and Brazil from 2002 to present.

The Company is subject to income taxes in the United States and other foreign jurisdictions. In the ordinary course of business, there are transactions and calculations that involve uncertain tax implications. The Company believes that it has adequate support for the positions taken on its tax returns and that adequate provisions have been made for all outstanding issues for all jurisdictions and all open years.

(15)	Commitments and Contingencies

(a)  Legal Contingencies

The Company’s subsidiary, GMI, was sued by Westbrook Resources Limited (Westbrook), an English company, in respect of an alleged failure by GMI to perform under a contract entered into in January 2005 to acquire 30,000 tons of manganese ore. Through June 30, 2008, the Company paid an aggregate amount of $2,680, pursuant to a judgment, including damages, Westbrook’s legal fees and related interest. In April 2008,

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

the Company appealed this judgment, but there is no assurance that we will be successful in our appeal. A hearing for the appeal is scheduled in November 2008.

The Company is subject to various lawsuits, claims, and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(b)  Environmental Contingencies

It is the Company’s policy to accrue for costs associated with environmental assessments, remedial efforts or other environmental liabilities when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. When a liability for environmental remediation is recorded, such amounts will be recorded without giving effect to any possible future recoveries. At June 30, 2008, there are no liabilities recorded for environmental contingencies. With respect to the cost for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred unless there is a long-term monitoring agreement with a governmental agency, in which case a liability is established at the inception of the agreement.

(c)  Power Commitments

Electric power is a major cost of the Company’s production process, as large amounts of electricity are required to operate arc furnaces. A summary of electric power purchase commitments follows:

Price
Facility	Supplier	Terms	Structure	Capacity

Beverly, Ohio	American Electric Power	Evergreen, 1-year termination notice	Published tariff rate	2.5 MW firm 85 MW interruptible
Breu Branco, Brazil	Electronorte	Through June 30, 2018	Fixed rate until June 2008, then regulated price with specified discount	73 MW firm
Mendoza, Argentina	EDEMSA	Through October 31, 2009	Specified discount from established price	24 MW firm 2.5 MW interruptible
Selma, Alabama	Alabama Power	Evergreen, 1-year termination notice	Published tariff rate	2.15 MW firm 40.85 MW interruptible
Alloy, West Virginia	Appalachian Power	Through October 30, 2012, with option to renew for 1-year	Published tariff rate	110 MW interruptible
Alloy, West Virginia	Brookfield Power	Through December 31, 2021	Fixed rate	100 MW (hydro power)

On May 20, 2008, Empire State Development and New York Power Authority announced that hydropower from the Niagara Power Project would be supplied to the Company to enable it to reopen and expand its

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

currently idle manufacturing facility in Niagara Falls, New York. The Company plans to reopen its silicon production facility and invest in upgrading its equipment to produce approximately 30,000 metric tons of metallurgical grade silicon annually. In conjunction with the reopening and expansion of our Niagara Falls facility, a portion of the facility will be used for our Solsil operations and when completed, is expected to permit us to produce annually approximately 4,000 metric tons of solar grade silicon. Empire State Development and New York Power Authority have created an incentive package to the Company that provides 40 megawatts of hydropower over five years, with a potential five year extension, and up to $25,000 in Empire Zone tax benefits recognized over ten years subject to achieving specified employment and investment targets.

(d)  Operating Lease Commitments

The Company leases certain machinery and equipment, automobiles and rail cars. For the years ended June 30, 2008 and 2007, lease expense was $2,107 and $281, respectively.

Minimum rental commitments under noncancelable leases outstanding at June 30, 2008 for the years of 2009 onward are as follows:

2009	2010	2011	2012	2013	Thereafter

$1,126	466	125	—	—	—

(e)  Purchase Commitments

The Company’s subsidiary, GMI, has entered into agreements to purchase a minimum of approximately $553 and $1,056 of magnesium per month during calendar years 2008 and 2009, respectively. In addition, GMI has entered into an agreement to purchase a minimum of approximately $650, $700, $750 and $750 of coal per month during calendar years 2008 through 2011, respectively. These products will be utilized as raw materials in GMI’s manufacturing process.

(f)  Guarantees

As of June 30, 2008, the Company’s subsidiary, Yonvey, has provided guarantees, either directly or indirectly, of $4,082 for notes and other contractual obligations for a third party. There are no amounts being carried as liabilities for Yonvey’s obligations under these guarantees as management believes the likelihood of performing under these guarantees is remote. These guarantees are provided to allow the third party to secure financing arrangements. Yonvey would be required to perform under the terms of the guarantees should the third party be in default of its contractual obligations, for the full amounts disclosed, as well as any interest and penalties related to these obligations. These guarantees expire on dates ranging from November 2008 to May 2009.

(g)  Employee Contracts

As of June 30, 2008, we had 1,373 employees. The Company’s total employees consist of 789 salaried employees and 584 hourly employees and include 592 unionized employees. 43.1% of the workforce is covered by collective bargaining agreements and 16.5% of the workforce is covered by collective bargaining agreements expiring within one year.

(h)  Energy Recycling Agreement

In January 2008, GMI entered into an agreement with Recycled Energy Development (RED), a company that develops power related recycling projects, to recycle hot exhaust from our West Virginia facility. The

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

project is anticipated to be in operation in 2010. RED is required to supply all capital and energy expertise to design, permit, construct, test, and commission the project, is entitled to receive a return on capital and is obligated to share certain financial benefits of the project with us. This agreement is subject to additional feasibility studies being conducted by RED.

(i)  Joint Development Supply Agreement

On April 24, 2008, Solsil and GMI entered into a joint development supply agreement with BP Solar International Inc. (BP Solar) for the sale of solar grade silicon. BP Solar and Solsil will also deploy certain existing BP Solar technology at Solsil’s facility and the two entities will jointly develop new technology to enhance Solsil’s proprietary upgraded solar silicon metallurgical process. Solsil and BP Solar will both contribute towards the costs of the technology development. In conjunction with the reopening and expansion of our Niagara Falls facility discussed below, a portion of the facility will be dedicated to our Solsil operations. As part of this agreement, BP Solar paid Solsil $10,000 as an advance for research and development services and facilities construction. A portion of this amount would be refundable to BP Solar if the Company cancels, terminates, or fails to perform under certain terms of the agreement, including lack of performance of research and development services or facilities construction. Revenue associated with facilities construction will be deferred until specified contract milestones have been achieved, less any penalties resulting from construction delays. Revenue associated with research and development services will be deferred until these services are successful in reducing manufacturing costs, and then recognized ratably as product is delivered to BP Solar. If research and development services are performed but are unsuccessful, revenue will be deferred until contract expiration and then recognized. No revenue associated with this agreement has been recognized in earnings as of June 30, 2008 in accordance with EITF 00-21.

(16)  Stockholders’ Equity

(a)  Preferred Stock

The Company is authorized to issue 1 million shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. To date, no preferred stock has been issued by the Company.

(b)  Conversion and Redemption of Common Stock

In connection with the Company’s initial public offering in October 2005, $184,100 of the net proceeds of the offering were placed in a trust account (the Trust Fund) to be held there until the earlier of the (i) consummation of the Company’s first business combination or (ii) liquidation of the Company. Trust funds were invested in U.S. municipal, tax-exempt securities with a maturity of 180 days or less. The Company, after signing a definitive agreement for the acquisition of a target business, was required to submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock, excluding, for this purpose, those persons who were stockholders prior to the initial public offering, voted against the proposed business combination and exercised their conversion rights, the business combination would not have been consummated and the Company would have been liquidated at dates specified in the Company’s amended and restated certificate of incorporation.

Under the provisions of the Company’s amended and restated certificate of incorporation, any stockholder who voted against the Company’s acquisition of GMI, the Company’s first business combination, had the option to demand that the Company convert common stock held by the dissenting stockholder to cash. In addition, the Company’s Board of Directors opted to permit each stockholder holding offering shares to vote

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

“for” the business combination while at the same time electing to redeem his shares for cash. Approximately 8.4% of stockholders voted against the GMI acquisition and approximately 9.8% voted for the acquisition but elected to redeem their shares. A total of 7,528,857 of common shares were redeemed for cash payments totaling $42,802. As of June 30, 2006, 6,699,999 of the redeemed shares, representing one share less than 20% of the Company’s then outstanding common stock, were recorded outside of permanent equity. The Trust Fund income associated with these shares was recorded as a reduction of income attributable to common stock in the consolidated income statement under the title “deferred interest attributable to common stock subject to redemption.” The redemption of the additional 828,858 shares was treated as a reduction of stockholders’ equity in fiscal 2007, with a final adjustment made to deferred interest attributable to common stock subject to redemption to reflect the Trust Fund income associated with the actual shares redeemed.

(c)  Warrants

In connection with the Company’s initial public offering on October 3, 2005, the Company sold 33,500,000 units (individually, Unit) in the offering at a price of $6.00 per Unit, generating gross offering proceeds of $201,000. Each Unit consisted of one share of the Company’s common stock, having a par value of $0.0001 per share, and two redeemable common stock purchase warrants. The warrants became exercisable at the later of the completion of a business combination or October 3, 2006. With the acquisition of GMI completed on November 13, 2006, the warrants became exercisable at that date. The warrants have an exercise price of $5.00 per common share, and expire on October 3, 2009.

During fiscal 2007, the Company executed public and private tender offers to repurchase, redeem or convert outstanding warrants. As a result of these tender offers, 47,353,912 of the 67,000,000 warrants issued in connection with the Company’s initial public offering were repurchased, redeemed or converted, resulting in remaining outstanding warrants of 19,646,088 at June 30, 2007. The tender offers resulted in the issuance of additional 14,201,302 shares of common stock and proceeds of $19,458.

Also in connection with its initial public offering, the Company issued, for minimal consideration, an option to the representative of the underwriters to purchase 1,675,000 units (individually, UPO) at an exercise price of $7.50 per UPO. Each UPO consists of one share of the Company’s common stock, having a par value of $0.0001 per share, and two redeemable common stock purchase warrants. The warrants became exercisable at the later of the completion of a business combination or October 3, 2006. With the acquisition of GMI completed on November 13, 2006, the warrants became exercisable at that date. The warrants have an exercise price of $5.00 per common share, and expire on October 3, 2009. At June 30, 2007, all 1,675,000 UPOs remain outstanding.

During the year ended June 30, 2008, 699,440 of the warrants issued in connection with the Company’s initial public offering were exercised and an additional 100,262 warrants and 50,131 common shares were issued in connection with a cashless exercise of 67,458 UPOs. At June 30, 2008, 1,607,542 UPOs remain outstanding.

The Company has accounted for all warrant transactions as a component of stockholders’ equity.

(d)  Cash Dividend

A cash dividend of $0.07 per share was declared for stockholders of record as of November 17, 2006. The $3,257 dividend was distributed on December 8, 2006.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(17)	Earnings Per Share

Basic earnings per common share is based on the weighted average number of common shares outstanding during the years ended June 30, 2008 and 2007, respectively. Diluted earnings per common share assumes the exercise of stock options, the conversion of warrants, and the exercise of the UPOs, provided in each case the effect is dilutive.

The reconciliation of the amounts used to compute basic and diluted earnings per common share follows for the years ended June 30, 2008 and 2007:

	2008	2007

Basic earnings per share computation
Numerator:
Net income attributable to common stock	$36,463	11,834

Denominator:
Basic shares outstanding	58,982,325	46,922,343

Basic earnings per common share	$0.62	0.25

Diluted earnings per share computation
Numerator:
Net income attributable to common stock	$36,463	11,834

Denominator:
Basic shares outstanding	58,982,325	46,922,343
Effect of dilutive securities	13,971,532	3,308,970

Diluted shares outstanding	72,953,857	50,231,313

Diluted earnings per common share	$0.50	0.24

The following potential common shares were excluded from the calculation of diluted earnings per common share because their effect would be anti-dilutive:

	2008	2007

Stock options	295,000	1,220,000
UPOs	—	5,025,000

Total	295,000	6,245,000

(18)	Share-Based Compensation

The Company’s share-based compensation program comprises of the Globe Specialty Metals, Inc. 2006 Employee, Director and Consultant Stock Plan (the Stock Plan), which was approved by the Company’s stockholders on November 10, 2006. The Stock Plan provides for the issuance of a maximum of 5,000,000 shares of common stock for the granting of incentive stock options, nonqualified options, stock grants and share-based awards. Any remaining shares available for grant, but not yet granted, will be carried over and used in the following years. During the years ended June 30, 2008 and 2007, share-based compensation awards were limited to the issuance of nonqualified stock options. No other share-based compensation awards were issued.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

At June 30, 2008, there were 3,365,000 shares available for grant. 1,560,000 option grants vest and become exercisable in equal one-third increments on the first, second, and third anniversaries of the date of grant. The remaining 75,000 option grants vest and become exercisable in equal one-fifth increments on the first, second, third, fourth, and fifth anniversaries of the date of grant. All option grants have maximum contractual terms ranging from 5 to 10 years.

A summary of the changes in options outstanding under the Stock Plan for years ended June 30, 2008 and 2007 is presented below:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Shares	Exercise Price	Term in Years	Value

Outstanding as of June 30, 2006	—	$—
Granted	1,220,000	7.88
Exercised	—	—
Forfeited and expired	—	—

Outstanding as of June 30, 2007	1,220,000	$7.88	5.28	$536

Outstanding as of June 30, 2007	1,220,000	$7.88
Granted	415,000	29.86
Exercised	—	—
Forfeited and expired	—	—

Outstanding as of June 30, 2008	1,635,000	$13.46	5.52	$30,305

Exercisable as of June 30, 2008	406,664	$6.21	4.28	$9,878

No options were exercisable at June 30, 2007. The weighted average grant date fair value of stock options granted during the years ended June 30, 2008 and 2007 was $8.32 and $1.71, respectively. As of June 30, 2008, there were 1,228,336 nonvested options outstanding with a grant date fair value of $3.81.

The Company estimates the fair value of grants using the Black-Scholes option pricing model. The following assumptions were used to estimate the fair value of stock option awards for the years ended June 30, 2008 and 2007, respectively:

	2008	2007

Risk-free interest rate	2.87%-3.87%	4.84%-4.97%
Expected dividend yield	—	—
Expected volatility	43.00	43.00
Expected forfeiture rate	—	—
Expected term (years)	4.0 to 6.5	4.0 to 6.5
Weighted average per share fair value of stock option grants at June 30, 2008	$12.59	2.57

The risk-free interest rate is based on the yield of zero coupon U.S. Treasury bonds with terms similar to the expected term of the options. The expected dividend yield is zero based on our current expectation to not pay dividends to the Company’s common stockholders for the foreseeable future. Since there is limited

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

historical trading data related to the Company’s common stock, the expected volatility over the term of the options is estimated using the historical volatilities of similar companies. Given that the options granted are under a new plan and that there is relatively no historical data, the expected forfeiture rate is zero, and the expected term is the average of the vesting period and contractual term.

For the years ended June 30, 2008 and 2007, share-based compensation expense was $8,176 ($2,903 after tax) and $512 ($312 after tax), respectively. The expense is reported within selling, general, and administrative expenses.

As of June 30, 2008, the Company has unearned compensation expense of $11,899, before income taxes, related to nonvested stock option awards. The unrecognized compensation expense is expected to be recognized over the following periods:

	2009	2010	2011	2012	2013

Share-based compensation (pre-tax)	$6,754	3,884	940	163	158

The total fair value of shares vested during the years ended June 30, 2008 and 2007 was $6,026 and $0, respectively.

It is the Company’s policy to issue new shares to satisfy the requirements of its share-based compensation plans. The Company does not expect to repurchase shares in the future to support its share-based compensation plans.

(19)	Related Party Transactions

From time to time, the Company enters into transactions in the normal course of business with related parties. Management believes that such transactions are at arm’s length and for terms that would have been obtained from unaffiliated third parties.

Two members of the Board of Directors are affiliated with Marco International, Marco Realty, and MI Capital. During the years ended June 30, 2008 and 2007, the Company:

•	Paid Marco Realty $160 and $105, respectively, to rent office space for its corporate headquarters in New York City, New York.

•	Entered into agreements with Marco International to purchase graphitized carbon electrodes. Marco International billed $9,133 and $4,847 respectively, under these agreements.

•	Entered into agreements to sell calcium silicon powder to Marco International. Under certain agreements, Marco International agreed to pay 80% of the price in advance in return for interest at LIBOR + 5.0%. Interest was payable until Marco International was paid by its customer. During the years ended June 30, 2008 and 2007, sales under these agreements totaled $1,152 and $1,438. At June 30, 2008, there were no receivables from Marco International. At June 30, 2007, Globe Metales owed $111 under the agreements.

•	Recognized $421 in interest expense on an $8,500 financing arrangement, entered into on November 10, 2005 with MI Capital and GMI. On April 17, 2007, the loan was sold to D.E. Shaw.

The Company is affiliated with Norchem through its 50.0% equity interest. During year ended June 30, 2008 and 2007, the Company sold Norchem product valued at $4,041 and $2,403, respectively. At June 30, 2008 and 2007, receivables from Norchem totaled $117 and $711, respectively.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

Certain entities of the D.E. Shaw group are shareholders of the Company. The Company has outstanding financing arrangements totaling $17,000 with certain entities of the D.E. Shaw group at June 30, 2008 and 2007, including the loan purchased from MI Capital discussed above. Interest expense on these financing arrangements totaled $1,975 and $928 during the year ended June 30, 2008 and 2007, respectively.

Solsil has outstanding loans with D.E. Shaw and Plainfield Direct, Inc., stockholders of the Company, totaling $1,500, with interest payable at LIBOR plus 3% and due on October 24, 2008. These notes also mature on October 24, 2008.

Prior to the Yonvey business combination, Yonvey’s predecessor had entered into borrowing and lending agreements with affiliates of former and remaining minority shareholders. At June 30, 2008, $549 in loans and related interest was payable to these parties. At June 30, 2008, $875 remained payable to Yonvey from a related party.

(20)	Operating Segments

Operating segments are based upon the Company’s management reporting structure and include the following six reportable segments:

•	GMI — a manufacturer of silicon metal and silicon-based alloys located in the United States;

•	Globe Metais — a manufacturer of silicon metal located in Brazil;

•	Globe Metales — a manufacturer of silicon-based alloys located in Argentina;

•	Solsil — a manufacturer of upgraded metallurgical grade silicon metal located in the United States;

•	Corporate — general corporate expenses, investments and related investment income; and

•	Other — segments that do not fit into the above reportable segments, and are immaterial for purposes of separate disclosure. These operating segments include Yonvey’s electrode production operations (see note 3) and certain other distribution operations for the sale of silicon metal and silicon-based alloys.

Each of our reportable segments distributes its products in both its country of domicile as well as to other international customers. The following presents the Company’s net sales by product line:

	2008	2007

Silicon metal	$329,279	155,587
Silicon-based alloys	105,326	58,189
Other, primarily by-products	18,034	8,152

Total net sales	$452,639	221,928

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(a)  Segment Data

Summarized financial information for our reportable segments as of, and for the years ended June 30, 2008 and 2007, is shown in the following tables:

	2008
						Income (Loss)
						Before Income
		Depreciation	Operating			Taxes, Deferred
		and	Income	Interest	Interest	Interest and	Total	Capital
	Net Sales	Amortization	(Loss)	Income	Expense(1)	Minority Interest	Assets	Expenditures

GMI	$308,074	11,881	48,414	15	5,428	44,347	211,686	11,152
Globe Metais	108,218	4,530	24,307	600	3,825	22,585	86,479	3,737
Globe Metales	42,090	2,110	5,550	6	1,634	3,554	61,646	3,177
Solsil	1,532	599	(2,797)	22	64	(2,839)	99,178	3,491
Corporate	—	—	(17,588)	3,975	481	(14,842)	290,670	72
Other	7,071	219	(496)	2	214	(700)	29,673	728
Eliminations	(14,346)	—	(427)	(1,994)	(1,994)	(427)	(231,158)	—

	$452,639	19,339	56,963	2,626	9,652	51,678	548,174	22,357

	2007
						Income (Loss)
						Before Income
		Depreciation	Operating			Taxes, Deferred
		and	Income	Interest	Interest	Interest and	Total	Capital
	Net Sales	Amortization	(Loss)	Income	Expense(1)	Minority Interest	Assets	Expenditures

GMI	$172,158	7,490	19,733	—	3,391	15,775	195,745	7,651
Globe Metais	27,606	1,940	2,361	592	2,236	1,490	82,580	707
Globe Metales	21,384	1,180	949	16	738	(13)	59,440	252
Solsil	—	—	—	—	—	—	—	—
Corporate	—	—	(3,040)	6,434	—	3,394	215,342	—
Other	4,585	31	(665)	—	54	(804)	4,112	19
Eliminations	(3,805)	—	(193)	(1,191)	(1,191)	(193)	(167,876)	—

	$221,928	10,641	19,145	5,851	5,228	19,649	389,343	8,629

(1)	— Net of capitalized interest.

The accounting policies of our operating segments are the same as those disclosed in Note 2. We evaluate segment performance principally based on operating income (loss). Intersegment net sales are not material.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(b)  Geographic Data

Net sales are attributed to geographical regions based upon the location of the selling unit. Net sales by geographical region for the years ended June 30, 2008 and 2007 consist of the following:

	2008	2007

United States	$361,127	172,158
Argentina	35,281	18,633
Brazil	49,497	27,606
China	569	—
Poland	6,165	3,531

	$452,639	221,928

Long-lived assets by geographical region at June 30, 2008 and 2007 consist of the following:

	2008	2007

United States	$221,854	141,673
Argentina	34,435	36,242
Brazil	29,679	27,970
China	17,996	—
Poland	836	892

	$304,800	206,777

Long-lived assets consist of property, plant, and equipment, net of accumulated depreciation, and goodwill and other intangible assets.

(c)  Major Customer Data

The following is a summary of the Company’s major customers and their respective percentages of consolidated net sales for the years ended June 30, 2008 and 2007:

	2008	2007

Dow Corning	15%	15
All other customers	85	85

Total	100%	100

The Company has two contracts with Dow Corning. The first agreement is a four year arrangement in which Dow Corning purchases 30,000 metric tons of silicon metal per year through December 31, 2010. Under the second arrangement, effective December 1, 2007 through January 31, 2009, the Company will supply Dow Corning 13,000 metrics tons of silicon metal.

(21)	Parent Company Condensed Financial Information

As discussed in note 10 (Debt), certain of the Company’s subsidiaries have long-term debt outstanding as of June 30, 2008 and 2007 which places restrictions on dividend and other equity distributions. As their restricted net assets represent a significant portion of the Company’s consolidated net assets, the Company is presenting the following parent company only condensed financial information:

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

GLOBE SPECIALTY METALS, INC.
(Parent Company Only)

Condensed Balance Sheets
June 30, 2008 and 2007

	2008	2007

Assets
Current assets:
Cash and cash equivalents	$58,605	52,027
Due from affiliates	1,656	—
Prepaid expenses and other current assets	7,644	266

Total current assets	67,905	52,293
Property, plant, and equipment, net of accumulated depreciation	72	—
Investments in affiliates	284,601	153,874
Deferred tax assets	3,336	237
Due from affiliates	—	19,724
Other assets	994	833

Total assets	$356,908	226,961

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,001	11
Due to affiliates	3,935	190
Accrued expenses and other current liabilities	2,074	1,212

Total current liabilities	7,010	1,413
Long-term liabilities:
Other long-term liabilities	3,661	2,927

Total liabilities	10,671	4,340

Minority interest	3,956	—
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 150,000,000 shares; issued and outstanding 63,050,416 and 56,672,188 shares at June 30, 2008 and 2007, respectively	6	5
Additional paid-in capital	296,137	211,861
Retained earnings	46,641	10,178
Accumulated other comprehensive (loss) income	(503)	577

Total stockholders’ equity	342,281	222,621

Total liabilities and stockholders’ equity	$356,908	226,961

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

GLOBE SPECIALTY METALS, INC. (Parent Company Only) Condensed Income Statement Years ended June 30, 2008 and 2007

	2008	2007

Equity in income from operating subsidiaries, net of tax	$46,961	10,344
Selling, general, and administrative expenses	(17,588)	(3,040)
Interest income	2,012	5,243
Interest expense	(481)	—
Foreign exchange loss	(767)	—

Income before income taxes, deferred interest attributable to common stock subject to redemption, and losses attributable to minority interest	30,137	12,547
Income tax benefit	5,605	55

Net income before deferred interest attributable to common stock subject to redemption, and losses attributable to minority interest	35,742	12,602
Deferred interest attributable to common stock subject to redemption	—	(768)
Losses attributable to minority interest	721	—

Net income attributable to common stock	$36,463	11,834

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

Condensed Statement of Cash Flows
Years ended June 30, 2008 and 2007

	2008	2007

Cash flows from operating activities:
Net income attributable to common stock	$36,463	11,834
Adjustments to reconcile net income attributable to common stock to net cash provided by (used in) operating activities:
Equity in income from operating subsidiaries	(46,961)	(10,344)
Share-based compensation	8,176	512
Deferred taxes	(3,099)	(237)
Losses attributable to minority interest	(721)	—
Deferred interest attributable to common stock subject to redemption	—	768
Changes in operating assets and liabilities:
Due from affiliates	19,610	(19,724)
Prepaid expenses and other current assets	(3,040)	(266)
Accounts payable	990	(79)
Accrued expenses and other current liabilities	861	1,202
Due to affiliates	3,745	190
Other operating cash flows	1,087	(827)

Net cash provided by (used in) operating activities	17,111	(16,971)

Cash flows from investing activities:
Capital expenditures	(72)	—
Purchase of held-to-maturity treasury securities	(2,987)	—
Investments in operating subsidiaries	(4,302)	—
Notes receivable from Solsil, Inc.	(1,500)	—
Acquisition of businesses	(3,742)	(92,581)
Purchase of cash equivalents held in trust	—	(3,038)
Funds released from trust	—	190,192
Other investing activities	(34)	—

Net cash (used in) provided by investing activities	(12,637)	94,573

Cash flows from financing activities:
Dividends paid	—	(3,257)
Purchase of redeemed shares	—	(42,802)
Proceeds from warrants exercised	3,497	19,458
Other financing activities	(1,393)	(970)

Net cash provided by (used in) financing activities	2,104	(27,571)

Net increase in cash and cash equivalents	6,578	50,031
Cash and cash equivalents at beginning of year	52,027	1,996

Cash and cash equivalents at end of year	$58,605	52,027

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2008 and 2007
(Dollars in thousands, except share and per share data)

(22)	Subsequent Events

On July 11, 2008, the Company’s subsidiary, GMI, entered into an agreement with the Ohio Power Company for the period commencing January 1, 2009 and ending December 31, 2018 providing 2.5 MW of firm power and 85 MW of interruptible power. The contract price of the power is based on a discounted rate from the prevailing tariff rate schedule.

On August 20, 2008, the Company’s subsidiary, Solsil, entered into an agreement with the Columbus Southern Power Company for the period commencing January 1, 2009 and ending December 31, 2018 at a fixed capacity of 19,500 kVA with a minimum billing demand of 11,700 kVA. The contract price of the power is based on a discount benchmark of industrial market rates.

On September 18, 2008, the Company’s subsidiary, GMI, refinanced its revolving credit facility and senior term loan with a $75,000 credit facility, comprised of a five-year senior secured term loan in an aggregate principal amount of $40,000 and a revolving credit facility of $35,000. Interest on the term loan accrues at LIBOR plus an applicable margin percentage or, at GMI’s option, prime plus an applicable margin percentage. Principal payments are due in quarterly installments of $2,100, commencing on December 31, 2008, and the unpaid principal balance is due in full in September 2013, subject to certain mandatory prepayments. Interest on advances under the revolving credit facility accrues at LIBOR plus an applicable margin percentage or, at GMI’s option, prime plus an applicable margin percentage. The amount available under the revolving credit facility is subject to a borrowing base calculation, and the total commitment on the revolving credit facility includes $10,000 for letters of credit associated with foreign supplier contracts. The credit facility is secured by substantially all of the assets of GMI and its principal subsidiary, West Virginia Alloys, and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization and minimum net worth and interest coverage requirements.

In connection with the $75,000 credit facility, GMI terminated its existing interest rate swap and entered into an interest rate cap arrangement to cap LIBOR on an initial $20,000 notional amount of debt, with the notional amount decreasing by $1,053 per quarter through the interest rate cap’s expiration on June 30, 2013. Under the interest rate cap, GMI capped LIBOR at a maximum of 4.5% over the life of the agreement.

Also in connection with this refinancing, both of the Company’s $8,500 junior subordinated term loans were paid in full.

During October 2008, the Company’s subsidiary, Solsil, issued an additional 315.75394 shares of common stock at a price of $53,839.39 per share to existing Solsil shareholders. Total proceeds of the offering were $17,000, including the conversion of $3,207 of existing debt. The portion funded by minority shareholders totaled $3,174, including the conversion of $1,604 of existing debt. There was no change in the Company’s percentage ownership in Solsil as a result of this share issuance. The subscription agreement allows Solsil to require Solsil shareholders to purchase up to an additional $8,000 of common shares at the same price per share as this offering for a period of up to 120 days after the initial closing.

GLOBE SPECIALTY METALS, INC.
(formerly known as International Metal Enterprises, Inc.)

Financial Statements

June 30, 2006 and December 31, 2005 and 2004

(With Independent Auditors’ Report Thereon)

Report of Independent Registered Public Accounting Firm

The Board of Directors
Globe Specialty Metals, Inc.:

We have audited the accompanying balance sheets of Globe Specialty Metals, Inc., formerly known as International Metal Enterprises, Inc., as of June 30, 2006, December 31, 2005 and December 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the six months ended June 30, 2006, the year ended December 31, 2005, and for the period from December 23, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Globe Specialty Metals, Inc. as of June 30, 2006, December 31, 2005 and December 2004, and the results of its operations and its cash flows for the periods then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Columbus, Ohio
June 25, 2008

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Balance Sheets
June 30, 2006 and December 31, 2005 and 2004

	2006	2005	2004

Assets
Current assets:
Cash and cash equivalents	$1,996,309	2,132,432	25,000
Investments held in trust, including trust interest receivable	187,104,616	184,952,629	—
Prepaid insurance	—	71,250	—

Total current assets	189,100,925	187,156,311	25,000
Deferred offering costs	—	—	75,000

Total assets	$189,100,925	187,156,311	100,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$90,205	53,723	—
Due to affiliates	—	—	75,000
Accrued expenses	10,000	31,407	1,100

Total current liabilities	100,205	85,130	76,100

Deferred underwriters fees	970,000	970,000	—
Common stock subject to possible redemption; 6,699,999 shares at $5.50 per share	36,820,000	36,820,000	—
Deferred interest attributable to common stock subject to possible redemption	600,923	170,526	—
Commitments and contingencies (note 7)
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 150,000,000 shares, 150,000,000 shares and 75,000,000 shares at June 30, 2006 and December 31, 2005 and 2004, respectively; issued and outstanding 41,358,025 shares, 41,358,025 shares and 4,250,000 shares at June 30, 2006 and December 31, 2005 and 2004, respectively	4,136	4,136	425
Additional paid-in capital	149,005,230	149,005,230	24,575
Retained earnings (accumulated deficit)	1,600,431	101,289	(1,100)

Total stockholders’ equity	150,609,797	149,110,655	23,900

Total liabilities and stockholders’ equity	$189,100,925	187,156,311	100,000

See accompanying notes to financial statements.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Statements of Operations
Six months ended June 30, 2006, year ended December 31, 2005 and period from December 23, 2004 (inception) to December 31, 2004

	2006	2005	2004

Trust investment income	$2,151,987	852,629	—
Interest income	43,299	17,120	—
Formation and operating costs	(265,747)	(596,834)	(1,100)

Net income (loss) before provision for income taxes and deferred interest attributable to common stock subject to possible redemption	1,929,539	272,915	(1,100)
Provision for income taxes	—	—	—

Net income (loss) before deferred interest attributable to common stock subject to possible redemption	1,929,539	272,915	(1,100)
Deferred interest attributable to common stock subject to possible redemption	(430,397)	(170,526)	—

Net income (loss) attributable to common stock	$1,499,142	102,389	(1,100)

Weighted average shares outstanding:
Basic and diluted	41,358,025	16,026,518	7,858,025
Earnings (loss) per common share:
Basic and diluted	$0.04	0.01	0.00

See accompanying notes to financial statements.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Statements of Changes in Stockholders’ Equity
Six months ended June 30, 2006, year ended December 31, 2005 and period from December 23, 2004 (inception) to December 31, 2004

				Retained
			Additional	Earnings	Total
	Common Stock		Paid-in	(accumulated	Stockholders’
	Shares	Amount	Capital	deficit)	Equity

Common shares issued December 23, 2004	4,250,000	$425	24,575	—	25,000
Net loss attributable to common stock	—	—	—	(1,100)	(1,100)

Balance at December 31, 2004	4,250,000	425	24,575	(1,100)	23,900
Stock dividends	3,608,025	361	(361)	—	—
Sale of 33,500,000 units, net of offering expenses	33,500,000	3,350	186,771,016	—	186,774,366
Net proceeds subject to possible redemption of 6,699,999 shares	—	—	(36,820,000)	—	(36,820,000)
Deferred underwriters fees	—	—	(970,000)	—	(970,000)
Net income attributable to common stock	—	—	—	102,389	102,389

Balance at December 31, 2005	41,358,025	4,136	149,005,230	101,289	149,110,655
Net income attributable to common stock	—	—	—	1,499,142	1,499,142

Balance at June 30, 2006	41,358,025	$4,136	149,005,230	1,600,431	150,609,797

See accompanying notes to financial statements

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Statements of Cash Flows
Six months ended June 30, 2006, year ended December 31, 2005 and period from December 23, 2004 (inception) to December 31, 2004

	2006	2005	2004

Cash flows from operating activities:
Net income (loss) attributable to common stock	$1,499,142	102,389	(1,100)
Adjustments to reconcile net income (loss) attributable to common stock to net cash provided by (used in) operating activities:
Deferred interest attributable to common stock subject to possible redemption	430,397	170,526	—
Changes in operating assets/liabilities:
Trust interest receivable	507,948	(507,948)	—
Prepaid insurance	71,250	(71,250)	—
Accounts payable	36,482	53,723	—
Accrued expenses	(21,407)	30,307	1,100

Net cash provided by (used in) operating activities	2,523,812	(222,253)	—

Cash flows from investing activities:
Purchase of investments held in trust	(2,659,935)	(184,444,681)	—

Net cash used in investing activities	(2,659,935)	(184,444,681)	—

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering expenses of $14,150,634 and $75,000 in 2005 and 2004, respectively	—	186,849,366	(50,000)
Proceeds from loans payable — related party and due to affiliates	—	325,000	75,000
Repayment of loans payable — related party	—	(400,000)	—

Net cash provided by financing activities	—	186,774,366	25,000

Net increase (decrease) in cash	(136,123)	2,107,432	25,000
Cash and cash equivalents, beginning of period	2,132,432	25,000	—

Cash and cash equivalents, end of period	$1,996,309	2,132,432	25,000

See accompanying notes to financial statements.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements
June 30, 2006 and December 31, 2005 and 2004

(1)	Organization and Business Operations

Globe Specialty Metals, Inc. (formerly known as International Metal Enterprises, Inc.) (the Company or our) was incorporated in the United States of America in the State of Delaware on December 23, 2004 to serve as a vehicle for the acquisition of operating companies in the metals and mining industry. Primarily all activity through June 30, 2006 relates to the Company’s formation, organizational activities, the completion of its initial public offering and activities related to identifying and evaluating prospective acquisition candidates. As of June 30, 2006, the Company had not yet commenced any commercial operations. See note 11 (Subsequent Events) for discussion of the Company’s subsequent business combinations.

(2)	Initial Public Offering

On October 3, 2005, the Company sold 33,500,000 units (individually, Unit) in an initial public offering (the Offering) at a price of $6.00 per unit, generating gross offering proceeds of $201,000,000. The total costs of the Offering were $14,225,634, resulting in net proceeds of $186,774,366. Each Unit consists of one share of the Company’s common stock, having a par value of $0.0001 per share, and two redeemable common stock purchase warrants. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 per share. The warrants become exercisable on the later of (i) the completion of a business combination, and (ii) October 3, 2006. The warrants expire on October 3, 2009. Also in connection with the Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase 1,675,000 units (individually, UPO) at an exercise price of $7.50 per UPO. Each UPO consists of one share of the Company’s common stock and two redeemable common stock purchase warrants. The warrants underlying each UPO are exercisable at $5.00 per share. The warrants become exercisable on the later of (i) the completion of a business combination, and (ii) October 3, 2006. The warrants expire on October 3, 2009.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with a company that is engaged in the metals and mining industry.

$184,100,000 of the net proceeds of the Offering were placed in a trust account (the Trust Fund) to be held there until the earlier of the (i) consummation of the Company’s first business combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States municipal, tax-exempt securities with a maturity of 180 days or less. The investments held in trust amounted to $187,104,616 and $184,952,629 at June 30, 2006 and December 31, 2005, respectively. These amounts, which include related income from the change in market value in the period, are restricted, and are not at the Company’s disposal until the consummation of a business combination. The remaining net proceeds received from the Offering may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock, excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against a proposed business combination and exercise their conversion rights as described in note 8 (Stockholders’ Equity), the business combination will not be consummated. All of the Company’s stockholders prior to the Offering, which include all of the Officers and Directors of the Company (Initial Stockholders), have agreed to vote their 8,476,025 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (Public Stockholders) with respect to a proposed

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

business combination. After consummation of a business combination, these voting provisions will no longer be applicable.

The Company’s amended and restated certificate of incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination by the later of (i) 12 months from the date of the consummation of the Offering or (ii) 18 months after the date of the consummation of the Offering in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination is executed but not consummated within such 12 month period. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering, due to costs related to the Offering and since no value would be attached to the warrants contained in the Units sold.

(3)	Summary of Significant Accounting Policies

(a)  Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

(b)  Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and related notes. Significant estimates and assumptions in these financial statements include estimates of the fair value of investments. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.

(c)  Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments that are readily convertible into cash. Securities with contractual maturities of three months or less, when purchased, are cash equivalents. The carrying amount of these securities approximates fair value because of the short-term maturity of these instruments.

(d)  Investments Held in Trust

Investments held in trust represents amounts invested in short-term, tax-exempt U.S. municipal bonds with a maturity of 180 days or less. Investments held in trust are recorded at fair value and include the related investment income receivable earned at the respective balance sheet date. These funds will be held in trust until the earlier of the (i) consummation of a business combination or (ii) liquidation of the Company.

(e)  Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

(f)  Fair Value of Financial Instruments

Management believes that the carrying values of financial instruments, including cash and cash equivalents, investments held in trust, trust interest receivable, accounts payable, and accrued expenses approximate fair value as a result of the short-term maturities of these instruments.

(4)	Accrued Expenses

Accrued expenses of $10,000, $31,407 and $1,100 at June 30, 2006, December 31, 2005 and December 31, 2004, respectively, are principally related to unbilled professional fees.

(5)	Deferred Underwriters Fees

The Company’s lead manager and placing agent, and its nominated adviser elected to defer their nonaccountable fees in connection with the Offering in the amounts of $921,250 and $48,750, respectively. Upon completion of a business combination, $921,250 of the funds now in the Trust Fund will be payable to the placing agent and $48,750 will be payable to its nominated adviser.

(6)	Income Taxes

The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

	2006	2005	2004

Federal tax (benefit) at 34% statutory rate	$656,043	92,791	(374)
State income taxes, net of federal benefit	203,123	28,730	(116)
Tax effect of:
Investment income from tax exempt investments	(958,215)	(379,650)	—
Valuation allowance provision	67,324	287,924	490
Other	31,725	(29,795)	—

Income tax expense	$—	—	—

The Company recorded a deferred income tax asset to reflect the tax effect of federal net operating loss carryforwards of approximately $271,635, $220,228, and $374 at June 30, 2006, December 31, 2005, and December 31, 2004, respectively. The Company also recorded a deferred income tax asset to reflect the tax effect of state net operating loss carryforwards of approximately $84,103, $68,186, and $116 at June 30, 2006, December 31, 2005, and December 31, 2004, respectively. The Company’s federal and state net operating loss carryforwards expire between 2024 and 2026. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance against these assets.

(7)	Commitments and Contingencies

(a)  Tax Contingencies

The Company is subject to income taxes in the United States. In the ordinary course of business, there are transactions and calculations that involve uncertain tax implications. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, Accounting for Contingencies. The Company believes that it has adequate support for the positions taken on its tax returns and that adequate provisions have been made for all outstanding issues for all jurisdictions and all open years.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

(b)  Operating Commitments

The Company presently occupies office space provided by an affiliate of a founding stockholder. This affiliate, Marco Realty, has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay this affiliate $7,500 per month for such services, commencing on the effective date of the Offering. Upon completion of a business combination or the distribution of the Trust Fund to our new stockholders, the Company will no longer be required to pay this monthly fee.

(8)	Stockholders’ Equity

(a)  Stock Dividends

Under our initial certificate of incorporation, the Company was authorized to issue 75,000,000 shares of common stock with a par value of $0.0001. On December 23, 2004, the Company sold 4,250,000 shares of common stock at the price of $0.00588 per share to the Directors and Officers of the Company and their affiliates. Total proceeds from this offering were $25,000.

On February 18, 2005, the Company declared a stock dividend of 0.76470588 shares of common stock for every one share of common stock of the Company, payable to holders of record on February 18, 2005. The result of this stock dividend was to increase outstanding common shares by 3,250,000 shares. Also on February 18, 2005, the total number of authorized common shares was increased to 120,000,000 shares.

On March 24, 2005, the Company declared a stock dividend of 0.11666666 shares of common stock for every one share of common stock of the Company, payable to holders of record on March 24, 2005. The result of this stock dividend was to increase outstanding common shares by 875,000 shares. Also on March 24, 2005, the total number of authorized common shares was increased to 150,000,000 shares.

On September 23, 2005, through an amendment to its certificate of incorporation, the Company recombined its existing common stock into a smaller number of shares of common stock such that every one share of outstanding common stock of the Company was to be combined into and automatically became, without any action on the part of the shareholder, 0.93827156701 outstanding shares of common stock of the Company. The result of this recombination was to reduce outstanding common shares by 516,975 shares.

The par value of common shares was unchanged by the above stock dividends. Weighted average shares outstanding and earnings per share amounts have been adjusted to give effect to these stock dividends.

(b)  Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board of Directors. To date, no preferred stock has been issued by the Company.

(c)  Conversion and Redemption of Common Stock

With respect to a business combination which is approved and consummated, any Public Stockholder who votes against the business combination may demand that the Company convert his shares to cash. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the business combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 20% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

shares in the event of a business combination. The number of shares subject to such conversion was 6,699,999 at both June 30, 2006 and December 31, 2005. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. Due to this potential redemption, which is not under the Company’s control, 20% of the Trust Fund balance, including investment income earned, is recorded outside of stockholders’ equity at June 30, 2006 and December 31, 2005.

(9)	Earnings Per Share

Basic and diluted earnings (loss) per common share is based on the weighted average number of common shares outstanding during the six months ended June 30, 2006, the year ended December 31, 2005 and the period from December 23, 2004 (inception) to December 31, 2004.

The warrants and UPOs issued in connection with the Offering are not considered to have a dilutive effect as these instruments are only exercisable at the later of the completion of a business combination or October 3, 2006, and this contingency had not be satisfied as of June 30, 2006.

The amounts used to compute basic and diluted earnings (loss) per common share are as follows:

	Net Income	Weighted
	(Loss)	Average	Per Common
	Attributable to	Shares	Share
	Common Stock	Outstanding	Amount

Basic and diluted loss per common share for the nine days ended December 31, 2004	$(1,100)	7,858,025	$—
Basic and diluted income per common share for the year ended June 30, 2005	$102,389	16,026,518	$0.01
Basic and diluted income per common share for the six months ended June 30, 2006	$1,499,142	41,358,025	$0.04

(10)	Related Party Transactions

From time to time, the Company enters into transactions in the normal course of business with related parties. Management believes that such transactions are at arm’s length and for terms that would have been obtained from unaffiliated third parties.

Two members of the Company’s Board of Directors, Alan Kestenbaum and Michael Barenholtz, are affiliated with Marco International, Marco Realty and MI Capital, Inc.

From December 23, 2004 (inception) to June 30, 2006, the salaries of the Company’s Officers and Directors have been paid by Marco International. There is no obligation or intent for the Company to reimburse Marco International directly or indirectly for these costs. Accordingly, the Company’s financial statements do not include any salary costs for our Officers and Directors.

Marco Realty has provided office space, as well as certain office and secretarial services, to the Company. The statements of operations include charges of $22,500 and $45,000 for such fees for the year ended December 31, 2005 and six months ended June 30, 2006, respectively.

At December 31, 2004, the Company had an accounts payable balance due to MI Capital, Inc. of $75,000 that was converted into a non-interest bearing note payable on March 24, 2005. The note was repayable on the earlier of February 15, 2006 or the date on which the Company consummated an initial public offering of its securities. This note was paid in October 2005 after consummation of the Offering.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

On February 14, 2005, the Company signed a $225,000, non-interest bearing promissory note payable with MI Capital, Inc. to be paid on the earlier of February 15, 2006 or the date on which the Company consummated an initial public offering. This note was paid in October 2005 after consummation of the Offering.

On July 20, 2005, the Company signed a $100,000, non-interest bearing promissory note payable with MI Capital, Inc. to be paid on the earlier of February 23, 2006 or the date on which the Company consummated an initial public offering. This note was paid in October 2005 after consummation of the Offering.

(11)	Subsequent Events

On November 13, 2006, the Company acquired 100% of the outstanding stock of Globe Metallurgical, Inc. (GMI), a manufacturer of silicon metal and silicon-based alloys. The aggregate purchase price was $134.1 million, comprised of 8.6 million shares of the Company’s common stock valued at $48.0 million, cash of $33.2 million, direct costs associated with the acquisition of $3.3 million, and assumed debt of $49.5 million. GMI owns and operates plants in Ohio, West Virginia and Alabama. GMI also owns a currently idle silicon metal and ferroalloy manufacturing plant located in Niagara Falls, New York. GMI’s products are sold primarily to the silicone chemical, aluminum, metal casting, and solar cell industries, primarily in the United States, Canada and Mexico. GMI also owns 50% of the outstanding stock of Norchem, Inc. (Norchem). Norchem manufactures and sells additives that enhance the durability of concrete, refractory material and oil well conditioners. GMI sells silica fume (also known as microsilica), a by-product of its ferrosilicon metal and silicon metal production process, to Norchem as well as other companies. With the acquisition of GMI, the tax-exempt interest earned by the Trust Fund during calendar year 2006 became taxable to the Company for New York State income tax purposes.

Under the provisions of the Company’s amended and restated certificate of incorporation, any stockholder who voted against the Company’s acquisition of GMI had the option to demand that the Company convert common stock held by the dissenting stockholder to cash. In addition, the Company’s Board of Directors opted to permit each stockholder holding offering shares to vote ”for” the business combination while at the same time electing to redeem his shares for cash. Approximately 8.4% of stockholders voted against the GMI acquisition and approximately 9.8% voted for the acquisition but elected to redeem their shares. A total of 7,528,857 of common shares were redeemed for cash payments totaling $42.8 million. As of June 30, 2006, 6,699,999 of the redeemed shares were recorded outside of stockholders’ equity. The redemption of the additional 828,858 shares was treated as a reduction of stockholders’ equity in during the year ended June 30, 2007.

With the acquisition of GMI completed on November 13, 2006, the 67,000,000 warrants and the 1,675,000 UPOs issued in connection with the Offering became exercisable at that date. During the year ended June 30, 2007, the Company executed public and private tender offers to repurchase, redeem or convert outstanding warrants. As a result of these tender offers, 47,353,912 of the warrants issued in connection with the Offering were repurchased, redeemed or converted. The tender offers resulted in the issuance of additional 14,201,302 shares of common stock and proceeds of $19.5 million.

On November 20, 2006, the Company acquired 100% of the outstanding stock of Stein Ferroaleaciones S.A. (SFA), an Argentine manufacturer of silicon-based alloys, and SFA’s two affiliates, UltraCore Polska Sp.z.o.o., a Polish manufacturer of cored wire alloys, and Ultra Core Corporation, a U.S.-based alloy distributor (collectively, Stein). The aggregate purchase price was $39.1 million, comprised of cash consideration of $34.5 million, direct costs associated with the acquisition of $0.9 million, and assumed debt of $3.8 million. SFA is among Latin America’s leading producers of silicon-based specialty alloys. Headquartered in Buenos Aires, Argentina, it operates an alloy manufacturing plant in Mendoza province,

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

Argentina and cored wire packing plants in San Luis province, Argentina and Police, Poland. Stein’s products are important ingredients in the manufacturing of steel, ductile iron, machine and auto parts and pipe. SFA has been renamed Globe Metales S.A.

A cash dividend of $0.07 per share was declared for shareholders of record as of November 17, 2006. The $3.3 million dividend was distributed on December 8, 2006.

On January 31, 2007, the Company acquired 100% of the outstanding stock of Camargo Correa Metais S.A. (CCM), one of Brazil’s largest producers of silicon metal and silica fume. The aggregate purchase price was $56.5 million, comprised of cash consideration of $38.6 million, direct costs associated with the acquisition of $1.1 million, debt assumed of $14.4 million, and contingent consideration of $2.4 million. CCM has been renamed Globe Metais Indústria e Comércio S.A. (Globe Metais). Globe Metais operates a manufacturing facility located in Breu Branco, Para, Brazil. It also operates quartzite mining and forest reserves operations in Para, Brazil and is one of Brazil’s largest producers of silicon metal and silica fume, raw materials used in the chemical, metallurgical, semiconductors, cement and firebrick industries.

On February 29, 2008, the Company acquired approximately 81% of the outstanding stock of Solsil, Inc. (Solsil), a producer of upgraded metallurgical grade silicon manufactured through a proprietary metallurgical process for use in silicon-based solar cells. Solsil supplies its silicon to several leading global manufacturers of photovoltaic cells, ingots and wafers. Based on the terms of the acquisition agreement, 5,628,657 new shares of common stock of the Company were issued to shareholders and option holders of Solsil in connection with the acquisition of approximately 81% of the share capital of Solsil.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Consolidated Financial Statements

November 12, 2006 and June 30, 2006 and 2005

(With Independent Auditors’ Reports Thereon)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Globe Metallurgical, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Globe Metallurgical, Inc. and Subsidiaries (the Company) as of November 12, 2006 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the period from July 1, 2006 to November 12, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globe Metallurgical, Inc. and Subsidiaries as of November 12, 2006, and the results of their operations and their cash flow for the period from July 1, 2006 to November 12, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Columbus, Ohio
July 18, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Globe Metallurgical, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Globe Metallurgical, Inc. and Subsidiaries as of June 30, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globe Metallurgical, Inc. and Subsidiaries as of June 30, 2006 and 2005, and the results of their operation and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/  Hobe & Lucas
     Certified Public Accountants, Inc.

Hobe & Lucas
Certified Public Accountants, Inc.

Independence, Ohio
October 11, 2006

Globe Metallurgical, Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	November 12,	June 30,	June 30,
	2006	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$—	—	—
Trade accounts receivable, net	18,292	17,095	10,443
Accounts receivable, other	887	2,222	87
Inventory	20,695	17,200	13,842
Prepaid expenses	907	1,537	2,982

Total current assets	40,781	38,054	27,354
Property, machinery, and equipment, net	54,382	54,860	30,008
Other assets
Deferred expenses	2,111	2,179	350
Customer contract, net	1,951	2,180	—
Deferred tax asset	4,409	—	—
Investment in subsidiary	1,740	1,618	1,598
Other assets	151	278	141
Goodwill	1,194	1,194	—
Reorganization value in excess of amounts allocable to identifiable assets	26,995	40,209	40,209

Total other assets	38,551	47,658	42,298

Total assets	$133,714	140,572	99,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable trade	$19,695	12,078	7,232
Revolving credit facility	5,375	5,500	5,525
Accrued expenses and other liabilities	3,759	2,007	1,432
Current portion of long-term debt	3,066	3,066	1,982
Accrued taxes payable	1,533	8,107	6,112
Accrued pension payable, current portion	—	1,433	1,150
Interest payable	383	306	357

Total current liabilities	33,811	32,497	23,790
Long-term liabilities
Pension, net of current portion	2,563	1,014	2,478
Preferred stock, $.01 par value. Authorized 10,000 shares; 2,500 shares issued and outstanding, at June 30, 2006 and June 30, 2005 subject to mandatory redemption	—	1,696	1,637
Deferred tax liability	—	4,900	4,898
Other liabilities	4,033	175	—
Long-term debt, net of current portion	41,094	41,865	46,548

Total long-term liabilities	47,690	49,650	55,561
Stockholders’ equity
Common stock, $.0001 par value. Authorized 2,500 shares, 1,993 shares issued and outstanding at November 12, 2006 and June 30, 2006; 1,000 shares issued and outstanding at June 30, 2005	—	—	—
Additional paid-in capital	47,508	47,508	12,508
Accumulated other comprehensive loss	(1,098)	(584)	(559)
Retained earnings	5,803	11,501	8,360

Total stockholders’ equity	52,213	58,425	20,309

Total liabilities and stockholders’ equity	$133,714	140,572	99,660

See accompanying notes to consolidated financial statements.

Globe Metallurgical, Inc. and Subsidiaries

Consolidated Statements of Operations
Period from July 1, 2006 to November 12, 2006, and Years Ended June 30, 2006 and 2005
(In thousands, except per share amounts)

	November 12,	June 30,	June 30,
	2006	2006	2005

Net sales	$73,173	173,008	132,223
Cost of sales	66,683	147,682	103,566
Selling, general, and administrative expenses	7,409	14,261	9,180

Operating income (loss)	(919)	11,065	19,477
Other income (expense)
Equity in income of affiliate	122	20	147
Bankruptcy and restructuring professional costs	(163)	(237)	(611)
Interest expense	(3,066)	(5,677)	(5,099)
Westbrook legal expense	(3,800)	—	—
Miscellaneous income (expense)	(672)	(116)	272

Income (loss) before income taxes	(8,498)	5,055	14,186
(Provisions for) benefit from income taxes	2,800	(1,914)	(4,968)

Net income (loss)	$(5,698)	3,141	9,218

Earnings (loss) per common share — basic and diluted	$(2,947.26)	2,067.04	9,218.06

See accompanying notes to consolidated financial statements.

Globe Metallurgical, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income
For the Period July 1, 2006 to November 12, 2006, and Years Ended June 30, 2006 and 2005
(In thousands, except share amounts)

				Accumulated
				Other
	Common Stock		Additional	Comprehensive	Retained
	Shares	Amount	Paid-In Capital	Income (Loss)	Earnings	Total

Beginning balance, July 1, 2004	1,000	$—	12,508	135	(858)	11,785
Comprehensive income
Net income	—	—	—	—	9,218	9,218
Accrued pension, net of taxes	—	—	—	(694)	—	(694)

Total comprehensive income	—	—	—	—	—	8,524

Balance, June 30, 2005	1,000	—	12,508	(559)	8,360	20,309
Issuance of common stock December 21, 2005	993	—	35,000	—	—	35,000
Comprehensive income
Net income	—	—	—	—	3,141	3,141
Accrued pension, net of taxes	—	—	—	(25)	—	(25)

Total comprehensive income						3,116

Balance, June 30, 2006	1,993	—	47,508	(584)	11,501	58,425
Comprehensive income
Net loss	—	—	—	—	(5,698)	(5,698)
Accrued pension, net of taxes	—	—	—	(514)	—	(514)

Total comprehensive loss	—	—	—	—	—	(6,212)

Balance, November 12, 2006	1,993	$—	47,508	(1,098)	5,803	52,213

See accompanying notes to consolidated financial statements.

Globe Metallurgical, Inc. and Subsidiaries

Consolidated Statement of Cash Flows
For the Period July 1, 2006 to November 12, 2006, and Years Ended June 30, 2006 and 2005
(In thousands)

	November 12,	June 30,	June 30,
	2006	2006	2005

Cash flows from operating activities:
Net income (loss)	$(5,698)	3,141	9,218
Adjustments to reconcile net income (loss)to net cash provided by operating activities:
Depreciation	2,533	5,156	3,332
Amortization	229	875	190
(Gain) loss on sale of assets	(6)	—	38
Deferred income taxes	(2,828)	2	(532)
Equity in income of affiliate	(122)	(20)	(147)
Pension (benefit) cost	(45)	(104)	(62)
Pension contributions	(669)	(1,121)	(679)
Non-cash interest	804	596	1,478
Changes in operating assets and liabilities:
Accounts receivable	362	(8,546)	179
Inventories	(3,495)	6,710	(3,638)
Prepaid expenses and other current assets	630	1,462	(2,455)
Deferred expenses	68	(2,518)	59
Cash surrender value — officer’s life insurance	—	55	89
Restricted cash	—	—	780
Other assets	127	(112)	(4)
Accounts payable	7,617	4,846	1,940
Accrued expenses and other liabilities	6,162	2,401	5,447

Net cash provided by operating activities	5,669	12,823	15,233

Cash flows from investing activities:
Acquisition of businesses	—	(38,764)	—
Purchases of property, machinery, and equipment	(2,273)	(4,884)	(3,841)

Net cash used in investing activities	(2,273)	(43,648)	(3,841)

Cash flows from financing activities:
Preferred stock redemption	(2,500)	—	—
Repayments of long-term debt	(771)	(51,348)	(10,737)
Proceeds from long-term debt	—	47,198	—
Issuance of common stock	—	35,000	—
Net borrowings of short-term debt	(125)	(25)	(3,256)

Net cash provided by (used in) financing activities	(3,396)	30,825	(13,993)

Net change in cash and cash equivalents	—	—	(2,601)
Cash and cash equivalents at beginning of period	—	—	2,601

Cash and cash equivalents at end of period	$—	—	—

Interest paid	$1,936	4,358	2,541

Income taxes paid	$56	505	—

See accompanying notes to consolidated financial statements.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(1)	Nature of Business and Summary of Significant Accounting Policies

(a)  Background

Globe Metallurgical, Inc. and Subsidiaries (the Company) own and operate plants in Ohio, West Virginia and Alabama, which produce silicon metal and ferroalloy products. The Company’s products are sold primarily to the chemical, aluminum, metal castings and solar cell industries, nationally and internationally. Additionally, the Company owns an idle plant located in Niagara Falls, New York.

(b)  Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, from December 21, 2005 forward, its wholly owned subsidiary, West Virginia Alloys, Inc., and from January 20, 2006 forward, its wholly owned subsidiary, Alabama Sand and Gravel, Inc. (ASG). The June 30, 2006 accounts also include the accounts of West Virginia Environmental Services, Inc. which the Company sold prior to June 30, 2006 at a net loss of $249 (note 6). Intercompany transactions are eliminated.

The Company’s 50% ownership of Norchem, Inc. (Norchem) is accounted for under the equity method.

(c)  Cash and Cash Equivalents

The Company considers cash equivalents to be highly liquid investments that are readily convertible into cash. Securities with contractual maturities of three months or less, when purchased, are considered cash equivalents. The Company records changes in a book overdraft position, in which the Company’s bank account is not overdrawn but recently issued and outstanding checks result in a negative general ledger balance as cash flows from operating activities.

(d)  Accounts Receivable

Credit is granted to both domestic and international customers. An allowance for doubtful accounts in the amount of $114 at November 12, 2006 and June 30, 2006 and 2005 is recorded using the Company’s prior bad debt experience and current estimates of uncollectible accounts. The Company’s policy is to maintain credit insurance coverage on substantially all trade receivables over $25 which are not covered by letters of credit or bank documentary collections.

(e)  Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

(f)  Property, Machinery, and Equipment

Property, machinery, and equipment are carried at cost, except as required by fresh-start reporting (see note 17). Depreciation is computed using the straight-line method over the estimated useful lives of the related assets; 20 years for land improvements, 30 years for buildings and improvements and 5 to 15 years for machinery and equipment. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized as income for the period. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(g)  Impairment of Long-Lived Assets

The Company reviews the recoverability of our long-lived assets, such as machinery and equipment and definite-lived intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset or asset group from the expected future pretax cash flows (undiscounted and without interest charges) of the related operations. We assess the recoverability of the carrying value of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If these cash flows are less than the carrying value of such asset or asset group, an impairment loss is measured based on the difference between estimated fair value and carrying value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

(h)  Revenue Recognition

Revenue is recognized when a firm sales agreement is in place, delivery has occurred and title and risks of ownership have passed to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. Sales of goods do not include multiple product and/or service elements. Shipping and other transportation costs charged to buyers are recorded in both sales and cost of goods sold. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from sales in the consolidated income statements.

(i)  Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(j)  Income Tax

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

(k)  Asset Retirement Obligations

Asset retirement obligations are initially recorded at fair value and are capitalized as part of the cost of the related long-lived asset and depreciated in accordance with the Company’s depreciation policies for property, machinery and equipment. The fair value of the obligation is determined as the discounted value of expected future cash flows. Accretion expense is recorded each month to increase this discounted obligation over time. The Company’s asset retirement obligations primarily relate to mine post closure restoration costs. Asset retirement obligations of $65, $175 and $0 have been recorded within other liabilities at November 12, 2006 and June 30, 2006 and 2005, respectively.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(l)  Financial Instruments

The Company accounts for derivatives and hedging activities in accordance with Statement of Financial Standards (SFAS) No. 133, Accounting for Derivative Instruments and Certain hedging Activities (SFAS 133), as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company’s sole derivative instrument consists of an interest rate swap employed to manage interest rate exposures on half of the Company’s initial balance of the senior term loan discussed in note 9. The agreement, which expires in March 2011, involves the exchange of the interest obligations relating to an initial $15,000 notional amount of debt, with the notional amount decreasing by $375 per quarter consistent with half of the debt amortization on the senior term loan. The remaining notional amount is $13,125 at November 12, 2006. Under the interest rate swap, the Company receives the London Interbank Offered Rate (LIBOR) in exchange for a fixed interest rate of 5.23% over the life of the agreement. The agreement provides for a net cash settlement. The Company believes it is not practical to designate the cash-settled interest rate swap agreement as a fair value hedge as defined under SFAS 133. Therefore, in accordance with SFAS 133, the Company adjusts the interest rate swap agreement to current market value through the consolidated income statement based on the fair value of the swap agreement as of each period-end. The approximate fair value of this derivative is recorded in other assets with a value of $75 at November 12, 2006.

(m)  Reorganization Value in Excess of Amounts Allocable to Identifiable Assets and Goodwill

The Company follows the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. The standard provides that goodwill and intangible assets with indefinite lives are no longer amortized. The standard provides that goodwill be tested for impairment annually and will be tested for impairment between annual tests if an event occurs or circumstances change that more likely than not would indicate the carrying amount may be impaired. The Company selected June 30 for its annual impairment testing. The Company recognized no impairment during the period from July 1, 2006 to November 12, 2006 or the years ended June 30, 2006 and 2005.

(n)  Intangibles Subject to Amortization

An acquired customer contract (note 6) with a life of four years is amortized using the straight-line method.

	November 12,	June 30,
	2006	2006	2005

Customer contract	$2,491	2,491	—
Accumulated amortization	540	311	—

	$1,951	2,180	—

Amortization expense for the period from July 1, 2006 to November 12, 2006 and the year ended June 30, 2006 was $229 and $311, respectively. Total estimated future amortization expense for the period from November 13, 2006 to June 30, 2007 and for the subsequent years ended June 30, 2008, 2009 and 2010 is $396, $622, $622 and $311, respectively.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(o)  Deferred Issuance Costs

Deferred financing costs are amortized as interest expense over the lives of the respective debt using the straight-line method.

(p)  Legal Costs

Loss contingencies associated with outstanding litigation for which it is determined it is probable that a loss has occurred and the amount of loss can be reasonably estimated are accrued when those costs can be reasonably estimated. Legal fees are expensed as incurred.

(q)  Operating Leases

The Company enters into operating leases as described in note 11. Rent expense on operating leases is charged to the profit and loss account on a straight-line basis over the lease term, even if the payments are not made on such a basis.

(r)  New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the application of SFAS No. 109, Accounting for Income Taxes, by establishing a threshold condition that a tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. In addition to recognition, FIN 48 provides guidance concerning measurement, derecognition, classification, and disclosure of tax positions. The requirements of FIN 48 were originally effective for the years beginning after December 15, 2006, however, the FASB decided to defer the effective date of FIN 48 for nonpublic entities for a period of one year if certain conditions are met. As such, the Company has elected to defer the adoption of FIN 48 for the period ended November 12, 2006.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The statement does not require any new fair value measures. The Company is required to adopt SFAS 157 beginning on July 1, 2008. SFAS 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. The Company is currently evaluating the impact of adopting SFAS 157 on its results of operations and financial position.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). SFAS 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position, to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income, and to measure the funded status of a plan as of the date of its yearend statement of financial position. The Company will adopt SFAS 158 as required on June 30, 2007. The impact of adopting SFAS 158 will not be material to the Company’s consolidated results of operations and financial condition.

In September 2006, the FASB issued FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities (AUG AIR-1). The FSP prohibits companies from accruing the cost of planned major maintenance in advance of the activities actually occurring. The Company adopted the provisions of AUG AIR-1 beginning July 1, 2006. The impact of adopting FSP AUG AIR-1 was not material to the Company’s consolidated results of operations and financial condition.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). This statement permits companies, at their option, to choose to measure many financial instruments and certain other items at fair value. If the option to use fair value is chosen, the statement requires additional disclosures related to the fair value measurements included in the financial statements. This statement is effective on July 1, 2008 for the Company. The Company is currently evaluating the impact of adopting SFAS 159 on its results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This statement establishes principles and requirements for how the acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after July 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). The objective of this statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for the Company on July 1, 2009. The Company is currently assessing the potential effect of SFAS 160 on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the potential effect of SFAS 161 on its results of operations and financial position.

In March 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not expect the implementation of this statement to have an impact on its results of operations and financial position.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(2)	Inventory

Inventory, net at November 12, 2006 and June 30, 2006 and 2005 consisted of the following:

	November 12,	June 30,
	2006	2006	2005

Finished goods	$9,205	4,669	2,601
Raw materials	5,519	6,387	6,635
Supplies	5,971	6,144	4,606

	$20,695	17,200	13,842

(3)	Property, Machinery, and Equipment

Property, machinery, and equipment at November 12, 2006 and June 30, 2006 and 2005 consisted of the following:

	November 12,	June 30,
	2006	2006	2005

Land and improvements	$3,277	3,332	965
Buildings and improvements	3,650	3,650	2,481
Equipment	57,112	56,476	29,403
Construction in progress	1,814	411	1,014

	65,853	63,869	33,863
Less accumulated depreciation	11,471	9,009	3,855

	$54,382	54,860	30,008

Depreciation expense for the periods from July 1, 2006 to November 12, 2006, and for the years ended June 30, 2006 and 2005 was $2,533, $5,156 and $3,332 of which $1,863, $4,040 and $2,826 was included in Cost of Sales and $670, $1,116 and $506 was included in Selling, General and Administrative Expenses, respectively.

(4)	Financial Information of Equity Affiliates

The Company has a 50% ownership of Norchem. Norchem sells additives that enhance the durability of concrete. Certain of these additives are derived from by-products generated in the Company’s production process. The equity method of accounting has been used for this investment because the Company has the ability to exercise significant influence over, but does not control this entity. The Company received back office fees from Norchem of $0, $225 and $255 from July 1, 2006 to November 12, 2006, and the years ended June 30, 2006 and 2005, respectively. The Company had $1,111, $2,798, and $2,404 in sales to Norchem during the period from July 1, 2006 to November 12, 2006 and years ended June 30, 2006 and 2005, respectively.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(5)	Earnings (Loss) per Common Share

Basic earnings (loss) per common share is based on net income (loss) divided by the weighted average number of common shares outstanding for the period from July 1, 2006 to November 12, 2006, and years ended June 30, 2006 and 2005. The Company had no instruments outstanding which would result in dilutive potential common share during the period from November 12, 2006 or during the years ended June 30, 2006 and 2005.

		June 30,	June 30,
	November 12, 2006	2006	2005

Net (loss) income	$(5,698)	3,141	9,218
Weighted average common shares	1,933	1,520	1,000

Earnings (loss) per share — basic and diluted	$(2,947.26)	2,067.04	9,218.06

(6)	Acquisitions

On December 21, 2005, the Company, through its wholly owned subsidiaries established on that date, West Virginia Alloys, Inc. (WVA) and West Virginia Environmental Services, Inc. (WVES), purchased the West Virginia smelting assets of Elkem Metals Company-Alloy, L.P. (Elkem) for $36,000 plus $1,014 of acquisition costs. Accordingly, the results of the West Virginia smelting operations have been included in the accompanying consolidated financial statements from that date forward. The acquisition was made for the purpose of expanding the Company’s manufacturing capacity in silicon metal. The Company disposed of the stock of WVES on June 16, 2006 at a loss of $249. Subsequent to the sale of the stock, the Company entered into a 30-year cost sharing agreement with WVES under which it agreed to monthly disposal services of $46 subject to volume and cost adjustments. In addition, the Company agreed to reimburse, if required, up to $600 of closure costs related to a nonhazardous industrial waste disposal facility owned by WVES. Following is a condensed balance sheet showing the fair value of the assets acquired and the liabilities assumed as of the date of acquisition:

WVA

Current assets	$10,061
Property, machinery, and equipment	24,412
Customer contract	2,491
Intangible assets	50

Net assets acquired	$37,014

The remaining assets of Elkem, a hydroelectric facility, were purchased by a related party, Alloy Power (note 15).

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

On January 20, 2006 the Company acquired the stock of ASG from Elkem for $1,750. Accordingly, the results of ASG operations are included in the accompanying consolidated financial statements from that date forward. The acquisition was made to vertically integrate a producer of the principal raw material used in the Company’s manufacturing processes. Following is a condensed balance sheet showing the fair values of assets acquired and the liabilities assumed as of the date of acquisition:

ASG

Current assets	$274
Property, machinery and equipment	713
Other assets	25
Goodwill arising in the acquisition	1,194

2,206
Current liabilities	281
Long-term liabilities	175

Net assets acquired	$1,750

For both acquisitions noted above, the allocation of the acquisition cost is based on an appraisal of fair values.

(7)	Preferred Stock

The Company’s preferred stock pays no dividends and provides for its redemption at $1 per share ($2,500) from 20% of the Company’s Free Cash Flow, as defined, beginning September 30, 2005, but no later than May 2010. The Company is restricted from amending its Articles of Incorporation and Bylaws, issuing additional preferred shares or declaring any dividends as long as any of the preferred shares remain outstanding. The Company did not anticipate the redemption of these shares until May 2010. As a result, the preferred stock is presented as a discounted long-term liability at June 30, 2006 and 2005.

On November 12, 2006, the Company redeemed the preferred stock for $2,500, including accreted interest of $804, which was recorded in interest expense.

(8)	Revolving Loan

	November 12,	June 30,
	2006	2006	2005

Revolving credit facility due to a bank:
$27,500 limit expiring November 10, 2009; interest accrued at LIBOR or prime, at the Company’s option, plus an applicable margin percentage; (7.82% at November 12, 2006 and 7.92% at June 30, 2006), secured by substantially all assets of the Company and subject to certain covenant restrictions	$5,375	5,500	—
Revolving credit facility — D.E. Shaw*:
$17,000 limit expiring June 22, 2007; interest accrued at LIBOR plus 5.00%; (8.13%) secured by substantially all assets of the Company	—	—	5,525

	5,375	5,500	5,525

*	Related Party

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(9)	Long-Term Debt

	November 12,	June 30,
	2006	2006	2005

Senior term loan due to a bank:
Principal due in quarterly payments of $750 plus interest at LIBOR or prime, at the Company’s option, plus an applicable margin percentage (9.07% at November 12, 2006 and 9.35% at June 30, 2006) unpaid principal due November 2010; secured by substantially all assets of the Company and subject to certain covenant restrictions	$27,000	27,750	—
Junior subordinated term debt —
MI Capital*:
Principal due November 2011; interest accrues quarterly at prime plus 3.25%, minimum 10% (11.50% at November 12, 2006 and at June 30, 2006); secured by substantially all assets of the Company and subject to certain loan covenant restrictions	8,500	8,500	—
Junior subordinated term debt — D.E. Shaw*:
Principal due November 2011; interest accrues monthly at LIBOR plus 8%, minimum 10% (13.32% at November 12, 2006 and 13.2% at June 30, 2006); secured by substantially all assets of the Company on a subordinated basis and subject to certain loan covenant restrictions	8,500	8,500	—
Various capital leases with monthly payments aggregating $6	160	181	—
Term loan agreement — D.E. Shaw*:
Principal due in 2005; interest accrued at LIBOR plus 5.70% (8.83%); secured by substantially all assets of the Company	—	—	1,982
Term loan A — MI Capital*:
Principal due in 2010; interest accrued quarterly at 7.00%; secured by substantially all assets of the Company	—	—	20,000
Term loan B — MI Capital*:
Principal due in 2010; interest accrued at the prime rate plus 3.00%, minimum 10% beginning November 11, 2005 and payable in kind; secured by substantially all assets of the Company	—	—	23,448
Term loan C — MI Capital*:
Principal due in 2009; interest accrued at 12.00%; (5% payable in cash and 7% payable in kind); secured by substantially all assets of the Company	—	—	3,000
Term loan C — finance fee — MI Capital*:
Principal due in 2009; interest accrued quarterly at 12.00%; secured by substantially all assets of the Company	—	—	100

	44,160	44,931	48,530
Less current portion	3,066	3,066	1,982

	$41,094	41,865	46,548

*	Related parties

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

Future principal payments on long-term debt are as follows:

November 12:

2007	$3,066
2008	3,066
2009	3,028
2010	3,000
2011	32,000

$44,160

Additionally, the Company has two letters of credit with a lender totaling $425 and $425 at November 12, 2006 and June 30, 2006, respectively.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(10)	Pension and Other Benefits

The Company sponsors three noncontributory defined benefit pension plans that were frozen in 2003.

The Company used a November 12, 2006 measurement date for the period from July 1, 2006 to November 12, 2006 and a June 30 measurement date for the years ended June 30, 2006 and 2005. The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans:

	November 12,	June 30,
	2006	2006	2005

Change in benefit obligation:
Benefit obligation, beginning of year	$18,506	18,426	16,942
Interest cost	428	1,078	1,072
Actuarial loss (gain)	1,504	(10)	1,355
Benefit payments	(357)	(988)	(943)

Benefit obligation, end of year	20,081	18,506	18,426

Change in plan assets:
Fair value of plan assets, beginning of year	16,057	14,794	13,791
Actual return on assets	1,149	1,131	1,267
Employer contributions	669	1,122	679
Benefit payments	(357)	(988)	(943)

Fair value of plan assets, end of year	17,518	16,059	14,794

Funded status	(2,563)	(2,447)	(3,632)
Calculation of net amount recognized:
Fund status end of year	(2,563)	(2,447)	(3,632)
Unrecognized net actuarial loss	1,854	1,025	984

Net amount recognized	(709)	(1,422)	(2,648)

Classification of net amount recognized:
Accrued benefit cost	(2,563)	(2,447)	(3,632)
Accumulated other comprehensive loss	1,854	1,025	984

Net amount recognized	$(709)	(1,422)	(2,648)

Plans with accumulated benefit obligations in excess of plan assets as of November 12, 2006 and June 30, 2006 and 2005, consist of the following:

	Accumulated Benefit Obligation Exceeds
	Fair Value of Plan Assets
	November 12,	June 30,
	2006	2006	2005

Projected benefit obligation	$20,081	18,506	18,426
Accumulated benefit obligation	20,081	18,506	18,426
Fair value of plan assets	17,518	16,059	14,794

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

Components of the net periodic pension benefit were as follows:

	November 12,	June 30,
	2006	2006	2005

Interest cost	$428	1,078	1,072
Expected return on plan assets	(514)	(1,268)	(1,134)
Recognized actuarial loss	41	86	—

Net periodic pension benefit	$(45)	(104)	(62)

Assumptions

The Company determines its actuarial assumptions on an annual basis. The assumptions for the defined benefit calculations for the period from July 1, 2006 to November 12, 2006 and years ended June 30, 2006 and 2005 are as follows:

	Period from
	July 1,
	2006
	through	Years Ended
	November 12,	June 30,
	2006	2006	2005

Discount rate	5.75%	6.25%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	N/A	N/A	N/A

Expected return on plan assets is determined based on historical results adjusted for anticipated market movements.

The Company expects to contribute approximately $473 to the plan from November 13, 2006 to June 30, 2007. Benefits expected to be paid by the plan during the ensuing five years and thereafter are approximately as follows:

11/13/06 - 6/30/07	$635
7/1/07 - 6/30/08	986
7/1/08 - 6/30/09	1,041
7/1/09 - 6/30/10	1,122
7/1/10 - 6/30/11	1,178
7/1/12 - 6/30/16	6,211

Following is an analysis of plan assets by category:

	November 12,	June 30,
	2006	2006	2005

Fair value:
Fixed income	32%	32%	37%
Equity	53	52	46
International equity	15	16	17

	100%	100%	100%

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

The Company’s overall strategy is to invest in high-grade securities and other assets with a limited risk of market value fluctuation. In general, the Company’s goal is to maintain the following allocation ranges:

Fixed income	30%-40%
Equity	40-50
International equity	15-20

The Company administers healthcare benefits for certain retired employees through a separate welfare plan requiring reimbursement from the retirees.

The Company provides two defined contribution plans (401(k) Plans) that allow for employee contributions on a pretax basis. Employer contributions have been suspended.

Other benefit plans offered by the Company include a Section 125 Cafeteria Plan for the pretax payment of healthcare costs and a flexible spending arrangement.

(11)	Lease Arrangements

The Company leases certain machinery and equipment, automobiles, and railcars under both operating leases and on a month-to-month basis. Rent expense was $660, $745, and $814 for the period from July 1, 2006 to November 12, 2006 and the years ended June 30, 2006 and 2005, respectively.

Future minimum lease payments under noncancelable operating leases with initial lease terms longer than one year at November 12, 2006 were as follows:

2007	$1,372
2008	1,018
2009	517
2010	18

$2,925

(12)	Commitments and Contingencies

Legal Contingencies

The Company was sued by Westbrook Resources Limited, an English company, for an alleged failure to perform under a contract entered into in January 2005, to acquire 30,000 tons of manganese ore. There is a counterclaim by the Company against Westbrook in respect to the same subject matter whereby we maintain that the quality, quantity and delivery schedules maintained by Westbrook were in breach of the contract. The case went to trial in June 2007, and a judgment was rendered in November 2007 in favor of Westbrook for a sum to be assessed. The assessment hearing took place early in 2008. Westbrook is seeking damages of approximately $2,750 and reimbursement of legal costs of approximately GBP 500. Management intends to appeal any such judgment but there is no assurance that the Company will be successful in its appeal. The Company has reserved a total of $3,800 related to this contingency at November 12, 2006.

We are subject to various lawsuits, claims, and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

Environmental Contingencies

The Company accrues for costs associated with environmental assessments, remedial efforts and other environmental liabilities when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. When a liability for environmental remediation is recorded, such amounts will be recorded without giving effect to any possible future recoveries. At November 12, 2006, June 30, 2006 and June 30, 2005 there are no liabilities recorded for environmental contingencies. With respect to the cost of ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred.

Tax Contingencies

The Company is subject to income taxes in the United States. In the ordinary course of business, there are transactions and calculations that involve uncertain tax implications. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, Accounting for Contingencies. The Company believes we have adequate support for the positions taken on our tax returns and that adequate provisions have been made for all outstanding issues for all jurisdictions and all open years.

Concentration of Credit Risk

The Company’s products are sold primarily to the chemical, aluminum, metal castings and solar cell industries.

For the period from July 1, 2006 to November 12, 2006, two customers accounted for 16.3% and 10.7% of sales, respectively. Accounts receivable from these customers were $1,329 and $1,019, respectively, at November 12, 2006.

For the year ended June 30, 2006, three customers accounted for 13%, 12%, and 10% of sales, respectively. Accounts receivable from these customers were $2,460, $2,808, and $841, respectively, at June 30, 2006.

For the year ended June 30, 2005, one customer accounted for 13% of sales. Accounts receivable from this customer were $477 at June 30, 2005.

The Company’s policy is to maintain credit insurance coverage on substantially all trade receivables over $25 which are not covered by letters of credit or bank documentary collections. Trade receivables of $18,292, $17,095 and $10,443 were outstanding at November 12, 2006 and June 30, 2006 and 2005, respectively.

At November 12, 2006, 44% of the Company’s labor force was subject to collective bargaining agreements. No contracts are scheduled to expire in the next year.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

Power Commitments

Electric power is a major cost of the Company’s production process, as large amounts of electricity are required to operate arc furnaces. A summary of electric power purchase commitments follows:

Price
Facility	Supplier	Terms	Structure	Capacity

Beverly, Ohio	American Electric Power	Evergreen, 1 year	Published tariff rate	2.5 MW firm, 85 MW interruptible
Selma, Alabama	Alabama Power	Evergreen, 1 year	Published tariff rate	43 MW

Alloy, West Virginia	Appalachian Power	Through October 30, 2012	Published tariff rate	110 MW
Alloy, West Virginia	Brookfield Power	Through December 31, 2021	Fixed rate	100 MW

(13)	Income Taxes

Income taxes for the period from July 1, 2006 to November 12, 2006 and the years ended June 30, 2006 and 2005 are as follows:

	November 12,	June 30,
	2006	2006	2005

Current	$28	1,912	5,500
Deferred	(2,828)	2	(532)

	$(2,800)	1,914	4,968

The following is a reconciliation of the U.S. statutory federal income tax rate to our effective tax rate stated in percentages:

	November 12,	June 30,
	2006	2006	2005

Federal statutory rate	34.0%	34.0	34.0
State taxes, net of federal benefit	2.4	3.9	1.0
Nondeductible interest expense	(3.0)	—	—
Other	(0.4)	—	—

Effective tax rate	33.0%	37.9	35.0

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

The Company’s deferred tax assets and liabilities at November 12, 2006 and June 30, 2006 and 2005 consist of:

	November 12,	June 30,
	2006	2006	2005

Deferred tax assets:
Net operating losses and carryforwards	$13,349	19,192	18,960
Inventory reserves	—	71	—
Accruals	3,184	1,262	1,589
Other assets	81	135	61

	16,614	20,660	20,610
Deferred tax liabilities:
Fixed assets	(6,107)	(6,030)	(5,845)
Investments	(558)	(513)	(505)
Intangibles	(16)	(57)	—
Other	(36)	—	(198)

	(6,717)	(6,600)	(6,548)
Valuation allowance	(5,488)	(18,960)	(18,960)

Net deferred tax assets (liabilities)	$4,409	(4,900)	(4,898)

Deferred taxes are provided for the difference between the book and tax basis of assets and liabilities recorded for financial statement and income tax reporting purposes. Principal differences relate to net operating loss carryforwards, depreciable assets (use of different depreciation lives and methods), accounts receivable (use of different valuation reserve methods), inventory (use of different cost capitalization and valuation reserve methods), investments (different valuation methods) and certain accrued expenses (use of different expensing methods).

At November 12, 2006, the Company has, for book purposes, approximately $11,816 of net operating loss carryforwards (NOLs), expiring through 2026. The Company has approximately $1,540 of alternative minimum tax and tax credit carryforwards at November 12, 2006. At November 12, 2006, the valuation allowance was reduced $13,472 of which $13,213 reduced the reorganization value in excess of amounts allocable to identifiable assets for changes to the methodology used to determine the availability of the Company’s historical net operating losses available to offset future earnings.

The composition of the valuation allowance at November 12, 2006 is as follows:

November 12,
2006
Federal NOLs	$(3,738)
State NOLs	(330)
Federal credits	(1,336)
Capital loss carryover	(84)

$(5,488)

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(14)	Financial Instruments

The Company used the following methods and assumptions to estimate the fair value of financial instruments:

Cash and Cash Equivalents — The carrying amounts approximate fair value.

Long and Short-Term Debt — The carrying amounts of short-term borrowings approximate fair value. The fair value of long-term debt with fixed interest rates is based on current rates at which the Company could borrow funds with similar remaining maturities. The carrying amount of borrowings under variable interest rate agreements approximates fair value.

The carrying amounts and fair values of financial instruments at November 12, 2006 and June 30, 2006 and 2005 are as follows:

	November 12, 2006		2006		2005
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Cash and cash equivalents	$—	—	—	—	—	—
Long-term debt:
Revolving credit	5,375	5,375	5,500	5,500	5,525	5,525
Variable rate debt	44,000	44,000	44,750	44,750	25,430	25,430
Fixed rate debt	160	160	181	181	23,100	22,665

(15)	Related-Party Transactions

In December 2005, the Company entered into a 15-year supply agreement with Alloy Power to purchase hydroelectric power, which amounted to $7,653 during the period from December 21, 2005 to June 30, 2006 and no payable balance from July 1, 2006 to November 12, 2006. This supply of hydroelectric power to the Company was subsequently contracted to be purchased from an unrelated third party in October 2006.

Shareholders and affiliates have entered into financing arrangements with the Company (notes 8 and 9).

The Company sold assets for making refined silicon to Solsil, Inc. (Solsil) during the year ended June 30, 2006. Solsil paid approximately $2,510 for the reimbursement of administrative expenses and other costs and the Company recorded the proceeds against selling, general, and administrative expenses. The total amount sold to Solsil under a supply agreement for the period from July 1, 2006 and November 12, 2006 was $687. The receivable associated with this supply agreement was $161 at November 12, 2006. Additionally, the Company entered into a facility site lease with Solsil. The site lease begins July 1, 2006 at a monthly rate of approximately $6 per month. Amounts purchased from Solsil were $198 during the period from July 1, 2006 to November 12, 2006, of which $37 was payable to Solsil at November 12, 2006. There were no amounts purchased from Solsil prior to June 30, 2006. Additionally, there were receivables from Solsil in the amount of $1,543 as of June 30, 2006 related to the sale of assets to Solsil. Additional sales of assets were sold to this related party from July 1, 2006 to November 12, 2006 in the amount of $225.

The Company has a 50% ownership interest in Norchem. The Company received a back office fee from Norchem of $0, $225 and $225 and sales to Norchem of $1,111, $2,798 and $2,404 during the period from July 1, 2006 to November 12, 2006 and years ended June 30, 2006 and 2005, respectively. Amounts due from Norchem and included in accounts receivable were $299, $242, and $137 at November 12, 2006, June 30, 2006 and 2005, respectively.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

The Company paid a management fee to MI Capital for various services of $125, $300 and $300 during the period from July 1, 2006 and November 12, 2006, and the years ended June 30, 2006 and 2005, respectively.

(16)	Operating Segment

We operate in one reportable segment, silicon metal and silicon-based specialty alloys.

(17)	Petition for Relief Under Chapter 11

On April 2, 2003, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Southern District of New York. Under Chapter 11, certain claims against the Company in existence prior to the filing of the petitions for relief under federal bankruptcy laws were stayed while the Company continued business operations as debtor-in-possession

On December 31, 2003, a Plan of Reorganization and Disclosure Statement for Globe Metallurgical Inc. was filed with the United States Bankruptcy Court for the Southern District of New York.

On May 11, 2004, the Company emerged from bankruptcy under a plan of reorganization which provided the following:

(a)  Secured Lender Claims

The holders of approximately $54,065 of secured debt received the following for their secured debt: (a) a new term note for $20,000 due May 2010 with interest at 7% payable quarterly; (b) a new term note for $24,000 due May 2010 with interest at prime plus 3%, and not less than 10%, payable annually beginning November 2005; and (c) 77% of the newly issued voting common stock of the Company.

(b)  Trade and Other Miscellaneous Claims

The holders of approximately $17,600 of trade and other miscellaneous claims received the following for their claims: (a) 2% of the newly issued voting common stock of the Company, (b) $100 in cash and (c) 100% (2,500 shares), of the newly issued preferred stock of the Company.

(c)  Fresh-Start Reporting

The Company accounted for the reorganization using fresh-start reporting. Accordingly, all assets and liabilities are restated to reflect their reorganization value, which approximates fair value at the date of reorganization. The fair value of property, machinery and equipment was based on independent third-party appraisals obtained by the Company.

Under fresh-start accounting, the compromise total enterprise value (see below) was allocated to the Company’s assets based on their respective fair values in conformity with the purchase method of accounting for business combinations in accordance with SFAS No. 141, Business Combinations. Any portion not attributed to specific tangible or identified intangible assets has been recorded as an indefinite-lived intangible asset referred to as “reorganization value in excess of amounts allocable to identifiable assets” and reported as goodwill.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(d)	Compromise Total Enterprise Value; Reorganization Value in Excess of Amounts Allocable to Identifiable Assets (Goodwill)

Compromise total enterprise value (reorganization value) represents the amount of resources available, or that become available, for the satisfaction of post-petition liabilities and allowed claims, as negotiated between the Company and its pre-petition creditors (the interested parties). This value along with other terms of the Plan of Reorganization was determined only after extensive arms-length negotiations amongst the interested parties. Each interested party developed its view of what the value should be based primarily upon expected future cash flows of the business after emergence from Chapter 11, discounted at rates reflecting perceived business and financial risks. This value is viewed as the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the Company immediately after restructuring.

The amount of reorganization value in excess of amounts allocated to identifiable assets (goodwill) is a function of compromise total enterprise value. While the Company believes that the compromise enterprise value approximated fair value, differences between the methodology used in testing for goodwill impairment and the negotiated value could result in this asset being written down in value in the future.

(18)	Subsequent Event

In August 2006, the Company entered into a merger agreement with International Metal Enterprises, Inc. whose name was subsequently changed to Globe Specialty Metals, Inc. (GSM). On November 13, 2006, GSM finalized the merger agreement by acquiring 100% of the outstanding stock of the Company. The aggregate purchase price was $134,064, which comprised 8.6 million shares of GSM common stock valued at $47,961, cash of $33,220, GSM’s direct costs associated with the acquisition of $3,348 and assumed debt of $49,535.

CAMARGO CORREA METAIS S.A.

FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2006, 2005 AND 2004

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Management of
Camargo Corrêa Metais S.A.
Breu Branco — PA

1.	We have audited the consolidated balance sheets of Camargo Corrêa Metais S.A. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, and changes in financial position for the three years ended December 31, 2006, 2005 and 2004, all expressed in Brazilian reais and prepared under the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements.

2.	We conducted our audits in accordance with auditing standards generally accepted in Brazil and with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Camargo Corrêa Metais S.A. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, and changes in financial position for the three years ended December 31, 2006, 2005 and 2004 in conformity with Brazilian accounting standards.

4.	As mentioned in Note 7, the Company has total recoverable taxes of R$15.984 thousand and R$9.834 thousand as of December 31, 2006 and 2005, respectively, that may be compensated with other Federal tax debits arising from the Company’s normal business future operations, and for which the Company depends on Tax Authorities’ approval for both compensation and/or refund. The Company estimates to use the total amount of its recoverable taxes in 5 years starting in year 2008. The Brazilian Federal Revenue Service has a 5-year period to approve the Company’s requests.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Management of
Camargo Corrêa Metais S.A.
Breu Branco — PA

1.	Brazilian accounting standards vary in certain respects from the accounting principles generally accepted in the United States of America, including the presentation of a statement of cash flow. Information relating to the nature and effect of such differences is presented in Notes 18 and 19 in the consolidated financial statements.

2.	This report is being reissued in connection with the consolidated financial statements of the Company’s new parent company Globe Specialty Metals, Inc. as commented in Note 20.

São Paulo, March 30, 2007,
except for Notes 7, 18 and 19 for which the date is June 11, 2008.

/s/  Esmir de Oliveira
Esmir de Oliveira
Audit Partner
BDO Trevisan Auditores Independentes

SCHEDULE 1 (Page 1)

CAMARGO CORRÊA METAIS S.A.

Section .1.	CONSOLIDATED BALANCE SHEETS IN DECEMBER 31, 2006 AND 2005

	December 31,	December 31,
	2006	2005
	(Amounts stated in thousands of Brazilian Reais - R$)

ASSETS

Current
Cash and banks	12,522	299
Accounts receivable from customers	19,414	19,393
Inventories	19,793	21,285
Recoverable taxes	2,290	2,032
Other receivables	459	396

	54,478	43,405

Non-current
Long-term assets
Recoverable taxes	13,694	7,802
Other receivables	275	193

	13,969	7,995
Investments	650	650
Deferred charges	4,314	4,655
Property, plant and equipment, net	97,043	103,490

Total noncurrent assets	115,976	116,790

Total assets	170,454	160,195

SCHEDULE 1 (Page 2)

CAMARGO CORRÊA METAIS S.A.

Section .2.	CONSOLIDATED BALANCE SHEETS IN DECEMBER 31, 2006 AND 2005

	December 31,	December 31,
	2006	2005
	(Amounts stated in thousands of Brazilian Reais - R$)

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Suppliers — trade payables	25,949	12,387
Financial institutions	12,469	15,081
Salary and vacations payable	2,111	2,492
Dividends and interest on equity capital	—	319
Taxes payable	3,271	158
Other liabilities	261	—

Total current liabilities	44,061	30,437

Non-current
Financial institutions	7,114	10,556
Other liabilities	1,953	1,528

Total non-current liabilities	9,067	12,084
Stockholders’ equity
Capital stock	289,010	289,010
Capital reserve	15	15
Accumulated losses	(171,699)	(171,351)

	117,326	117,674

Total liabilities and stockholders’ equity	170,454	160,195

The accompanying notes are an integral part of these financial statements.

SCHEDULE 2

CAMARGO CORRÊA METAIS S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS
AS OF DECEMBER 31, 2006, 2005 AND 2004

	December 31,	December 31,	December 31,
	2006	2005	2004
	(Amounts stated in thousands of
	Brazilian Reais - R$)

Gross sales	137,354	114,675	125,301
Deductions from sales	(5,665)	(3,372)	(2,927)

	131,689	111,303	122,374
Cost of goods sold	(103,402)	(90,508)	(96,896)
Depreciation	(8,847)	(8,208)	(8,374)

Gross profit	19,440	12,587	17,104

Operating expenses
Selling expenses	(12,434)	(6,030)	(5,430)
Administrative expenses	(5,382)	(5,578)	(4,472)
Depreciation	(687)	(653)	(473)

	937	326	6,729
Interest income (expense)	(153)	(204)	617
Other income (expense), net	(908)	(8,636)	613

Operating (loss) income	(124)	(8,514)	7,959
Non-operating results	(30)	93	(748)

Results before income taxes and participation of employees and administrators	(154)	(8,421)	7,211
Provision for income taxes	—	—	(1,443)
Participation of the employees and administrators in the results	(194)	(826)	(339)

Net (loss) income	(348)	(9,247)	5,429

The accompanying notes are an integral part of these financial statements.

SCHEDULE 3

CAMARGO CORRÊA METAIS S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
AS OF DECEMBER 31, 2006, 2005 AND 2004

			Retained
			Earnings
	Capital	Capital	(Accumulated
	Stock	Reserve	Losses)	Total
	(Amounts stated in thousands of Brazilian Reais — R$)

Balances as of December 31, 2003	289,010	15	(165,775)	123,250
Profit for the year	—	—	5,429	5,429
Proportional distribution of profit	—	—	(1,758)	(1,758)

Balances as of December 31, 2004	289,010	15	(162,104)	126,921
Loss for the year	—	—	(9,247)	(9,247)

Balances as of December 31, 2005	289,010	15	(171,351)	117,674
Loss for the year	—	—	(348)	(348)

Balances as of December 31, 2006	289,010	15	(171,699)	117,326

The accompanying notes are an integral part of these financial statements.

SCHEDULE 4

CAMARGO CORRÊA METAIS S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
AS OF DECEMBER, 31 2006, 2005 AND 2004

	December 31,	December 31,	December 31,
	2006	2005	2004
	(Amounts stated in thousands of Brazilian Reais — R$)

SOURCES OF FUNDS

Cash flows from operating activities:

From operations
Noncash items
Depreciation and amortization	9,534	8,861	8,847
Write-off of property, plant and equipment	1,126	148	748

	10,660	9,009	9,595
From third parties
Increase in other long-term liabilities	425	10,204	2,118
Transfers from long-term assets to current assets	79	—	—

	504	10,204	2,118
Total sources of funds	11,164	19,213	11,713

USES OF FUNDS

(Loss) Income for the year	348	9,247	(5,429)
Addition to property, plant and equipment	2,869	4,861	11,247
Additions to deferred charges	1,004	1,406	1,785
Increase in other long-term assets	6,052	7,803	23
Dividends and interest on equity capital	—	—	1,758
Decrease in long-term liabilities	812	—	—
Transfer from long-term liabilities to current liabilities	2,630	702	178

	13,715	24,019	9,562
(Decrease) increase in working capital	(2,551)	(4,806)	2,151

Represented by:

Current assets
At end of year	54,478	43,405	44,565
At beginning of year	43,405	44,565	42,245

Increase (decrease)	11,073	(1,160)	2,320

Current liabilities
At end of year	44,061	30,437	26,791
At beginning of year	30,437	26,791	26,622

	13,624	3,646	169
(Decrease) increase in working capital	(2,551)	(4,806)	2,151

The accompanying notes are an integral part of these financial statements.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006, 2005 AND 2004

1.  OPERATIONS

Camargo Corrêa Metais S.A. (the “Company”) main purpose is the production, sale, and export of silicon metal and silica fume. Their exports represent a substantial part of the Company’s sales. Its plant, installed in the town of Breu Branco, State of Para, serves metallurgical and chemical industries. To that end it may explore mineral deposits in Brazil, sell minerals for producing and selling silicon, silica fume and other alloys, produce and sell charcoal and timber and forested and reforested land.

2.  PRESENTATION OF THE FINANCIAL STATEMENTS

The Company’s financial statements have been prepared in accordance with Laws 6.404/76 and 9.249/95 that, in 1996, extinguished adjustment for inflation of permanent assets, shareholders’ equity, and other non-cash items of the Balance Sheets.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

3.1.  Statement of income, and current and noncurrent assets and liabilities

a.	they are based on the accrual basis of accounting;

b.	the classification of current and noncurrent assets and liabilities is made in compliance with articles 179 and 180 of Law No. 6.404/76;

c.	assets are stated at their net realizable values, including earnings and accruals incurred, when applicable;

d.	liabilities are stated at their known or estimated values, plus any corresponding charges incurred, when applicable;

e.	income and social contribution taxes were determined based on the respective rates in effect on the tax basis and in conformity with legal provisions; and

f.	for better presentation and accounting disclosure, the Company reclassified expenditures from CPMF or Provisional Contribution on Financial Movements to Interest Income (Expense), net that were previously classified in Administrative Expenses as the nature of these expenses related more to interest payments than administrative expenses.

3.2.  Inventories

Stated at the lower of cost or market. (note 6)

3.3.  Investments

Valued at cost, adjusted for inflation through December 1995. A provision for possible losses during realization are recognized at the amount deemed necessary.

3.4.  Property, plant and equipment

Recorded at acquisition and installation cost, less accumulated depreciation. Depreciation was calculated on the straight-line method at rates that take into consideration the useful lives of assets and were established in conformity with a technical report, except for forest, for which depletion is based on the area harvested during the year.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

3.5.  Revenue recognition

Revenue is recorded when title passes to the customer, represented by the date in which the products are shipped normally at FOB sales method to the client. Selling prices are fixed based on purchase orders or contractual arrangements. Provision, when applicable, is made for estimated returns and estimated credit losses.

Shipping and handling costs are classified as selling expenses in the consolidated statement of income.

3.6.  Income tax and social contribution

Income tax and social contribution are calculated according to prevailing tax legislation over taxable income, adjusted from income before tax. The provision for income tax is recognized at the rate of 15%, plus 10% surtax on taxable income. The provision for social contribution tax is recognized at the rate of 9%.

3.7.  Use of estimates

The preparation of financial statements in accordance with Brazilian accounting practices requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.  CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements as of December 31, 2006, 2005 and 2004 were prepared in accordance with the consolidation practices provided in the Corporate Law and comprise the individual financial statements of Camargo Corrêa Metais S.A. and of its subsidiary Reflorestadora Água Azul Ltda.

The consolidation process of balance sheet accounts and statement of operations accounts corresponds to the sum of the balances of assets, liabilities, income and expenses of the companies included in the consolidation, according to their nature, complemented by the elimination of interests held in the shareholders’ equity of Camargo Corrêa Metais S.A., as well as assets, liabilities, income, costs and expenses arising from transactions between them.

5.  CUSTOMERS — TRADE RECEIVABLES

	12/31/2006	12/31/2005
	(R$’000)

Trade notes receivable — Domestic customers	3,348	1,862
Customers overseas — Third parties	6,828	128
Customers overseas — Companies of the Group	19,836	25,157
(-) Advances on export contracts	(10,598)	(7,754)

Total	19,414	19,393

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

6.  INVENTORIES

	12/31/2006	12/31/2005
	(R$’000)

Finished products	7,881	8,229
Work in process	3,074	5,005
Raw materials	6,577	5,536
Production and packing materials	448	577
Advances to suppliers	252	304
Others	1,561	1,634

Total	19,793	21,285

7.  RECOVERABLE TAXES

	12/31/2006	12/31/2005
	(R$’000)

Short-term
IRPJ and CSL — Prepayments in the current year	1,097	2,032
COFINS to offset	174	—
IPI to offset	804	—
Other taxes recoverable	215	—

Total	2,290	2,032

Long-term
IRPJ and CSL — Prepayments from prior years	2,627	259
PIS recoverable	1,924	1,480
COFINS recoverable	8,140	5,324
IPI credits — Refund requests	990	726
Other taxes recoverable	13	13

	13,694	7,802

Total	15,984	9,834

Captions:
IRPJ — Corporate Income Tax
CSL — Social Contribution Tax on Income
PIS — Contribution the Social Integration Program
COFINS — Contribution for Social Security Funding
IPI — Federal VAT

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

Refund requests regarding PIS and COFINS are associated with credits taken on the acquisition of electric power, services, and inputs used in the production process. Refund requests for all the above-mentioned tax credits have been filed with the Federal Revenue Service, as legally required. The Company may also compensate all Federal tax credits, including PIS and COFINS, with other Federal tax debits arising from the Company’s normal business future operations, for which the Company depends on Tax Authorities’ approval. The Company estimates to use the total amount of its recoverable taxes in 5 years starting in year 2008. The Brazilian Federal Revenue Service has a 5-year period to approve the Company’s requests.

8.	PROPERTY, PLANT AND EQUIPMENT

	12/31/2006				12/31/2005
			Accumulated
		Cost	Depreciation
	Depreciation Rates	(R$’000)	(R$’000)	Net (R$’000)	Net (R$’000)

Plots of land	—	1,061	—	1,061	1,061
Buildings and facilities	2,33 to 4,00	60,912	25,067	35,845	37,114
Machinery and equipment	3,33 to 33,33	103,074	70,376	32,698	38,968
Furniture and fixtures	10	514	394	120	154
Vehicles	5,00 to 20,00	447	407	40	160
Forests(1)	Variable	31,464	5,362	26,102	24,893
Trademarks	Variable	929	268	661	701
Others	Variable	959	443	516	439

Total		199,360	102,317	97,043	103,490

(1)	Forests refers to accumulated costs of the Company’s reforestation project including labor preparation of seedlings, mechanical clearing and chemical weeding. Depletion is calculated as a percentage of the total area of the forest that is being cut.

9.	SUPPLIERS — TRADE PAYABLES

	12/31/2006	12/31/2005
	(R$’000)

Centrais Betricas Norte do Brasil
Eletronorte	16,978	4,647
SGL Carbon	2,460	2,493
Other suppliers and accounts payable	6,511	5,247

Total	25,949	12,387

The Company has an electric power supply contract until 2018 with Eletronorte. In 2008, in compliance with the contract, the tariff will be adjusted. Since August 2005, Eletronorte has not included in its invoices amounts representing the collection of the power transmission. The Company, following the opinion of its legal counselors, has been formally protesting on a monthly basis that non-billing, and the amount is duly recorded in Trade Payable. ANEEL — Brazilian Electric Power Agency, started the mediation between the parties.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

10.	FINANCIAL INSTITUTIONS

Loans and financing were made chiefly for export operations and acquisition of property, plant, and equipment for the Company. Their composition is shown below:

Bank	Type	Interest Rates	12/31/2006	12/31/2005
			(R$’000)

Short-term:
Bradesco	Export financing	5,49% to 5,80%	94	7
Unibanco	Export financing	4,40% to 6,00%	1,664	3,582
Unibanco	Export prepayment	Libor + 1,25%	2,256	—
Banco Votorantim	Export financing	5.80%	1,596	—
Citibank	Export financing	5,13% to 5,29%	—	706
HSBC	Export financing	4,10% to 5,71%	—	4,755
Banco do Brasil	Export financing	4,15% to 6,02%	6,359	5,557
Banco do Brasil	FINAME	TJLP	500	474

			12,469	15,081
Long-term:
Unibanco	Export prepayment	Libor + 1,25%	6,412	9,360
Banco do Brasil	FINAME	TJLP	702	1,196

			7,114	10,556
			19,583	25,637

Captions:

TJLP — Long-term Interest Rate
FINAME — Government Agency for Machinery & Equipment Financing

Long-term amounts have the following composition per year of maturity:

Maturity	12/31/2006	12/31/2005
	(R$’000)

2007	—	2,834
2008	6,908	7,515
2009	206	207

	7,114	10,556

11.	TAXES PAYABLE

	12/31/2006	12/31/2005
	(R$’000)

State VAT (ICMS)	2,644	48
Other taxes and contributions	627	110

Total	3,271	158

Until April 2006, in compliance with Law 6,489/02, the Company, as well as other 186 companies, had a tax incentive from the government of the State of Pará regarding ICMS. Starting in April 2006, item I of article 5 of Law 6,489/02 was declared unconstitutional by the Brazilian Supreme Federal Court. The amounts

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

of ICMS payable since then are recorded in Taxes Payable, whose period was extended by the Government of Pará, as a way of softening the effect of the incentive loss.

On December 15, 2006, the Government of Pará enacted Decree 2680, reestablishing the Tax Incentive with the same previous benefits.

12.	RELATED PARTY TRANSACTIONS

	Camargo Correa		Camargo Correa
	Overseas LTD		Cimentos S/A		Camargo Correa S/A		Other Related Parties
	12/31/2006	12/31/2005	12/31/2006	12/31/2005	12/31/2006	12/31/2005	12/31/2006	12/31/2005
	(R$’000)

Balance sheet positions:
Accounts receivable	19,836	25,157	—	5	—	—	—	—
Accounts payable	—	—	—	—	—	—	370	546
Interest on equity (capital payable)	—	—	—	—	—	319	—	—
Income statement:
Sales	82,931	77,096	3,047		—	—	—	—
Exchange variation	(894)	1,570	—	—	—	—	—	—
Cost and/ or expenses	—	—	—	—	—	—	1,028	1,587

13.	CONTINGENT LIABILITIES

Based on the evaluation of legal advisors, the financial statements do not include provisions for contingent liabilities of civil, tax / fiscal or labor natures. According to that evaluation, the most relevant proceedings against the Company classified as possible loss are commented below:

13.1.  Tax contingencies

The Company is a defendant in the following Tax Proceedings:

•	Tax deficiency notice issued by the Federal Revenue Service and taxes claimed in court by the National Treasury, concerning Import Tax and Federal VAT (IPI), supposedly due to the non-compliance with the Drawback regime, at an amount of R$2,871 thousand (R$2,155 thousand in 2005);

•	Tax deficiency notice issued by the Treasury Department of the State of Pará due to the assumed lack of payment of the ICMS rate difference in the acquisition of materials used in the Production process, at an amount of R$334 thousand;

•	Tax deficiency notice of IBAMA for the assumed suppression of native vegetation without authorization of the competent agency, at an amount of R$214 thousand;

•	Fiscal execution by the National Treasury in relation to taxes offset in the Statement of Federal Taxes and Contributions (DCTF), rejected due to the supposed expiration of the right to the Credits used in the offsetting, at an amount of R$47 thousand;

•	Fiscal execution by the National Treasury in relation to taxes offset in the Statement of Federal Taxes and Contributions (DCTF) and rejected due to the supposed expiration of the right to the Credits used in the offsetting, at an amount of R$221 thousand; and

•	Taxes offset in the Statement of Federal Taxes and Contributions (DCTF), whose credits used in the process were partially rejected by the Federal Revenue Service, at an amount of R$448 thousand.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

13.2.  Labor Contingencies

The Company is a defendant in individual and collective Labor Proceedings, and is codefendant in labor complaints filed by employees of outsourced companies, at an amount of R$616 thousand.

13.3.  Civil Contingencies

The Company is a defendant in the following Civil Proceedings:

•	An action filed by OSCAR LUIS DE MORAES for compensation of assumed losses to a Rural Property, at an amount of R$850 thousand;

•	An action filed by TRANSMIX — Comercio, Representacoes e Trasportes Ltda, for compensation of supposed material and moral damages, and loss of profits, amounting to R$17,931 thousand, whose sentence was favorable to CCM, determining the termination of the action without judgment of merit.

14.	SHAREHOLDERS’ EQUITY

14.1.  Capital Stock

The company’s capital stock is represented by 33,115,708,363 common shares, all nominative and without par value.

14.2.  Capital Reserve

Relates to investments made in fiscal incentives.

15.	TAX LOSSES AND CREDITS TO OFFSET

The Company has tax losses at the amount of R$181,489 thousand (R$181,217 thousand in 2005) and social contribution tax negative basis of R$119,368 thousand (R$119,097 thousand in 2005) to be offset with future income. The company did not recognize a deferred tax asset from these bases because of the lack of historical losses in current earnings. The Company’s management intends to accrue a deferred tax asset as soon as conditions for recovery together with expectation of future positive basis begin to be of reasonable occurrence.

16.	INSURANCE

The Company has insurance policies to cover its assets of the kinds named and operational risks (fire, break of machines, electric damages, tumults and strikes, flooding, equipment in general and others), loss of profits, civil liability, group life insurance, and transportation. For renewal of the policy to the period 2006/2007, the services of a specialized company was contracted to evaluate the assets and real estate properties of the Company, based on market values.

17.	FINANCIAL INSTRUMENTS

The Company operates and manages those investments through control policies and establishment of operating strategy approved by the management.

As established by CVM (Brazilian SEC) Instruction No. 235/95, we present the following information about financial instruments:

Cash on hand, in banks and financial investments:

The amounts accounted for are close to their realization values.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

Derivatives:

The Company does not operate with derivatives.

Risk management:

(i) Exchange and interest rate risks

This risk is due to the possibility of the Company incurring losses in view of fluctuations in exchange and interest rates. Therefore, the Company continually monitors those oscillations, with the purpose of evaluating the need of contracting operations to protect the Company against the risk of instability in exchange and interest rates, and the Company adopts a conservative policy in the investment of its resources. The Company does not have financial instruments deemed to protect exposure to exchange rates and interest rates as of December 31, 2006 and 2005.

(ii) Credit Risks

The Company’s sales policy is associated to the level of credit risk it is willing to run in the course of business.

The diversification of its receivables, the selection of customers, as well as the follow-up of financing periods of sales and individual limits are procedures adopted to minimize possible problems of default related to accounts receivable.

18.	RECONCILIATION OF STATEMENTS OF SHAREHOLDERS’ EQUITY AND NET INCOME FOR DIFFERENCES BETWEEN BRAZILIAN GAAP AND US GAAP AS OF DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
	(R$’000)

Shareholders’ equity — BR GAAP	117,326	117,674	126,921
US GAAP adjustments:
Deferred charges written-off under US GAAP (Note A)	(4,314)	(4,655)	(4,447)
Asset retirement obligation — SFAS 143 (Note B)	(126)	(84)	(42)
Deferred income tax on US GAAP differences (Note C)	1,492	1,583	1,512
Inflationary restatement period when Brazilian Reais not considered to be a functional currency (Note D)	8,739	9,712	10,585

Fair value adjustment of available for sale Security — OCI (Note E)	(98)	(156)	—

Shareholders’ equity — US GAAP	123,019	124,074	134,529

Net (loss) income — BR GAAP	(348)	(9,247)	5,429
US GAAP adjustments:
Deferred charges treatment — (Note A)	266	(208)	(1,254)
Asset retirement obligation — SFAS 143 (Note B)	(63)	(63)	(63)
Deferred tax on US GAAP differences (Note C)	(69)	92	447
Inflationary restatement (Note D)	(851)	(871)	166

Net (loss) income — US GAAP	(1,065)	(10,297)	4,725

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

A.	ACCUMULATED EFFECTS OF DEFERRED CHARGES

	2006	2005	2004
	(R$’000)

Write-off of deferred charges from balance position:
Research and development	(1,652)	(1,957)	(1,738)
SAP implementation	(1,548)	(1,333)	(981)
Other maintenance	(1,114)	(1,365)	(1,728)

Total write-off	(4,314)	(4,655)	(4,447)
Effect in shareholder’s equity:
Beginning balance of 2004	(3,193)	(3,193)	(3,193)
Current earnings 2004	(827)	(827)	(827)
Current earnings 2005	(137)	(137)	—
Current earnings 2006	176	—	—
Deferred tax effect 2004	(427)	(427)	(427)
Deferred tax effect 2005	(71)	(71)	—
Deferred tax effect 2006	90	—	—
Write off	75	—	—

Total effect in equity	(4,314)	(4,655)	(4,447)
Effect in net income:
Cost of goods sold: depreciation	936	933	497
Selling, general and administrative: depreciation	333	265	34
Administrative expenses	(1,003)	(1,406)	(1,785)

Gross effect in net income	266	(208)	(1,254)
Deferred tax effect (34%)	(90)	71	427

Total net effect in net income	176	(137)	(827)

Under Brazilian GAAP pre-operational expenses relating to start-up operations, research and development, implementation of software and other maintenance costs are registered as deferred charges in long-term assets and amortized over a five year period using the straight-line method. According to US GAAP those expenses are expensed immediately in current earnings when incurred. Accordingly, the net amounts of R$4,314 thousand, R$4,655 thousand and R$4,447 thousand were written off against accumulated losses, including reversion of the amount amortized in current earnings of 2006, 2005 and 2004, respectively.

B.	ASSET RETIREMENT OBLIGATIONS (ARO)

Under Brazilian GAAP no accounting provision exists for costs to be incurred by the company for closing and restoration of the pit mines. For US GAAP, according to SFAS 143 all future costs incurred by the company related to closing, reforestation, and restoration should be measured as per its discounted present value. This value is calculated as the present value to restore four pit mines in time ranges from five to thirty years. The average value used to restore each mine is $0.50 of Reais (fifty cents of Reais) per depleted ton. The estimate of $0.50 per ton is based on past costs incurred by the Company with other mines already depleted. The total future value restoration cost for the four mines with different depletion time horizons is R$1,198 thousand. This value is equivalent to R$186 thousand in 2003 present value terms. The discount rate

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

used to calculate the present value obligations is the TJLP — Long Term Interest Rate issued by the Brazilian National Monetary Council of 9% representing the discount rate on long-term liabilities.

The reconciliation statement to US GAAP recognizes an ARO in 2003 and increased its carrying amount by R$186 thousand, which is accrued against the liability.

The reconciliation statement to US GAAP also recognizes yearly amortization of R$14 thousand on the asset portion of ARO. Concurrently, the annual amount of R$49 thousand is accrued to liabilities as accretion (interest) expense to justify the ARO’s additional future cost.

The adjustments relating to recognition of the Asset Retirement Obligation are as follows:

	2006	2005	2004
	(R$’000)

Adjustments in assets:
Current assets
Deferred tax over ARO (accumulated net income effect x 34%)	63	42	21
Other assets
Asset retirement obligation	144	158	172

ARO related assets	207	200	193
Adjustments in liabilities:
Other liabilities
ARO liability	333	284	235
Adjustments in shareholder’s equity:
Current earnings 2004	(42)	(42)	(42)
Current earnings 2005	(42)	(42)	—
Current earnings 2006	(42)	—	—

Total shareholders’ equity	(126)	(84)	(42)

Total liabilities & equity — US GAAP	207	200	193

Adjustments in current earnings:
Income US GAAP adjustment
Accretion (interest) expense	(49)	(49)	(49)
ARO depreciation expense	(14)	(14)	(14)

Deferred charges (deferred tax effect not included)	(63)	(63)	(63)

C.  DEFERRED INCOME TAXES

The reconciliation statement to US GAAP recognizes the deferred income tax effect over all temporary differences from the restatement from Brazilian GAAP. Only the adjustments of ARO and write-off of Deferred Charges are considered temporary differences. The inflationary restatement of fixed assets and share capital based on EITF 94-2 is considered a permanent difference since it will not reoccur in the future.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

The adjustments of deferred tax assets can be summarized as follows:

	2006	2005	2004
	(R$’000)

Adjustments affecting equity:
Deferred charges written off from long-term assets	(4,314)	(4,655)	(4,447)
Creation of ARO	(126)	(84)	(42)
Other	52	84	42

	(4,388)	(4,655)	(4,447)
	x 34%	x 34%	x 34%

Deferred tax credit created against accumulated earnings	1,492	1,583	1,512
Adjustments affecting current earnings:
Deferred charges adjustments to income statement to agree with US GAAP	266	(208)	(1,252)
Amortization of ARO in current earnings	(63)	(63)	(63)

	203	(271)	(1,315)
Deferred tax effect over:
Deferred charges (34%)	(90)	71	426
ARO (34%)	21	21	21

Deferred tax (expense) created in current earnings	(69)	92	447

D.  INFLATIONARY RESTATEMENT

Brazil changed its currency during 1995 from Cruzeiro to Real. Prior to 1995 Brazil was considered a hyperinflationary economy. This practice usually converged to the U.S. Dollar to serve as proxy functional currency. Starting in 1995 Brazil entered a period of currency stability. Starting from end of 1997 the Brazilian economy was no longer considered hyperinflationary after the three consecutive years, and the new currency, the Real, could be used as a functional currency for US GAAP purposes. This adjustment to the Real as a new functional currency creates an inflationary restatement.

The effects of the inflationary restatement to US GAAP are demonstrated as follows:

	2006	2005	2004
	(R$’000)

Effect in equity:
Share capital restatement	31,949	31,949	31,949
Fixed asset restatement (net effect)	(23,210)	(22,237)	(21,364)

Net effect in equity	8,739	9,712	10,585

Effect in current earnings:
(Reversal) Addition of depreciation expense from restatement	(851)	(871)	166

E.	FAIR VALUE ADJUSTMENT OF AVAILABLE FOR SALE SECURITY — ELETROBRÁS

The Company has interest shares on Eletrobrás (public trading company in Brazil), which is kept at cost method with no adjustment at fair value in accordance with Brazilian GAAP. For US GAAP purposes, this

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

investment is classified as an available for sale security and in this regard has to be adjusted at fair value against Other Comprehensive Income, within the equity account, with no effect in the income statement, as in accordance with FAS 115 — Accounting for Certain Instruments in Debit and Equity Securities. The adjustments presented in the reconciliation are net of 34% income tax. The Company obtained the shares on Eletrobrás on April 28, 2005. The shares of Eletrobrás are quoted at Bovespa (São Paulo Stock Exchange).

19.	STATEMENTS OF CASH FLOW AS OF DECEMBER 31, 2006, 2005 AND 2004

19.1.  Statements of Cash Flow per Brazilian GAAP

	2006	2005	2004
	(R$’000)

Cash flows from operating activities:
Net income (loss) for the year	(348)	(9,247)	5,429
Adjustments to reconcile net income (loss):
Depreciation and amortization	9,534	8,861	8,847
Loss on disposal of permanent assets	1,126	148	748
Interest, monetary and exchange variation	95	1,079	750
Increases and decreases in operating assets and liabilities:
Trade receivable	(21)	(9,040)	13,192
Inventories	1,492	1,822	(9,178)
Suppliers	13,562	1,639	(2,557)
Tax and contribution payable	3,113	(274)	(139)
Payment of software implementation costs	(697)	(575)	(1,148)
Payment of research and development costs	(307)	(831)	(637)
Other assets and liabilities, net	(5,990)	(2,765)	(2,739)

	21,907	64	7,139
Net cash provided by operating activities	21,559	(9,183)	12,568

Cash flow from investing activities:
Acquisition of property plant and equipment	(2,869)	(4,861)	(11,247)

Net cash used in investing activities	(2,869)	(4,861)	(11,247)
Cash flow from financing activities:
Borrowings from short and long term debts	19,719	29,308	28,768
Payments of short and long term debts	(25,867)	(18,121)	(25,710)
Payment of interest on equity capital	(319)	(1,176)	(1,952)

Net cash used in financing activities	(6,467)	10,011	1,106
Net increase (decrease) in cash	12,223	(4,033)	2,427
Cash at the beginning of the year	299	4,332	1,905

Cash at the end of the year	12,522	299	4,332

Additional information:
Interest paid	1,477	686	398

Income tax paid or compensated	—	—	1,443

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

19.2.  Reconciliation of Statements of Cash Flow for differences between Brazilian GAAP and US GAAP

	2006			2005			2004
	Brazilian		U.S.	Brazilian		U.S.	Brazilian		U.S.
	GAAP	Adjust.	GAAP	GAAP	Adjust.	GAAP	GAAP	Adjust.	GAAP
	(R$’000)

Net Income	(348)	(717)	(1,065)	(9,247)	(1,050)	(10,297)	5,429	(704)	4,725
Operating activities per Brazilian GAAP	21,907	—	21,907	64	—	64	7,139	—	7,139
US GAAP adjustments:
Deferred charges treatment — (Note 19-A)	—	(266)	(266)	—	208	208	—	1,254	1,254
Asset retirement obligations — (Note 19-B)	—	63	63	—	63	63	—	63	63
Deferred tax on US GAAP differences - (Note 19-C)	—	69	69	—	(92)	(92)	—	(447)	(447)
Inflationary restatement — (Note 19-D)	—	851	851	—	871	871	—	(166)	(166)

Total cash provided by operating activities	21,559	—	21,559	(9,183)	—	(9,183)	12,568	—	12,568
Total cash provided by (used in) investing activities	(2,869)	—	(2,869)	(4,861)	—	(4,861)	(11,247)	—	(11,247)
Total cash provided by (used in) financing activities	(6,467)	—	(6,467)	10,011	—	10,011	1,106	—	1,106

Net increase (decrease) in cash	12,223	—	12,223	(4,033)	—	(4,033)	2,427	—	2,427
Cash at the beginning of the year	299	—	299	4,332	—	4,332	1,905	—	1,905

Cash at the end of the year	12,522	—	12,522	299	—	299	4,332	—	4,332

Additional information:
Interest paid	1,477	—	1,477	686	—	686	398	—	398

Income tax paid / compensated	—	—	—	—	—	—	1,443	—	1,443

20.	SUPPLEMENTAL DISCLOSURE — OTHER INCOME (EXPENSE), NET

	2006	2005		2004
		(R$’000)

Settlement loss from local taxing authority	—	(8,854	)(a)	—
Net (loss) gain from forest sale	(881)	169		365
Other	(27)	50		248

	(908)	(8,635)		613

(a)	The settlement loss from local taxing authority represents the one-time payment of a disputed item with a local taxing authority.

21.	DEFERRED TAX ASSET AND VALUATION ALLOWANCE

FAS 109 requires establishment of a deferred tax asset with the related valuation allowance arisen from accumulated tax losses presumed to be offset in the future. According to Brazilian income tax, accumulated losses are indefinite and can be compensated up to 30% with future income. Income tax rate is 34% (25% income tax and 9% social contribution). The Company’s deferred tax asset would be around R$61.706 thousand in 2006 and R$61.614 thousand in 2005, which are reduced by a 100% valuation allowance.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

22.	SUBSEQUENT EVENTS

In January 2007 there was a change in the Company’s shareholding. The 33.115.698.412 registered common shares belonging to Camargo Corrêa S.A. were sold to Globe Metais Participações Ltda.

During an Extraordinary Meeting held on February 26, 2007 the new shareholders decided to change the Company’s name to Globe Metais Ind. e Com. S.A. During the same meeting, it approved the merger between Globe Metais Participações Ltda and Globe Metais Ind. e Com. S.A., with all shares of the new company being held by Globe Specialty Metals, Inc.

GLOBE METALES S.A.
(FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)
Carlos Pellegrini 1141 — Piso 11
CIUDAD AUTÓNOMA DE BUENOS AIRES — ARGENTINA

Main activity:	Manufacture and sale of special ferrous alloys

Date of Registration with the Argentina Public Registry of Commerce:	February 28, 1975

Last amendment to the Bylaws:	May 24, 2007

Registration with the Company’s Inspection Bureau (IGJ):	252,694

Expiration date of its Bylaws:	February 28, 2074

Name of Parent Company (Note 1):	Global Specialty Metals, Inc.

Legal Address:	615 DuPont Highway, Kent County, Dove, Delaware, United States of America

Main activity of Parent Company:	Manufacture and sale of special ferrous alloys

Ownership interest held by the Parent Company (direct and indirect interest):	100%

FISCAL YEAR No 32
BEGINNING ON JULY 1, 2005

FINANCIAL STATEMENTS AS OF JUNE 30, 2006
(presented comparatively with fiscal years ended June 30, 2005 and 2004)

CAPITAL STRUCTURE AS OF JUNE 30, 2006 and 2005
(in Argentine pesos — Note 4)

Subscribed and Paid in

25,000,000 common non-endorsable shares with a face value of $1 and one vote per share	25,000,000

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders
of Globe Metales S.A. (formerly Stein Ferroaleaciones S.A.C.I.F.yA.):

We have audited the accompanying balance sheets of Globe Metales S.A. (the “Company”) as of June 30, 2006 and 2005, and the related statements of income, shareholders’ equity, and cash flows for the each of the three years in the period ended June 30, 2006 with related notes 1 to 17 and supplemental appendices I to VI, thereto. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2006 and 2005, and the results of their operations and their cash flows for the each of the three years in the period ended June 30, 2006 in conformity with accounting principles generally accepted in Buenos Aires City, Argentina.

Accounting principles generally accepted in Buenos Aires City, Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America (US GAAP). A description of the significant differences between such principles and those accounting principles generally accepted in the United States of America and the effect of those differences on the determination of the results of operations and the statements of cash flows for each of the three years in the period ended June 30, 2006 and on the determination of shareholders’ equity as of June, 2006 and 2005, are set forth in Notes 16 and 17 to the accompanying financial statements.

Deloitte & Co. S.R.L.
Buenos Aires City, Argentina

/s/  Guillermo Cohen

Guillermo Cohen
(Partner)

July 11, 2008

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

BALANCE SHEET AS OF JUNE 30, 2006
(presented comparatively with fiscal year ended June 30, 2005) (Note 2.1)

	2006	2005
	(In Argentine pesos)

ASSETS
CURRENT ASSETS
Cash on hand and banks (Note 3.a)	4,720,941	4,873,739
Investments (Appendix I)	343,676	190,844
Trade receivables (Note 3.b)	10,619,625	5,188,505
Other receivables (Note 3.c)	6,745,126	5,566,873
Inventories (Note 3.d)	12,024,420	9,864,422
Other assets (Note 3.e)	1,573,706	1,032,260

Total current assets	36,027,494	26,716,643

NON-CURRENT ASSETS
Other receivables (Note 3.c)	4,435,896	9,544,914
Fixed assets (Appendix II)	35,366,938	36,465,785

Total non-current assets	39,802,834	46,010,699

TOTAL ASSETS	75,830,328	72,727,342

LIABILITIES
CURRENT LIABILITIES
Trade accounts payable (Note 3.f)	12,668,760	10,022,636
Bank and financial loans (Note 3.g)	3,854,865	3,311,364
Salaries and social security contributions (Note 3.h)	932,865	739,495
Taxes payable (Note 3.i)	489,314	233,698
Other liabilities (Note 3.j)	214,020	238,854

Total current liabilities	18,159,824	14,546,047

NON-CURRENT LIABILITIES
Trade accounts payable (Note 3.f)	1,119,041	—
Bank and financial loans (Note 3.g)	1,542,000	2,089,132
Deferred income taxes (Note 3.k)	2,525,284	1,844,775
Other liabilities (Note 3.j)	3,758,382	3,891,265
Reserves (Appendix III)	3,961,715	3,126,060

Total non-current liabilities	12,906,422	10,951,232

TOTAL LIABILITIES	31,066,246	25,497,279

SHAREHOLDERS’ EQUITY (according to the corresponding statement)	44,764,082	47,230,063

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	75,830,328	72,727,342

Notes 1 to 17 and appendixes I to VI
are an integral part of these financial statements

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

STATEMENT OF INCOME FOR THE FISCAL YEAR ENDED JUNE 30, 2006
(presented comparatively with the fiscal years ended June 30, 2005 and 2004) (Note 2.1)

	2006	2005	2004
	(In Argentine pesos)

Net sales (Note 3.l)	101,462,933	99,316,171	78,058,542
Cost of sales (Appendix IV)	(76,060,325)	(71,446,936)	(60,947,297)

Gross profit	25,402,608	27,869,235	17,111,245
Selling expenses (Appendix VI)	(14,545,136)	(14,467,711)	(10,418,592)
Administrative expenses (Appendix VI)	(1,440,423)	(1,204,386)	(1,138,530)
Financial results — net (Note 3.m)	(3,039,276)	(3,614,996)	(1,391,771)
Other income and expenses (Note 3.n)	1,578,672	722,689	(951,068)

Income from ordinary operations before income tax	7,956,445	9,304,831	3,211,284
Income tax (Note 3.o)	(1,879,203)	(3,125,810)	(1,030,211)

Income from ordinary operations	6,077,242	6,179,021	2,181,073
Extraordinary loss (Note 3.p)	—	(28,910)	(6,597)

Net income for the year	6,077,242	6,150,111	2,174,476

Notes 1 to 17 and appendixes I to VI
are an integral part of these financial statements

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE FISCAL YEAR ENDED JUNE 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005) (Note 2.1)

	2006									2005
	Shareholders’ Contributions			Retained Earnings
		Adjustment						Technical
		to Capital		Legal			Unappropriated	Appraisal
	Capital	Stock		Reserves	Other	Total	Retained	Reserve
	Stock	(Note 2.3.h)	Total	(Note 2.3.h)	Reserves	Reserves	Earnings	(Note 2.3.g)	Total	Total
	(In Argentine pesos)

Balance at the beginning of the year	25,000,000	6,969,027	31,969,027	2,847,015	—	2,847,015	9,816,061	6,207,930	50,840,033	43,418,637
Adjustment to prior years (Notes 2.1 and 15)	—	—	—	—	—	—	(3,609,970)	—	(3,609,970)	(1,359,944)

Total balances modified at the beginning of the year	25,000,000	6,969,027	31,969,027	2,847,015	—	2,847,015	6,206,091	6,207,930	47,230,063	42,058,693
Resolution of the Ordinary Shareholders’
Meeting held on September 14, 2005:
— Legal reserves and other reserves	—	—	—	420,007	1,500,000	1,920,007	(1,920,007)	—	—	—
— Dividends declared	—	—	—	—	—	—	(7,880,055)	—	(7,880,055)	(337,102)
Technical appraisal reserve decrease due to:
— Fixed assets depreciation (Appendix II)	—	—	—	—	—	—	—	(663,168)	(663,168)	(641,639)
Net income for the year	—	—	—	—	—	—	6,077,242	—	6,077,242	6,150,111

Balance at the end of year	25,000,000	6,969,027	31,969,027	3,267,022	1,500,000	4,767,022	2,483,271	5,544,762	44,764,082	47,230,063

Notes 1 to 17 and appendixes I to VI
are an integral part of these financial statements

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

STATEMENT OF CASH FLOWS FOR THE FISCAL YEAR ENDED JUNE 30, 2006
(presented comparatively with the fiscal years ended June 30, 2005 and 2004) (Note 2.1)

	2006	2005	2004
	(In Argentine pesos)

CASH VARIATION
Cash and cash equivalent at the beginning of the year(1)	4,873,739	1,911,909	4,850,086
Cash and cash equivalent at the end of year(1)	4,720,941	4,873,739	1,911,909

Net (decrease) increase in cash and cash equivalent	(152,798)	2,961,830	(2,938,177)

CAUSES OF VARIATION
Cash flows from operating activities
Ordinary income for the year	6,077,242	6,179,021	2,181,073
Interest income	(163,569)	(379,930)	(362,254)
Interest expense	1,460,415	1,089,710	661,200
Income tax	1,879,203	3,125,810	1,030,211
Adjustments to reconcile the net cash flow from operating activities:
Expenses not representing use of cash (Note 11.a)	3,816,745	3,330,278	2,572,622
Income not representing sources of cash (Note 11.b)	(122,778)	(299,614)	(878,677)
Net changes in operating assets and liabilities:
(Increase) decrease in trade receivables	(5,267,551)	267,892	251,197
(Increase) decrease in current investments	(97,640)	(122,021)	19,316
Increase in other receivables	(1,960,674)	(278,247)	(3,211,253)
Increase in inventories	(2,159,998)	(2,953,475)	(1,358,510)
Increase in other assets	(298,885)	(45,759)	—
Net increase (decrease) in current and non-current liabilities except insolvency proceedings and financial loans	3,111,859	(127,189)	4,083,374
Net decrease of insolvency proceedings	(10,105)	—	(15,951)
Decrease in reserves	—	(60,037)	—
Dividend payments	(1,447,357)	(337,102)	—

Net cash provided by ordinary operations	4,816,907	9,389,337	4,972,348

Extraordinary loss for the year	—	(28,910)	(6,597)

Net cash provided by operating activities	4,816,907	9,360,427	4,965,751

Cash flows from investing activities
Acquisition of fixed assets	(2,384,735)	(3,530,777)	(14,124,609)
Loans to related companies	(2,223,216)	(485,778)	(148,350)
Proceeds from sale of fixed assets	—	—	70,441

Net cash used in investing activities	(4,607,951)	(4,016,555)	(14,202,518)

Cash flows from financing activities
Net (decrease) increase in loans	(361,754)	(2,382,042)	6,298,590

Net cash (used in) provided by financing activities	(361,754)	(2,382,042)	6,298,590

Net (decrease) increase in cash and cash equivalent	(152,798)	2,961,830	(2,938,177)

(1)	The Company considers as cash and cash equivalent the balances of cash on hand and banks and highly liquid short term investments with originally maturities of three month or less.

Notes 1 to 17 and appendixes I to VI
are an integral part of these financial statements

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS
(in Argentine Pesos, except where otherwise indicated)

1.	BUSINESS DESCRIPTION AND CHANGES IN THE COMPANY’S OWNERSHIP

Globe Metales S.A. (former Stein Ferroaleaciones S.A.C.I.F.y A.) (the “Company”), manufactures silicon metal alloys, primarily calcium silicide and magnesium ferrosilicon, in industrial plants located in the provinces of Mendoza and San Luis in Argentina. Approximately 80% of its production is exported, and the remaining 20% goes to the domestic market. Its primary clients are several national and worldwide steel mills and casting companies.

On November 20, 2006, 100% of Stein Ferroaleaciones S.A.C.I.F.y A.’s capital stock was acquired by Globe Specialty Metals, Inc., located in the United States. As a consequence of such acquisition, the Company is now a subsidiary of Globe Specialty Metals, Inc. which has operations and industrial plants for silicon metal alloy production in the United States, Brazil, Argentina and Poland.

Due to the abovementioned shares transfer, on May 21, 2007, the Company’s Special Shareholders’ Meeting was called and decided to change Stein Ferroaleaciones S.A.C.I.F.y A.’s corporation name to Globe Metales S.A.

On February 10, 2000, the First National Commercial Circuit Court No. 9 approved the agreement entered into by the Company with its common creditors who were verified by the Company’s Insolvency Proceedings. At the issuing of these financial statements, the Company has been paying these liabilities in accordance with agreed payment proposal agreement (Note 3.j).

The present value of these liabilities presented as current amount to 214,020 and 212,961 as of June 30, 2006 and 2005, respectively, and non-current amount to 3,713,678 and 3,841,265 as of June 30, 2006 and 2005, respectively (Note 3.j).

2.	BASIS FOR THE PREPARATION OF THESE FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES

2.1 Accounting policies applied and purpose of the financial statements

These financial statements have been prepared in accordance with the provisions of Technical Resolutions of the Federación Argentina de Consejos Profesionales de Ciencias Economicas (F.A.C.P.C.E.) (Argentine Federation of Professional Economic Council), with the modifications adopted by the Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires (C.P.C.E.C.A.B.A.) (Institute of Professional Economic Council of the City of Buenos Aires), herein (Argentine GAAP).

These financial statements have been prepared for inclusion in its parent company’s registration statement on Form S-1 to be filed with the United States Securities and Exchange Commission (SEC).

The Company’s financial statements for the fiscal years ended June 30, 2006, 2005 and 2004 have been prepared in accordance with Argentine GAAP. The Argentine GAAP financial statements were previously issued by the Company for statutory purposes in Argentina and approved by the Company’s Board of Directors on September 11, 2006, September 8, 2005 and October 14, 2004, respectively.

These Argentine GAAP financial statements included herein contain certain adjustments and reclassifications as approved by the Company’s Shareholders meeting held on May 5, 2008 and the Company’s Board of Directors meeting held on July 11, 2008, as detailed in Note 15.

2.2 Consideration for the effects of inflation

These financial statements have been price level adjusted to December 31, 2002, to reflect the effects of the price level variations, applying the method established by Argentine Technical Resolution No 6 of the F.A.C.P.C.E.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

Decree No 664/03 and Resolution No 4/03 issued by the Inspección General de Justicia (Company Inspection Bureau) suspended the adjustment for inflation of financial statements effective March 1, 2003, whereas the C.P.C.E.C.A.B.A. did the same effective October 1, 2003, (according to Resolution CD 190 of 2003 issued by the C.P.C.E.C.A.B.A.).

Given the low inflation rates measured by the variation of the wholesale internal price index general level, which is the index established to homogeneously adjust financial statements between December, 2002 and September, 2003, the Company decided not to apply any adjustment for such period.

2.3 Principal valuation criteria

The main valuation criteria used in the preparation of the financial statements are as follow:

a) Current monetary items:

Cash on hand and banks, receivables and liabilities in Argentine pesos have been stated at their nominal values, including, when applicable, the interest accrued at each year-end. Due to the low variation level of the overall wholesale internal price index, both year-ends as of June 30, 2006 and 2005 are regarded as periods of monetary stability, therefore implicit financial components of current items have not been segregated.

b) Assets and liabilities denominated in foreign currency

Assets and liabilities stated in foreign currency have been valued at the prevailing exchange rate at each year-end. Due to the low variation level of the wholesale internal price index, both year-ends have been regarded as periods of monetary stability, therefore implicit financial components of current items have not been segregated.

c) Investments:

Investments in government securities have been valued at their market value at the end of each year.

Investments in deposits in guarantees for future foreign exchange contracts have been valued at face value, adjusted, as applicable, for the market value change of such contract at the end of the year (Notes 7 and 12).

d) Non-current receivables and payables:

Long-term receivables and payables with no associated interest rate or other type of financial compensation have been valued at their discounted value or net realizable value, as applicable, at the end of the year.

e) Inventories:

Inventories have been valued at cost and approximately at their replacement cost at the end of each year. The value of inventories does not exceed their recoverable value at the end of each year.

f) Other assets:

Assets held for sale: have been valued at their net realizable value at the end of the year.

Spare parts: have been valued at the cost of last purchase, which is representative of replacement costs value at the end of each year.

The values determined do not exceed their recoverable values.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

g) Fixed assets:

Original values: were inflation adjusted as detailed in Note 2.2, net of accumulated depreciation corresponding to their assigned useful life.

Depreciation: is calculated by the straight-line method on their inflation adjusted values as detailed in Note 2.2 according to their estimated useful life of each group of assets.

In October 1996, the Company’s fixed assets located in Mendoza and San Luis were technically revaluated. The Company’s management, in consultation with the third parties, concluded to recognize the valuation excess over the book value with an offsetting entry in the technical appraisal reserve account in the statement of changes in shareholders’ equity. The adjusted book value, which includes revaluation and adjustment for inflation as detailed in Note 2.2, was the basis to assess such fixed assets depreciation.

The technical appraisal reserve is depreciated over the remaining useful life of fixed assets with an off-set by reducing in the same amount the reserve initially recorded in the statement of changes in shareholders’ equity.

The carrying value of fixed assets does not exceed their recoverable value.

h) Shareholders’ equity:

Capital Stock, Reserves and Retained Earnings: these accounts have been adjusted by inflation as detailed in Note 2.2. Excess value of adjusted Capital Stock over its face value is allocated to Adjustment to Capital Stock account in Shareholders’ Equity.

Legal reserve: in accordance with the provisions of Argentine Law N° 19,550; 5% of net income for the year is to be appropriated to the legal reserve until such reserve reaches 20% of the Company’s capital stock plus adjustment to capital stock.

i) Income accounts:

These accounts were stated at their nominal values, except charges for assets consumed (depreciation and decreases of fixed assets) recognized according to the adjusted values of such assets as detailed in Note 2.2.

j) Income taxes:

Argentine GAAP require that income taxes be recorded by applying the deferred income tax method. This criterion implies recognizing tax assets and liabilities from temporary differences between accounting and tax valuations.

According to the new generally accepted accounting principles set forth in resolution CD No. 93/2005 of the C.P.C.E.C.A.B.A., effective as of January 1, 2008, the difference between the book value of fixed assets adjusted into constant Argentine pesos and their corresponding basis used for tax purposes corresponds to a temporary difference considered in deferred income tax computations. However, Argentine GAAP allows the option to disclose the mentioned effect in a note to the financial statements. The Company has opted, as allowed by accounting standards, not to recognize the deferred tax liability due to the difference between the adjusted value of fixed assets and their tax value. The value of this liability not recognized in the financial statements is approximately 3,600,000 and 3,900,000 as of June 30, 2006 and 2005, respectively, with an estimated reversal period of 17 years.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

k) Allowances and reserves:

Allowances: amounts have been provided in order to reduce the valuation of trade receivables based on analysis of doubtful accounts.

Reserves: amounts have been provided for various contingencies which are probable and can be reasonably estimated, based on management’s expectations in consultation with the legal counsels.

l) Use of estimates:

The preparation of financial statements in conformity with Argentine GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities disclosed and the disclosure of contingent assets and liabilities in the financial statements and the amounts of reported revenue and expenses during the reporting period. Actual results could differ from these estimates.

3.	DETAIL OF MAIN ACCOUNTS OF THE FINANCIAL STATEMENTS

a)  Cash on hand and banks

	2006	2005

In Argentine Pesos
Cash on hand	24,058	26,374
Banks	1,791,748	220,656

Subtotal	1,815,806	247,030

In foreign currency (Appendix V)
Cash on hand	24,674	10,766
Banks	2,880,461	4,615,943

Subtotal	2,905,135	4,626,709

Total	4,720,941	4,873,739

b)  Trade receivables

	2006	2005

In Argentine Pesos
Accounts receivable	3,510,672	641,434
Checks to be deposited	427,440	213,110

Subtotal	3,938,112	854,544
In foreign currency (Appendix V)
Accounts receivable	1,552,128	1,897,908
Related companies (Note 13)	5,211,857	2,518,525

Subtotal	6,763,985	4,416,433
Deduct:
Allowance for doubtful accounts (Appendix III)	(82,472)	(82,472)

Total	10,619,625	5,188,505

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

c)  Other receivables

	2006	2005

Current
In Argentine Pesos
Export VAT reimbursement	1,327,942	1,976,466
Tax credit balances	2,828,382	2,111,023
Income tax advances and withholdings (net of income tax
provision of 1,198,695 in 2006 and 1,638,429 in 2005)	538,085	15,617
Prepaid expenses	702,590	411,620
Deposits in guarantee	47,775	32,602
Loans to personnel	35,493	18,500

Subtotal	5,480,267	4,565,828

In foreign currency (Appendix V)
Export VAT reimbursements	1,264,859	875,766
Other receivables	—	125,279

Subtotal	1,264,859	1,001,045

Total	6,745,126	5,566,873

Non-current
In Argentine Pesos
Loans	485,778	485,778
Tax credit balances	1,443,458	2,262,976

Subtotal	1,929,236	2,748,754

In foreign currency (Appendix V)
Loan to related companies (Note 13)	2,506,660	283,444
Parent company (Note 13)	—	6,432,697
Other receivables	—	80,019

Subtotal	2,506,660	6,796,160

Total	4,435,896	9,544,914

d)  Inventories

	2006	2005

Finished products	4,456,910	3,370,031
Raw materials	6,793,566	5,743,768
Packaging materials	531,705	354,964
Goods in transit	242,239	207,569

Subtotal	12,024,420	9,676,332
Advances to suppliers	—	188,090

Total	12,024,420	9,864,422

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

e)  Other assets

	2006	2005

Assets held for sale	487,360	244,799
Spare parts	1,086,346	787,461

Total	1,573,706	1,032,260

f)  Trade accounts payable

	2006	2005

Current
In Argentine Pesos
Trade accounts payable	7,191,808	6,186,466
Accrual for invoices to be received	2,865,426	2,351,931

Subtotal	10,057,234	8,538,397

In foreign currency (Appendix V)
Trade accounts payable	1,687,282	1,346,824
Related companies (Note 13)	924,244	137,415

Subtotal	2,611,526	1,484,239

Total	12,668,760	10,022,636

Non-current
In Argentine Pesos Trade accounts payable	1,119,041	—

Total	1,119,041	—

g)  Bank and financial loans

	2006	2005

Current
In Argentine Pesos
Bank loans(1)	2,012,516	—

Subtotal	2,012,516	—

In foreign currency (Appendix V)
Financial loans(2) and (3)	1,842,349	3,311,364

Total	3,854,865	3,311,364

Non-current
In foreign currency (Appendix V)
Financial loans(2)	1,542,000	2,089,132

Total	1,542,000	2,089,132

(1)	In June 2006, the Company obtained a 2,000,000 loan maturing in November 2006 that accrues interest of BIBOR (Buenos Aires Interbank Offered Rate) plus 2.5%.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

(2)	In the year 2004, the Company entered into an exclusive distribution agreement by which the Company received US$1,250,000 as advanced payment for exports. Such amount accrues an annual interest rate of 8% and has a final maturity in 2009. The outstanding balances as of June 30, 2006 and 2005 are current of 981,842 and 762,605 and non-current of 1,542,000 and 2,089,132, respectively.

(3)	In June 2005, the Company obtained on different dates US$500,000 maturing between July and August 2006 and accruing 8.25% annual interest.

h)  Salaries and social security contributions

	2006	2005

Salaries payable	659,326	517,101
Social security payable	273,539	222,394

Total	932,865	739,495

i)  Taxes payable

	2006	2005

Withholdings	475,764	215,764
Other tax liabilities	13,550	17,934

Total	489,314	233,698

j)  Other liabilities

	2006	2005

Current
Insolvency proceedings:
Preferred creditors	5,145	10,095
Common creditors	208,875	202,866
Others	—	25,893

Total	214,020	238,854

Non-current
Insolvency proceedings:
Common creditors	3,576,091	3,314,629
Late reviewed creditors	330,072	330,072
Preferred creditors	—	4,809
Discount present value adjustment	(806,435)	(422,195)
Creditors with preference under review	613,950	613,950

Subtotal	3,713,678	3,841,265

Others accruals	44,704	50,000

Subtotal	44,704	50,000

Total	3,758,382	3,891,265

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

k)  Deferred income taxes

	2006	2005

Deferred income tax details are as follows:
Non-current liabilities for deferred taxes, net
Trade accounts receivable	(1,313,283)	(964,369)
Other receivables	(351,580)	(182,439)
Inventories	843,372	591,570
Fixed assets	4,190,739	3,138,882
Other assets	122,034	—
Other liabilities	255,216	189,866
Reserves	(1,221,214)	(928,735)

Total	2,525,284	1,844,775

l)  Net sales

	2006	2005	2004

Domestic market sales	22,450,612	20,090,253	16,840,638
Export market sales	80,351,406	80,162,511	61,986,701
Tax refund on exports	1,898,305	1,934,967	1,469,525
Withholdings taxes on exports	(3,237,390)	(2,871,560)	(2,238,322)

Total	101,462,933	99,316,171	78,058,542

m)  Financial results — net

	2006	2005	2004

Generated by assets
Interest income	163,569	379,930	362,264
Adjustment of discounted value of tax credits	(483,266)	73,904	—
Exchange differences	232,658	(1,222,136)	148,020
Holding results of other assets(1)	242,561	—	—

Subtotal profit — (loss)	155,522	(768,302)	510,284

Generated by liabilities
Financial expenses (Appendix VI)	(3,317,576)	(2,823,952)	(1,776,312)
Adjustment of insolvency proceeding liabilities	122,778	(100,316)	(62,370)
Exchange differences	—	77,574	(63,373)
Subtotal loss	(3,194,798)	(2,846,694)	(1,902,055)

Total loss	(3,039,276)	(3,614,996)	(1,391,771)

(1)	Corresponds to holding results from the valuation of assets held for sale at their realizable value at the end of the fiscal year ended June 30, 2006.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

n)  Other income and expenses

	2006	2005	2004

Decrease in insolvency proceedings liabilities	—	428,840	—
Insurance refunds(1)	4,616,328	409,630	—
Income from sale of fixed assets	234,720	6,300	—
Insolvency proceedings expenses	(606)	(11,973)	(159,495)
Decrease in tax credits	—	(110,108)	—
Reserve for labor lawsuits	(52,557)	—	(210,117)
Legal expenses	—	—	(146,848)
Reserve for contingencies	(300,693)	—	—
Results for sale of other assets	—	—	148,824
Renegotiations of electric supply contract(2)	(2,918,520)	—	—
Others	—	—	(583,432)

Total income — (loss)	1,578,672	722,689	(951,068)

(1)	On January 23, 2005, an accident occurred which resulted in shutting down alloy number 3 (furnace). The Company negotiated and received from the insurance company compensation for its losses.

(2)	In August 2005, the Company signed an agreement with Empresa Distribuidora de Energía de Mendoza S.A. (EDEMSA) by which the amount paid for energy in previous periods was revised with an impact of 2,918,520 recorded as other expense. Such amount will be paid in 31 monthly installments. The balance of this amount as of June 30, 2006 is included in trade accounts payable current for 1,220,771 and trade accounts payable non-current for 1,119,041 and accrues interest at an annual rate of 16%.

o)  Income tax

	2006	2005	2004

Current tax (Note 10)	(1,198,695)	(1,638,429)	(184,746)
Deferred tax	(680,508)	(1,487,381)	(845,465)

Total	(1,879,203)	(3,125,810)	(1,030,211)

The reconciliation between the income tax recognized in the statement of income and the income tax resulting from applying the tax rate effective to income before income taxes for the years ended on June 30, 2006, 2005 and 2004 is as follows:

	2006	2005	2004

Net income for the year before income tax	7,956,445	9,275,921	3,204,687
Income tax rate in effect	35%	35%	35%

Income tax rate in effect applied to net
income for the year before income tax	(2,784,756)	(3,246,572)	(1,121,640)
Permanent differences	905,553	120,762	91,429

Total income tax	(1,879,203)	(3,125,810)	(1,030,211)

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

p)  Extraordinary loss

	2006	2005	2004

Results for adjustments in relation to insolvency proceedings	—	(28,910)	(6,597)

Total loss	—	(28,910)	(6,597)

4.	CAPITAL STOCK

As of June 30, 2006 and 2005 and according to the minutes of the Extraordinary General Shareholders meeting held on August 2, 1996, the Company’s capital stock amounted to 25,000,000 shares, subscribed and paid in, and registered with the Company Inspection Bureau of the Buenos Aires City on December 3, 1996.

5.	TERMS AND INTEREST RATES OF INVESTMENTS, RECEIVABLES AND LIABILITIES

a)  Classification of investments and receivables

	2006	2005

Past due	1,554,124	1,485,025
Without fixed maturity	391,450	6,939,588
Due:
Up to 3 months	12,122,685	8,592,587
Between 3 to 6 months	1,967,447	277,224
Between 6 to 9 months	1,257,223	223,654
Between 9 to 12 months	497,970	157,513
Between 1 to 2 years	3,425,276	1,177,372
Between 2 to 3 years	1,010,620	1,720,645

Subtotal	22,226,795	20,573,608

Less: Allowance for doubtful accounts	(82,472)	(82,472)

Total	22,144,323	20,491,136

Accrual of interest:

As of June 30, 2006, accounts receivables with related companies accrue interest at LIBOR (London Interbank Offered Rate) plus 4% annually.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

b)  Classification of liabilities

	2006	2005

Without fixed maturity	1,992,060	476,575
Due:
Up to 3 months	12,862,554	11,918,574
Between 3 to 6 months	2,171,347	1,275,452
Between 6 to 9 months	875,823	231,853
Between 9 to 12 months	442,260	763,872
Between 1 to 2 years	5,917,714	2,902,700
Between 2 and 3 years	865,141	814,141
Over 3 years	1,977,632	3,988,052

	27,104,531	22,371,219

Interest rate in relation to bank and financial loans and the trade account payable in relation to the contract with EDEMSA are detailed in Notes 3.g and 3.n, respectively.

6.	ASSETS SUBJECT TO AUTHORIZATION FOR DISPOSAL

The insolvency agreement noted in Note 1 restricts the Company from selling certain assets and requires an approval to be obtained for disposal. As of June 30, 2006 and 2005, the Company was in compliance with these restrictions.

7.	GUARANTEES GRANTED

As of June 30, 2006, the Company guaranteed a US$1,000,000 bank loan by transferring trade accounts receivable balances until the loan is paid.

As of June 30, 2006, the Company had deposits in the amount of 97,640 for open foreign currency positions (Note 12).

As of June 30, 2006, the Company granted the rights of collection of certain purchase orders to a local client for the payment of a 2,000,000 loan until the loan is paid in full.

As of June 30, 2006, the Company had an outstanding revolving pledge on a distribution contract for 179 tons of steel strips that guaranteed a US$99,196 bank debt. The debt was paid in full in July 2006.

8.	MORTGAGED ASSETS

During 2004, the Company received, as an export advance payment, US$1,250,000 for a distribution agreement signed with an overseas client, which was approved by the Company’s Board of Directors. As guarantee for such advance payment, the electrical furnace No. 4 from the plant in Mendoza was pledged for an amount of US$1,400,000. The amount of the liability in relation to such advance is 2,523,842 and 2,851,737 as of June 30, 2006 and 2005, respectively.

9.	PROMOTIONAL BENEFITS

In accordance with law No 22.095 and as a consequence of the merger that took place in 1996 with Silarsa S.A., the Company has the following benefits: Mining promotion Regime established by Resolution No 20/88 of the Mining Secretariat and its modification 4/2005, whereby it exempts the production of Furnace No 4 from income tax payments until 2008 and the production of Furnace No 5 until 2012, in agreement with

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

a decreasing exemption scale. These benefits are conditioned to the export of a minimum of 80% of annual sales.

The plant located in the Lujan de Cuyo Petrochemical Industrial Park, in the Province of Mendoza, has the benefits of Law No 24.196 of mining promotion. The assets included in the calculation of the presumptive minimum income tax are exempt by this law.

10.	INCOME TAX AND PRESUMPTIVE MINIMUM INCOME TAX

For the fiscal years ended June 30, 2006, 2005 and 2004, the Company determined income tax due by applying the corresponding tax rate to net taxable income, which resulted in charges to income of such fiscal years for 1,198,695, 1,638,429 and 184,746, respectively.

Additionally, the Company calculates tax on minimum presumed income applying the current 1% tax rate to taxable assets estimated at year-end. This tax is complementary to income tax. The Company’s tax liability will coincide with the higher of such taxes. However, if the tax on minimum presumed income exceeds income tax during one tax year, such excess may be computed as prepayment of any income tax excess over the tax on minimum presumed income that may be generated in the next ten years. For the fiscal years ended June 30, 2006, 2005 and 2004, no accrual has been made for the presumptive minimum income tax, since the income tax charge was greater.

11.	STATEMENT OF CASH FLOWS

a)	Expenses not representing use of cash

	2006	2005	2004

Depreciation of fixed assets	2,820,065	2,668,097	2,285,686
Write-offs of fixed assets residual value	349	—	—
Net financial results	160,676	28,076	—
Increase in reserves	835,655	584,105	286,936
Increase in accruals	—	50,000	—

Total	3,816,745	3,330,278	2,572,622

b)	Income not representing sources of cash

	2006	2005	2004

Reserves	—	—	(111,512)
Net financial results	—	—	(687,308)
Income from sales of other assets	—	—	(148,824)
Financial result net related to insolvency proceeding	(122,778)	(299,614)	68,967

Total	(122,778)	(299,614)	(878,677)

12.	DERIVATIVE INSTRUMENTS

The Company has entered into future foreign exchange contracts for US$35,000 that mature in July and August 2006. As of June 30, 2006, the future contracts were valued at their respective market values, resulting in a loss of 105 for the fiscal year ended June 30, 2006 which was recognized in statement of income in the financial result — net account.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

13.	BALANCES AND TRANSACTIONS WITH THE PARENT COMPANY AND RELATED COMPANIES

Balances at June 30, 2006 are as follows:

		Other
	Trade	Non-current	Trade Accounts
Companies	Receivables	Receivables	Payable	Sales	Purchases

Related Companies:
Ultracore Polska	4,445,041	2,506,660	157,605	3,386,733	254,683
Ultracore USA	766,816	—	693,918	1,003,468	438,509
Product	—	—	72,721	—	72,579

Total	5,211,857	2,506,660	924,244	4,390,201	765,771

Balances at June 30, 2005 are as follows:

		Other
		Non-current	Trade Accounts
Companies	Trade Receivables	Receivables	Payable	Sales	Purchases

Parent Company:
Hurlington S.A.(1)	—	6,432,697	—	—	—
Related companies:
Ultracore Polska	1,372,635	283,444	—	484,795	—
Ultracore USA	1,056,552	—	137,415	19,363,648	137,415
Product	89,338	—	—	89,338	—

Total	2,518,525	6,716,141	137,415	19,937,781	137,415

(1)	Parent company of Stein Ferroaleaciones S.A.C.I.F.y A. until acquired by Globe Specialty Metals, Inc. on November 20, 2006.

14.	SUBSEQUENT EVENTS

On July 19, 2006, the Company signed a mutual contract for US$4,000,000 to finance its expansion operations. This contract has a 3-year maturity, and the contract contains a guarantee which includes a floating pledge on the Mendoza plant’s inventory for US$1,500,000 and the partial assignment of the collection from the distribution contract mentioned in Note 8.

On November 20, 2006, 100% of Stein Ferroaleaciones S.A.C.I.F.y A.’s capital stock was bought by Globe Specialty Metals, Inc., located in the United States. As a consequence of such acquisition, the Company is now a subsidiary of Globe Specialty Metals, Inc. which has operations and industrial plants for silicon metal alloys production in the United States, Brazil, Argentina and Poland.

Due to the abovementioned shares transfer, on May 21, 2007, the Company’s Special Shareholders’ Meeting was called and decided to change Stein Ferroaleaciones S.A.C.I.F.y A.’s corporation name to Globe Metales S.A.

In April 2007, the Company acquired a 100% capital interest in Ultra Core Energy S.A. Through such acquisition, the Company holds 9.73% of Inversora Nihuiles S.A., parent company of Hidroeléctrica Nihuiles S.A., and 8.40% of Inversora Diamante S.A., a parent company of Hidroeléctrica Diamante S.A., both in the province of Mendoza, Argentina.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

The Company has signed a sale agreement for the property classified as assets held for sale amounting to 487,360 (Note 3.e). This property was sold for 486,541 on April 19, 2007 and the amount collected was recognized as advance payments in the fiscal year 2007. Such property transfer is to be approved by the court involved in the composition with creditors’ procedure (Note 1). The approval is pending with the court.

15.	ADJUSTMENTS AND RECLASSIFICATIONS

Effective for the Company on July 1, 2006, except for certain matters which application will be effective as from July 1, 2008, new generally accepted accounting principles were introduced by Resolution CD No. 93/2005 of the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires to converge the accounting principles in Argentina and involved the issuance of Resolution No. 312/2005 by the Argentine Federation of Professional Councils in Economic Sciences.

Since the acquisition of the Company by Globe Specialty Metals, Inc., the Company’s new management has made certain adjustments and reclassification to conform these financial statements to consolidated parent company financial statements and accounting policies.

During the fiscal year ended June 30, 2007, as a consequence of the changes introduced in Argentine GAAP as mentioned above, the Company’s new management changed the accounting criterion to measure the deferred tax applied historically, where discounted values were used to measure deferred income tax assets and liabilities. The Company’s new management has adopted measuring deferred income tax assets and liabilities on an undiscounted basis. This change has been retroactively applied by the Company in these financial statements. Additionally, the Company recognized the deferred income tax effect related to the corresponding adjustment detailed below. This change and the deferred income tax effect related to the corresponding adjustments detailed below have resulted in an increase in the deferred income tax liability as of June 30, 2006 and 2005 of 1,544,284 and 1,844,775, respectively, and a (decrease) — increase in deferred income tax expense of (300,491), 1,487,381 and 845,465 for the fiscal years ended June 30, 2006, 2005 and 2004 respectively.

During the fiscal year ended June 30, 2007, the Company’s new management modified the accounting criterion applied historically for the recognition of major furnace maintenance provisions which was based on the recognition of a provision before such maintenance was carried out. The Company’s new management has adopted a policy which requires the capitalization of the major maintenance expenses of furnaces when done and depreciation of the major maintenance expenses until the next maintenance period. This change has been retroactively applied by the Company in these financial statements. Such change resulted in a decrease in the other non-current liabilities as of June 30, 2006 and 2005 in the amount of 3,027,504 and 2,434,057, respectively, and, as of June 30, 2006, an increase in fixed assets in the amount of 380,808 and a decrease in production costs for 974,255, 684,177 and 599,544 for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

During the fiscal year ended June 30, 2007, in accordance with new Argentine accounting principles in effect as mentioned above, the Company’s new management recognized an impairment charge for fixed assets in the amount of 2,621,602. This impairment charge offset the impaired assets revaluation adjustment made during 1996 (Note 2.3.g) with an offsetting entry reducing the technical appraisal reserve account in the statement of changes in shareholders’ equity.

During the fiscal year ended June 30, 2007, the Company’s new management has determined based on new estimates and projections of the Company’s future activities and operations, that a portion of the VAT receivable balance will not be recoverable, therefore reducing it during such fiscal year.

For the purpose of these financial statements and considering the requirement to submit the information detailed in Notes 16 and 17 and in accordance with the new parent company’s accounting policies, the

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

Company has adopted the revenue recognition criteria followed by the parent company which establishes that revenue is recognized when a firm sales agreement is in place, delivery has occurred and title and risk of ownership have passed to the customer, the sale price is fixed and determinable, and collectability is reasonably assured. The Company’s new management has decided to retroactively modify the revenue recognition criteria previously followed under Argentine GAAP in previous years. Such change has caused a decrease in net sales of 996,895 and 2,672,869 for the fiscal years ended June 2006 and 2005, respectively, and a decrease in net income for 213,520 and 862,392 for the fiscal years ended June 30, 2006 and 2005, respectively.

During the fiscal year ended June 30, 2007, and based on the information and consultation with legal advisors, the Company’s new management accrued additional amounts compared to those estimated by the previous management as of June 30, 2006 and 2005. This change represents a correction of prior year balances as of June 30, 2006 and 2005, and for the fiscal years ended June 30, 2006, 2005 and 2004. These additional accruals primarily relate to contingencies for Customs General Administration claims associated with temporary imports of assets with an import date prior to 1999. These additional amounts have resulted in an increase in the non-current reserve balances as of June 30, 2006 and 2005 in the amount of 3,164,675 and 2,682,270, respectively, and an increase in financial result-net loss in the statement of income in the amount of 482,405, 584,105 and 76,819 for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

During the fiscal year ended June 30, 2007, the Company’s new management accrued an additional amount for insolvency proceedings compared to the one estimated by the previous management as of June 30, 2006 and 2005. That change represents a correction of prior year balances as of June 30, 2006 and 2005, and for the fiscal years ended June 30, 2006, 2005 and 2004. These additional accruals primarily relate to adjustments of the amounts due to creditors who were verified by the Company’s insolvency Proceedings. These additional amounts have resulted in an increase in the non-current reserve balances as of June 30, 2006 and 2005 in the amount of 1,405,975 and 654,590, respectively, and a loss (gain) in the financial result-net in the statement of income in the amount of 751,325, 325 and (16,712) for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

The combined effect of these adjustments described in this note at the beginning of the years ended June 30, 2006 and 2005 amounts to 3,609,970 and 1,359,944, respectively, that have been included in the statement of changes in Shareholder’s Equity as adjustments to prior years.

16.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ARGENTINE GAAP AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (US GAAP)

The Company’s financial statements have been prepared in accordance with Argentine GAAP, which differs in certain respects from US GAAP. Such differences involve certain methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

Inflation accounting

As discussed in Note 2.2, under Argentine GAAP, the financial statements are presented in constant Argentine pesos based on the application of therein mentioned resolutions.

Under US GAAP, financial statements are prepared on a historical cost basis. However, the reconciliation detailed in Note 17 do not include the reversal of the adjustment to net income and shareholders’ equity for the effects of inflation, as permitted by the SEC, as this adjustment represents a comprehensive measure of the effects of price-level changes in the Argentine economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Argentine and US GAAP. Consequently, the

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

reconciliation, as permitted by SEC regulations, does not include the effects of inflation on US GAAP net income and shareholders’ equity.

Valuation differences

The principal valuation differences, other than inflation accounting, between Argentine GAAP and US GAAP as they relate to the Company’s shareholders’ equity as of June 30, 2006 and 2005 and net income for the years ended June 30, 2006, 2005 and 2004, are reflected in the amounts provided in Note 17 and principally relate to the items discussed in the following paragraphs. The additional disclosures required under US GAAP have not been included.

a)	Deferred income taxes

Under Argentine GAAP, the Company accounts for income taxes using the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for tax loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income for the period that includes the enactment date. A valuation allowance is recognized for that component of deferred tax assets which is not recoverable. The Argentine GAAP is similar to US GAAP set forth in Statement of Financial Accounting Standards issued by the Financial Accounting Standards Board in the United States of America (SFAS) No. 109, “Accounting for Income Taxes”. However, under Argentine GAAP and in accordance with C.P.C.E.C.A.B.A. Resolution MD No. 11/2003, the differences between the price-level adjusted amounts of assets and liabilities and their tax basis are treated as permanent differences for deferred income tax calculation purposes. Under US GAAP, the Company applies Emerging Issues Task Force in the United States of America (EITF) 93-9, “Application of FASB Statement No. 109 in Foreign Financial Statements Restated for General Price-Level Changes”, which requires such differences to be treated as temporary differences in calculating deferred income taxes.

In addition, the US GAAP deferred income tax adjustment includes the effect on deferred income taxes of the other reconciling items described herein, as appropriate.

b)	Capitalization of interest cost

Through December 31, 2005, the capitalization of interest cost for those assets which require a period of time to get them ready for their intended use was discretionary under Argentine GAAP. The Company did not capitalize interest over the value of its fixed assets in accordance with Argentine GAAP.

Under US GAAP, the Company applied SFAS No. 34, “Capitalization of Interest Cost”, whereby interest capitalization on assets is mandatory for those assets which require a period of time to get them ready for their intended use.

c)	Discounted value of certain receivables and liabilities

Under Argentine GAAP, certain long-term receivables and liabilities (except for deferred income tax liabilities) were valued based on the best estimate of discounted value of amounts expected to be received or paid. Such discount was reversed for US GAAP purposes.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

d)	Holding gains on assets held for sale

Under Argentine GAAP, assets held for sale are valued at their net realizable value at the end of the year. Under US GAAP, assets held for sale are valued at the lower of the assets carrying amount or fair value less cost to sell.

e)	Valuation of fixed assets — technical appraisal reserve

Under Argentine GAAP, in the year 1996, the accounting values of certain fixed assets were technically appraised based on a report issued by an independent valuation specialist. Under Argentine GAAP, technical appraisal and revaluation adjustments of certain fixed assets was permitted until the year 2003 under certain circumstances. Technical appraisal resulting in upward adjustment of fixed assets is not permitted under US GAAP.

New US GAAP accounting pronouncement

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that management determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of benefit to be recognized in the financial statements. The Company has decided to apply the provisions of FIN 48 on a prospective basis effective on July 1, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 will be effective for the Company on July 1, 2008. However, the FASB deferred the effective date of SFAS 157 until the beginning of the Company’s 2009 fiscal year, as it relates to fair value measurement requirements for non-financial assets and liabilities that are not remeasured at fair value on a recurring basis. SFAS 157 is required to be applied prospectively, except for certain financial instruments. The Company is currently evaluating the impact that the adoption of SFAS No. 157 could have on its financial statements.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

17.	RECONCILIATION OF NET INCOME, AND SHAREHOLDERS’ EQUITY TO US GAAP

The following is a summary of the significant adjustments to net income for the years ended June 30, 2006, 2005 and 2004, and to shareholders’ equity as of June 30, 2006 and 2005, which would have been required if US GAAP had been applied instead of Argentine GAAP in the financial statements. The additional US GAAP disclosures have not been included.

(Amounts are expressed in Argentine pesos)

RECONCILIATION OF NET INCOME	2006	2005	2004

Net Income in accordance with Argentine GAAP	6,077,242	6,150,111	2,174,476
US GAAP adjustments:
Discounted value of certain receivables and liabilities (Note 16.c)	151,834	129,486	212,826
Capitalization of interest cost and related depreciation of capitalized interest (Note 16.b)	(13,678)	(13,678)	259,880
Difference in deferred income taxes (Note 16.a)	(157,734)	427,990	(74,362)
Holding gains on assets held for sale (Note 16.d)	(242,561)	—	—

Net Income in accordance with US GAAP	5,815,103	6,693,909	2,572,820

RECONCILIATION OF SHAREHOLDER’S EQUITY	2006	2005

Shareholder’s Equity in accordance with Argentine GAAP	44,764,082	47,230,063
US GAAP adjustments:
Valuation of fixed assets — technical appraisal reserve (Note 16.e)	(5,544,762)	(6,207,930)
Discounted value of certain receivables and liabilities (Note 16.c)	250,889	99,055
Capitalization of Interest cost (Note 16.b)	232,525	246,203
Difference in deferred income taxes (Note 16.a)	(2,383,697)	(2,225,963)
Holding gains on assets held for sale (Note 16.d)	(242,561)	—

Shareholder’s Equity in accordance with US GAAP	37,076,476	39,141,428

Additional information on the Statements of Cash flows

The statements of cash flows presented in the financial statements are prepared based on Argentine GAAP. Under both Argentine GAAP and US GAAP, the Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. As a result, no differences exist between the total amounts of cash and cash equivalents reported in the statements of cash flows prepared under Argentine GAAP and US GAAP.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

Main differences in the Company’s cash flow statements between Argentine GAAP and US GAAP relates to the disclosure of certain items that should be classified differently between operating and financing activities under Argentine GAAP and US GAAP. Such differences mainly relate to dividends paid and interest paid, and the presentation of the effect of exchange rate changes on cash balances held in foreign currencies as a separate part of the reconciliation of the change in cash and cash equivalents during the years.

RECONCILIATION OF CASH FLOW	2006	2005	2004

Total cash provided by operating activities in accordance with Argentine GAAP	4,816,907	9,360,427	4,965,751
US GAAP adjustments:
Dividends paid	1,447,357	377,102	—
Financial interests	(358,121)	(398,682)	(72,332)
Effect of exchange rate changes on cash and cash equivalents	(321,900)	72,447	(215,674)

Total cash provided by operating activities in accordance with US GAAP	5,584,243	9,411,294	4,677,745

Total cash used by investing activities in accordance with Argentine GAAP and US GAAP	(4,607,951)	(4,016,555)	(14,202,518)

Total cash provided by (used in) financing activities in accordance with Argentine GAAP	(361,754)	(2,382,042)	6,298,590
US GAAP adjustments:
Dividends paid	(1,447,357)	(377,102)	—
Financial interests	358,121	398,682	72,332

Total cash provided by (used in) financing activities in accordance with US GAAP	(1,450,990)	(2,360,462)	6,370,922

Net (decrease) increase in cash	(474,698)	3,034,277	(3,153,851)
CASH AT THE BEGINNING OF THE YEAR	4,873,739	1,911,909	4,850,086
Effect of exchange rate changes on cash and cash equivalents	321,900	(72,447)	215,674

CASH AT THE END OF THE YEAR	4,720,941	4,873,739	1,911,909

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix I

INVESTMENTS
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005)
(in Argentine pesos)

	Book Value
Denomination	2006	2005

CURRENT
In foreign currency (Appendix V)
Deposits in guarantee for future contracts (Notes 7 and 12)	97,640	—
Government securities	246,036	190,844

Total	343,676	190,844

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix II

FIXED ASSETS
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005)
(in Argentine pesos)

	ORIGINAL VALUES				DEPRECIATION					NET
					Accumulated
	Values at the				at the				Accumulated
	Beginning of			Values at the	Beginning of		Rate	Amount	at the End of	Book Value	Book Value
ITEMS	Year	Additions	Write-offs	End of Year	Year	Write-offs	%	(1)	Year	2006	2005

Land	490,047			490,047						490,047	490,047
Buildings	8,884,410	78,062		8,962,472	3,723,256		2%	199,842	3,923,098	5,039,374	5,161,154
Machinery	4,590,033	69,860		4,659,893	3,807,631		7%	245,793	4,053,424	606,469	782,402
Vehicles	391,120			391,120	348,263		20%	12,394	360,657	30,463	42,857
Tools	176,996			176,996	156,348		20%	5,162	161,510	15,486	20,648
Furniture	1,263,331	380,808		1,644,139	1,230,312		10%	12,338	1,242,650	401,489	33,019
Installations	1,916,078	692,023		2,608,101	1,278,262		20%	92,765	1,371,027	1,237,074	637,816
Furnaces	58,135,571	544,890	(529,996)	58,150,465	29,305,113	(529,647)	5%	2,278,511	31,053,977	27,096,488	28,830,458
Equipment	12,554,257	519,187	(254,668)	12,818,776	12,132,833	(254,668)	10%	627,869	12,506,034	312,742	421,424
Computer systems	74,920	10,691		85,611	28,960			8,559	37,519	48,092	45,960
Advances to suppliers		89,214		89,214						89,214

Total 2006	88,476,763	2,384,735	(784,664)	90,076,834	52,010,978	(784,315)		3,483,233	54,709,896	35,366,938

Total 2005	84,977,135	3,530,777	(31,149)	88,476,763	48,732,391	(31,149)		3,309,736	52,010,978		36,465,785

(1)	Includes 2,820,065 and 2,668,097 charged to production cost (Appendix VI) for the fiscal years ended June 30, 2006 and 2005, respectively, and 663,168 and 641,639 charged to the technical appraisal reserve for the fiscal years ended June 30, 2006 and 2005, respectively.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix III

ALLOWANCES AND RESERVES
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005)
(in Argentine pesos)

	Balances at				Balance at End of Year
	Beginning of Year		Increases	Decreases	2006	2005

Deducted from current assets
Accounts receivable
Allowance for doubtful accounts	82,472		—	—	82,472	82,472

Total	82,472				82,472	82,472

Included in non-current liabilities
Reserve for labor lawsuits	242,670	(1)	52,557	—	295,227	242,670
Reserve for contingencies	2,883,390	(2)	783,098	—	3,666,488	2,883,390

Subtotal	3,126,060		835,655	—	3,961,715	3,126,060

Total 2006	3,208,532		835,655		4,044,187

Total 2005	2,684,464	(3)	584,105	(60,037)		3,208,532

(1)	Included in other income and expenses.

(2)	Included 300,693 in other income and expenses and 482,405 in financial result — net

(3)	Included in financial result — net.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix IV

COST OF SALES
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005 and 2004)
(in Argentine pesos)

Items	2006	2005	2004

Inventory at the beginning of year (except advances to suppliers)	9,676,332	6,910,947	5,552,437
Purchases for the year	48,163,371	47,659,462	40,417,294
Production costs (Appendix VI)	30,245,042	26,552,859	21,888,513
Inventory at the end of year (except advances to suppliers)	(12,024,420)	(9,676,332)	(6,910,947)

Cost of sales	76,060,325	71,446,936	60,947,297

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix V

ASSETS AND LIABILITIES IN FOREIGN CURRENCY
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005)

			Applicable
	Foreign		Exchange	Amount in Argentine pesos
Account	Currency	Amount	Rate	2006	2005

ASSETS
CURRENT ASSETS
Cash on hand and banks	US	$336,450	3.046	1,024,827	3,941,875
	Euros	403,586	3.892	1,570,755	676,711
	Chilean Pesos	6,333	0.006	38	—
	Reales	123	1.399	172	1,342
	Pounds	55,004	5.624	309,343	6,781

Subtotal				2,905,135	4,626,709

Investments	US	$75,427	3.046	229,750	110,924
	Euros	29,272	3.892	113,926	79,920

Subtotal				343,676	190,844

Trade receivables	US	$1,869,683	3.046	5,695,053	3,161,004
	Euros	274,296	3.897	1,068,932	1,255,429

Subtotal				6,763,985	4,416,433

Other receivables	US	$403,280	3.046	1,228,391	956,845
	Euros	9,370	3.892	36,468	41,472
	Pounds			—	2,728

Subtotal				1,264,859	1,001,045

Total current assets				11,277,655	10,235,031

NON-CURRENT ASSETS
Other receivables	US	$757,023	3.046	2,305,892	6,796,160
	Euros	51,585	3.892	200,768	—

Subtotal				2,506,660	6,796,160

Total non-current assets				2,506,660	6,796,160

Total assets				13,784,315	17,031,191

LIABILITIES
CURRENT LIABILITIES
Trade accounts payable	US	$819,703	3.086	2,529,603	1,484,239
	Euros	21,049	3.892	81,923	—

Subtotal				2,611,526	1,484,239

Bank and financial loans	US	$597,002	3.086	1,842,349	3,311,364

Total current liabilities				4,453,875	4,795,603

NON-CURRENT LIABILITIES
Bank and financial loans	US	$499,676	3.086	1,542,000	2,089,132

Total non-current liabilities				1,542,000	2,089,132

Total liabilities				5,995,875	6,884,735

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A)

Appendix VI

INFORMATION REQUIRED UNDER LAW ARTICLE 64, Inc. b) OF LAW No. 19.550
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal years ended June 30, 2005 and 2004)
(in Argentine pesos)

	2006
		Production	Selling	Administrative	Financial	Total	Total
Items	Total	Costs	Expenses	Expenses	Expenses	2005	2004

Fees	626,595	242,858	164,842	218,895	—	363,703	399,122
Salaries and wages	8,044,394	6,940,362	580,761	523,271	—	6,089,351	4,258,339
Social security payments	1,320,817	1,119,639	95,922	105,256	—	1,027,964	809,127
Other personnel benefits	1,088,905	1,014,308	20,572	54,025	—	1,074,915	688,780
Bank and financial interest	358,120	—	—	—	358,120	398,682	72,332
Fees and bank commissions	415,547	—	—	—	415,547	384,453	378,114
Supplier and other interest	1,303,022	—	—	—	1,303,022	1,172,845	415,632
Tax interest	282,882	—	—	—	282,882	2,297	170,973
Taxes, impositions, and contributions	1,134,821	55,550	338,485	8,284	732,502	1,074,530	953,363
Insurance	645,571	375,921	8,694	35,453	225,503	543,385	258,677
Electricity	10,724,660	10,718,740	3,263	2,657	—	8,182,459	5,975,432
Utilities	367,888	247,895	52,063	67,930	—	347,086	303,593
Maintenance, spares, and materials	3,061,501	3,040,510	3,416	17,575	—	3,792,471	4,451,206
Commissions	2,056,969	—	2,056,969	—	—	1,971,453	1,183,085
Mobility, travel allowances, and representation expenses	1,670,208	336,872	1,208,917	124,419	—	1,222,071	1,128,136
Third party services	2,440,671	2,235,583	175,386	29,702	—	2,861,739	1,629,736
Leases	393,073	307,099	—	85,974	—	324,476	130,148
Transport costs	6,597,963	375,312	6,222,651	—	—	7,160,113	6,209,868
Export expenses	2,980,761	—	2,980,761	—	—	3,885,154	3,056,225
Depreciation of fixed assets	2,820,065	2,808,838	6,946	4,281	—	2,668,097	2,285,686
Computer expenses	102,898	74,821	5,750	22,327	—	98,809	112,157
Postage and office supplies	142,860	63,602	40,946	38,312	—	133,094	113,275
Cleaning and gardening services	291,100	271,706	4,084	15,310	—	169,151	105,103
Others	676,886	15,426	574,708	86,752	—	100,610	133,838

Total 2006	49,548,177	30,245,042	14,545,136	1,440,423	3,317,576

Total 2005		26,552,859	14,467,711	1,204,386	2,823,952	45,048,908

Total 2004		21,888,513	10,418,592	1,138,530	1,776,312		35,221,947

SOLSIL, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

JUNE 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Solsil, Inc.
Beverly, Ohio

We have audited the accompanying balance sheet of Solsil, Inc. (a development stage company) as of June 30, 2007, and the related statements of operation, stockholders’ equity, and cash flows for the year then ended, and the period beginning March 29, 2006 (inception) and ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solsil, Inc. as of June 30, 2007 and the results of its operations and its cash flows for the year then ended, and the period beginning March 29, 2006 (inception) and ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/  Hobe & Lucas
     Certified Public Accountants, Inc.

Hobe & Lucas
Certified Public Accountants, Inc.

Independence, Ohio
September 17, 2007, except for Note 9, as to which the date is June 25, 2008

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
JUNE 30, 2007

ASSETS

2007

Current assets
Cash	$254,014
Accounts receivable	136,091
Inventory	942,842

Total current assets	1,332,947

Property, plant and equipment — at cost
Buildings	98,189
Equipment	6,383,158

6,481,347
Less: accumulated depreciation	337,051

Net property, plant and equipment	6,144,296

Total assets	$7,477,243

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$3,502,518
Deferred revenue	1,120,000

Total current liabilities	4,622,518

Stockholders’ Equity
8% cumulative voting series A preferred stock, $0.01 par value 275 shares authorized, -0- issued and outstanding	—
Common stock, $0.01 par value, 3,000 shares authorized, 1,457 shares issued and 1,447 shares outstanding	15
Additional paid-in capital	12,798,078
(Deficit) accumulated during development stage	(9,923,368)

2,874,725
Less: Treasury stock 10 common shares at cost	(20,000)

Total stockholders’ equity	2,854,725

Total liabilities and stockholders’ equity	$7,477,243

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATION
FOR THE YEAR ENDED JUNE 30, 2007, AND FOR THE PERIOD BEGINNING
MARCH 29, 2006 (INCEPTION) AND ENDED JUNE 30, 2007

		Inception
		through
	2007	June 30, 2007

Sales — net	$2,647,884	2,647,884

Cost of sales	8,998,478	11,332,980

Gross deficit — (net research and development)	(6,350,594)	(8,685,096)

Expenses
General and administrative expenses	1,399,051	2,186,256

Loss from operations	(7,749,645)	(10,871,352)

Other income
Interest income	154,479	167,984
Other income	780,000	780,000

	934,479	947,984

Net loss before provision for income taxes	(6,815,166)	(9,923,368)

Provision for income taxes	—	—

Net loss	$(6,815,166)	(9,923,368)

Loss per share	$(4,696.39)	Not applicable

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED JUNE 30, 2007 AND THE PERIOD BEGINNING MARCH 29, 2006
(INCEPTION) AND ENDED JUNE 30, 2007

		Issued
	Common	Common	Additional
	Stock	Stock	Paid-In	Accumulated Treasury
	Shares	Amount	Capital	(Deficit)	Stock	Total

Issuance of common stock	1,348.3900	$14	5,024,078	—	—	5,024,092
Purchase of treasury shares	—	—	—	—	(20,000)	(20,000)
Stock-based compensation expense	—	—	759,926	—	—	759,926
Net loss — June 30, 2006	—	—		(3,108,202)	—	(3,108,202)

Balance — June 30, 2006	1,348.3900	14	5,784,004	(3,108,202)	(20,000)	2,655,816
Issuance of common stock, Net of issuance costs of $43,379	108.2668	1	6,056,619	—	—	6,056,620
Stock-based compensation expense	—	—	957,455	—	—	957,455
Net loss — June 30, 2007	—	—		(6,815,166)	—	(6,815,166)

Balance — June 30, 2007	1,456.6568	$15	12,798,078	(9,923,368)	(20,000)	2,854,725

The accompanying notes are an integral part of these financial statements.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2007 AND THE PERIOD BEGINNING MARCH 29, 2006
(INCEPTION) AND ENDED JUNE 30, 2007

		Inception
		through
	2007	June 30, 2007

Cash flows from operating activities
Net loss	$(6,815,166)	(9,923,368)

Adjustments to reconcile net (loss) to cash provided (used) by operating activities:
Stock based compensation	957,455	1,717,381
Depreciation	337,051	337,051
Increase in accounts receivable	(136,091)	(136,091)
Increase in inventory	(942,842)	(942,842)
Increase in accounts payable	850,519	3,502,518
Decrease in accrued expenses	(4,167)	—
Increase in deferred revenue	1,120,000	1,120,000

Net cash used in operating activities	(4,633,241)	(4,325,351)

Cash flows from investing activities
Purchase of property, plant and equipment	(5,183,852)	(6,481,347)

Net cash used in investing activities	(5,183,852)	(6,481,347)

Cash flows from financing activities
Proceeds from issuance of common stock	6,056,621	11,080,712
Purchase of treasury stock	—	(20,000)

Net cash provided by financing activities	6,056,621	11,060,712

Net (decrease) increase in cash	(3,760,472)	254,014

Cash and equivalents — beginning	4,014,486	—

Cash and equivalents — ending	$254,014	254,014

Supplemental schedule of cash flow information
Interest	$—	—

Income taxes	$—	—

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2007

NOTE 1 —	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant policies of Solsil, Inc., (hereinafter the “Company”), is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company is primarily engaged in the development of refined silicon to be used in the solar panel industry. The Company recognizes its revenues as required by Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements”. Revenue is only recognized on product sales once the product has been shipped to the customers (FOB Origin), and all other obligations have been met.

Accounts Receivable

The Company grants credit to its customers in the ordinary course of business. The Company provides for an allowance for uncollectible receivables based on prior experience. The allowance at June 30, 2007 was zero.

Inventories

Inventories are recorded at the lower of cost (first-in, first out) or market.

Research and Development

Research and development costs are charged to operations when incurred and are included in operating expenses. The amount charged in 2007 was $6,350,594.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Tax

In 2006, the Company was part of a controlled group with Globe Metallurgical, Inc. (GMI). As a result, surtax and minimum exemptions and expensing of depreciable assets were allocated among related parties. At June 30, 2006, 100% of the allocable items were allocated to GMI. As of July 1, 2006 the Company is no longer part of a controlled group. Deferred tax assets and liabilities are determined based on the difference between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Development Stage Entity

The Company was incorporated in the state of Delaware on March 29, 2006. It is primarily engaged in the development and marketing of refined silicon to be used in the solar panel industry. Realization of a major

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

portion of its assets is dependent upon the Company’s ability to successfully develop and market its products, meet its future financing requirements, and the success of future operations (see Note 9).

Concentrations of Risk

The Company’s cash is deposited in FDIC-insured banks. The funds are insured up to $100,000. Periodically the cash in the bank exceeds federally insured limits.

During 2007, 84% of sales were derived from two customers who are also related parties of the Company. Accounts receivable at June 30, 2007 were $136,091 from these customers.

Depreciation

Property, plant and equipment are stated at cost. The Company depreciates property, plant and equipment over its estimated useful lives on a straight-line basis. Useful lives of property, plant and equipment range between 7 to 10 years for equipment and 40 years for buildings.

Stock Options

The Company maintains the 2006 Non-Qualified Stock Plan (the plan). The plan provides for the granting of non-qualified stock options to select employees, officers, directors and consultants as an incentive to such eligible persons. There are 100 shares available for grant under the plan. Each option is exercisable as stated in the recipient’s employment agreement and expires ten years after the date of grant. Each option shall be at fair market value on the date of the grant. At June 30, 2006, 100 shares with exercise prices of $50,000 were outstanding of which 33 shares were exercisable. At June 30, 2007, 100 shares with exercise prices of $50,000 were outstanding of which 66 shares were exercisable.

A summary of option activity under the plans follows:

Weighted
	Number of	Average
	Shares Under	Exercise
	Option	Price

Outstanding at March 29, 2006 (Inception)	—	$—
Granted	100	50,000
Exercised	—	—
Cancelled	—	—

Outstanding at June 30, 2006	100	50,000
Granted	—	—
Exercised	—	—
Cancelled	—	—

Outstanding at June 30, 2007	100	$50,000

Exercisable shares at June 30, 2007	66	$50,000

In December 2004 the Financial Accounting Standards Board (“FASB”) issued FASB No. 123 (revised), Share-Based Payment, (“FASB 123(R)”). FASB 123(R) eliminates the alternative of using Accounting Principles Board’s Opinion No. 25, “Accounting for stock issued to employees” (“APB No. 25”) intrinsic

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

value method of accounting that was provided in FASB 123 as originally issued. Under APB No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. FASB No. 123(R) requires entities to recognize the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of these awards (with limited exceptions.). The Company has incurred an additional $957,455 of compensation cost in 2007.

The fair value for the stock was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for all options granted: a risk free interest rate of 5.07%, expected life of the options of six years, no expected dividend yield and a volatility factor of 63%.

Shipping and Handling Costs

Shipping and handling costs are included in the cost of sales.

NOTE 2 —	INVENTORIES

Inventories at June 30, 2007 consists of:

Finished goods	$141,484
Work in process	15,635
Raw materials	785,723

$942,842

NOTE 3 —	FAIR VALUE OF FINANCIAL STATEMENTS

The carrying amount of cash, accounts receivable and liabilities approximates the fair value reported on the balance sheet.

NOTE 4 —	INCOME TAXES

The sources of loss from continuing operations before income taxes for the year ended June 30, 2007 were generated completely from its U.S. operations in the amount of $(6,815,166).

Income taxes for the period ended June 30 are as follows:

2007

Current	$—
Deferred	—

$—

The significant reconciling items between the income tax charge stated and the amount of income tax charge that would result from applying the U.S. domestic federal statutory tax rate of 34% is a valuation allowance against deferred tax assets.

2007

Federal tax rate	(34.0)%
Increase in valuation allowance	34.0%

Effective tax rate	—

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

The Company’s deferred tax assets and liabilities at June 30 consist of:

2007

Deferred tax assets:
Net operating losses and carryforwards	$2,900,000
Stock based compensation	584,000
Research and development credits	236,800

3,720,800
Deferred tax liabilities:
Property, plant and equipment	(196,300)

Valuation allowance	(3,524,500)

Net deferred taxes	$—

Deferred taxes are provided for the difference between the book and tax basis of assets and liabilities recorded for financial statement and income tax reporting purposes. Principal differences relate to depreciation methods of property, plant and equipment, net operating loss carryforwards and research and development credits.

During 2007, the valuation allowance increased by $2,311,500.

At June 30, 2007 the Company has approximately $8,535,000 of net operating loss carryforwards expiring in 2026 and 2027.

The Company has approximately $236,000 of research and development tax credit carryforwards expiring in 2026.

NOTE 5 —	STOCKHOLDERS’ EQUITY

Preferred Stock

Each share of the series A convertible preferred stock is convertible into common shares based on the original issue price plus accrued dividends divided by $48,804.89. Preferred shares are entitled to cumulative dividends at a rate of 9.5% if paid by additional preferred shares or 8% if paid by cash. In the event no cash dividends are paid prior to June 30, 2009 the cumulative dividends rate becomes 12%. The preferred shares are to be redeemed anytime on or after July 3, 2012 with the vote of 75% of the preferred shares for the original issue price plus accrued dividends. Please see the cancellation of preferred shares in subsequent event footnote 9.

Board of Directors

The Company’s Board of Directors consists of six individuals, four elected by common shareholders including one designated by a specific shareholder and two elected by preferred shareholders, both of which are designated by two specific preferred shareholders.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

NOTE 6 —	LOSS PER SHARE

Basic loss per common share is based on net loss divided by the weighted average number of common shares outstanding for the year ended June 30, 2007. There is no dilutive effect of basic earnings per share.

June 30,
2007

Net loss	$(6,815,166)
Weighted average common shares	1,451.15

Loss per share — basic and diluted	$(4,696.39)

NOTE — 7 OPERATING SEGMENT

The Company operates in one reportable segment, silicon metal.

NOTE 8 —	RELATED PARTY TRANSACTIONS

Related Party Sales

During 2007, 84% of sales were derived from two customers who are also related parties of the Company. Accounts receivable at June 30, 2007 were $136,091 from these customers.

Sales Agreement

In July 2006 the Company entered into an agreement with a shareholder to supply solar grade silicon through September 2011. The agreement calls for a fee of $3,900,000 of which $1,900,000 was received as of June 30, 2007, with $2,000,000 due upon completion of specific terms. Revenue recognized from this agreement was $780,000 in 2007, with $1,120,000 of deferred revenue at June 30, 2007. The agreement has a three-year renewal option. The agreement provides that the Company supply at a fixed price, at least 300 and up to 700 metric tons annually to be used solely in the shareholder’s production process. The sales price per kilogram under this agreement is independent of the Company’s actual cost of production. Sales to this customer were $1,066,028 in 2007. See note 9 regarding subsequent replacement of this agreement.

GMI Agreements

The Company purchased assets for manufacturing refined silicon from GMI, a related party, during the period beginning March 29, 2006 and ending June 30, 2006. The price paid included reimbursement of administrative expenses and other costs amounting to $2,509,910, plus 8% interest, calculated on an annual basis, beginning March 31, 2006. The interest was $32,872 during the June 30, 2006 fiscal year. Additionally, the Company entered into a supply agreement, operating and facility site lease with GMI. There was no activity under the supply agreement during the year. The site lease began July 1, 2006. Accounts payable to this related party were $1,757,481 at June 30, 2007 and are included in accounts payable. Additionally, in 2007, the Company purchased additional assets from this related party in the amount of $224,978.

Supply Agreement

The supply agreement with GMI expires in December 2026 with a ten-year renewal option. The agreement calls for GMI to provide “S-1” metallurgical grade silicon at the greater of GMI’s direct cost plus 15% or the mean price of the bid and ask prices in Ryan’s Notes the week prior to delivery. Purchases from GMI were $2,198,655 in 2007.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

Operating Agreement

Under the agreement, GMI is to provide administrative and operating services. The Company shall reimburse GMI for its direct cost plus 5%. Expenses related to this agreement were $3,006,564 in 2007.

Facility Site Lease

The facility site lease expires June 2026 with two ten-year renewal options. Rent is payable in monthly installments of $6,250. Rent expense was $75,000 for 2007.

NOTE 9 —	SUBSEQUENT EVENTS

On July 1, 2007, the Company determined that they were no longer a development stage company since they have effectively brought their upgraded metallurgical grade silicon product to market.

In July 2007, the Company entered an agreement to issue up to 225.3863 of its Series A 8% cumulative convertible Preferred Stock (Preferred Shares) at $48,805 per share. On February 29, 2008, pursuant to the merger agreement with Globe Specialty Metals, Inc. (GSM), each of the Company’s Preferred Shares issued and outstanding on February 28, 2008 were converted into 6,058.543 shares of GSM’s stock in exchange for all obligations due to the preferred stockholders of record on February 28, 2008.

In July 2007 the Company issued 81.9588 preferred shares in exchange for $4,000,000.

In October 2007 the Company obtained $3,000,000 short term financing from related parties and existing investors. The paid in kind interest is to be capitalized as principal outstanding on these notes. The interest rate is the sum of the LIBOR rate plus 3%. The financing maturity date is October 24, 2008.

On February 29, 2008, 81% of Solsil stock was acquired by Globe Specialty Metals, Inc. (GSM). Based on the terms of the acquisition agreement, GSM will issue 5,628,657 new shares of common stock to shareholders and option holders of Solsil in exchange for the approximate 81% interest in Solsil. The estimated purchase price for Solsil was $75.7 million.

On April 24, 2008, the Company and Globe Metallurgical, Inc. signed an agreement with BP Solar International, Inc. for the sale of solar grade silicon from Solsil to BP Solar on a take or pay basis. BP Solar will also deploy certain existing BP Solar silicon technology at Solsil’s facility and will jointly develop new technology to enhance Solsil’s proprietary upgraded solar silicon metallurgical process.

As discussed in Note 8 (Related Party Transactions), the Company entered into an agreement with a shareholder to supply solar grade silicon through September 2011. Effective January 1, 2008, this agreement was replaced with a new agreement extending through December 31, 2012. The selling price per kilogram under the new agreement is the lower of the Company’s fully loaded costs, as defined in the agreement, plus an applicable profit margin or a fixed price specified in the agreement. The fixed price decreases on an annual basis through calendar year 2012.

SOLSIL, INC.

FINANCIAL STATEMENTS

(UNAUDITED)

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
BALANCE SHEETS
DECEMBER 31, 2007 AND JUNE 30, 2007

	December 31,	June 30,
	2007	2007
	(UNAUDITED)

ASSETS
Current assets
Cash	$727,126	254,014
Accounts receivable	989,913	136,091
Prepaid expenses	40,431	—
Inventory	909,584	942,842

Total current assets	2,667,054	1,332,947

Property, plant and equipment — at cost
Buildings	98,189	98,189
Equipment	6,493,001	6,383,158
Construction in progress	616,570	—

	7,207,760	6,481,347
Less: Accumulated depreciation	676,036	337,051

Net property, plant and equipment	6,531,724	6,144,296

Total assets	$9,198,778	7,477,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,559,290	3,502,518
Notes payable	3,000,000	—
Accrued expenses	40,194	—
Deferred revenue	730,000	1,120,000

Total current liabilities	6,329,484	4,622,518

Stockholders’ equity
8% cumulative voting series A preferred stock, $0.01 par value, 275 shares authorized, 82 shares issued and outstanding at December 31, 2007; -0- shares issued and outstanding at June 30, 2007	1	—
Common stock, $0.01 par value, 3,000 shares authorized, 1,457 shares issued and 1,447 shares outstanding	15	15
Additional paid-in capital	16,910,898	12,798,078
Accumulated deficit	(4,098,252)	—
Deficit accumulated during development stage	(9,923,368)	(9,923,368)

	2,889,294	2,874,725
Less: Treasury stock, 10 common shares at cost	(20,000)	(20,000)

Total stockholders’ equity	2,869,294	2,854,725

Total liabilities and stockholders’ equity	$9,198,778	7,477,243

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
STATEMENTS OF OPERATION
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007
AND 2006
AND FOR THE PERIOD BEGINNING MARCH 29, 2006 (INCEPTION) AND
ENDED JUNE 30, 2007
(UNAUDITED)

			Inception to
	December 31,		June 30,
	2007	2006	2007

Net sales	$4,241,050	905,160	2,647,884
Cost of sales	8,139,315	3,813,968	11,332,980

Gross deficit	(3,898,265)	(2,908,808)	(8,685,096)
General and administrative expenses	624,109	669,306	2,186,256

Loss from operations	(4,522,374)	(3,578,114)	(10,871,352)

Other income
Interest income	34,122	95,656	167,984
Other income	390,000	—	780,000

	424,122	95,656	947,984

Net loss before provision for income taxes	(4,098,252)	(3,482,458)	(9,923,368)
Provision for income taxes	—	—	—

Net loss	$(4,098,252)	(3,482,458)	(9,923,368)

Net loss per share: basic and diluted	$(2,813.46)	(2,408.79)	Not applicable

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007
(UNAUDITED)

	Common
	Stock	Issued	Issued
	and	Common	Preferred	Additional
	Preferred Stock	Stock	Stock	Paid-In	Accumulated	Treasury
	Shares	Amount	Amount	Capital	Deficit	Stock	Total
	(Unaudited)

Balance — June 30, 2007	1,456.6568	$15	—	12,798,078	(9,923,368)	(20,000)	2,854,725
Issuance of preferred stock	81.9588	—	1	3,999,990	—	—	3,999,991
Syndication costs	—	—	—	(42,053)	—	—	(42,053)
Stock based compensation	—	—	—	154,883	—	—	154,883
Net loss — December 31, 2007	—	—	—	—	(4,098,252)	—	(4,098,252)

Balance — December 31, 2007	1,538.6156	$15	1	16,910,898	(14,021,620)	(20,000)	2,869,294

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006
AND FOR THE PERIOD BEGINNING MARCH 29, 2006 (INCEPTION) AND
ENDED JUNE 30, 2007
(UNAUDITED)

			Inception to
	December 31,		June 30,
	2007	2006	2007

Cash flows from operating activities
Net loss	$(4,098,252)	(3,482,458)	(9,923,368)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock based compensation	154,883	478,728	1,717,381
Depreciation expense	338,985	168,526	337,051
Increase in accounts receivable	(853,822)	(470,046)	(136,091)
(Increase) decrease in inventory	33,258	(447,218)	(942,842)
Increase in prepaid expense	(40,431)	(82,231)	—
Increase (decrease) in accounts payable	(943,228)	20,656	3,502,518
Increase (decrease) in accrued expenses	40,194	(4,167)	—
Increase (decrease) in deferred revenue	(390,000)	—	1,120,000

Net cash used in operating activities	(5,758,413)	(3,818,210)	(4,325,351)

Cash flows from investing activities
Purchase of property, plant and equipment	(726,413)	(3,618,073)	(6,481,347)

Net cash used in investing activities	(726,413)	(3,618,073)	(6,481,347)

Cash flows from financing activities
Proceeds from issuance of common stock	—	6,100,002	11,080,712
Payments of syndication costs	(42,052)	(43,379)	—
Purchase of treasury stock	—	—	(20,000)
Proceeds from preferred stock issue	3,999,990	—	—
Proceeds from notes payable	3,000,000	—	—

Net cash provided by financing activities	6,957,938	6,056,623	11,060,712

Net (decrease) increase in cash	473,112	(1,379,660)	254,014
Cash and equivalents — beginning	254,014	4,014,485	—

Cash and equivalents — ending	$727,126	2,634,825	254,014

Supplemental schedule of cash flow information
Interest	$—	—	—

Income taxes	$—	—	—

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 —	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant policies of Solsil, Inc., (hereinafter the “Company” or “Solsil”), is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company is primarily engaged in the development of refined silicon to be used in the solar panel industry. The Company recognizes its revenues as required by Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements”. Revenue is only recognized on product sales once the product has been shipped to the customers (FOB origin), and all other obligations have been met.

Accounts Receivable

The Company grants credit to its customers in the ordinary course of business. The Company provides for an allowance for uncollectible receivables based on prior experience. There was no allowance for uncollectible receivables at December 31, 2007 and June 30, 2007.

Inventories

Inventories are recorded at the lower of cost (first-in, first-out) or market.

Research and Development

Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged in during the six months ended December 31, 2007 and 2006 were $3,898,265 and $2,908,808, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Tax

In 2006, the Company was part of a controlled group with Globe Metallurgical, Inc. (GMI). As a result, surtax and minimum exemptions and expensing of depreciable assets were allocated among related parties. At June 30, 2006, 100% of the allocable items were allocated to GMI. As of July 1, 2006 the Company was no longer part of a controlled group. Deferred tax assets and liabilities are determined based on the difference between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Development Stage Entity

The Company was incorporated in the state of Delaware on March 29, 2006. It is primarily engaged in the development and marketing of refined silicon to be used in the solar panel industry. The Company’s ability

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

to successfully develop and market its products, meet its future financing requirements, are conditions for the success of future operations. On July 1, 2007, the Company determined that they were no longer a developmental stage company since it effectively brought its upgraded metallurgical grade silicon product to market.

Concentrations of Risk

The Company’s cash is deposited in FDIC-insured banks. The funds are insured up to $100,000. Periodically, the cash balances in the bank exceed federally insured limits.

During the six months ended December 31, 2007, 88% of sales were derived from two customers who are also related parties of the Company. Accounts receivable at December 31, 2007 were $966,247 from these customers. During the six months ended December 31, 2006, 91% of sales were derived from two customers who are also related parties of the Company. Accounts receivable at June 30, 2007 were $136,091 from these customers.

Depreciation

Property, plant and equipment are stated at cost. The Company depreciates property, plant and equipment over its estimated useful lives on a straight-line basis. Useful lives of property, plant and equipment range between 7 to 10 years for equipment and 40 years for buildings.

Stock Options

The Company maintains the 2006 Non-Qualified Stock Plan (the Plan). The Plan provides for the granting of non-qualified stock options to select employees, officers, directors and consultants as an incentive to such eligible persons. There are 100 shares available for grant under the Plan. Each option is exercisable as stated in the recipient’s employment agreement and expires ten years after the date of grant. Each option shall be at fair market value on the date of the grant. At December 31, 2006, 100 shares with exercise prices of $50,000 were outstanding of which 50 shares were exercisable. At December 31, 2007, 100 shares with exercise prices of $50,000 were outstanding of which 83 shares were exercisable.

A summary of option activity under the plans follows:

		Weighted
	Number of	Average
	Shares Under	Exercise
	Option	Price

Outstanding at June 30, 2007	100	$50,000
Granted	—	—
Exercised	—	—
Cancelled	—	—

Outstanding at December 31, 2007	100	$50,000

Exercisable shares at June 30, 2007	66	$50,000

Exercisable shares at December 31, 2007	83	$50,000

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB No. 123 (revised), Share-Based Payment, (“FASB 123(R)”). FASB 123(R) eliminates the alternative of using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) intrinsic value method of accounting that was provided in FASB 123 as originally issued. Under APB No. 25, issuing stock

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

options to employees generally resulted in recognition of no compensation cost. FASB No. 123(R) requires entities to recognize the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of these awards (with limited exceptions.). The Company has incurred $154,833 and $478,728 of stock-based compensation expense for the six months ended December 31, 2007 and 2006, respectively.

The fair value for the stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for all options granted: a risk free interest rate of 5.07%, expected life of the options of six years, no expected dividend yield and a volatility factor of 63%.

Shipping and Handling Costs

Shipping and handling costs are included in the cost of sales.

NOTE 2 —	INVENTORIES

Inventories at December 31, 2007 and June 30, 2007 consists of the following:

	December 31,	June 30,
	2007	2007

Finished goods	$104,332	$141,484
Work in process	89,507	15,635
Raw materials and supplies	715,745	785,723

	$909,584	$942,842

NOTE 3 —	FAIR VALUE OF FINANCIAL STATEMENTS

The carrying amount of cash, accounts receivable and liabilities approximates the fair value reported on the balance sheet.

NOTE 4 —	INCOME TAXES

The sources of loss from continuing operations before income taxes for the six months ended December 31, 2007 and December 31, 2006 were generated completely from the Company’s U.S. operations in the amount of $(4,098,252) and $(3,482,458), respectively.

Income taxes for the six month periods ended December 31, are as follows:

	2007	2006

Current	$—	$—
Deferred	—	—

	$—	$—

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

The Company’s deferred tax assets and liabilities at December 31, 2007 and June 30, 2007 consist of:

	December 31,	June 30,
	2007	2007

Deferred tax assets:
Net operating losses and carryforwards	$4,398,000	2,900,000
Stock based compensation	636,600	584,000
Research and development credits	236,800	236,800

	5,271,400	3,720,800
Deferred tax liabilities:
Property, plant and equipment	(348,400)	(196,300)

Valuation allowance	(4,923,000)	(3,524,500)

Net deferred taxes	$—	—

Deferred taxes are provided for the difference between the book and tax basis of assets and liabilities recorded for financial statement and income tax reporting purposes. Principal differences relate to depreciation methods of property, plant and equipment, net operating loss carryforwards and research and development credits.

The significant reconciling items between the income tax charge stated and the amount of income tax charge that would result from applying the US domestic federal statutory rate of 34% is a valuation allowance against deferred tax assets.

	December 31,
	2007	2006

Federal tax rate	(34.0)%	(34.0)
Increase in valuation allowance	34.0	34.0

Effective tax rate	—%	—

At December 31, 2007 the Company has approximately $12,935,000 of net operating loss carry forwards expiring in 2026 and 2027. At December 31, 2007, the Company had $236,000 of research and development tax credit carryforwards expiring in 2026.

NOTE 5 — STOCKHOLDERS’ EQUITY

Preferred Stock

Each share of the series A convertible preferred stock is convertible into common shares based on the original issue price plus accrued dividends divided by $48,804.89. Preferred shares are entitled to cumulative dividends at a rate of 9.5% if paid by additional preferred shares or 8% if paid by cash. In the event no cash dividends are paid prior to June 30, 2009, the cumulative dividends rate becomes 12%. On February 29, 2008, pursuant to the merger agreement with Globe Specialty Metals, Inc. (GSM), each of the Company’s preferred shares issued and outstanding on February 28, 2008 were converted into 6,058.543 shares of GSM’s stock in exchange of all the obligations due to the preferred stockholder.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

Board of Directors

The Company’s Board of Directors consists of six individuals, four elected by common shareholders including one designated by a specific shareholder and two elected by preferred shareholders, both of which are designated by two specific preferred shareholders.

NOTE 6 — LOSS PER SHARE

Basic loss per common share is based on net loss divided by the weighted average number of common shares outstanding for the six months ended December 31, 2007 and December 31, 2006. There is no dilutive effect on basic earnings per share.

	December 31,
	2007	2006

Net loss	$(4,098,252)	(3,482,458)
Weighted average common shares	1,456.66	1,445.73

Net loss per share — basic and diluted	$(2,813.46)	(2,408.79)

NOTE 7 — RELATED PARTY TRANSACTIONS

Related Party Sales

During the six months ended December 31, 2007 and 2006, 88% and 91% of sales, respectively were derived from two customers who are also related parties of the Company. Accounts receivable from these customers at December 31, 2007 and 2006 were $966,247 and $823,526, respectively.

Sales Agreement

In July 2006 the Company entered into an agreement with a shareholder to supply solar grade silicon through September 2011. The agreement calls for a fee of $3,900,000 of which $1,900,000 was received during 2007, with $2,000,000 due upon completion of specific terms. Revenue recognized from this agreement was $390,000 in 2007, with $730,000 of deferred revenue at December 31, 2007. The agreement has a three-year renewal option. The agreement provides that the Company supply at least 300 and up to 700 metric tons annually to be used solely in the shareholder’s production process. The sales price per kilogram under this agreement is independent of the Company’s actual cost of production. Sales to this customer were $2,413,830 and $177,208 for the six months ended December 31, 2007 and 2006, respectively. See note 10 regarding subsequent replacement of this agreement.

GMI Agreements

The Company purchased assets for manufacturing refined silicon from GMI, a related party, during the period beginning March 29, 2006 and ending June 30, 2006. The price paid included reimbursement of administrative expenses and other costs, amounting to $2,509,910, plus 8% interest, calculated on an annual basis, beginning March 31, 2006. The interest was $0 and $49,958 during the six months ended December 31, 2007 and 2006, respectively. Additionally, the Company entered into a supply agreement (see below), operating and facility site lease with GMI. The site lease began July 1, 2006. Accounts payable to this related party were $962,227 and $804,080 at December 31, 2007 and 2006, respectively and are included in accounts payable.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

Supply Agreement

The supply agreement with GMI expires in December 2026 with a ten-year renewal option. The agreement calls for GMI to provide “S-1” metallurgical grade silicon at the greater of GMI’s direct cost plus 15% or the mean price of the bid and ask prices in Ryan’s Notes the week prior to delivery. Purchases from GMI were $1,928,018 and $976,364 for the six months ended December 31, 2007 and 2006, respectively.

Operating Agreement

Under the agreement, GMI is to provide administrative and operating services. The Company shall reimburse GMI for its direct costs plus 5%. Expenses related to this agreement were $3,006,564 and $1,754,106 for the six months ended December 31, 2007 and 2006, respectively.

Facility Site Lease

The facility site lease expires June 2026 with two ten-year renewal options. Rent is payable in monthly installments of $6,250. Rent expense was $38,403 for the six months ended December 31, 2007 and $37,500 for the six months ended December 31, 2006.

NOTE 8 —	BUSINESS SEGMENTS

The Company operates in one reportable segment, silicon metal.

NOTE 9 —	NOTES PAYABLE

On October 24, 2007, the Company obtained a $3,000,000 short-term financing from related parties at a variable interest rate per annum equal to the sum of the LIBOR rate plus 3%. The paid in kind interest is to be capitalized quarterly as principal outstanding on these notes. These notes mature on October 24, 2008 and are secured by all assets and properties of the Company.

NOTE 10 —	SUBSEQUENT EVENTS

On February 29, 2008, approximately 81% of Solsil stock was acquired by Globe Specialty Metals, Inc. (GSM). Based on the terms of the acquisition agreement, GSM issued 5,628,657 new shares of GSM’s common stock to shareholders and option holders of Solsil in exchange for the approximate 81% interest in Solsil. The estimated purchase price for the 81% interest in Solsil is $75.7 million.

On April 24, 2008, Solsil, Inc. and Globe Metallurgical, Inc. signed an agreement with BP Solar International Inc. for the sale of solar grade silicon. The Company said BP Solar and Solsil will also deploy certain existing BP Solar silicon technology at Solsil’s facility and will jointly develop new technology to enhance Solsil’s proprietary upgraded solar silicon metallurgical process.

As discussed in Note 7 (Related Party Transactions), the Company entered into an agreement with a shareholder to supply solar grade silicon through September 2011. Effective January 1, 2008, this agreement was replaced with a new agreement extending through December 31, 2012. The selling price per kilogram under the new agreement is the lower of the Company’s fully loaded costs, as defined in the agreement, plus an applicable profit margin or a fixed price specified in the agreement. The fixed price decreases on an annual basis through calendar year 2012.

ULTRA CORE CORPORATION

FINANCIAL STATEMENTS
(With Independent Auditors’ Report)

JUNE 30, 2006

August 3, 2006

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Ultra Core Corporation
Park Ridge, IL 60068

We have audited the accompanying balance sheet of Ultra Core Corporation as of June 30, 2006 and the related statement of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet of Ultra Core Corporation as of June 30, 2006 and the related statement of income, retained earnings, and cash flows for the year ended June 30, 2006 present fairly in all material respects, the financial position of Ultra Core Corporation and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  Hochfelder & Weber P.C.

Hochfelder & Weber, P.C.
Certified Public Accountants

Chicago, Illinois

ULTRA CORE CORPORATION

BALANCE SHEET
JUNE 30, 2006

ASSETS
CURRENT ASSETS
Cash	$118,290
Accounts Receivable	1,311,744
Inventory	1,810,801

Total Current Assets	3,240,835

PROPERTY AND EQUIPMENT
Equipment	8,557
Furniture and Fixtures	8,756
Leasehold Improvements	2,210
Automobile	15,622

Total Property and Equipment	35,145
Less: Accumulated Depreciation	(29,091)

Net Property and Equipment	6,054

OTHER ASSETS
Deposits	14,907

TOTAL ASSETS	$3,261,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$742,622
Accrued Payroll	11,156
Income Taxes Payable	56,815
Customer Deposit	47,543
Accrued Interest Payable	3,704
Loan Payable — Crecera	443,253
Loan Payable — Crecera Brillions	1,393,762
Loan Payable — Morales	400,000

Total Current Liabilities	3,098,855

STOCKHOLDERS’ EQUITY
Common Stock — Authorized 10,000 shares, Par Value $.00 per share, 1,000 shares Issued and Outstanding	0
Additional Paid in Capital	1,000
Retained Earnings	161,941

Total Equity	162,941

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,261,796

The accompanying notes and accountant’s report are an integral part of these statements.

ULTRA CORE CORPORATION

STATEMENT OF INCOME AND RETAINED EARNINGS
FOR THE YEAR ENDED JUNE 30, 2006

SALES	$9,910,945

COST OF GOODS SOLD
Cost of Product	8,871,432
Import Expenses	231,099

Total Cost of Goods Sold	9,102,531

GROSS PROFIT	808,414

EXPENSES
Accounting and Legal Fees	59,122
Advertising	8,687
Bank Charges	6,414
Commissions	1,348
Depreciation	7,230
Insurance — General	27,012
Interest	109,221
General Expenses	42,834
Moving Expense	53,344
Outside Services	4,361
Payroll and Payroll Taxes	154,420
Rent	40,136
Telephone	9,296
Consulting	58,350

Total Expenses	581,775

NET INCOME BEFORE PROVISION FOR INCOME TAX	226,639
PROVISION FOR INCOME TAX	89,590

NET INCOME	137,049
Retained Earnings — Beginning of Year	255,892
Distributions	(231,000)

Retained Earnings — End of Year	$161,941

The accompanying notes and accountant’s report are an integral part of these statements.

ULTRA CORE CORPORATION

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$137,049
Adjustments to reconcile net income to net cash used by operations:
Depreciation and Amortization	7,230
Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(771,181)
(Increase) Decrease in Inventory	(737,638)
(Increase) Decrease in Other Assets	(311)
Increase (Decrease) in Payables	67,136
Increase (Decrease) in Customer Deposits	1,575

NET CASH USED BY OPERATING ACTIVITIES	(1,296,140)
CASH FLOWS FROM INVESTING ACTIVITIES
Fixed Asset Purchases	(4,591)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Net Proceeds from Loans	1,728,269
Distributions	(450,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,278,269

DECREASE IN CASH	(22,462)
CASH — BEGINNING OF YEAR	140,752

CASH — END OF YEAR	$118,290

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash Paid During the Year for:
Interest	$106,854

Income Taxes	$152,401

The accompanying notes and accountant’s report are an integral part of these statements.

ULTRA CORE CORPORATION

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE 1 —	BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description

Ultra Core Corporation was incorporated on April 30, 2003 under the laws of the State of Illinois. The Company is a wholesale distributor of alloys that are used by the foundry and steel industry.

Basis of Accounting

The Company records its income and expenses on the accrual basis of accounting. Under this method revenue is recorded when earned and expenses are recorded when incurred.

Property and Equipment

Property and equipment are carried at cost. Expenditures for major renewals and betterments which substantially increase the useful lives of existing assets are capitalized. Maintenance and repairs are charged to operating expense as incurred.

The Company provides for depreciation of equipment using accelerated methods over periods ranging from five to seven years. Leasehold improvements are amortized utilizing the straight-line method over a period of thirty-nine years.

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with initial maturities of three months or less.

Inventory

Inventory consists primarily of alloys used by the foundry and steel industries, which are valued at the lower of cost or market.

Uncollectible Accounts Receivable

The Company uses the specific identification method for accounts receivable balances considered uncollectible. As of June 30, 2006, management considers no accounts to be uncollectible.

NOTE 2 —	LOANS PAYABLE

On May 28, 2004, the Company entered into an Accounts Receivable Financing Agreement (Financing Agreement) with Crecera Finance Company whereby the Company can finance up to a maximum of $500,000 of its eligible accounts receivables with a 75% advance rate. The Company receives the balance of the accounts receivables when Crecera receives payment from the customers. The Financing Agreement, bears an interest rate of 9.9% per annum. At June 30, 2006, the outstanding balance is shown as a current liability under the caption “Loan Payable-Crecera” in the Company’s balance sheet.

ULTRA CORE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2006

On March 16, 2006, the Company entered into an Accounts Receivable Financing Agreement (Financing Agreement) with Crecera Finance Company whereby the Company borrowed $1,500,000 in exchange for an interest in all current and future receivables of Brillions, a customer of the Company. At June 30, 2006, Brillions accounts receivable balance is $181,607. As accounts receivables for Brillions are paid, Crecera collects the payments and applies these payments to the loan until the loan is paid in full including interest. The Financing Agreement bears interest at LIBOR + 4.5% per annum. At June 30, 2006, the outstanding balance is shown as a current liability under the caption “Loan Payable — Crecera Brillions.”

On July 15, 2005, Ultra Core Corporation extended a loan agreement with Juan Morales. The balance at June 30, 2006 is as follows:

Loan agreement, interest at 4.5% per annum, Limited to $400,000 with maturity date of July 15, 2006	$400,000

NOTE 3 —	LEASE COMMITMENTS

Ultra Core Corporation conducts it’s operations from facilities that are leased under a non-cancelable operating lease entered into on October 6, 2003. The lease expires on October 31, 2006.

The Company leases an apartment under a non-cancelable operating lease entered into on January 27, 2006. This apartment is occupied by an employee of the Company, and the lease expires on July 31, 2006

The following is a schedule of future minimum rental payments required under the above operating leases as of June 30, 2006.

Year Ending June 30	Amount

2007	$10,309

NOTE 4 —	MAJOR CUSTOMERS AND SUPPLIERS

For the year ended June 30, 2006, nine customers accounted for 85% of total revenue. At June 30, 2006, five customers accounted for 77% of total accounts receivable.

For the year ended June 30, 2006, the Company purchased 100% of it’s inventory from one supplier, a related party.

NOTE 5 —	CONCENTRATIONS OF CREDIT RISK

The Company maintains a cash balance in one financial institution in excess of the insurance limits provided by the Federal Deposit Insurance Corporation. The uninsured balance at June 30, 2006 is $17,790.

NOTE 6 —	RELATED PARTIES

The Company purchases all of its inventory from a related party, Stein, a high quality ferroalloys producer located in Argentina. At June 30, 2006, Ultra Core Corporation’s payable to Stein is $648,276.

During the year ended June 30, 2006, the Company distributed $450,000 to the shareholders of the company which consisted of $231,000 dividends and $219,000 return of capital.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee:

SEC registration fee	$5,895
NASDAQ listing fee	150,000
FINRA filing fee	15,500
Accounting fees and expense	380,000
Printing and engraving expenses	220,000
Legal fees and expenses	230,000
Transfer Agent and Registrar fees	23,500
Miscellaneous	475,105

Total	$1,500,000

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Globe Specialty Metals, Inc. or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our certificate of incorporation eliminates the liability of a director to us for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Globe Specialty Metals, Inc., our directors and officers who sign the registration statement and persons who control Globe Specialty Metals, Inc. under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act.

(a)  Issuances of Capital Stock and Warrants

The sales and issuances of securities described below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder:

•	On October 3, 2005, we consummated the initial public offering of our units at an initial offering price of $6.00 per unit. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $5.00. See “Description of Capital Stock — Warrants” for more information.

•	On November 13, 2006, we issued approximately 8.6 million shares of our common stock as part of the consideration paid for the acquisition of Globe Metallurgical, Inc.

•	In January and February 2007, we issued an aggregate of 3,633,480 shares of common stock as part of a private offer to exercise or exchange warrants made to certain of our warrant holders.

•	Between January 2007 and May 2007, we issued an aggregate of 5,541,348 shares of common stock as part of a private offer to exercise or exchange warrants made to all of our remaining warrant holders.

•	On December 28, 2007, we issued 100,262 shares of common stock and warrants to purchase 50,131 shares of common stock at an exercise price of $5.00 per share in connection with a cashless exercise of 67,458 unit purchase options.

•	On February 29, 2008, we issued 5,628,657 shares of common stock as part of the acquisition of Solsil, Inc.

•	On October 2, 2008, we issued 242,753 shares of common stock and warrants to purchase 485,505 shares of common stock at an exercise price of $5.00 per share in connection with a cashless exercise of 282,128 unit purchase options.

The sales and issuances of securities described below were deemed to be exempt from registration under the Securities Act by virtue of Section 3(a)(9):

•	Between March 2009 and June 2009, we issued a total of 3,484,417 shares of common stock in exchange for 19,164,294 warrants.

(b)  Certain Grants and Exercises of Stock Options

The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering.

Pursuant to our stock plans and certain stand-alone stock option agreements, we have issued options to purchase an aggregate of 4,381,000 shares of common stock as of June 30, 2009. Of these options:

•	options to purchase 66,000 shares of common stock have been canceled or lapsed without being exercised;

•	options to purchase 0 shares of common stock have been exercised; and

•	options to purchase a total of 4,315,000 shares of common stock are currently outstanding, at a weighted average exercise price of $5.12 per share.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement****
2.1	Agreement and Plan of Merger, dated as of January 8, 2008, by and among GSM, Solsil Acquisition Corp. and Solsil**
2.2	Amendment to Agreement and Plan of Merger, dated as of February 29, 2008, by and among GSM, Solsil Acquisition Corp., Solsil and the Representatives named therein**
3.1	Amended and Restated Certificate of Incorporation*
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation*
3.3	Amended and Restated Bylaws**
4.1	Second Amended and Restated Credit Agreement dated as of September 18, 2008, by and among GMI, Alabama Sand and Gravel, Inc., Laurel Ford Resources, Inc., West Virginia Alloys, Inc., as subsidiary guarantors, GSM, as Parent, the lender parties thereto, and Societe Generale, as Sole Arranger, Administrative Agent, Issuing Bank, Swingline Lender and Collateral Agent**
5.1	Opinion of Arent Fox LLP*****
10.1	2006 Employee, Director and Consultant Stock Option Plan*
10.2	Employment Agreement, dated May 26, 2008, between GSM and Jeff Bradley*
10.3	Employment Agreement, dated November 13, 2006, between GSM and Alan Kestenbaum*
10.4	Employment Agreement, dated May 31, 2006, between Solsil and Alan Kestenbaum*
10.5	Employment Agreement, dated November 13, 2006, between GSM and Arden Sims*
10.6	Employment Agreement, dated May 31, 2006, between Solsil and Arden Sims*
10.7	Employment Agreement, dated November 13, 2006, between GSM and Theodore A. Heilman, Jr.*
10.8	Employment Agreement, dated June 8, 2007, between GSM and Daniel Krofcheck*
10.9	Employment Agreement, dated June 20, 2008, between GSM and Stephen Lebowitz*
10.10	Solsil Secured Promissory Note made on October 24, 2007 and issued to Plainfield Direct Inc.**
10.11	Solsil Secured Promissory Note made on October 24, 2007 and issued to Plainfield Direct Inc.***
10.12	Employment Agreement, dated September 21, 2008, between GSM and Malcolm Appelbaum****
21.1	Subsidiaries*
23.1	Consent of KPMG LLP*****
23.2	Consent of Deloitte*****
23.3	Consents of Hobe & Lucas Certified Public Accountants, Inc.*****
23.4	Consent of BDO Trevisan*****

Exhibit
Number	Description of Document

23.5	Consent of Hochfelder & Weber, P.C.*****
23.6	Consent of Arent Fox LLP (included in Exhibit 5.1)*****
23.7	Consent of CRU International Inc.****
24	Power of Attorney (included on the signature page of this Registration Statement)***

*	Filed as part of this registration statement on Form S-1 (Registration No. 333-152513) on July 25, 2008.

**	Filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-152513) on November 4, 2008.

***	Filed as part of Amendment No. 2 to this registration statement on Form S-1 (Registration No. 333-152513) on June 9, 2009.

****	Filed as part of Amendment No. 3 to this registration statement on Form S-1 (Registration No. 333-152513) on July 16, 2009.

*****	Filed as part of Amendment No. 4 to this registration statement on Form S-1 (Registration No. 333-152513) on July 27, 2009.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 5 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on July 28, 2009.

Globe Specialty Metals, Inc.

By:	/s/ Alan Kestenbaum
Alan Kestenbaum, Executive Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Alan Kestenbaum Alan Kestenbaum		Executive Chairman, Director and Principal Executive Officer	July 28, 2009

/s/ Malcolm Appelbaum Malcolm Appelbaum		Chief Financial Officer and Principal Accounting Officer	July 28, 2009

Stuart E. Eizenstat		Director

/s/ Daniel Karosen* Daniel Karosen		Director	July 28, 2009

/s/ Franklin Lavin* Franklin Lavin		Director	July 28, 2009

/s/ Donald Barger* Donald Barger		Director	July 28, 2009

/s/ Thomas Danjczek* Thomas Danjczek		Director	July 28, 2009

* Signed pursuant to power of attorney previously filed

By:	/s/ Stephen Lebowitz Stephen Lebowitz		July 28, 2009

Exhibit Index

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement****
2.1	Agreement and Plan of Merger, dated as of January 8, 2008, by and among GSM, Solsil Acquisition Corp. and Solsil**
2.2	Amendment to Agreement and Plan of Merger, dated as of February 29, 2008, by and among GSM, Solsil Acquisition Corp., Solsil and the Representatives named therein**
3.1	Amended and Restated Certificate of Incorporation*
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation*
3.3	Amended and Restated Bylaws**
4.1	Second Amended and Restated Credit Agreement dated as of September 18, 2008, by and among GMI, Alabama Sand and Gravel, Inc., Laurel Ford Resources, Inc., West Virginia Alloys, Inc., as subsidiary guarantors, GSM, as Parent, the lender parties thereto, and Societe Generale, as Sole Arranger, Administrative Agent, Issuing Bank, Swingline Lender and Collateral Agent**
5.1	Opinion of Arent Fox LLP*****
10.1	2006 Employee, Director and Consultant Stock Option Plan*
10.2	Employment Agreement, dated May 26, 2008, between GSM and Jeff Bradley*
10.3	Employment Agreement, dated November 13, 2006, between GSM and Alan Kestenbaum*
10.4	Employment Agreement, dated May 31, 2006, between Solsil and Alan Kestenbaum*
10.5	Employment Agreement, dated November 13, 2006, between GSM and Arden Sims*
10.6	Employment Agreement, dated May 31, 2006, between Solsil and Arden Sims*
10.7	Employment Agreement, dated November 13, 2006, between GSM and Theodore A. Heilman, Jr.*
10.8	Employment Agreement, dated June 8, 2007, between GSM and Daniel Krofcheck*
10.9	Employment Agreement, dated June 20, 2008, between GSM and Stephen Lebowitz*
10.10	Solsil Secured Promissory Note made on October 24, 2007 and issued to Plainfield Direct Inc.**
10.11	Solsil Secured Promissory Note made on October 24, 2007 and issued to Plainfield Direct Inc.***
10.12	Employment Agreement dated September 21, 2008 between GSM and Malcolm Appelbaum****
21.1	Subsidiaries*
23.1	Consent of KPMG LLP*****
23.2	Consent of Deloitte*****
23.3	Consents of Hobe & Lucas Certified Public Accountants, Inc.*****
23.4	Consent of BDO Trevisan*****
23.5	Consent of Hochfelder & Weber, P.C.*****
23.6	Consent of Arent Fox LLP (included in Exhibit 5.1)*****
23.7	Consent of CRU International Inc.****
24	Power of Attorney (included on the signature page of this Registration Statement)***

*	Filed as part of this registration statement on Form S-1 (Registration No. 333-152513) on July 25, 2008.

**	Filed as part of Amendment No. 1 to this registration statement on Form S-1 (Registration No. 333-152513) on November 4, 2008.

***	Filed as part of Amendment No. 2 to this registration statement on Form S-1 (Registration No. 333-152513) on June 9, 2009.

****	Filed as part of Amendment No. 3 to this registration statement on Form S-1 (Registration No. 333-152513) on July 16, 2009.

*****	Filed as part of Amendment No. 4 to this registration statement on Form S-1 (Registration No. 333-152513) on July 27, 2009.